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Filed Pursuant to Rule 424b(3)
Registration No. 333-142287

PROSPECTUS

NXP B.V.
NXP FUNDING LLC

Offers to Exchange

€1,000,000,000 principal amount Floating Rate Senior Secured Notes due 2013, $1,535,000,000 principal amount Floating Rate Senior Secured Notes due 2013, $1,026,000,000 principal amount 7 7/8% Senior Secured Notes due 2014, €525,000,000 principal amount 8 5/8% Senior Notes due 2015 and $1,250,000,000 principal amount 9 1/2% Senior Notes due 2015, all of which have been registered under the Securities Act of 1933, for any and all outstanding unregistered euro-denominated Floating Rate Senior Secured Notes due 2013, dollar-denominated Floating Rate Senior Secured Notes due 2013, 7 7/8% Senior Secured Notes due 2014, euro-denominated 8 5/8% Senior Notes due 2015 and dollar-denominated 9 1/2% Senior Notes due 2015.

We are conducting the exchange offers in order to provide you with an opportunity to exchange your unregistered notes for freely tradable notes that have been registered under the Securities Act.

The Exchange Offers

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  We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradable.

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  You may withdraw tenders of outstanding notes at any time prior to the expiration date of the exchange offers.

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  The exchange offers for dollar-denominated outstanding notes expire at 5:00 p.m., New York City time, on May 30, 2007, unless extended.

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  The exchange offers for euro-denominated outstanding notes expire at 5:00 p.m., London time, on May 30, 2007, unless extended.

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  The terms of the exchange notes to be issued in the exchange offers are substantially identical to the outstanding notes, except that the exchange notes will be freely tradable. The exchange notes will have the same financial terms and covenants as the old notes, and are subject to the same business and financial risks.

All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the applicable indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offers, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for the outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the latest expiration date of the exchange offers and ending on the close of business 180 days after such expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

For a more detailed description of the exchange notes, see "Description of the Exchange Notes" beginning on page 149.

Application has been made to list the exchange notes on the Alternative Securities Market of the Irish Stock Exchange.

See "Risk Factors" beginning on page 24 for a discussion of certain risks you should consider before participating in the exchange offers.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes to be issued in the exchange offers or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

April 26, 2007

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ENFORCEMENT OF CIVIL LIABILITIES

        NXP B.V. is a private company with limited liability (besloten vennootschap) incorporated under the laws of The Netherlands, and certain of its directors and executive officers are residents of The Netherlands. In addition, a substantial portion of the assets owned by us and the aforesaid individuals are located outside the United States. Similarly, most of the guarantors of the notes are organized under the laws of various jurisdictions outside of the United States. As a result, it may be difficult or impossible for you to effect service of process upon us or any of the aforesaid persons within the United States with respect to matters arising under the U.S. federal securities laws or to enforce against us or any of such persons judgments of U.S. courts predicated upon the civil liability provisions of the U.S. federal securities laws. Service of process in U.S. proceedings on persons in The Netherlands, however, is regulated by a multilateral treaty guaranteeing service of writs and other legal documents in civil cases if the current address of the defendant is known. The competent Dutch court will apply Dutch private international law to determine which laws will be applicable to any private law claim brought before it and apply that law to such claim. It is uncertain whether a Dutch court would apply or enforce the civil liability provisions of U.S. Federal securities laws.

        Also, a judgment rendered by U.S. courts predicated upon the federal securities laws of the United States, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any State or territory within the United States, will not be recognized by a Dutch court and cannot be directly enforced in The Netherlands. However, if a person has obtained a final and conclusive judgment rendered by a U.S. court which is enforceable in the United States and files a claim with the competent Dutch court, the Dutch court will generally give binding effect to the foreign judgment, provided that it has been rendered on grounds which are internationally acceptable and that proper legal procedures have been observed, unless such foreign judgment contravenes Dutch public policy. Enforcement and recognition of judgments of U.S. courts in The Netherlands are solely governed by the provisions of the Dutch Civil Procedure Code.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION AND
USE OF NON-GAAP FINANCIAL INFORMATION

        Our combined financial statements for the years ended December 31, 2004 and 2005 and for the period January 1, 2006 through September 28, 2006 (predecessor periods) and our consolidated financial statements for the period September 29, 2006 through December 31, 2006 (successor period) are presented in accordance with accounting principles generally accepted in the United States (U.S. GAAP). In addition, we have included certain non-GAAP financial measures in this prospectus, including EBITDA. We believe that the presentation of EBITDA enhances an investor's understanding of our financial performance. Our management uses EBITDA to assess our Company's operating performance and to make decisions about allocating resources among our various segments. In addition, we believe EBITDA is a measure commonly used by investors. EBITDA is not a presentation made in accordance with U.S. GAAP and our use of the term EBITDA varies from others in our industry. EBITDA should not be considered as alternatives to net income (loss), operating income or any other performance measures derived in accordance with U.S. GAAP as measures of operating performance or operating cash flows as measures of liquidity. EBITDA has important limitations as analytical tools and you should not consider it in isolation or as substitutes for analysis of our results as reported under U.S. GAAP. For example, EBITDA:

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  excludes certain tax payments that may represent a reduction in cash available to us;

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  does not reflect any cash capital expenditure requirements for the assets being depreciated and amortized that may have to be replaced in the future;

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  does not reflect changes in, or cash requirements for, our working capital needs; and

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  does not reflect the significant financial expense, or the cash requirements necessary to service interest payments, on our debts.

MARKET AND INDUSTRY DATA

        Market data and certain industry data and forecasts used throughout this prospectus were obtained from internal company surveys, market research, publicly available information and industry publications and surveys. Industry surveys, publications and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. While we are not aware of any misstatements regarding the industry data and forecasts presented herein, we have not independently verified any of the data from third party sources nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, we have not independently verified internal studies, which we believe to be reliable based upon our management's knowledge of the industry.

EXCHANGE RATE INFORMATION

        We publish our consolidated financial statements in euro. As used in this prospectus, "euro", "EUR" or "€" means the single unified currency of the European Monetary Union. "U.S. dollar", "USD", "U.S.$" or "$" means the lawful currency of the United States of America. As used in this prospectus, the term "noon buying rate" refers to the exchange rate for euro, expressed in U.S. dollars per euro, as announced by the Federal Reserve Bank of New York for customs purposes as the rate in the city of New York for cable transfers in foreign currencies. We currently intend to change our reporting currency to U.S. dollars effective January 1, 2008.

        To enable you to ascertain how the trends in our financial results would have appeared had they been expressed in U.S. dollars, the table below shows the average noon buying rates for U.S. dollars per euro for the five years ended December 31, 2006 and the high, low, and period end rates for each of those periods. The averages set forth in the table below have been computed using the noon buying rate on the last business day of each month during the periods indicated.

Year ended December 31,	Average
($ per €)
2002	0.9454
2003	1.1321
2004	1.2438
2005	1.2449
2006	1.2563

        The following table shows the high and low noon buying rates for U.S. dollars per euro for each of the six months ended March 31, 2007 and for the period from April 1, 2007 through April 26, 2007:

Month	High	Low
	($ per €)
October 2006	1.2773	1.2502
November 2006	1.3261	1.2705
December 2006	1.3327	1.3073
January 2007	1.3280	1.2909
February 2007	1.3246	1.2933
March 2007	1.3374	1.3094
April 2007 (through April 26, 2007)	1.3647	1.3363

        On April 26, 2007, the noon buying rate was $1.3590 per €1.00.

        A substantial portion of our assets, liabilities, revenues and expenses are denominated in currencies other than the euro. Accordingly, fluctuations in the value of the euro relative to other currencies have had a significant effect on the translation into euro of our non-euro assets, liabilities, revenues and expenses, and may continue to do so in the future. For further information on the impact of fluctuations in exchange rates on our operations, see "Risk Factors—Risks Related to Our Business—Fluctuations in foreign exchange rates may have an adverse effect on our financial results."

NOTICE TO NEW HAMPSHIRE RESIDENTS

        NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421 B OF THE NEW HAMPSHIRE REVISED STATUTES WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421 B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT, ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

NOTICES TO CERTAIN NON-U.S. RESIDENTS

        This prospectus has been prepared on the basis that any offer of notes in any Member State of the European Economic Area which has implemented the Prospectus Directive (2003/71/EC), each, a "Relevant Member State," will be made pursuant to an exemption under the Prospectus Directive, as implemented in the Relevant Member State, from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for NXP B.V. to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive, in each case, in relation to such offer. NXP B.V. has not authorized, nor does it authorize, the making of any offer of exchange notes in circumstances in which an obligation arises for NXP B.V. to publish or supplement a prospectus for such offer.

European Economic Area

        In relation to each Relevant Member State no offer of exchange notes to the public under the exchange offers described in this prospectus may be made to the public in the Relevant Member State prior to the publication of a prospectus in relation to the exchange notes which has been approved by the competent authority in the Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, such exchange offers may be made:

  (a)
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  (c)
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

  (d)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive.

        For the purpose of this provision, the expression an "offer of notes to the public" in relation to any of the exchange notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the exchange notes to be offered so as to enable an investor to decide to exchange its existing notes for exchange notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Italy

        The exchange offers described in this prospectus are not being made in the Republic of Italy. The exchange offers and this prospectus have not been submitted to the clearance procedure of the Commissione Nazionale per le Società e la Borsa (CONSOB) or the Bank of Italy pursuant to Italian laws and regulations. Holders of outstanding notes (as defined in this prospectus) are hereby notified that, to the extent such holders are Italian residents and/or persons located in the Republic of Italy, the exchange offers described in this prospectus are not available to them and they may not submit for exchange any outstanding notes in the exchange offers. Any acceptance received from such persons shall be ineffective and void, and neither the exchange offers made by this prospectus nor any other offering material relating to the exchange offers or the notes may be distributed or made available in the Republic of Italy. In order to ascertain whether a person is resident or located in the Republic of Italy, the applicable laws and regulations governing tender offers in the Republic of Italy shall apply.

United Kingdom

        This prospectus has been issued by and is the sole responsibility of the Company and is only for circulation to holders of the outstanding notes described in this prospectus and other persons to whom it may lawfully be issued in accordance with the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, any person satisfying this criteria being referred to as a "relevant person." This communication may not be acted upon by anyone who is not a relevant person.

        Any person who receives the exchange notes confirms that he has complied and will comply with all applicable sections of the Financial Services and Markets Act 2000.

France

        The exchange offers described in this prospectus have not been submitted to the clearance procedures of the French Autorité des marchés financiers and may not be used in connection with any offer or invitation to the public to exchange outstanding notes for the exchange notes offered hereby in France. The exchange offers are not being made, directly or indirectly, to the public in France and only persons licensed to provide the service of portfolio management for the account of third parties or qualified investors (investisseurs qualifiés) acting for their own account as defined in Articles L.411-2 and D.411-1 to D.411-2 of the French Code monétaire et financier are eligible to accept the exchange offers in France.

Belgium

        In Belgium, the exchange offers described in this prospectus will not, directly or indirectly, be made to, or for the account of, any person other than to professional or institutional investors referred to in article 3,2° of the Belgian Royal Decree of 7 July 1999 on the public character of financial

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operations, each acting on their own account. This prospectus has not been and will not be submitted to nor approved by the Belgian Banking, Finance and Insurance Commission (Commission Bancaire, Financière et des Assurances/Commissie voor het Bank-, Financie- en Assurantiewezen) and accordingly may not be used in connection with any exchange offers in Belgium except as may otherwise be permitted by law.

Ireland

        In Ireland, the exchange offers will not constitute investment advice or investment business services for purposes of the Irish Investment Intermediaries Act, 1995.

Germany

        This prospectus does not constitute a Prospectus Directive compliant prospectus in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) as of 22 June 2005 implementing Directive 2003/71/EC of the European Parliament and of the Counsel of 4 November 2003. Accordingly, the exchange notes (as defined in this prospectus) may only be offered in Germany under an exemption from the requirement to file or notify, as the case may be, a prospectus pursuant to the German Securities Prospectus Act (Wertpapierprospektgesetz) and any other applicable laws in the Federal Republic of Germany governing the issue, sale and offering of securities, or otherwise in compliance therewith.

Spain

        The offering of the exchange notes (as defined in this prospectus) has not been registered with the Comisión Nacional del Mercado de Valores. Accordingly, the exchange notes may be offered in Spain to qualified investors pursuant to and in compliance with Law 24/1988, as amended, and any regulation issued thereunder.

FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements. When used in this document, the words "anticipate," "believe," "estimate," "forecast," "expect," "intend," "plan" and "project," and similar expressions, as they relate to us, our management or third parties, identify forward-looking statements. Forward-looking statements include statements regarding our business strategy, financial condition, results of operations, and market data, as well as any other statements which are not historical facts. These statements reflect beliefs of our management as well as assumptions made by our management and information currently available to us. Although we believe that these beliefs and assumptions are reasonable, the statements are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected. These factors, risks and uncertainties expressly qualify all subsequent oral and written forward-looking statements attributable to us or persons acting on our behalf and include, in addition to those listed under "Risk Factors" and elsewhere in this prospectus, the following:

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  market demand and semiconductor industry conditions;

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  our ability to successfully introduce new technologies and products;

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  the demand for the goods into which our products are incorporated;

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  our ability to generate sufficient cash or raise sufficient capital to meet both our debt service and research and development and capital investment requirements;

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  our ability to accurately estimate demand and match our production capacity accordingly or obtain supplies from third party producers;

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  our access to production from third party outsourcing partners, and any events that might affect their business or our relationship with them;

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  our ability to secure adequate and timely supply of equipment and materials from suppliers;

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  our ability to avoid operational problems and product defects and, if such issues were to arise, to rectify them quickly;

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  our ability to form strategic partnerships and joint ventures and successfully cooperate with our alliance partners;

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  our ability to win competitive bid selection processes to develop products for use in our customers' equipment and products;

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  our ability to successfully establish a brand identity;

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  our ability to successfully hire and retain key management and senior product architects; and

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  our ability to maintain good relationships with our suppliers.

        Except for any ongoing obligation to disclose material information as required by the United States federal securities laws, we do not have any intention or obligation to update forward-looking statements after we distribute this prospectus.

        In addition, this prospectus contains information concerning the semiconductor industry, our market segments and business units generally, which is forward-looking in nature and is based on a variety of assumptions regarding the ways in which the semiconductor industry, our market segments and product areas will develop. We have based these assumptions on information currently available to us, including through the market research and industry reports referred to in this prospectus. Although we believe that this information is reliable, we have not independently verified and cannot guarantee its accuracy or completeness. If any one or more of these assumptions turn out to be incorrect, actual market results may differ from those predicted. While we do not know what impact any such differences may have on our business, if there are such differences, our future results of operations and financial condition, and the market price of the notes, could be materially adversely affected.

SUMMARY

        This summary highlights information contained elsewhere in this prospectus. The information set forth below does not contain all the information you should consider before making any investment decision. We urge you to read the entire prospectus carefully, including the section "Risk Factors" and our combined and consolidated financial statements, including the notes thereto. References in this prospectus to "we", "our", "us", "NXP" and "the company" are to NXP B.V. and its consolidated subsidiaries or to NXP B.V. and NXP Funding LLC, the co-issuer, taken together, as the context requires. Please refer to "Recent Significant Transactions" below for more information.

NXP B.V.

Background

        On September 29, 2006, Koninklijke Philips Electronics N.V. ("Philips") sold 80.1% of its semiconductors businesses to a consortium of private equity investors in a multi-step transaction. As part of this transaction, Philips transferred these businesses to us on September 28, 2006. All of our issued and outstanding shares were then acquired by KASLION Acquisition B.V. ("KASLION"), our parent company, which was formed as an acquisition vehicle by the private equity consortium and Philips.

        At the time of our acquisition by KASLION, the private equity consortium was comprised of investment funds associated with or advised by each of Kohlberg Kravis Roberts & Co. L.P. ("KKR"), Bain Capital LLC ("Bain"), Silver Lake Management Company L.L.C. ("Silver Lake"), Apax Partners Europe Managers Ltd. ("Apax") and AlpInvest Partners N.V. ("AlpInvest", and together with KKR, Bain, Silver Lake and Apax, the "Sponsors") as well as other investors designated by the Sponsors (collectively, the "Consortium").

Our Company

        We are one of the world's largest semiconductor companies. With total sales of €5.0 billion in the calendar year ended December 31, 2006, we rank among the world's top ten semiconductor providers and among the top three suppliers of application-specific semiconductors in terms of total sales. With over 50 years of operating history, we are also one of the longest-established companies in our industry. Our business targets the home electronics, mobile communications, personal entertainment, automotive and identification application markets. Within these markets, we provide a diversified range of application-specific semiconductors, including system solutions (which are customized products packaging one or more semiconductor components together with software) and semiconductor components. We also have a strong multimarket products business, which provides our customers with general purpose semiconductor components, including transistors and diodes, general purpose logic and power discretes as well as an array of application specific standard products. In our targeted application markets, we emphasize market leadership, and we seek to gain and maintain leading shares in the markets we address.

        Our strategy centers on what we call the "connected consumer", by which we mean the modern electronics consumer who accesses a range of information and multimedia content on a wide variety of electronic devices. To meet the demands of the connected consumer, we focus on developing system solutions containing technologies that can be applied across a broad spectrum of consumer markets. We also aim to develop products that facilitate innovation and allow our customers to bring their end-products to market more quickly. We do this by combining our deep knowledge of the consumer electronics market, developed through our long experience with Original Equipment Manufacturer (OEM) customers, with our particular expertise in audio, video, radio frequency communications, power management and security technologies. Our Nexperia product line embodies this integrated approach. Nexperia enables our customers to develop connected multimedia devices that incorporate one or more semiconductor components and associated software into a highly flexible, upgradable architecture. In addition, through innovative platform solutions such as Nexperia, we aim to apply advances in design and process technology across all of our business units.

        We are organized into four business units: Mobile & Personal, Home, Automotive & Identification and Multimarket Semiconductors. Our Mobile & Personal, Home and Automotive & Identification business units primarily offer application-specific semiconductors with a focus on system solutions. Our Multimarket Semiconductors business unit offers standard products for use in multiple application markets, as well as application-specific standard products. The following chart lists these business units and our other reporting segments, and a selection of the key applications markets they operate in and the products they provide. For information on the total sales and financial performance of our business segments, see note 4 to our combined and consolidated financial statements included elsewhere in this prospectus.

	Business Units				Other Reporting Segments
	Mobile & Personal	Home	Automotive & Identification	Multimarket Semiconductors	Integrated Circuit Manufacturing Operations (IMO)	Corporate and Other, including software
Key applications and products/ business function	Cellular systems, connectivity, personal entertainment solutions, semiconductors for cordless and VoIP phones, sound solutions	Digital television, analog television, set-top boxes, PC-television, tuners, radio frequency solutions	In-car entertainment, in-vehicle networking, car access and immobilizer systems, tire pressure monitoring, radio frequency ID, eGovernment, smart cards, near-field communications	Transistors, diodes, integrated discretes, microcontrollers, logic chips, power solutions, tuning discretes, CATV modules, power discretes, data converters, interface products, sensors, dedicated multimarket manufacturing operations	Digital, analog and mixed-signal integrated circuit fabrication, test and packaging, outsourcing strategy	Semiconductor software development, technology licensing, emerging businesses

        Semiconductors sold by each of our four business units are produced by our centralized integrated circuit manufacturing operations (IMO) division, which is responsible for integrated circuit fabrication, test and packaging. In addition, our Multimarket Semiconductors unit, which relies on IMO for most of the integrated circuits it sells, operates its own dedicated wafer fabrication and test and packaging facilities, primarily for discrete semiconductors. We pursue an asset-light manufacturing strategy in order to increase return on invested capital, reduce capital expenditures and lower our fixed cost base. We rely on a combination of wholly owned manufacturing facilities, manufacturing facilities operated jointly with other semiconductor companies, third-party foundries and assembly and test subcontractors. IMO operates 12 wholly owned integrated circuit manufacturing sites and coordinates our participation in our Systems on Silicon Manufacturing Company Pte. (SSMC) joint venture, which is a global leader in semiconductor fabrication, as well as our Crolles2 research and manufacturing alliance ("Crolles"). In January 2007, we announced that we would discontinue our participation in Crolles, effective December 31, 2007. Multimarket Semiconductors operates an additional seven wholly owned discrete semiconductor manufacturing facilities and one wholly owned integrated circuit wafer fabrication facility. Multimarket Semiconductors also coordinates our participation in our Jilin NXP Semiconductors Limited (JNS) joint venture, a manufacturer of discrete semiconductors for power management applications.

        We also have additional business operations that report outside of our four business units and IMO, such as marketing and selling software as a separate product offering, licensing our intellectual property and investing in emerging semiconductor technologies. The segment under which these activities are reported, Corporate and Other, also reflects research expenses not related to any specific business unit, corporate restructuring charges, and other extraordinary expenses.

        Our customers include most of the world's leading consumer electronics and automotive suppliers, as well as a number of other technology providers, electronics distributors and governments. Within this diversified base, we have a core group of blue-chip customers on which we focus our sales efforts. In the calendar year ended December 31, 2006, we derived over 70% of our total sales from our top 50 customers, although no single customer accounted for more than 8% of our total sales. Based on total sales, for 2006, our top five customers are Nokia, Samsung, Philips, Ericsson and Arrow. Philips accounted for 6% of our total sales during this period.

Company and Co-Issuer Information

        We were incorporated in The Netherlands as a Dutch private company with limited liability (besloten vennootschap) on December 21, 1990 as a wholly owned subsidiary of Philips. On September 29, 2006 we changed our name from Philips Semiconductors International B.V. to NXP B.V. Our corporate seat is in Eindhoven, The Netherlands. Our registered office is at High Tech Campus 60, 5656 AG, Eindhoven, The Netherlands, and our telephone number is +31 40 2745678. Our website is at http://www.nxp.com. The information and other content on our website are not part of this prospectus.

        NXP Funding LLC, the co-issuer of the exchange notes, was formed in Delaware as a limited liability company on September 11, 2006 as a wholly owned subsidiary of the Company. The address of its registered office in Delaware is 2711 Centerville Road, Suite 400, Wilmington, DE 19808 and the telephone number is +1 212 536 0620.

RECENT SIGNIFICANT TRANSACTIONS

        We refer to the transactions by which we acquired Philips' semiconductors businesses and Philips sold an 80.1% interest in these businesses to the Consortium as the "Transactions". The Transactions included the following steps:

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  Our separation from Philips. On September 28, 2006, we acquired substantially all of the semiconductors businesses of Philips. We refer to this transaction as the "Separation". As contemplated by the Separation arrangements, Philips' interest in ASMC (a joint venture in which Philips holds a 27% interest) has not yet been transferred to us. We expect that this interest will remain with Philips for a limited period of time and be transferred to us on or before June 30, 2007. In addition, not all contracts related to our business to which Philips was a party have been transferred to us. In connection with the Separation, we have entered into various agreements with Philips that relate to our ongoing affairs, including in the areas of intellectual property and research and development.

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  Acquisition of our company by an investment vehicle. On September 28, 2006, KASLION entered into a Stock Purchase Agreement (the "Purchase Agreement") with Philips. Pursuant to the Purchase Agreement, KASLION acquired 100% of our issued and outstanding shares from Philips on September 29, 2006 for an aggregate purchase price of €8,208 million. We refer to our acquisition by KASLION as the "Acquisition". The transfer of Philips' interest in ASMC to us referred to above is subject to a deferred closing mechanism under the Purchase Agreement, pursuant to which Philips is required to deliver these interests to us on or before June 30, 2007 or else to compensate KASLION for the value of these interests based on an agreed-upon valuation mechanism.

    Separately, KASLION Holding B.V. ("Consortium Holding"), the investment vehicle of the Consortium, paid approximately €3,451 million, and Philips paid approximately €854 million, in exchange for, respectively, 80.1% and 19.9% of the total equity of KASLION (prior to dilution from our management equity program). KASLION used these funds to purchase 100% of our shares from Philips.

    On September 29, 2006, Philips, Consortium Holding, KASLION, Stichting Management Co-Investment NXP (a foundation that holds equity in KASLION as part of our management equity program) and we entered into a shareholders agreement, which we refer to as the "Shareholders Agreement". For so long as Philips holds more than 10% of KASLION's equity, the Shareholders Agreement will include, among other things, limitations on our indebtedness and our ability to pay dividends or make other distributions, provisions regarding the composition of our supervisory board and provisions that subject certain of our activities to the approval of either a supervisory board member designated by Philips or the chairman of our supervisory board. The Shareholders Agreement provides that the chairman must be a person not affiliated with Philips or Consortium Holding.

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  Financing Transactions. On September 29, 2006, we entered into a €500 million euro-equivalent senior secured revolving credit facility. On October 12, 2006, we issued approximately €4,529 million euro-equivalent secured and senior notes in an underwritten offering. We used the proceeds from the offering to repay bridge financing facilities we had entered into in connection with the Acquisition. We are offering to exchange those notes for exchange notes in this exchange offer.

Our Relationship with Philips

        We have sought to minimize the number of areas in which we rely on Philips for administrative and operational support following the Separation. However, in areas where we believe it is economical to do so, we have contracted with Philips to receive such support for a transitional period. In the area of research and development, we continue to collaborate with Philips. In addition, we have entered into certain license, supply and purchase agreements with Philips. See "Certain Relationships and Related Party Transactions" for more information on these arrangements. Philips owns 19.9% of the total equity of KASLION, prior to dilution from our management equity program. Philips is also our customer, accounting for approximately 6% of our total sales for the calendar year ended December 31, 2006.

Corporate Structure

        The following chart reflects our corporate structure and our principal indebtedness as of December 31, 2006.

Stichting Management
Co-Investment NXP
(management foundation)(1)
Consortium
Philips
KASLION
Acquisition B.V.(1)(2)
NXP B.V.(2)
(The Netherlands)
NXP Funding LLC(3)
(Delaware)
• Co-borrower under the senior secured revolving credit facility
• Co-issuer of the notes
• €500 million senior secured revolving credit facility
• €1,000,000,000 Floating Rate Senior Secured Notes
• $1,535,000,000 Floating Rate Senior Secured Notes
• $1,026,000,000 7⅞% Senior Secured Notes
• €525,000,000 8⅝% Senior Notes
• $1,250,000,000 9½% Senior Notes
Guarantor restricted subsidiaries(4)
Located in following jurisdictions:
- Germany
- Hong Kong
- The Netherlands
- Philippines
- Singapore
- Taiwan
- Thailand
- United Kingdom
- United States
As of and for the calendar year ended December 31, 2006 (includes amounts from parent entity):(5)
• 76% of total sales
• 87% of total assets
Non-guarantor restricted subsidiaries
As of and for the calendar year ended December 31, 2006:(5)
• 21% of total sales
• 5% of total assets
Non-guarantor unrestricted subsidiaries and other entities
SSMC
61.2%
JNS
60.0%
Others
As of and for the calendar year ended December 31, 2006:(5)
• 3% of total sales
• 8% of total assets

(1)
Stichting Management Co-Investment NXP, a foundation established to hold shares of KASLION for the benefit of our management, holds an investment in KASLION's equity that will provide management with the possibility of sharing significantly in the success of our business.

(2)
Subject to agreed principles regarding the granting of security interests, which we refer to as "agreed security principles", we have pledged the shares of our direct subsidiaries as collateral for the secured notes. In the case of the shares of the subsidiary guarantor organized in The Philippines, a conditional assignment has been taken instead. Our senior secured revolving credit facility also benefits from a pledge of substantially all the assets of KASLION.

(3)
NXP Funding LLC is a co-borrower of the senior secured revolving credit facility and co-issuer of the notes. NXP Funding LLC was formed specifically for this purpose and has no assets, no revenues and no operations.

(4)
Each of the subsidiary guarantors has, subject to agreed security principles, pledged substantially all of its assets other than cash and bank accounts as collateral for the senior secured revolving credit facility and the secured notes. Our subsidiary organized in The Philippines has instead provided a conditional assignment of its assets.

(5)
Total sales represent the combined total sales for our predecessor and successor periods in 2006.

THE EXCHANGE OFFERS

General
On October 12, 2006, NXP B.V. and NXP Funding LLC issued €1,000,000,000 aggregate principal amount of floating rate senior secured notes due 2013, $1,535,000,000 aggregate principal amount of floating rate senior secured notes due 2013, $1,026,000,000 aggregate principal amount of 7 7/8% senior secured notes due 2014, €525,000,000 aggregate principal amount of 8 5/8% senior notes due 2015 and $1,250,000,000 aggregate principal amount of 9 1/2% senior notes due 2015 in a private offering (the "outstanding notes"). NXP B.V. and NXP Funding LLC and the guarantors of the private offering entered into a registration rights agreement (the "Registration Rights Agreement") with the initial purchasers of the outstanding notes, for the benefit of the note holders, under which we are required to use commercially reasonable efforts to complete an offer to exchange the notes for new issues of substantially identical series of notes registered under the Securities Act of 1933 (the "exchange notes"), or have one or more shelf registration statements declared effective, prior to January 5, 2008. We are making the exchange offers to satisfy our obligations under the Registration Rights Agreement.
The Exchange Offers
We are offering €1,000,000,000 aggregate principal amount of floating rate senior secured notes due 2013 registered under the Securities Act of 1933 ("Securities Act") for any and all €1,000,000,000 aggregate principal amount of euro-denominated floating rate senior secured notes due 2013 issued on October 12, 2006 in a private offering.

We are offering $1,535,000,000 aggregate principal amount of floating rate senior secured notes due 2013 registered under the Securities Act for any and all $1,535,000,000 aggregate principal amount of dollar-denominated floating rate senior secured notes due 2013 issued on October 12, 2006 in a private offering.

We are offering $1,026,000,000 aggregate principal amount of 7 7/8% senior secured notes due 2014 registered under the Securities Act for any and all $1,026,000,000 aggregate principal amount of 7 7/8% senior secured notes due 2014 issued on October 12, 2006 in a private offering.

We are offering €525,000,000 aggregate principal amount of 8 5/8% senior notes due 2015 registered under the Securities Act for any and all €525,000,000 aggregate principal amount of 8 5/8% senior notes due 2015 issued on October 12, 2006 in a private offering.

We are offering $1,250,000,000 aggregate principal amount of 9 1/2% senior notes due 2015 registered under the Securities Act for any and all $1,250,000,000 aggregate principal amount of 9 1/2% senior notes due 2015 issued on October 12, 2006 in a private offering.

Expiration and Exchange Dates
Our offers expire (i) with respect to dollar-denominated notes, at 5:00 p.m., New York City time, on May 30, 2007, and (ii) with respect to euro-denominated notes, at 5:00 p.m., London time, on May 30, 2007, unless, in each case, we extend the deadline. We will complete the exchange and issue the exchange notes in the exchange for the outstanding notes, or the outstanding notes will be returned promptly upon expiration or termination of the exchange offers, as applicable.
Accrued Interest on the Exchange Notes and the Notes
The exchange notes will bear interest from the last maturity date of any interest installment on which interest was paid on the outstanding notes (or the issue date of the outstanding notes if no interest has been paid). If you hold outstanding notes and they are accepted for exchange:
•
you will waive your right to receive any interest on your outstanding notes accrued from the last maturity date of any interest installment on which interest was paid on the date the exchange notes are issued.
•
You will receive the same interest payment on July 15, 2007 (for floating rate senior secured exchange notes) or October 15, 2007 (for senior secured exchange notes and senior exchange notes), which is the next interest payment date with respect to the outstanding notes and the first interest payment date with respect to the exchange notes, that you would have received had you not accepted the exchange offer.
Registration Rights
Pursuant to the Registration Rights Agreement, you have the right to exchange outstanding notes that you now hold for exchange notes. We intend to satisfy this right by these exchange offers. The exchange notes will have substantially identical terms to the outstanding notes, except the exchange notes will be registered under the Securities Act and will not have registration rights. After the exchange offers are complete, you will no longer be entitled to any exchange or registration rights with respect to your outstanding notes.
Conditions
The exchange offers are subject to customary conditions, which include, among other things, the absence of any law or rule which would impair our ability to proceed. The offers apply to any and all outstanding notes validly tendered by the deadline. We will not, however, be required to accept for exchange, or exchange notes for, any outstanding notes and we may terminate the exchange offers as provided in this document if, in our judgment, any of the conditions listed in this prospectus under "The Exchange Offers—Conditions" has occurred or exists and has not been satisfied or waived prior to the expiration of the exchange offers.

Resale Without Further Registration
We believe that you may offer for resale, resell and otherwise transfer the exchange notes without complying with the registration and prospectus delivery provisions of the Securities Act if the following is true:
	•	you acquire the exchange notes issued in any of the exchange offers in the ordinary course of your business,
	•	you are not an "affiliate", as defined under Rule 405 of the Securities Act, of NXP B.V., NXP Funding LLC or any guarantor and
•
you are not participating, and do not intend to participate, and have no arrangement or understanding with any person to participate, in a distribution of the exchange notes issued to you in the exchange offers.
By exchanging your outstanding notes as described below, you will be making representations to this effect.

If you are a broker-dealer that acquired outstanding notes as a result of market-making or other trading activities, you must deliver a prospectus in connection with any resale of the exchange notes as described in this summary under "Restriction on Sale by Broker-Dealers" below.

We base our belief on interpretations by the SEC staff in no-action letters issued to other issuers in exchange offers like ours. We cannot guarantee that the SEC would make a similar decision about our exchange offers. If our belief is wrong, you could incur liability under the Securities Act. We will not protect you against any loss incurred as a result of this liability under the Securities Act.
Liability Under the Securities Act	You also may incur liability under the Securities Act if:
	(1)	any of the representations listed above are not true, and
	(2)	you transfer any exchange note issued to you in the exchange offers without:
	•	delivering a prospectus meeting the requirements of the Securities Act, or
	•	an exemption from the requirements of the Securities Act to register your exchange notes.
We will not protect you against any loss incurred as a result of this liability under the Securities Act.
Restriction on Sale by Broker-Dealers
If you are a broker-dealer that has received exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, you must acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. A broker-dealer may use this prospectus for 180 days after the last exchange date for an offer to resell, a resale or other retransfer of the exchange notes issued to it in the exchange offers.

Procedures For Tendering Dollar-Denominated Notes	If you hold dollar-denominated outstanding notes and want to accept an exchange offer, you must either:
•
if you hold dollar-denominated outstanding notes through The Depository Trust Company ("DTC"), you must comply with the Automated Tender Offer Program procedures of DTC, and the dollar exchange agent (as defined below) must receive a timely confirmation of a book-entry transfer of the dollar-denominated outstanding notes into its account at DTC pursuant to the procedures for book-entry transfer described herein, along with a properly transmitted agent's message, before the expiration date as described in this prospectus under "The Exchange Offers—Procedures for Tendering Dollar-Denominated Outstanding Notes".
• if you hold outstanding notes registered in the name of a broker-dealer, arrange for DTC to give the dollar exchange agent the required information for a book-entry transfer.
Procedures for Tendering Euro-Denominated Notes
If you hold euro-denominated outstanding notes and want to accept an exchange offer, you must submit an electronic acceptance instruction through Euroclear or Clearstream, as described in this prospectus under "The Exchange Offers—Procedures for Tendering Euro-Denominated Outstanding Notes".
Special Procedures for Beneficial Owners
If you hold outstanding notes registered in the name of a broker-dealer, commercial bank, trust company or other nominee and you wish to exchange your outstanding notes in an exchange offer, you should promptly contact the registered holder of the outstanding notes and instruct it to tender on your behalf.
Failure to Exchange Will Affect You Adversely
If you are eligible to participate in an exchange offer and you do not tender your outstanding notes, you will not have any further registration or exchange rights and your outstanding notes will continue to be subject to transfer restrictions. These transfer restrictions and the availability of exchange notes could adversely affect the trading market for your outstanding notes.
Withdrawal
You may withdraw your tender (i) of dollar-denominated outstanding notes, at any time before 5:00 p.m., New York City time, on May 30, 2007 and (ii) of euro-denominated outstanding notes, at any time before 5:00 p.m., London time, on May 30, 2007, unless, in each case, we have already accepted your offer to exchange your outstanding notes.

Accounting Treatment	We will not recognize a gain or loss for accounting purposes as a result of the exchange.
Tax Consequences
The exchange will not be a taxable event for U.S. federal income tax purposes. This means you will not recognize any taxable gain or loss or any interest income as a result of the exchange. See "Summary of Material U.S. Federal Tax Considerations" and "Summary of Material Dutch Tax Considerations Relating to the Exchange Notes" for more information.
Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes. See "Use of Proceeds".
Exchange Agent
Deutsche Bank Trust Company Americas, the trustee, registrar, paying agent and transfer agent under the indentures governing the notes, is serving as the exchange agent for the dollar-denominated notes (the "dollar exchange agent") and Deutsche Bank AG, the euro paying agent and calculation agent under the indentures governing the notes, is serving as the exchange agent for the euro-denominated notes (the "euro exchange agent" and, together with the dollar exchange agent, the "exchange agent").

THE EXCHANGE NOTES

        The exchange notes have the same financial terms and covenants as the outstanding notes. In this document we sometimes refer to the outstanding notes and the exchange notes as the "notes". The terms of the exchange notes are as follows.

Issuers	NXP B.V. and NXP Funding LLC. The issuers will be jointly and severally liable for all obligations under the exchange notes.

NXP Funding LLC is a wholly-owned subsidiary of NXP B.V. that has been organized as a limited liability company in Delaware as a special purpose finance subsidiary to facilitate the offering of the notes. We believe that some investors may be restricted in their ability to acquire debt securities of non-U.S. entities such as NXP B.V. unless the securities are jointly issued by an entity organized in the United States such as NXP Funding LLC. NXP Funding LLC does not have any operations or assets and does not have any revenues. Accordingly, you should not expect NXP Funding LLC to participate in servicing the principal and interest obligations on the exchange notes.
Exchange Notes Offered	€1,000,000,000 aggregate principal amount of floating rate senior secured notes due 2013 registered under the Securities Act.
$1,535,000,000 aggregate principal amount of floating rate senior secured notes due 2013 registered under the Securities Act.
We use the term "floating rate senior secured exchange notes" to refer to the euro- and dollar-denominated floating rate senior secured notes offered in these exchange offers.
$1,026,000,000 aggregate principal amount of 7 7/8% senior secured notes due 2014 registered under the Securities Act.

We use the term "senior secured exchange notes" to refer to the 7 7/8% senior secured notes (and not the floating rate senior secured exchange notes); we use the term "secured exchange notes" to refer to the senior secured exchange notes and the floating rate senior secured exchange notes, collectively.
€525,000,000 aggregate principal amount of 8 5/8% senior notes due 2015 registered under the Securities Act.
$1,250,000,000 aggregate principal amount of 9 1/2% senior notes due 2015 registered under the Securities Act.
We use the term "senior exchange notes" to refer to the 8 5/8% senior notes due 2015 and the 9 1/2% senior notes due 2015 offered in these exchange offers.

Maturity	October 15, 2013 for the floating rate senior secured exchange notes, October 15, 2014 for the senior secured exchange notes and October 15, 2015 for the senior exchange notes.
Interest on the Floating Rate Senior Secured Exchange Notes
The interest rate of the dollar floating rate senior secured exchange notes will be three-month LIBOR plus 2.75%, except that the interest rate for the period beginning on the date of the issue and ending July 14, 2007 will be 8.10567%, as described in "Description of the Exchange Notes—Principal, Maturity and Interest." The interest rate on the euro floating rate senior secured exchange notes will be the three-month EURIBOR plus 2.75%, except that the interest rate for the period beginning on the date of the issue and ending July 14, 2007 will be 6.7180%, as described in "Description of the Exchange Notes—Principal, Maturity and Interest."
Interest Payment Dates
Quarterly on January 15, April 15, July 15 and October 15 of each year, commencing July 15, 2007, on the floating rate senior secured exchange notes. Semi-annually on April 15 and October 15 of each year, commencing October 15, 2007, on the senior secured exchange notes and the senior exchange notes. Interest will accrue from the issue date of the exchange notes.
Denominations
The exchange notes denominated in euros will have a minimum denomination of €50,000 and any integral multiple of €1,000 in excess thereof. The exchange notes denominated in dollars will have a minimum denomination of $75,000 and any integral multiple of $1,000 in excess thereof.
Guarantees
The exchange notes will be fully and unconditionally guaranteed, jointly and severally, on a senior basis by certain of our current and future material wholly-owned subsidiaries. If we cannot make payments on the exchange notes when they are due, the guarantors must make them instead. The laws of certain jurisdictions may limit the enforceability of certain guarantees and of the rights to the collateral supporting the guarantees of the secured exchange notes.
Ranking of the Secured Exchange Notes and Secured Guarantees	The secured exchange notes and the secured guarantees will rank:
•
equal in right of payment with all of our and the guarantors' existing and future senior indebtedness but, together with indebtedness under our senior secured revolving credit facility and any other first lien credit facilities and secured obligations, effectively senior in right of payment to our existing and future unsecured obligations, including the senior outstanding notes and the senior exchange notes, to the extent of the value of the collateral;

	•	senior in right of payment to our and the guarantors' existing and future subordinated indebtedness; and
	•	effectively junior in right of payment to all of the liabilities, including trade payables, of our subsidiaries that have not guaranteed the exchange notes.

With respect to the collateral, the indebtedness and obligations under the secured exchange notes, our senior secured revolving credit facility and certain other existing and future indebtedness and obligations permitted under the indenture governing the secured exchange notes will have first-priority liens. Under the terms of the collateral agency agreement, however, in the event of a foreclosure on the collateral or insolvency proceedings, the holders of the secured exchange notes will receive proceeds from the collateral only after the lenders under the senior secured revolving credit facility have been repaid.
As of December 31, 2006, we had, in addition to the secured notes:
	•	€2 million outstanding under our senior secured revolving credit facility, with €498 million in revolving credit availability;
	•	€1,510 million of our senior notes; and
	•	€20 million of secured third party indebtedness at our subsidiaries.
In addition, our non-guarantor subsidiaries had as of such date approximately €337 million of liabilities, including trade payables but excluding intercompany obligations.
Ranking of the Senior Exchange Notes and Unsecured Guarantees	The senior exchange notes and the unsecured guarantees will rank:
•
equal in right of payment with all of our and the guarantors' existing and future senior indebtedness but effectively junior in right of payment to all our secured debt, including the senior secured revolving credit facility, the secured outstanding notes and the secured exchange notes, to the extent of the value of the collateral;
	•	senior in right of payment to our and the guarantors' existing and future senior subordinated and subordinated indebtedness; and
	•	effectively junior in right of payment to all of the liabilities of our subsidiaries that have not guaranteed the senior exchange notes.
As of December 31, 2006, we had, in addition to the unsecured notes:

• €2 million outstanding under our senior secured revolving credit facility, with €498 million in revolving credit availability; and
• €2,959 million of secured indebtedness.
In addition, our non-guarantor subsidiaries had as of such date approximately €337 million of liabilities, including trade payables but excluding intercompany obligations.
Collateral
Subject to the terms of the security documents, the secured exchange notes and the secured guarantees will (except in the case of the secured guarantee given by the subsidiary guarantor organized in The Philippines) be secured by a lien ranking equally with all secured debt outstanding under our senior secured revolving credit facility and the secured outstanding notes. The liens will constitute first- priority liens on (i) the capital stock or other equity interests of the guarantors, certain of our direct wholly-owned subsidiaries and certain of our material joint ventures, (ii) substantially all other assets that are held by us or any of the guarantors, other than cash and bank accounts, (iii) intercompany loans made by us and the guarantors and (iv) proceeds from the foregoing. The shares and assets of The Philippines subsidiary will instead be subject to a conditional assignment. The lenders under our senior secured revolving credit facility and certain other indebtedness will also benefit from first-priority liens on the collateral. See "Description of the Exchange Notes—Security."
Collateral Agency Agreement
Pursuant to a collateral agency agreement, the liens securing the secured exchange notes will be first priority liens that are equal with the liens that secure (1) obligations under our senior secured revolving credit facility, (2) certain other future indebtedness permitted to be incurred under the indentures governing the secured notes, (3) certain obligations under our hedging and foreign exchange arrangements, and (4) the secured outstanding notes. Such liens will be evidenced by security documents for the benefit of the holders of the secured exchange notes, secured outstanding notes, the lenders and letter of credit issuers under the senior secured revolving credit facility and the holders of certain other future indebtedness and obligations. Under the terms of the collateral agency agreement, however, in the event of a foreclosure on the collateral or insolvency, holders of the secured exchange notes will receive proceeds from the collateral only after the lenders under the senior secured revolving credit facility have been repaid.
Sharing of First-Priority Lien
In certain circumstances, we may secure specified indebtedness permitted to be incurred by the covenant described in "Description of the Exchange Notes—Certain Covenants—Limitation on Indebtedness" by granting liens upon any or all of the collateral securing the secured exchange notes, on an equal basis with the first-priority liens securing the senior secured revolving credit facility, the secured exchange notes and the secured outstanding notes. Certain of such indebtedness may, to the extent permitted by the indentures, have priority upon the event of a foreclosure or in insolvency proceedings.

Optional Redemption
Floating rate notes. We may redeem all or part of the euro-denominated floating rate senior secured exchange notes at any time on or after October 15, 2007 and all or part of the U.S. dollar-denominated floating rate senior secured exchange notes at any time on or after October 15, 2008, at the redemption prices listed in "Description of the Exchange Notes—Optional Redemption."

We may redeem all or part of each series of the floating rate senior secured exchange notes prior to October 15, 2007, in the case of the euro-denominated floating rate senior secured exchange notes, or October 15, 2008 in the case of the dollar-denominated floating rate senior secured exchange notes by paying a "make-whole" premium as described in "Description of the Exchange Notes—Optional Redemption."

Senior secured exchange notes. We may redeem all or part of the senior secured exchange notes on or after October 15, 2010 at the redemption prices listed in "Description of the Exchange Notes—Optional Redemption."

We may redeem all or part of each series of the senior secured exchange notes prior to October 15, 2010 by paying a "make-whole" premium as described in "Description of the Exchange Notes—Optional Redemption."

On or before October 15, 2009 we may use the proceeds of specified equity offerings to redeem up to 40% of the senior secured exchange notes, at a redemption price equal to 107.875% of the aggregate principal amount of the senior secured exchange notes, plus accrued and unpaid interest, if any, to the redemption date; provided that at least 60% of the original aggregate principal amount of the notes remain outstanding after the redemption. See "Description of the Exchange Notes—Optional Redemption."
Senior exchange notes. We may redeem all or part of the senior exchange notes on or after October 15, 2011 at the redemption prices listed in "Description of the Exchange Notes—Optional Redemption."
We may redeem all or part of the senior exchange notes prior to October 15, 2011 by paying a "make-whole" premium as described in "Description of the Exchange Notes—Optional Redemption."

On or before October 15, 2009 we may use the proceeds of specified equity offerings to redeem up to 40% of each series of the senior exchange notes at a redemption price equal to 108.625% of the aggregate principal amount of the euro senior exchange notes, plus accrued and unpaid interest, if any, to the redemption date, and 109.5% of the aggregate principal amount of the dollar senior exchange notes, plus accrued and unpaid interest, if any, to the redemption date, provided that at least 60% of the original aggregate principal amount of the applicable series of the senior notes remains outstanding after the redemption. See "Description of the Exchange Notes—Optional Redemption."

Tax Redemption. We may also redeem each series of exchange notes in whole, but not in part, at any time, upon giving proper notice, if changes in tax laws impose certain withholding taxes on amounts payable on that series of the exchange notes. If we decide to do this, we must pay you a price equal to the principal amount of the notes plus interest and certain other amounts. See "Description of the Exchange Notes—Redemption for Taxation Reasons."
Change of Control
If we experience a change of control, we will be required to offer to repurchase the exchange notes at 101% of their principal amount plus accrued and unpaid interest. See "Description of the Exchange Notes—Change of Control."
Certain Covenants	The indentures governing the exchange notes contain covenants that will, among other things, limit our ability and the ability of our restricted subsidiaries to:
	•	incur additional indebtedness;
	•	create liens;
	•	pay dividends, redeem capital stock or make certain other restricted payments or investments;
	•	enter into agreements that restrict dividends from restricted subsidiaries;
	•	sell assets, including capital stock of restricted subsidiaries;
	•	engage in transactions with affiliates; and
	•	effect a consolidation or merger.

These covenants are subject to a number of important qualifications and exceptions and will be suspended with respect to any series of exchange notes if and when, and for so long as, such series is rated investment grade. For more details see "Description of the Exchange Notes—Certain Covenants."
No Prior Listing
The exchange notes will be new securities for which there is currently no market. Although the initial purchasers in the private offering of the outstanding notes have informed us that they intend to make a market in the exchange notes, they are not obligated to do so and they may discontinue market-making at any time without notice. Accordingly, we cannot assure you that a market for the exchange notes will develop or be maintained or as to the liquidity of any market.

Trading and Listing	Application has been made to list the exchange notes on the Alternative Securities Market of the Irish Stock Exchange.
Governing Law for the Exchange Notes and the Guarantees	The indentures and the guarantees are governed by the laws of the State of New York.
Governing Law for the Collateral Agency Agreement	The Collateral Agency Agreement is governed by the laws of the State of New York.
Trustee, Registrar, Calculation Agent and Transfer Agent	Deutsche Bank Trust Company Americas.
Collateral Agent	Morgan Stanley Senior Funding, Inc. will act as collateral agent for the secured exchange notes.
Risk Factors	You should carefully consider the information set forth under "Risk Factors" beginning on page 24 and all of the information in this prospectus before making any investment decision.

SUMMARY HISTORICAL COMBINED AND CONSOLIDATED FINANCIAL DATA

        The following table summarizes our historical combined and consolidated financial data. We prepare our financial statements in accordance with U.S. GAAP. Because our accounting basis changed in connection with the Acquisition on September 29, 2006, we present our financial statements on a predecessor and successor basis. For periods ended on or before September 28, 2006, our summary historical combined financial data principally reflects the historical financial position, results of operations and cash flows of the semiconductors businesses that were previously included as a segment of Philips. The historical combined statements of operations data for the predecessor periods set forth below do not reflect significant changes that have occurred or will occur in the operations and funding of our company as a result of the Transactions. See "Risk Factors—Risks Related to Our Separation from Philips" for a further explanation of some of these changes. For periods ended after September 28, 2006, our summary historical consolidated financial data reflects the financial position, results of operations and cash flows of our Company (including our consolidated subsidiaries) on a stand-alone basis.

        The summary historical combined financial data as of December 31, 2005, and for the years ended December 31, 2005 and 2004 and for the period January 1, 2006 through September 28, 2006 (predecessor periods) have been derived from our combined financial statements included elsewhere in this prospectus. The summary historical consolidated financial data as of December 31, 2006 and for the period September 29, 2006 through December 31, 2006 (successor period) have been derived from our consolidated financial statements included elsewhere in this prospectus.

        The financial information presented below may not be indicative of our future performance and, for the predecessor periods, does not necessarily reflect what our financial position and results of operations would have been had we operated as a separate, stand-alone entity during those periods.

        The summary historical combined and consolidated financial data should be read in conjunction with "Selected Historical Combined and Consolidated Financial Data," "Unaudited Pro Forma Condensed Financial Data," "Management's Discussion and Analysis of Financial Condition and

Results of Operations" and the combined and consolidated financial statements and the accompanying notes included elsewhere in this prospectus.

	Predecessor			Successor
	For the year ended December 31,			For the period September 29 through December 31, 2006
			For the period January 1 through September 28, 2006
	2004	2005
			(€ in millions)
Combined and Consolidated Statements of Operations Data:
Total sales	€4,823	€4,766	€3,770	€1,190
Cost of sales	(2,955)	(2,933)	(2,331)	(917)

Gross margin	1,868	1,833	1,439	273
Selling expenses	(297)	(304)	(275)	(88)
General and administrative expenses	(437)	(435)	(306)	(194)
Research and development expenses	(979)	(1,028)	(737)	(258)
Write-off of acquired in-process research and development	—	—	—	(515)
Other income	79	36	18	3

Income (loss) from operations	234	102	139	(779)
Financial income (expense)	(93)	(63)	(22)	(73)

Income (loss) before taxes	141	39	117	(852)
Income tax benefit (expense)(1)	(113)	(101)	(65)	242

Income (loss) after taxes	28	(62)	52	(610)
Results relating to unconsolidated companies	12	(5)	3	(2)
Minority interests	(26)	(34)	(50)	(4)

Net income (loss)	€14	€(101)	€5	€(616)

Other Financial Data:
EBITDA(2)	€1,069	€881	€563	€26
Capital expenditures	(641)	(370)	(465)	(111)
Depreciation and amortization	(849)	(818)	(471)	(811)
Ratio of earnings to fixed charges(3)	2.3x	1.5x	4.3x	—
Combined Statements of Cash Flows Data:
Net cash provided by (used in):
Operating activities	€978	€792	€468	€292
Investing activities	(590)	(358)	(457)	(184)
Financing activities	(448)	(408)	48	702

	Predecessor	Successor
	As of December 31, 2005	As of December 31, 2006
	(€ in millions)
Combined Balance Sheet Data:
Cash and cash equivalents	€110	€939
Total assets	4,005	9,867
Working capital (deficit)(4)	(382)	1,177
Total debt(5)	1,483	4,449
Total business'/shareholder's equity	1,126	3,685

(1)
Our taxes for predecessor periods are calculated as if we filed separate tax returns although we were historically included in the tax returns of Philips and its subsidiaries. Philips manages its tax position for the benefit of its entire portfolio of businesses, and its tax strategies are not necessarily reflective of the strategies that we would have followed or will follow in the future as a standalone company.

(2)
EBITDA is defined as net income (loss) before financial expense, income taxes, depreciation, and amortization. While the amounts included in EBITDA have been derived from our combined and consolidated financial statements, EBITDA is not a financial measure calculated in accordance with U.S. GAAP. Accordingly, it should not be considered as an alternative to net income or operating income as indicators of our performance, or as an alternative to operating cash flows as a measure of our liquidity. Our management uses EBITDA to assess our company's operating performance and to make decisions about allocating resources among our various segments. In addition, we believe that EBITDA is a measure commonly used by investors. EBITDA, as presented in this prospectus, may not be comparable to similarly titled measures reported by other companies due to differences in the way these measures are calculated. EBITDA is calculated as follows:

	Predecessor			Successor
	For the year ended December 31,
			For the period January 1 through September 28, 2006	For the period September 29 through December 31, 2006
	2004	2005
			(€ in millions)
Net income (loss)	€14	€(101)	€5	€(616)
Income tax expense (benefit)	113	101	65	(242)
Financial Expense	93	63	22	73
Depreciation and amortization	849	818	471	811

EBITDA	€1,069	€881	€563	€26

(3)
For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before taxes plus fixed charges. Fixed charges consist of interest payable and similar charges, amortization of debt issuance costs, and one-third of operating lease rental expense, deemed representative of the interest component of rental expense. Set forth below is an overview of how we calculate the ratio of earnings to fixed charges:

	Predecessor			Successor
	For the year ended December 31,
			For the period January 1 through September 28, 2006	For the period September 29 through December 31, 2006
	2004	2005
			(€ in millions)
Earnings:
Income (loss) before taxes	€141	€39	€117	€(852)
Fixed charges	106	82	36	86

Total earnings	€247	€121	€153	€(766)

Fixed charges:
Interest expense	€88	€61	€19	€79
Interest component of rent	18	21	17	7

Total fixed charges	€106	€82	€36	€86

Ratio of earnings to fixed charges(a)	2.3x	1.5x	4.3x	—
  (a)
  For the period ended December 31, 2006, earnings were insufficient by €852 million to cover fixed charges.

(4)
Working capital is calculated as current assets less current liabilities.

(5)
Total debt includes external debt and, for predecessor periods, amounts due to Philips.

SUMMARY UNAUDITED PRO FORMA CONDENSED FINANCIAL DATA

        We have derived the summary unaudited pro forma condensed financial data from our audited combined financial statements for the period January 1, 2006 through September 28, 2006 (predecessor period) and our audited consolidated financial statements for the period September 29, 2006 through December 31, 2006 (successor period) included elsewhere in this prospectus. See "Unaudited Pro Forma Condensed Financial Data."

        The unaudited summary pro forma condensed financial data reflects the pro forma effect of the Transactions as if they had occurred as of January 1, 2006. However, the unaudited summary pro forma condensed financial data do not necessarily reflect what our results of operations actually would have been had the Transactions occurred on that date nor do they purport to project our future financial performance.

Pro Forma
For the year ended December 31, 2006
(€ in millions)
Combined Statements of Operations Data
Total sales	€4,960
Cost of Sales	(3,347)

Gross margin	1,613
Selling expenses	(363)
General and administrative expenses	(797)
Research and development expenses	(1,000)
Write-off of in-process research and development	(515)
Other income	22

Income (loss) from operations	(1,040)
Financial income (expense)	(360)

Income (loss) before taxes	(1,400)
Income tax benefit	365

Income (loss) after taxes	(1,035)
Results relating to unconsolidated companies	1
Minority interests	(54)

Net loss	€(1,088)

RISK FACTORS

        You should carefully consider the risk factors described below and all other information contained in this prospectus, including the financial statements and related notes before making any investment decision. These risks and uncertainties are not the only ones we face. We also face additional risks and uncertainties that are not currently known to us or that we currently consider immaterial. The occurrence of the risks described below or such additional risks could have a material adverse impact on our business, financial condition, results of operations, ability to make payments on the notes or on the trading price of the notes. Various statements in this prospectus, including the following risk factors, contain forward-looking statements.

Risks Related to the Exchange Offers

If you do not properly tender your outstanding notes, you will continue to hold unregistered outstanding notes and your ability to transfer outstanding notes will continue to be subject to transfer restrictions and their market prices may be adversely affected.

        If you do not properly tender your outstanding notes for exchange notes in the applicable exchange offer, you will continue to be subject to restrictions on the transfer of your outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the Registration Rights Agreement, we do not intend to register resales of the outstanding notes under the Securities Act. You should refer to "The Exchange Offers" for information about how to tender your outstanding notes. The tender of outstanding notes under the exchange offers will reduce the outstanding amount of each series of the outstanding notes, which may have an adverse effect upon, and increase the volatility of, the market prices of the outstanding notes due to a reduction in liquidity.

Risks Related to Our Business

The semiconductor industry is highly cyclical and subject to significant downturns.

        Historically, the relationship between supply and demand in the semiconductor industry has caused a high degree of cyclicality in the semiconductor market. Semiconductor supply is driven by manufacturing capacity, which in the past has demonstrated alternating periods of substantial capacity additions and periods in which no or limited capacity is added. As a general matter, semiconductor companies are more likely to add capacity in periods when current or expected future demand is strong and margins are, or are expected to be, high. Investments in new capacity can result in overcapacity, which can lead to a reduction in prices and margins. In response, companies typically limit further capacity additions, eventually causing the market to be relatively undersupplied. In addition, demand for semiconductors varies, which can exacerbate the effect of supply fluctuations. As a result of this cyclicality, the semiconductor industry has in the past experienced significant downturns, often in connection with, or in anticipation of, maturing life cycles of semiconductor companies' products and declines in general economic conditions. These downturns have been characterized by diminishing demand for end-user products, high inventory levels, underutilization of manufacturing capacity and accelerated erosion of average selling prices. For example, in 2001 through 2003 the semiconductor industry experienced a period of significant overcapacity, and we suffered operating losses as a result. As a result of the overall cyclicality in the market, the semiconductor industry will likely continue to experience downturns of varying degrees and durations in the future. We may not be able to adequately protect ourselves against the impact of these downturns, which could have a material adverse effect on our business, financial condition and results of operations.

The demand for our products depends to a significant degree on the demand for the end products into which they are incorporated, and changes in the markets for these goods can affect our results.

        The vast majority of our revenues are derived from sales to manufacturers in the consumer electronics, communications and automotive industries. Demand in these markets fluctuates significantly, driven by consumer spending, consumer preferences, the development of new technologies and prevailing economic conditions. In addition, the specific products in which our semiconductors are incorporated may not be successful, or may experience price erosion or other competitive factors that affect the price manufacturers are willing to pay us. Such customers have in the past, and may, in the future, vary order levels significantly from period to period, request postponements to schedule delivery dates, modify their orders or reduce lead times. This is particularly common during periods of low demand. This can make managing our business difficult, as it limits the foreseeability of future sales. It can also affect the accuracy of our financial forecasts. Furthermore, developing industry trends, including customers' use of outsourcing and new and revised supply chain models, may affect our revenues, costs and working capital requirements. Additionally, a significant portion of our products is made to order. If customers do not purchase products made specifically for them, we may not be able to resell such products to other customers or require the customers who have ordered these products to pay a cancellation fee. The foregoing risks could have a material adverse effect on our business, financial condition and results of operations.

The semiconductor industry is highly competitive, and if we fail to introduce new technologies and products in a timely manner, our business may suffer.

        The semiconductor industry is highly competitive and characterized by constant and rapid technological change, short product lifecycles, significant price erosion and evolving standards. Accordingly, the success of our business depends to a significant extent on our ability to develop new technologies and products that are ultimately successful in the market. Our ability to meet evolving industry requirements and to introduce new products to the market in a timely manner and at prices that are acceptable to our customers are significant factors in determining our competitiveness and success. Commitments to develop new products must be made well in advance of any resulting sales, and technologies and standards may change during development, potentially rendering our products outdated or uncompetitive before their introduction. If we are unable to successfully develop new products, our revenues may decline substantially. Moreover, some of our competitors are well established entities, are larger than we are and have greater resources than we do. If these competitors increase the resources they devote to developing and marketing their products, we may not be able to compete effectively. Any consolidation among our competitors could enhance their product offerings and financial resources, further strengthening their competitive position. In addition, some of our competitors operate in narrow business areas relative to us, allowing them to concentrate their research and development efforts directly on products and services for those areas, which may give them a competitive advantage. As a result of these competitive pressures, we may face declining sales volumes or lower prevailing prices for our products, and we may not be able to reduce our total costs in line with this declining revenue. If any of these risks materializes, our business, financial condition and results of operations could be materially adversely affected.

The semiconductor industry is characterized by aggressive pricing and rapidly declining average selling prices, especially after a product has been on the market for a significant period of time.

        One of the results of the rapid innovation that is exhibited by the semiconductor industry is that pricing pressure, especially on products containing older technology, can be intense. Product life cycles are relatively short, and as a result, products tend to be replaced by more technologically advanced substitutes on a regular basis. In turn, demand for older technology falls, causing the price at which such products can be sold to drop, in some cases precipitously. In order to continue profitably supplying these products, we must reduce our production costs in line with the lower revenues we can expect to receive per unit. Usually, this must be accomplished through improvements in process technology and production efficiencies. If we cannot advance our process technologies or improve our efficiencies to a degree sufficient to maintain required margins, we will no longer be able to make a profit from the sale of these products. Moreover, we may not be able to cease production of such products, either due to contractual obligations or for customer relationship reasons, and as a result may be required to bear a loss on such products. We cannot guarantee that competition in our core product markets will not lead to price erosion, lower revenue growth rates and lower margins in the future. Should reductions in our manufacturing costs fail to keep pace with reductions in market prices for the products we sell, our business, results of operation and financial condition could be materially adversely affected.

In many of the market segments in which we compete, we depend on winning highly competitive selection processes, and failure to be selected could materially adversely affect our business in that market segment.

        One of our business strategies is to participate in, and win, competitive bid selection processes to develop products for use in our customers' equipment and products. These selection processes can be lengthy and require us to incur significant design and development expenditures, with no guarantee of winning a contract or generating revenue. Failure to win new design projects and delays in developing new products with anticipated technological advances or in commencing volume shipments of these products may have an adverse effect on our business. This risk is particularly pronounced in markets where there are only a few potential customers and in the automotive market, where, due to the longer design cycles involved, failure to win a design-in could prevent access to a customer for several years. Our failure to win a sufficient number of these bids could result in reduced revenues and hurt our competitive position in future selection processes because we may not be perceived as being a technology or industry leader, each of which could materially adversely affect our business, financial condition and results of operations.

In difficult market conditions, our high fixed costs combined with low revenues may negatively impact our results.

        The semiconductor industry is characterized by high fixed costs and, notwithstanding our significant utilization of third-party manufacturing capacity, most of our production requirements are met by our own manufacturing facilities. In less favorable industry environments, we are generally faced with a decline in the utilization rates of our manufacturing facilities due to decreases in product demand. During such periods, our fabrication plants do not operate at full capacity and the costs associated with this excess capacity are charged directly to cost of sales. For example, lower utilization rates in the 2001 and 2002 downturn resulted in lower margins. We cannot guarantee that difficult market conditions in the future will not adversely affect our utilization rates and consequently our future gross margins. This in turn could materially adversely affect our business, financial condition and results of operations.

The semiconductor industry is capital intensive and if we are unable to invest the necessary capital to operate and grow our business, we may not remain competitive.

        To remain competitive, we must constantly improve our facilities and process technologies and carry out extensive research and development, each of which requires investment of significant amounts of capital. This risk is magnified by the relatively high level of debt we have following the offering of the outstanding notes in October 2006, since we are now required to use a portion of our cash flow to service that debt, and also because our level of debt limits our ability to raise additional capital. If we are unable to generate sufficient cash or raise sufficient capital to meet both our debt service and capital investment requirements, or if we are unable to raise required capital on favorable terms when needed, our business, financial condition and results of operations could be materially adversely affected.

Our results may suffer if our production capacity does not match demand.

        To operate efficiently, we attempt to maintain our manufacturing capacity at optimum levels relative to the demand we predict for our products. Demand for our products is subject to significant fluctuation. Important factors that may affect demand for our products include:

  •
  changes in customer needs;

  •
  changes in levels of inventory throughout the supply chain, including at our customers;

  •
  changes in business and economic conditions, including a downturn in the semiconductor industry;

  •
  competitive pressures from companies that have competing products, architectures and manufacturing technologies;

  •
  strategic actions taken by our competitors, including acquisitions, spin-offs or consolidations; and

  •
  market demand for our customers' products.

        If we overestimate demand, we may end up with underutilized capacity and excess inventory levels. If we underestimate demand, we may miss sales opportunities and incur additional costs for labor overtime, equipment overuse and logistical complexities.

        We have made certain commitments to SSMC, whereby we are obligated to make cash payments to SSMC should we fail to take up an agreed-upon percentage of the total available capacity at SSMC's fabrication facilities if overall SSMC utilization levels drop below a fixed proportion of the total available capacity. We have only had to make once such payment, for 2002, in the amount of €15 million. In the event that our demand for production from SSMC falls in the future, we may be required to make similar payments, which could be significant if we did not take any of our quota.

        In addition, a significant proportion of our manufacturing capacity is fixed because it takes a substantial amount of time to build new semiconductor fabrication facilities (or "wafer fabs"). Moreover, because we have adopted an "asset-light" manufacturing strategy, our ability to increase our internal fabrication capacity is limited, and we would generally not expect to construct new facilities in the near future. To the extent that our production demand exceeds our available manufacturing capacity, we attempt to increase our usage of third-party manufacturing to meet our requirements. However, there can be no assurance that third-party capacity will be available or that third-party manufacturers will have the necessary process technology to meet our needs. Accordingly, depending on demand levels, we may not have sufficient capacity to meet all of our customers' orders, which may negatively affect our relationships with these customers.

        Our failure to adequately manage our capacity could have a materially adverse effect on our business, financial condition and results of operations.

Our business could suffer from manufacturing problems.

        We manufacture our products using processes that are highly complex, require advanced and costly equipment and must continuously be modified to improve yields and performance. Difficulties in the production process can reduce yields or interrupt production, and as a result of such problems we may on occasion not be able to deliver products on time or in a cost-effective, competitive manner. As the complexity of both our products and our fabrication processes has become more advanced, manufacturing tolerances have been reduced and requirements for precision have become more demanding. As is common in the semiconductor industry, we have in the past experienced manufacturing difficulties that have given rise to delays in delivery and quality control problems. There can be no assurance that any such occurrence in the future would not materially harm our results of operations.

        Furthermore, we may suffer disruptions in our manufacturing operations, either due to production difficulties such as those described above or as a result of external factors beyond our control. As with other semiconductor companies, we use highly combustible materials such as silane and hydrogen in our manufacturing processes and are therefore subject to the risk of explosions and fires, which can cause significant disruptions to our operations. These can occur even in the absence of any fault on our part. We have in recent times experienced two significant fires at our facilities. In March 2000, our facility in Albuquerque, New Mexico suffered a fire caused by a power outage that shut down our fabrication line for 200 millimeter silicon wafers for over a month. In December 2003, a fire occurred in our fabrication plant in Caen, France, resulting in a complete loss of our production line there. If operations at a manufacturing facility are interrupted, we may not be able to shift production to other facilities on a timely basis or at all. The loss of our Caen facility resulted in us permanently ceasing production of several legacy products for which we did not have alternate fabrication capability and the Albuquerque fire caused extensive delays in shipping certain products. Even if a transfer is possible, transitioning production of a particular type of semiconductor from one of our facilities to another can take between six to twelve months to accomplish, and in the interim period we would likely suffer significant or total supply disruption and incur substantial costs.

        We may in the future experience manufacturing difficulties or permanent or temporary loss of manufacturing capacity due to the foregoing or other risks. Such an event could materially adversely affect our business, financial condition and results of operations.

Our business may be adversely affected by costs relating to product defects, and we could be faced with product liability and warranty claims.

        We make highly complex electronic components and, accordingly, there is a risk that defects may occur in any of our products. Such defects can give rise to significant costs, including expenses relating to recalling products, replacing defective items, writing down defective inventory and loss of potential sales. In addition, the occurrence of such defects may give rise to product liability and warranty claims, including liability for damages caused by such defects. If we release defective products into the market, our reputation could suffer and we could lose sales opportunities and become liable to pay damages. Moreover, since the cost of replacing defective semiconductor devices is often much higher than the value of the devices themselves, we may at times face damage claims from customers in excess of the amounts they pay us for our products, including consequential damages.

        We also face exposure to potential liability resulting from the fact that our customers typically integrate the semiconductors we sell into numerous consumer products, which are then in turn sold into the marketplace. We are exposed to product liability claims if our semiconductors or the consumer products based on them malfunction and result in personal injury or death. We may be named in product liability claims even if there is no evidence that our products caused the damage in question, and such claims could result in significant costs and expenses relating to attorneys' fees and damages. In addition, our customers may recall their products if they prove to be defective or make compensatory payments in accordance with industry or business practice or in order to maintain good customer relationships. If such a recall or payment is caused by a defect in one of our products, our customers may seek to recover all or a portion of their losses from us. If any of these risks materialize, our reputation would be harmed and our business, financial condition and results of operations could be materially adversely affected.

We rely on strategic partnerships, joint ventures and alliances for manufacturing and research and development. However, we typically do not control these partnerships and joint ventures, and actions taken by any of our partners or the termination of these partnerships or joint ventures could materially adversely affect our business, financial condition and results of operations.

        As part of our strategy, we have entered into a number of long-term strategic partnerships with other leading industry participants. For example, we are a participant in a joint research and development technology cooperation program with Freescale Semiconductor, Inc. ("Freescale") and STMicroelectronics N.V. (STM) for research and development relating to CMOS process technology in Crolles, France ("Crolles"). On January 16, 2007, we announced that we would withdraw from Crolles, effective December 31, 2007. The termination of our Crolles alliance may require us to enter into an alternative alliance with other semiconductor companies or seek other alternatives for gaining access to leading-edge process technologies. If we are unable to do so, it could have a material adverse effect on our ability to continue the development of advanced CMOS process technologies and, as a result, significantly harm our business.

        We also engage in alliances with respect to other aspects of our business, such as product development. For example, we partner with industry participants to develop new standards in the areas of near field communication technology and are a founding member of the FlexRay consortium to develop advanced communication systems for automotive applications. The failure of any of these consortia, or their obsolescence due to the success of any competing industry groups, would damage our ability to sell into the relevant markets and to influence industry standards, an important part of our strategy.

        If any of our strategic partners in industry groups or in any of the other alliances we engage with were to encounter financial difficulties or change their business strategies, they may no longer be able or willing to participate in these groups or alliances, in which case our business, financial condition and results of operations could be materially adversely affected.

If our outside foundry suppliers fail to perform, this could adversely affect our ability to exploit growth opportunities.

        We currently use outside suppliers or foundries for a portion of our manufacturing capacity, and expect that our reliance on outsourcing will increase. Outsourcing our production presents a number of risks. If our outside suppliers are unable to satisfy our demand, or experience manufacturing difficulties, delays or reduced yields, our results of operations and ability to satisfy customer demand could suffer. In addition, purchasing rather than manufacturing these products may adversely affect our gross profit margin if the purchase costs of these products are higher than our own manufacturing costs would have been. Our internal manufacturing costs include depreciation and other fixed costs, while costs for products outsourced are based on market conditions. Prices for foundry products also vary depending on capacity utilization rates at our suppliers, quantities demanded, product technology and geometry. Furthermore, these outsourcing costs can vary materially from quarter-to-quarter and, in cases of industry shortages, they can increase significantly, negatively impacting our gross margin.

We rely on the timely supply of equipment and materials and could suffer if suppliers fail to meet their delivery obligations or raise prices. Certain equipment and materials needed in our manufacturing operations are only available from a limited number of suppliers.

        Our manufacturing operations depend on deliveries of equipment and materials in a timely manner and, in some cases, on a just-in-time basis. From time to time, suppliers may extend lead times, limit the amounts supplied to us or increase prices due to capacity constraints or other factors. Supply disruptions may also occur due to shortages in critical materials, such as silicon wafers or specialized chemicals. Because the equipment that we purchase is complex, it is frequently difficult or impossible for us to substitute one piece of equipment for another or replace one type of material with another. Moreover, we rely on a single source of supply for certain equipment and materials, and a failure by such single-source suppliers to deliver our requirements could result in disruptions to our manufacturing operations and, in some circumstances, result in a shut-down of our operations at affected facilities. Our business, financial condition and results of operations could be hurt if we are unable to obtain adequate supplies of quality equipment or materials in a timely manner or if there are significant increases in the costs of equipment or materials.

Loss of our key management and other personnel, or an inability to attract such management and other personnel, could impact our business.

        We depend on our key management to run our business and on our senior architects to develop new products and technologies. The loss of any of these key personnel could materially adversely affect our business. Competition for qualified employees among companies that rely heavily on engineering and technology expertise is intense, and the loss of qualified employees or an inability to attract, retain and motivate the additional highly skilled employees required for the operation and expansion of our business could hinder our ability to successfully conduct research activities or develop marketable products.

Disruptions in our relationships with any one of our key customers could adversely affect our results of operations.

        A substantial portion of our sales is derived from our top customers. At December 31, 2006, our largest customer was Nokia, which accounted for 8% of our revenues for the calendar year ended December 31, 2006, compared to 4% in 2005 and 3% in 2004. For the calendar year ended December 31, 2006, our top ten customers accounted for approximately 46% of our revenues, compared to approximately 44% of our 2005 revenues and 45% of our 2004 revenues. We cannot guarantee that we will be able to generate similar levels of sales from our largest customers in the future. Should one or more of these customers substantially reduce their purchases from us, our results of operations could be materially adversely affected.

Our business could suffer as a result of changing circumstances in different parts of the world.

        We operate globally, with manufacturing, assembly and testing facilities on several continents. We also market our products in many different countries. Our business is therefore subject to risks inherent in international business, including:

  •
  negative economic developments in economies around the world and the instability of governments, including the threat of war, terrorist attacks, epidemic or civil unrest;

  •
  adverse changes in laws, policies and governmental policies, especially those affecting trade and investment;

  •
  pandemics, such as the avian flu, which may adversely affect our workforce as well as our local suppliers and customers;

  •
  import or export licensing requirements imposed by governments;

  •
  foreign currency exchange and transfer restrictions;

  •
  differing labor standards;

  •
  differing levels of protection of intellectual property;

  •
  the threat that our operations or property could be subject to nationalization and expropriation; and

  •
  varying practices of the regulatory, tax, judicial and administrative bodies in the jurisdictions where we operate.

        If any of these risks were to materialize, our business, financial condition and results of operations could be materially adversely affected.

Fluctuations in foreign exchange rates may have an adverse effect on our financial results.

        A substantial proportion of our expenses are incurred in euros, while most of our revenues are denominated in U.S. dollars. Accordingly, our results of operations may be affected by changes in exchange rates, particularly between the euro and the U.S. dollar. In addition, despite the fact that a majority of our revenues are denominated in U.S. dollars and a substantial portion of our debt will be denominated in U.S. dollars, we report our financial results in euros, and the impact of currency translation adjustments on our financial results has been, and may continue to be, material. If, in the future, we were to change our reporting currency to U.S. dollars, as we currently plan to do effective January 1, 2008 we would be exposed to the same risk with respect to euro-denominated assets and liabilities and our financial results.

We rely to a significant extent on proprietary intellectual property. We may not be able to protect this intellectual property against improper use by our competitors or others.

        We depend significantly on patents and other intellectual property rights to protect our products and proprietary design and fabrication processes against misappropriation by others. We may in the future have difficulty obtaining patents and other intellectual property rights and the patents we receive may be insufficient to provide us with meaningful protection or commercial advantage. We may not be able to obtain patent protection or secure other intellectual property rights in all the countries in which we operate, and under the laws of such countries, patents and other intellectual property rights may be unavailable or limited in scope. Further, our trade secrets may be vulnerable to disclosure or misappropriation by employees, contractors and other persons. In particular, intellectual property rights are difficult to enforce in the People's Republic of China and certain other developing nations, since the laws governing such rights are relatively undeveloped in these countries compared to other jurisdictions where we operate, such as the United States and The Netherlands. Consequently, operating in the People's Republic of China or other developing nations may subject us to an increased risk that unauthorized parties may attempt to copy or otherwise use our intellectual property or the intellectual property of our suppliers or other parties with whom we engage. There is no assurance that we will be able to protect our intellectual property rights or have adequate legal recourse in the event that we are required to seek legal or judicial enforcement of our intellectual property rights under the laws of such countries. Any inability on our part to protect adequately our intellectual property may have a material adverse effect on our business, financial condition and results of operations.

The intellectual property that was transferred or licensed to us from Philips may not be sufficient to protect our position in the industry.

        In connection with the Separation, Philips has transferred approximately 5,300 patent families to us subject to certain limitations, including (1) any prior commitments to and undertakings with third parties entered into prior to the Separation and (2) certain licenses retained by Philips. These licenses back to Philips give Philips the right to sublicense to third parties in certain circumstances that may divert revenue opportunities from us.

        Philips has granted us a non-exclusive license (A) to all patents Philips holds but has not assigned to us, to the extent that they are entitled to the benefit of a filing date prior to the Separation and for which Philips is free to grant licenses without the consent of or accounting to any third party and (B) to certain know-how that is available to us, where such patents and know-how relate: (1) to our current products and technologies as well as successor products and technologies, (2) to technology that was developed for us prior to the Separation, and (3) to technology developed pursuant to contract research co-funded by us. Philips has also granted us a non-exclusive royalty-free and irrevocable license (1) under certain patents for use in giant magneto-resistive devices outside the field of healthcare and bio applications, and (2) under certain patents relevant to polymer electronics resulting from contract research work co-funded by us in the field of RFID tags. Such licenses are subject to certain prior commitments and prior undertakings. However, Philips has retained ownership of certain intellectual property related to our business as well as certain rights with respect to intellectual property transferred to us in connection with our separation from Philips. There can be no guarantee that the patents transferred to us will be sufficient to assert offensively against our competitors or to use as leverage to negotiate future cross-licenses to give us freedom to operate and innovate in the industry.

        The strength and value of our intellectual property may be diluted if Philips licenses or otherwise transfers such intellectual property or such rights to third parties, especially if those third parties compete with us. For more information on the intellectual property that Philips has transferred to us and the rights it has retained, see "Certain Relationships and Related Party Transactions—Our Separation from Philips—Intellectual Property Transfer and License Agreement."

We are a party to intellectual property litigation and may become party to other intellectual property claims or litigation that could cause us to incur substantial costs or pay substantial damages or prohibit us from selling our products.

        We have from time to time received, and may in the future receive, communications alleging possible infringement of patents and other intellectual property rights of others. Furthermore, we may become involved in costly litigation brought against us regarding patents, copyrights, trademarks, trade secrets or other intellectual property rights. If any such claims are asserted against us, we may seek to obtain a license under the third party's intellectual property rights. We cannot assure you that we will be able to obtain any or all of the necessary licenses on satisfactory terms, if at all. In the event that we cannot obtain a license, these parties may file lawsuits against us seeking damages (and potentially treble damages in the United States) or an injunction against the sale of our products that incorporate allegedly infringed intellectual property or against the operation of our business as presently conducted. Such lawsuits could result in an increase in the costs of selling certain of our products, our having to partially or completely redesign our products or stop the sale of some of our products and cause damage to our reputation. Any litigation could require significant financial and management resources regardless of the merits or outcome, and we cannot assure you that we would prevail in any litigation or that our intellectual property rights can be successfully asserted in the future or will not be invalidated, circumvented or challenged. The award of damages, including material royalty payments, or the entry of an injunction against the manufacture and sale of some or all of our products, could affect our ability to compete or have a material adverse effect on our business, financial condition, results of operations.

Environmental laws and regulations expose us to liability and compliance with these laws and regulations, and any such liability may negatively affect our business and financial condition.

        We are subject to many environmental, health and safety laws and regulations in each jurisdiction in which we operate, which govern, among other things, emissions of pollutants into the air, wastewater discharges, the use and handling of hazardous substances, waste disposal, the investigation and remediation of soil and ground water contamination and the health and safety of our employees. We are also required to obtain environmental permits from governmental authorities for certain of our operations. We cannot assure you that we have been or will be at all times in complete compliance with such laws, regulations and permits. If we violate or fail to comply with these laws, regulations or permits, we could be fined or otherwise sanctioned by regulators.

        Such laws and regulations include a recently implemented EU directive, known as the Restriction on Hazardous Substances, or RoHS, which bans the use of lead and certain other hazardous substances in electronic equipment. China has enacted similar legislation, commonly referred to as China RoHS. China RoHS includes labeling and information disclosure requirements that must be complied with starting March 1, 2007. These laws and regulations also include significant new regulation on the use of perfluorinated compounds, or PFCs, and sulfur hexafluoride, or SF6. The regulation of these two types of gases, which are critical in the semiconductor manufacturing process, currently exempts the semiconductor industry, but this exemption may not continue in the future. The EU has also implemented restrictions on perfluorooctane sulfonate, or PFOS, which currently exempt semiconductor manufacturing processes, although it is not certain whether any such exemption will be retained in the future. In addition, a proposal by the European Commission, approved by European Union regulators subject to completion of the formal adoption process, deals with the registration, evaluation and authorization of chemicals (REACH), some of which we use in our manufacturing processes. Other governments may propose and pass similar bans through legislation, regulation, directives or adoption or amendment of international treaties. A 2005 EU directive established a framework that will ultimately impose labeling and energy efficiency requirements on energy-using products. The EU has not yet issued product-specific requirements. In 2004, the EU directive on environmental liability with regard to the prevention and remediation of environmental damage took effect. Following implementation of this directive in the member states, we could face increased environmental liability, which may result in higher insurance costs and potential damage claims. The EU directives, the REACH proposal, and any PFC, SF6 or PFOS bans that affect the semiconductor manufacturing process, have and may continue to complicate our research and development activities and have and may continue to require us to change certain of our manufacturing processes, to utilize more costly materials or to incur substantial additional expenses.

        As with other companies engaged in similar activities or that own or operate real property, we face inherent risks of environmental liability at our current and historical manufacturing facilities. Certain environmental laws impose liability on current or previous owners or operators of real property for the cost of removal or remediation of hazardous substances. Certain of these laws also assess liability on persons who arrange for hazardous substances to be sent to disposal or treatment facilities when such facilities are found to be contaminated. Soil and groundwater contamination has been identified at some of our current and former properties resulting from historical, ongoing or third-party activities. We are in the process of investigating and remediating contamination at some of these sites. While we do not expect that any contamination currently known to us will materially adversely affect our business or financial condition, we cannot assure you that this is the case or that we will not discover new facts or conditions or that environmental laws (including the 2004 EU directive on environmental liability referenced above) or the enforcement of such laws will not change such that our liabilities would be increased significantly. In addition, we could also be held liable for consequences arising out of human exposure to hazardous substances or other environmental damage. In summary, we cannot assure you that our costs of complying with current and future environmental and health and safety laws, or our liabilities arising from past or future releases of, or exposures to, hazardous substances will not materially adversely affect our business, results of operations or financial conditions. See "Business—Environmental Regulation."

We receive subsidies and grants in certain countries, and a reduction in the amount of governmental funding available to us or demands for repayment could increase our costs and impact our results of operations.

        As is the case with other large semiconductor companies, we receive subsidies and grants from governments in some countries. These programs are subject to periodic review by the relevant governments, and if any of these programs are curtailed or discontinued, our business, financial condition and results of operations could be materially adversely affected. As the availability of government funding is outside our control, we cannot guarantee that we will continue to benefit from government support or that sufficient alternative funding will be available if we lose such support. Moreover, should we terminate any activities or operations, including strategic alliances or joint ventures, we may face adverse actions from the local governmental agencies providing such subsidies to us. In particular, such government agencies could seek to recover such subsidies from us and they could cancel or reduce other subsidies we receive from them. This could have a materially adverse impact on our results of operations.

We may from time to time make acquisitions and engage in other transactions to complement or expand our existing businesses. However, we may not be successful in acquiring suitable targets at acceptable prices and integrating them into our operations, and any acquisitions we make may lead to a diversion of management resources.

        Our future success may depend on acquiring businesses and technologies, making investments or forming joint ventures that complement, enhance or expand our current portfolio or otherwise offer us growth opportunities. If we are unable to identify suitable targets, our growth prospects may suffer, and we may not be able to realize sufficient scale advantages to compete effectively in all markets. In addition, in pursuing acquisitions, we may face competition from other companies in the semiconductor industry. Our ability to acquire targets may also be limited by applicable antitrust laws and other regulations in the United States, the European Union and other jurisdictions in which we do business. To the extent that we are successful in making acquisitions, we may have to expend substantial amounts of cash, incur debt, assume loss-making divisions and incur other types of expenses. We may also face challenges in successfully integrating acquired companies into our existing organization. Each of these risks could have a material adverse effect on our business, financial condition and results of operations.

We may from time to time desire to exit certain product lines or businesses, or to restructure our operations, but may not be successful in doing so.

        From time to time we may decide to divest certain product lines and businesses or restructure our operations, including through the contribution of assets to joint ventures. We have in recent years exited several of our product lines and businesses and we have closed several of our manufacturing and research facilities. We may continue these practices in the future. However, our ability to successfully extricate ourselves from product lines and businesses, or to close or consolidate operations, depends on a number of factors, many of which are outside of our control. For example, if we are seeking a buyer for a particular business line, none may be available, or we may not be successful in negotiating adequate terms with prospective buyers. In addition, we may face internal obstacles to our efforts. In particular, several of our operations and facilities are subject to collective bargaining agreements or involve the presence of work councils that may prevent or complicate our efforts to sell or restructure our businesses. In some cases, particularly with respect to our European operations, there may be laws or other legal impediments affecting our ability to carry out such sales or restructuring. If we are unable to exit a product line or business in a timely manner, or to restructure our operations in a manner we deem to be advantageous, our business, financial condition and results of operations could be materially adversely affected.

Our actual pension liabilities and costs following the Separation may differ significantly from those set out in the historical combined financial statements for our predecessor periods.

        We have accounted for our participation in Philips-sponsored pension plans in which we and other Philips businesses participate as multi-employer plans. The costs of pension benefits with respect to our employees participating in these plans have been allocated to us based upon actuarial computations, except for certain less significant plans, in which case a proportional allocation based upon compensation or headcount has been used. The amounts included in the combined statements of operations for 2004, 2005 and the period January 1 through September 28, 2006 were €58 million,

€64 million, and €51 million, respectively. Related assets and liabilities are not included in our predecessor balance sheet.

        For pension plans in which only our employees participate (our dedicated plans), the related costs, assets and liabilities have been included in the combined balance sheets.

        Now that we have carried out the Separation, we have been able to estimate the value of the pension assets and liabilities associated with the pension plan assets and liabilities transferred to us. Based on the current funding levels of existing Philips plans, we believe that the liabilities transferred exceed the assets, and as a result we have recorded a significant unfunded pension liability. The Company estimates that its unfunded liability associated with these pension obligations was €234 million as of September 29, 2006, the date of the Acquisition, and €234 million as of December 31, 2006. Our costs to meet these liabilities going forward may be significant and could have a material adverse impact on our financial condition.

The interests of our principal shareholders may be inconsistent with your interests.

        The Consortium, subject to the provisions of the Shareholders Agreement, has the power to control our affairs and policies. For more information on the Shareholders Agreement, see "Recent Significant Transactions—The Acquisition." Our principal shareholders may have conflicting interests with one another which may impede their ability to collectively make important decisions regarding our business. The interests of the members of the Consortium on the one hand and Philips on the other hand could also conflict with your interests, particularly if we encounter financial difficulties or are unable to pay our debts when due. In addition, our principal shareholders and their respective affiliates could have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, would enhance their equity investments, and their respective affiliates may own, acquire and hold interests in businesses that compete directly or indirectly with us or may own businesses with interests that conflict with ours.

Risks Related to Our Separation from Philips

Our historical results may not be representative of our future results as a separate, stand-alone company.

        Our combined financial statements and the other financial information for our predecessor periods included in this prospectus have been derived from the consolidated financial statements of Philips and its accounting records and do not necessarily reflect what our results of operations, financial condition and cash flows would have been had we operated as a separate, stand-alone company during those periods. Philips did not account for us, and we were not operated, as a separate, stand-alone company for the predecessor periods. The historical costs and expenses reflected in the combined financial statements for our predecessor periods include an allocation for certain corporate functions historically provided to us by Philips, including legal, finance, human resources and other administrative functions. These allocations are based on what we and Philips consider to be reasonable reflections of the historical utilization levels of these functions required in support of our business. Moreover, our combined financial statements and the other historical financial information included in this prospectus do not necessarily indicate what our results of operations, financial condition, cash flows or costs and expenses will be in the future. In particular, the combined financial statements for our predecessor periods do not reflect the costs to us of borrowing funds as a separate entity. For more information on our results of operations, financial condition and cash flows, see "Selected Historical Combined and Consolidated Financial Data," "Unaudited Pro Forma Condensed Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the combined and consolidated financial statements and the accompanying notes included elsewhere in this prospectus.

Our ability to operate our business effectively may suffer if we do not, quickly and cost-effectively, establish our own financial, administrative and other support functions in order to operate as a stand-alone company, and we cannot assure you that the transitional services Philips has agreed to provide us will be sufficient for our needs.

        Prior to our separation from Philips, we did not operate as a stand-alone company. Historically, we have relied on financial, administrative and other resources of Philips to operate our business. Now that we have separated from Philips, we have needed to create our own financial, administrative and other support systems or contract with third parties to replace Philips' systems. We have entered into an agreement with Philips under which Philips will for a limited time provide certain transitional services to us. See "Certain Relationships and Related Party Transactions" for a description of these services. These services may not be sufficient to meet our needs, and, after our agreement with Philips expires, we may not be able to replace these services at all or obtain these services at prices or on terms as favorable as we currently have. Any failure or significant downtime in our own financial or administrative systems or in Philips' financial or administrative systems during the transitional period could impact our results or prevent us from paying our suppliers and employees, executing foreign currency transactions or performing other administrative services on a timely basis. Any failure or significant downtime in our financial or administrative systems or in Philips' financial or administrative systems during the transitional period could also impair our ability to meet these obligations or could result in weaknesses and deficiencies in our internal controls. In addition, under the terms of the indentures governing the notes, we are obligated to provide certain quarterly financial reports to the holders of the notes, and following the registration of the exchange notes in the exchange offers, we will be subject to the periodic reporting requirements of the SEC, including the internal control requirements of the Sarbanes-Oxley Act of 2002, which could create further consequences upon any such failure. Any of the foregoing could materially harm our business, financial condition and results of operations.

We may not succeed to Philips under all joint ventures, contracts and licenses that historically have formed part of our business.

        As part of the Separation, Philips assigned all joint ventures, contracts and licenses related to its semiconductors businesses to us. In many cases, these assignments required the consent of the relevant counterparty. Philips and we are still in the process of seeking the consents of all relevant counterparties. There can be no assurance that we will able to obtain these consents within a reasonable period of time or at all. Moreover, even if a consent is obtained, the relevant counterparty may decide to terminate the arrangement.

        If we fail to become a party to a material joint venture, contract or license that historically has formed part of our business or any such arrangement is terminated, our business, financial conditions and results of operations may be adversely affected.

We may lose rights to key intellectual property arrangements as a result of no longer being a business segment of Philips.

        As the semiconductors division of Philips, we benefited from some of Philips' intellectual property arrangements, including cross-licensing arrangements with other semiconductor companies and licenses from third parties of technology incorporated in our products and used to operate our business. Now that we have completed the Separation, we may no longer be a beneficiary under a number of these agreements. As a result, we may not have rights to use important intellectual property that we have previously been licensed to use and may therefore be subject to claims that we are infringing intellectual property rights of third parties through the manufacture and sale of our products and the operation of our business. Therefore, we may be vulnerable to claims by such parties that our products or operations infringe such parties' patents or other intellectual property rights. In addition, third parties may have refrained from asserting intellectual property infringement claims against us because we were a business segment of Philips. Now that we are a separate entity, they may attempt to pursue such claims against us.

        We have negotiated our own patent cross-license agreements and arrangements with a number of the industry participants with which Philips has patent cross-license agreements. However, we have not completed negotiations with respect to all such agreements and arrangements and cannot assure you that we will be able to do so successfully.

The separation of certain operational and planning systems that we have previously shared with Philips and operate in conjunction with our customers may lead to customer dissatisfaction.

        Prior to our separation from Philips, we maintained a number of joint operational and planning systems that our customers utilized to interface with us. We may experience problems in connection with the ongoing transition of these systems from Philips to us, which may lead to supply shortages and other disruptions for our customers. If such disruptions occur and we are forced to compensate our customers or if our competitors are able to take advantage of these disruptions, our business, financial condition, and results of operations could be materially adversely affected.

The assets and employees that were transferred to us from Philips may not be sufficient for us to operate as a stand-alone company, and we may experience difficulty in acquiring additional assets or hiring new employees and integrating these assets and employees into our business.

        Because we did not operate as a stand-alone company in the past, we may need to acquire assets and hire employees in addition to those transferred to us by Philips in connection with our formation as a separate legal entity. We may face difficulty integrating newly acquired assets and newly hired employees into our business. Our business, financial condition and results of operations could be harmed if we fail to acquire assets or hire employees that prove to be important to our operations or if we incur unexpected costs or encounter other difficulties in integrating new assets and employees.

We may not be successful in establishing a brand identity.

        Historically, we have conducted our business under the Philips brand name. Now that we are a separate company, we must cease using "Philips" as a brand name or trade name, provided that we are permitted under certain circumstances and for a limited period of time after the Separation to use "founded by Philips" in connection with our new name. We currently conduct our business under our new brand name, NXP. The value of the Philips brand name was recognized by our suppliers, customers and potential employees. We will need to expend significant time, effort and resources to establish our new brand name in the marketplace. We cannot guarantee that this effort will ultimately be successful. If our efforts to establish a new brand identity are unsuccessful, our business, financial condition and results of operations could be materially adversely affected.

Now that we are a separate company, we may experience increased costs resulting from a decrease in the purchasing power we had during the period when we were owned by Philips.

        We have been able to take advantage of Philips' economies of scale and purchasing power in purchasing technology and corporate services, including insurance, employee benefit support and audit services. Now that we are a separate company, we are a smaller and less diversified company than Philips, and do not have access to financial and other resources comparable to those of Philips prior to the Separation. As a separate, stand-alone company, we may be unable to obtain technology and corporate services at prices and on terms as favorable as those available to us prior to the separation, which could have a material adverse effect on our business, financial condition and results of operations.

Our separation agreements with Philips require us to assume many past and present liabilities related to our business and to indemnify Philips for future liabilities it may face with respect to our business. These arrangements may be less favorable to us than if they had been negotiated with an unaffiliated third party.

        Pursuant to the separation agreements we have entered into with Philips, we have assumed many past and present liabilities related to our business. We have also agreed to indemnify Philips with respect to future liabilities related to our business. Such liabilities include liabilities for which we do not know the extent of our potential exposure. Some of these exposures could be significant. Furthermore, the scope of the liabilities we have assumed and for which we have agreed to indemnify Philips and the terms on which we will do so may be less favorable than if we entered into a similar agreement with a third party.

Philips has agreed to indemnify us for certain liabilities. However, there can be no assurance that we will be able to enforce any claims under this indemnity against Philips.

        In connection with our separation from Philips, Philips has agreed to indemnify us, subject to certain limitations, for certain liabilities. Nonetheless, third parties could seek to hold us responsible for any of the liabilities Philips has agreed to retain, and there can be no assurance that we will be able to enforce our claims under the indemnity against Philips. Moreover, even if we ultimately succeed in recovering any amounts for which we are held liable from Philips, we may be temporarily required to bear these losses ourselves. Each of these risks could materially adversely affect our business, results of operations and financial condition.

Risks Related to the Exchange Notes and Our Capital Structure

Our substantial amount of debt could adversely affect our financial health and could prevent us from fulfilling our obligations under the exchange notes.

        We are highly leveraged. At December 31, 2006, our long-term indebtedness was €4,426 million. For a description of our outstanding indebtedness as of December 31, 2006, see "Capitalization." Our substantial indebtedness could materially adversely affect us by making it more difficult for us to satisfy our payment and other obligations under the exchange notes and our payment and obligations under our senior secured revolving credit facility; limiting our ability to borrow money for working capital, restructurings, capital expenditures, research and development, investments, acquisitions or other purposes, if needed, and increasing the cost of any of these borrowings; requiring us to dedicate a substantial portion of our cash flow from operations to service our debt, which reduces the funds available for operations and future business opportunities; limiting our flexibility in responding to changing business and economic conditions, including increased competition and demand for new services; placing us at a disadvantage when compared to our competitors that have less debt; and making us more vulnerable than our competitors who have less debt to a downturn in our business, industry or the economy in general. Despite our substantial indebtedness, we may still incur significantly more debt, which could further exacerbate the risks described above.

We may not be able to generate sufficient cash flows to meet our debt service obligations.

        Our ability to make payments on and to repay or refinance our indebtedness, including the exchange notes, and to fund planned capital expenditures will depend on our ability to generate cash from our future operations. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. See "Risks Related to Our Business."

        Our business may not generate sufficient cash flow from operations, or future borrowings under our senior secured revolving credit facility or from other sources may not be available to us in an amount sufficient, to enable us to repay our indebtedness, including the exchange notes, or to fund our other liquidity needs, including working capital and capital expenditure requirements. We cannot guarantee that we will be able to obtain enough capital to service our debt and fund our planned capital expenditures and business plan. If we complete an acquisition, our debt service requirements could also increase. In 2006, our cash flow from operating activities (on a combined predecessor and successor basis) was €760 million and our pro forma cash interest expense would have been €366 million. During the last three years, our cash flow from operations has not exceeded €978 million. See "Unaudited Pro Forma Condensed Financial Data." A substantial portion of our indebtedness bears interest at floating rates, and therefore if interest rates increase, our debt service requirements will increase. We may need to refinance or restructure all or a portion of our indebtedness, including the exchange notes, on or before maturity. We may not be able to refinance any of our indebtedness, including our senior secured revolving credit facility and the notes, on commercially reasonable terms, or at all. If we cannot service our indebtedness, we may have to take actions such as selling assets, seeking additional equity investments or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances, any of which could have a material adverse effect on our operations. Additionally, we may not be able to effect such actions, if necessary, on commercially reasonable terms, or at all.

Restrictive covenants in our senior secured revolving credit facility and the indentures governing the notes may restrict our ability to pursue our business strategies or repay the notes.

        Our senior secured revolving credit facility and the indentures governing the notes limit our ability, among other things, to:

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  incur additional indebtedness or issue preferred stock;

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  pay dividends or make distributions in respect of our capital stock or make certain other restricted payments or investments;

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  repurchase or redeem capital stock;

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  sell assets, including capital stock of restricted subsidiaries;

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  agree to limitations on the ability of our restricted subsidiaries to make distributions;

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  enter into transactions with our affiliates;

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  incur liens;

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  guarantee indebtedness;

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  designate unrestricted subsidiaries; and

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  engage in consolidations, mergers or sales of substantially all of our assets.

        The restrictions contained in the indentures and the senior secured revolving credit facility could:

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  limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans; and

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  adversely affect our ability to finance our operations, make strategic acquisitions, investments or alliances, engage in research and development activities, restructure our organization, finance other capital needs or engage in other business activities that would be in our interest.

Our failure to comply with the covenants contained in the credit agreement governing our senior secured revolving credit facility or the indentures governing the notes or our other debt agreements, including as a result of events beyond our control, could result in an event of default which could materially and adversely affect our operating results and our financial condition.

        Our senior secured revolving credit facility and the indentures governing the notes require us to comply with various covenants. If there were an event of default under any of our debt instruments that was not cured or waived, the holders of the defaulted debt could terminate commitments to lend and cause all amounts outstanding with respect to the debt to be due and payable immediately, which in turn could result in cross defaults under our other debt instruments. Our assets and cash flow may not be sufficient to fully repay borrowings under all of our outstanding debt instruments if some or all of these instruments are accelerated upon an event of default.

        If, when required, we are unable to repay, refinance or restructure our indebtedness under, or amend the covenants contained in, our senior secured revolving credit facility, or if a default otherwise occurs, the lenders under our senior secured revolving credit facility could elect to terminate their commitments thereunder, cease making further loans and issuing or renewing letters of credit, declare all outstanding borrowings and other amounts, together with accrued interest and other fees, to be immediately due and payable, institute enforcement proceedings against those assets that secure the extensions of credit under our senior secured revolving credit facility and thereby prevent us from making payments on the exchange notes. Any such actions could force us into bankruptcy or liquidation, and we might not be able to repay our obligations under the exchange notes in such an event.

Insolvency laws and other limitations on the guarantees and the security may adversely affect their validity and enforceability.

        Our obligations under the exchange notes will be guaranteed by, and the secured exchange notes will be secured by certain assets of, the guarantors. The guarantors are organized under the laws of The Netherlands, Germany, the state of Delaware in the United States, England and Wales, Singapore, Hong Kong, Thailand, Taiwan and The Philippines. Although laws differ among these jurisdictions, in general, applicable fraudulent transfer and conveyance and insolvency laws and, in the case of the guarantees, limitations on the enforceability of judgments obtained in New York courts in such jurisdictions could limit the enforceability of the guarantee and the security against a guarantor. The following discussion of fraudulent transfer, conveyance and insolvency law, although an overview, describes generally applicable terms and principles, which are defined under the relevant jurisdiction's fraudulent transfer and insolvency statutes.

        In an insolvency proceeding, it is possible that creditors of the guarantors or the appointed insolvency administrator may challenge the guarantees and security, and intercompany obligations generally, as fraudulent transfers or conveyances or on other grounds. If so, such laws may permit a court, if it makes certain findings, to:

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  avoid or invalidate all or a portion of a guarantor's obligations under its guarantee or the security provided by such guarantor;

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  direct that holders of the exchange notes return any amounts paid under a guarantee or any security document to the relevant guarantor or to a fund for the benefit of the guarantor's creditors; and

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  take other action that is detrimental to you.

        If we cannot satisfy our obligations under the exchange notes and any guarantee or security is found to be a fraudulent transfer or conveyance or is otherwise set aside, we cannot assure you that we can ever repay in full any amounts outstanding under the exchange notes. In addition, the liability of each guarantor under its guarantee of the exchange notes will be limited to the amount that will result in such guarantee or security not constituting a fraudulent conveyance or improper corporate distribution or otherwise being set aside. The amount recoverable from a guarantor under the security documents will also be limited. However, there can be no assurance as to what standard a court would apply in making a determination of the maximum liability of each guarantor. Also, there is a possibility that the entire guarantee or security may be set aside, in which case, the entire liability may be extinguished.

        In order to initiate any of these actions under fraudulent transfer or other applicable principles, courts typically may determine that, at the time the guarantees were issued or security interests created, the guarantor:

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  issued such guarantee or created such security with the intent of hindering, delaying or defrauding current or future creditors or with a desire to prefer some creditors over others;

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  issued such guarantee or created such security in a situation where a prudent businessman as a shareholder of our company would have contributed equity to our company; or

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  received less than reasonably equivalent value for incurring the debt represented by the guarantees or security on the basis that the guarantees or security were incurred for our benefit, and only indirectly the guarantor's benefit, or some other basis and (1) was insolvent or rendered insolvent by reason of the issuance of the guarantee or the creation of the security, or subsequently became insolvent for other reasons; (2) was engaged, or about to engage, in a business transaction for which the guarantor's assets were unreasonably small; or (3) intended to incur, or believed it would incur, debts beyond its ability to make required payments as and when they would become due.

        Different jurisdictions evaluate insolvency on various criteria, but a guarantor is generally considered insolvent at the time it issued a guarantee or created any security if:

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  its liabilities exceed the fair market value of its assets;

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  it cannot pay its debts as and when they become due; or

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  the present saleable value of its assets is less than the amount required to pay its total existing debts and liabilities, including contingent and prospective liabilities, as they mature or become absolute.

        We cannot assure you which standard a court would apply in determining whether a guarantor was "insolvent" as of the date the guarantees were issued or security was created or that, regardless of the method of valuation, a court would not determine that a guarantor was insolvent on that date, or that a court would not determine, regardless of whether or not a guarantor was insolvent on the date its guarantee was issued or security was created, that payments to holders of the exchange notes constituted fraudulent transfers on other grounds.

        An overview of the enforceability issues as they relate to the guarantees and security documents is set forth under "Limitations on Validity and Enforceability of Guarantees and Security" below.

Enforcing your rights as a holder of the exchange notes or under the guarantees or the security across multiple jurisdictions may be difficult.

        The exchange notes will be issued by the co-issuers, NXP B.V., which is incorporated under the laws of The Netherlands, and NXP Funding LLC, which is organized under the laws of the state of Delaware. The exchange notes will be guaranteed by nine of our subsidiaries, which are incorporated under the laws of The Netherlands, Germany, Taiwan, Philippines, the state of Delaware, Hong Kong, Thailand, Singapore and England and Wales. Each of the guarantors has also granted security over certain of its assets to secure the obligations of the issuers under the secured exchange notes and the obligations of it and the other guarantors under its secured guarantee. In the event of bankruptcy, insolvency or a similar event, proceedings could be initiated in any of these jurisdictions and in the jurisdiction of organization of a future guarantor of the exchange notes. Your rights under the exchange notes and the guarantors' guarantees and security granted by the guarantors will thus be subject to the laws of several jurisdictions, and you may not be able to effectively enforce your rights in multiple bankruptcy, insolvency and other similar proceedings. Moreover, such multi-jurisdictional proceedings are typically complex and costly for creditors and often result in substantial uncertainty and delay in the enforcement of creditors' rights.

        In addition, the bankruptcy, insolvency, administrative, and other laws of the respective guarantors' jurisdictions of incorporation may be materially different from, or in conflict with, one another and those of the United States in certain areas, including creditors' rights, priority of creditors, the ability to obtain post-petition interest and the duration of the insolvency proceeding. The application of these various laws in multiple jurisdictions could trigger disputes over which jurisdictions' law should apply and could adversely affect your ability to enforce your rights and to collect payment in full under the exchange notes, the guarantees and any security.

Corporate benefit and financial assistance laws and other limitations on the guarantees and security may adversely affect the validity and enforceability of the guarantees of the exchange notes and security granted by the guarantors.

        The guarantees of the exchange notes by the guarantors and security granted by such guarantors provide the holders of the exchange notes with a direct claim against the assets of the guarantors. Each of the guarantees and the amount recoverable under the security documents, however, is limited to the maximum amount that can be guaranteed or secured by a particular guarantor without rendering the guarantee or security, as it relates to that guarantor, voidable or otherwise ineffective under applicable law. In addition, enforcement of any of these guarantees or security against any guarantor will be subject to certain defenses available to guarantors and security providers generally. These laws and defenses include those that relate to fraudulent conveyance or transfer, voidable preference, financial assistance, corporate purpose or benefit, preservation of share capital, thin capitalization and regulations or defenses affecting the rights of creditors generally. If one or more of these laws and defenses are applicable, a guarantor may have no liability or decreased liability under its guarantee or the security documents to which it is a party.

The exchange notes will be structurally subordinated to the liabilities of non-guarantor subsidiaries and joint ventures.

        Some, but not all, of our subsidiaries will guarantee the exchange notes. Our joint ventures will not guarantee the exchange notes. Generally, holders of indebtedness of, and trade creditors of, non-guarantor subsidiaries and joint ventures, including lenders under bank financing agreements, are entitled to payments of their claims from the assets of such subsidiaries and joint ventures before these assets are made available for distribution to any guarantor, as direct or indirect shareholder.

        Accordingly, in the event that any of the non-guarantor subsidiaries or joint venture entities become insolvent, liquidates or otherwise reorganizes:

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  the creditors of the guarantors (including the holders of the exchange notes) will have no right to proceed against such subsidiary or joint venture entities, assets; and

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  creditors of such non-guarantor subsidiary or joint venture, including trade creditors, will generally be entitled to payment in full from the sale or other disposal of the assets of such subsidiary or joint venture before any guarantor, as direct or indirect shareholder, will be entitled to receive any distributions from such subsidiary or joint venture.

        On a combined predecessor and successor basis, our subsidiaries and joint ventures that will not guarantee the exchange notes or provide security generated 24% of our total sales for the twelve months ended December 31, 2006. These entities represented 13% of our total assets as of December 31, 2006. As of December 31, 2006, our non-guarantor subsidiaries had approximately €337 million of liabilities, including trade payables but excluding intercompany obligations, all of which would have ranked structurally senior to the exchange notes and the guarantees.

Claims of secured creditors of the guarantors have priority with respect to their security over the claims of unsecured creditors, such as the holders of the unsecured exchange notes.

        Claims of the secured creditors of the guarantors have priority with respect to the assets securing their indebtedness over the claims of holders of the unsecured exchange notes. Therefore, the unsecured exchange notes and the guarantees of the unsecured exchange notes will be effectively subordinated to any secured indebtedness and other secured obligations of the guarantors to the extent of the value of the assets securing such indebtedness or other obligations. In the event of any foreclosure, dissolution, winding-up, liquidation, reorganization, administration or other bankruptcy or insolvency proceeding of an entity that has secured obligations, holders of secured indebtedness will have prior claims to the assets of the relevant guarantors that constitute their collateral. Subject to the limitations pursuant to applicable law, the holders of the unsecured exchange notes will participate ratably with all holders of other unsecured indebtedness of such guarantors, and potentially with all of their other general creditors, based upon the respective amounts owed to each holder or creditor, in the remaining assets of such guarantors. In the event that any of the guarantors' secured indebtedness becomes due or the lender thereunder proceeds against the operating assets that secure the indebtedness, the guarantors' assets remaining after repayment of that secured indebtedness may not be sufficient to repay all amounts owing in respect of the relevant guarantees of the unsecured exchange notes. As a result, holders of unsecured notes may receive less, ratably, than holders of secured indebtedness of such guarantors.

        As of December 31, 2006, we had €2,959 million of secured indebtedness outstanding and €498 million of available borrowing capacity under our senior secured revolving credit facility. We will be permitted to borrow substantial additional indebtedness, including senior secured debt, in the future under the terms of the indentures.

The secured exchange notes will be secured only to the extent of the value of the assets that have been granted as security for the notes and in the event that the security is enforced against the collateral, the holders of the secured exchange notes will receive proceeds from the collateral only after the lenders under our senior secured revolving credit facility and certain holders of additional secured debt.

        If we default on the secured exchange notes, the holders of the secured exchange notes will be secured only to the extent of the value of the assets underlying their security interest. Not all of our assets secure the secured exchange notes and we have not taken and will not take action to perfect all liens on assets which do secure the secured exchange notes. For example, (1) perfected security interests in bank accounts to the extent constituting proceeds of other collateral will not be taken until after an enforcement event (which may limit enforcement of security interests in the proceeds of such collateral in certain jurisdictions), (2) notice to debtors under accounts receivable has not and will not be given (which is significant in some jurisdictions to perfect liens on such receivables against the accounts receivable obligor) and (3) in some jurisdictions (for example Taiwan and Thailand) perfected security interests in inventory have not and will not be taken. See "Description of the Exchange Notes—Security." In the future, the obligations to provide additional guarantees and grant additional security over assets, or a particular type or class of assets, whether as a result of the acquisition or creation of future assets or subsidiaries, the designation of a previously unrestricted subsidiary as a restricted subsidiary or otherwise, is subject to certain agreed security principles. The agreed security principles set out a number of limitations on the rights of the noteholders to require a guarantee or security in certain circumstances. The operation of the agreed security principles may result in, among other things, the amount recoverable under any guarantee or security provided by any subsidiary being limited and/or security not being granted over a particular type or class of assets. Accordingly, the agreed security principles may affect the value of the guarantees and security provided by us and our subsidiaries. To the extent that the claims of the holders of the secured exchange notes exceed the value of the assets securing those exchange notes and other liabilities, those claims will rank equally with the claims of the holders of the unsecured senior exchange notes, any remaining unsecured outstanding notes and any other indebtedness ranking pari passu with the unsecured exchange notes. As a result, if the value of the assets pledged as security for the secured exchange notes is less than the value of the claims of the holders of the secured exchange notes, those claims may not be satisfied in full before the claims of our unsecured creditors are paid. Furthermore, upon enforcement against any collateral or in insolvency, under the terms of the collateral agency agreement the claims of the holders of our secured exchange notes to the proceeds of such enforcement will rank behind the claims of the lenders and letter of credit issuers under our senior secured revolving credit facility and holders of additional secured indebtedness (to the extent permitted to have super-priority by the indenture).

Security over certain assets will not be taken and certain guarantees and security will not be in place on the closing date of the exchange offers or will not be perfected on the closing date.

        In certain jurisdictions security over particular asset classes will not be taken. In particular, no security will be taken over inventory in Taiwan or Thailand. The organizational documents of certain of our joint ventures, including SSMC and JNS, require the consent of other joint venture partners in order for us to pledge our equity interests in these joint ventures. As required under our financing agreements, we have sought since entering into the senior secured revolving credit facility and issuing the senior secured notes to obtain these consents. The joint venture partners of SSMC and JNS have recently advised us that they will not consent to the grant of security. A conditional assignment has been taken of shares in, and substantially all of the assets of, the subsidiary guarantor organized in The Philippines. This is not a security interest. However, it requires the assets and shares to be assigned upon the occurrence of an enforcement event. Such assignment may constitute a preference and be unenforceable. In addition, in order to be enforceable certain taxes and or duties would be payable, in each case based on the amount recoverable under such assignment. Given the value of The Philippines assets, this could require the payment of substantial duties and taxes.

        No security will be taken over the shares in SMST Unterstützungskasse GmbH, a direct wholly-owned subsidiary of the guarantor organized in Germany. SMST Unterstützungskasse GmbH holds pension assets for employees of the German subsidiaries.

        In addition, as of the date of this prospectus, there is not a perfected security interest over NXP Semiconductors Thailand Co. Ltd.'s machinery and equipment provided, however, that subject to the agreed security principles, we are obligated to provide security on NXP Manufacturing (Thailand) Co. Ltd.'s machinery and equipment by May 12, 2007.

        The security over real property and fixed assets granted by NXP Manufacturing (Thailand) Co. Ltd. will be granted in favor of the collateral agent. There is some doubt as to whether such security granted to an agent, rather than each of the secured creditors individually, would be enforceable in Thailand. In addition, perfection of such security interests require approvals from the relevant Thai authorities. There can be no assurance that we will obtain such approvals.

        In The Netherlands, Germany and Japan, security will be granted to the collateral agent in respect of a direct debt created under the collateral agency agreement. This debt is created to satisfy a requirement for certain collateral in Germany, The Netherlands and Japan that the collateral agent be a creditor of the relevant security provider. However, there can be no assurance that such a structure will be effective as there is no judicial or other guidance as to its efficacy.

        In certain jurisdictions, certain security interests will be taken on the closing date in respect of certain assets (in particular, accounts receivable and proceeds therefrom) but will not be perfected until after the occurrence of specified enforcement events.

        Certain patents are also subject to licenses or other arrangements with third parties. In accordance with the agreed security principles and/or applicable law, security interests granted in such patents may be subject to, or otherwise limited by, such licenses or other arrangements.

        We established three secured accounts with the collateral agent that are denominated in U.S. dollars, euro and pounds sterling, which we refer to as the "Initial Secured Accounts", and have deposited nominal amounts in each account. We are not required to separately lodge or create security in any other cash or bank accounts prior to an enforcement event or to make payments to the Initial Secured Accounts. If an enforcement event occurs, we will (1) pay the proceeds of sale or collection of collateral to an account or accounts that do not contain cash that is not the proceeds of collateral, (2) not commingle the proceeds of collateral with our other cash and (3) cause U.S. dollar, euro and pound sterling proceeds of collateral that are paid to or received by us to be paid promptly to the Initial Secured Accounts, and to the extent practicable, direct counterparties to pay the proceeds of collateral directly to the Initial Secured Accounts. Following an enforcement event, we will also grant, subject to the agreed security principles, a perfected security interest in all other accounts maintained by us to which proceeds of collateral are paid to the extent of the proceeds of such collateral, which we refer to as the "Additional Secured Accounts", and together with the Initial Secured Accounts, the "Secured Accounts". To the extent any of the Secured Accounts are or become part of the accounts used in our cash management system, we are entitled to grant an equal and ratable security interest in such accounts to the cash management bank securing our cash management obligations to such bank. In the event of a bankruptcy or insolvency event, certain of these security interests created after the closing date with respect to the collateral may be subject to avoidance as, among other grounds, preferential devices for the benefit of the note holders. If any such security interest is avoided in a relevant proceeding, the note holders would not receive the effective benefit of such security and would be treated as unsecured creditors with respect to those assets.

        In addition, security interests over the shares and other ownership interests of non-guarantor subsidiaries may not be governed by local law and may not be perfected on the closing date. No assurance can be given that such security interests will be enforceable in the jurisdiction in which a non-guarantor subsidiary is organized or established.

        The operation of insolvency laws in some or all of our jurisdictions may prevent such interests being perfected in the event that the relevant security provider is insolvent at the relevant time or may result in such security being considered a preference or fraudulent conveyance (see "—Insolvency laws and other limitations on the guarantees and the security may adversely affect their validity and enforceability").

Certain jurisdictions may impose withholding taxes on payments under the guarantees or security documents or impose foreign exchange restrictions which may reduce the amount recoverable by noteholders.

        Payments made by NXP Manufacturing (Thailand) Co. Ltd., NXP Semiconductors Taiwan Ltd. and NXP Semiconductors Singapore Pte. Ltd. under their guarantees may (in each case) be subject to withholding tax, the amount of which will vary depending on the residency of the recipient and the availability of double-tax treaty relief.

        In addition, foreign exchange controls applicable in certain jurisdictions, including Thailand and Taiwan, may limit the amount of local currency that can be converted into other currencies (including

U.S. dollars and euros) upon enforcement of the guarantee from, or any security provided by, such guarantor. In Thailand, the approval of the Bank of Thailand is required in order for the subsidiary guarantor organized under the laws of Thailand to remit payments under its guarantee outside Thailand. We were unable to obtain such approval. As such, the subsidiary guarantor organized under the laws of Thailand may not remit payments under the guarantees out of Thailand without a judgment from a Thai court, which may delay payment of the amount recoverable by the noteholders.

Certain of our subsidiaries, other entities and alliances in which we hold minority interests and all of our joint venture operations are not subject to the restrictive covenants in the indenture governing the exchange notes.

        Certain of our subsidiaries, other entities and alliances in which we hold minority interests, including those with significant assets and business operations, and all of our joint venture operations, including SSMC and JNS, are not subject to the restrictive covenants in the indentures governing the exchange notes. This means that these entities, and all of our joint venture operations, will be able to engage in many of the activities that we are prohibited from doing, such as incurring substantial additional debt, securing assets in priority to the claims of the holders of the exchange notes, paying dividends, making investments, selling substantial assets and entering into mergers or other business combinations. These actions could be detrimental to our ability to make payments of principal and interest when due and to comply with our other obligations under the exchange notes, and could reduce the amount of our assets that would be available to satisfy your claims should we default on the exchange notes. In addition, the initiation of bankruptcy or insolvency proceedings or the entering of a judgment against these subsidiaries, or their default under their other credit arrangements, will not result in a cross-default on the exchange notes.

        On a combined predecessor and successor basis, entities that are not subject to the restrictive covenants in the indenture generated 3% of our total sales for the twelve months ended December 31, 2006. These entities represented 8% of our total assets as of December 31, 2006.

You may be unable to recover in civil proceedings for U.S. securities laws violations.

        NXP B.V. is organized under the laws of The Netherlands. A majority of our assets are located outside of the United States. Most of the members of our supervisory board are not residents of the United States and a majority of their assets are located outside the United States. In addition, most of our executive officers are non-residents of the United States and a majority of the assets of our executive officers are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or the members of our supervisory board and executive officers, or to enforce against us or them judgments obtained in U.S. courts predicated upon civil liability provisions of the U.S. securities laws. In addition, we cannot assure you that civil liabilities predicated upon the federal securities laws of the United States will be enforceable in The Netherlands. See "Enforcement of Civil Liabilities."

You may face foreign exchange risks or adverse tax consequences by investing in exchange notes denominated in foreign currencies.

        Several tranches of the senior secured and unsecured exchange notes will be denominated and payable in euros. If you are a U.S. or other non-euro-zone investor, an investment in the euro-denominated senior secured and unsecured exchange notes will entail foreign exchange-related risks due to, among other factors, possible significant changes in the value of the euro relative to the U.S. dollar or other relevant currencies because of economic, political and other factors over which we have no control. Depreciation of the euro against the U.S. dollar could cause a decrease in the effective yield of the euro-denominated exchange notes below their stated coupon rates and could result in a loss to you on a U.S. dollar basis. Investing in the euro-denominated exchange notes by U.S.

investors may also have important tax consequences. See "Summary of Material U.S. Federal Tax Considerations—United States Taxation—Taxation of U.S. Holders." Non-U.S. investors investing in the dollar-denominated exchange notes will face similar taxation and foreign exchange-related risks.

If certain changes to tax law were to occur, we would have the option to redeem the exchange notes.

        If certain changes in the law of any relevant taxing jurisdiction become effective that would impose withholding taxes or other deductions on the payments on the exchange notes or the guarantees, we may redeem the exchange notes of that series in whole, but not in part, at any time, at a redemption price of 100% of the principal amount, plus accrued and unpaid interest, if any, and additional amounts, if any, to the date of redemption. We are unable to determine whether such a change to any tax laws will be enacted, but if such change does occur, the notes will be redeemable at our option.

We may not be able to fulfill our repurchase obligations in the event of a change of control.

        Any change of control would constitute a default under our senior secured revolving credit facility. Therefore, upon the occurrence of a change of control, the lenders under our senior secured revolving credit facility would have the right to terminate lending commitments and accelerate their loans and we would be required to prepay all of our outstanding obligations under our senior secured revolving credit facility.

        Moreover, upon the occurrence of any change of control, we will be required by the indentures governing the exchange notes to make a change of control offer. If a change of control offer is made, there can be no assurance that we will have available funds sufficient to pay the change of control purchase price for any or all of the exchange notes that might be delivered by holders of the exchange notes seeking to accept the change of control offer and, accordingly, none of the holders of the exchange notes may receive the change of control purchase price for their exchange notes. Our failure to make or consummate the change of control offer or pay the change of control purchase price when due will give the trustee and the holders of the exchange notes the rights described under "Description of the Exchange Notes—Events of Default."

There is no established trading market for the exchange notes, and no market for the notes may develop. You may not be able to resell your notes or, if issued, the exchange notes.

        The exchange notes are new issues of securities for which there is no established trading market. We are offering the exchange notes to holders of the outstanding notes, which we sold to institutional investors in October 2006. We have applied for the exchange notes to be admitted to trading on the Alternative Securities Market of the Irish Stock Exchange. The outstanding notes currently trade on the Alternative Securities Market of the Irish Stock Exchange, and the outstanding notes are eligible for trading on the PORTAL Market.

        However, an active market for the exchange notes may not develop or, if developed, may not continue. Historically, the market for non-investment grade debt has been subject to substantial volatility, which could adversely affect the prices at which you may sell your exchange notes. In addition, subsequent to their initial issuance, the exchange notes may trade at a discount from their value at the time of such issuance, depending upon prevailing interest rates, the market for similar notes, our operating performance and other factors.

RECENT SIGNIFICANT TRANSACTIONS

        We refer to the transactions by which we acquired Philips' semiconductors businesses and Philips sold an 80.1% interest in these businesses to the Consortium as the "Transactions". Set forth below is a description of the Transactions.

The Separation

        Prior to September 28, 2006, Philips reorganized its semiconductors businesses so that they became substantially separate from the other activities of Philips. We then acquired substantially all of these businesses from Philips on September 28, 2006. We refer to these transactions as the "Separation". As contemplated by the Separation arrangements, Philips' interest in ASMC (a joint venture in which Philips holds a 27% interest) has not yet been transferred to us. We expect that this interest will be transferred to us on or before June 30, 2007. In addition, not all contracts related to our business to which Philips was a party have been transferred to us.

        In connection with the Separation, we entered into various agreements with Philips, including an intellectual property transfer and license agreement (the "IP Agreement"), a framework research and development agreement, a transitional services agreement, an information technology transitional services agreement, and a projects transfer agreement. The IP Agreement provides that, for a period of three years following the Separation, Philips may not compete with us, subject to certain exceptions for semiconductors activities in connection with Philips' existing lines of business. See "Certain Relationships and Related Party Transactions" for more information on these agreements.

The Acquisition

        On September 28, 2006, KASLION entered into a Purchase Agreement with Philips. Pursuant to the Purchase Agreement, KASLION acquired 100% of our issued and outstanding shares from Philips on September 29, 2006, for an aggregate purchase price of €8,208 million. We refer to our acquisition by KASLION as the "Acquisition". The transfer of Philips' interest in ASMC to us as referred to above is subject to a deferred closing mechanism under the Purchase Agreement, pursuant to which Philips must deliver this interest on or before June 30, 2007 or compensate KASLION for the value of this interest based on an agreed-upon valuation mechanism.

        Separately, Consortium Holding, the investment vehicle of the Consortium, paid approximately €3,451 million and Philips paid approximately €854 million, in exchange for, respectively, 80.1% and 19.9% of the total equity of KASLION (prior to dilution from our management equity program). KASLION used these funds to purchase 100% of our shares from Philips. See "Principal Shareholders."

        The Purchase Agreement contains customary terms and conditions, including the following:

  •
  Non-solicit. The Purchase Agreement provides that for a period of one year following the closing of the Acquisition, Philips and its affiliates may not directly or indirectly hire or solicit any of our employees, and KASLION and its affiliates may not directly or indirectly hire or solicit any employees of Philips or its affiliates holding a managerial position, subject, in each case, to certain exceptions.

  •
  Employee matters. KASLION has agreed for a period of one year following the closing of the Acquisition to procure that we provide our employees with benefits that are the same as, or substantially comparable to, the benefits enjoyed by them at the time of the Acquisition.

        On September 29, 2006, Philips, Consortium Holding, KASLION, Stichting Management Co-Investment NXP (a foundation that holds equity in KASLION as part of our management equity program) and we entered into the Shareholders Agreement. For so long as Philips holds more than

10% of KASLION's equity, the Shareholders Agreement will include, among other things, provisions regarding the composition of our supervisory board and provisions that subject certain of our activities to the approval of a supervisory board member designated by Philips or the chairman of our supervisory board. The agreement provides that the chairman must be a person not affiliated with Philips or Consortium Holding. The Shareholders Agreement also limits our ability without the approval of the supervisory board member designated by Philips to amend our organizational documents in a manner adverse to Philips' rights as a shareholder or its rights under the Shareholders Agreement, engage in transactions with affiliated persons, modify or waive the pre-emptive rights attaching to our shares, engage in a legal merger, demerger or liquidation, repurchase or redeem equity securities other than on a pro rata basis and sell all or substantially all of our assets in exchange for equity securities of a person not active in the semiconductor industry. In addition, the Shareholders Agreement limits our ability without the approval of the chairman of our supervisory board to:

  •
  incur indebtedness or issue any debt securities or assume, guarantee or endorse any material obligation of any other person, if following such incurrence, issuance, assumption, guarantee or endorsement (i) our fixed charge coverage ratio would be less than 2.50:1.00 or (ii) our net debt leverage ratio would exceed a reference ratio determined by reference to our net debt as of the date of the closing of the transactions, (the fixed charge coverage ratio and the net debt leverage ratio are calculated in accordance with the definitions of these measures in the Shareholders Agreement, which are different from the definitions applicable to the exchange notes), and

  •
  pay dividends or make other distributions, redeem or repurchase equity securities or make loans to KASLION if, after taking into account our free cash flow, our liquidity situation generally and our short- and medium-term prospects, in each case at the time of the proposed dividend or distribution, we would not have, in the reasonable judgment of the chairman of our supervisory board, sufficient and available liquidity for our foreseeable needs.

        The provisions of the Shareholders Agreement described above terminate on the date that Philips ceases to own 10% or more of KASLION. Philips may sell all or part of its stake in KASLION at any time provided such sale is not to one of our competitors and Philips complies with rights of first offer granted to Consortium Holding.

The Financing Transactions

        The financing transactions associated with the Separation and the Acquisition include the following:

  •
  The bridge financing: On September 29, 2006, we entered into bridge financing facilities with affiliates of the initial purchasers of the outstanding notes, in an approximate aggregate principal amount of €4,529 million. We used a portion of the proceeds from these facilities to finance the Acquisition and retained the balance as cash.

  •
  The notes: On October 12, 2006, we issued the outstanding notes in euro-denominated and dollar-denominated series, on both a secured and unsecured basis, in the approximate aggregate euro-equivalent principal amount of €4,529 million. We used the proceeds from the offering of the outstanding notes to repay all amounts owing under the bridge facilities. We are offering to exchange these outstanding notes for the exchange notes in the exchange offers.

  •
  The senior secured revolving credit facility: In addition, we entered into a senior secured revolving credit facility on September 29, 2006, consisting of up to €500 million available from time to time in the form of multicurrency loans and letters of credit. As of December 31, 2006, we had used €2 million of the senior secured revolving credit facility for guarantees, and had €498 million in available credit remaining under the facility.

        See "Description of the Exchange Notes" and "Description of Other Indebtedness."

USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offers. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes. The outstanding notes surrendered in exchange for the exchange notes will be cancelled.

CAPITALIZATION

        The following table sets forth our total capitalization as of December 31, 2006. You should read this table together with "Selected Historical Combined and Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our combined and consolidated financial statements and the accompanying notes included elsewhere in this prospectus.

	As of December 31, 2006
	(€ in millions)
Existing debt:
Senior secured credit revolving facility(1)	€—
Floating Rate Senior Secured Notes due 2013 (EUR)	1,000
Floating Rate Senior Secured Notes due 2013 (USD)	1,164	(2)
7 7/8% Senior Secured Notes due 2014 (USD)	778	(2)
8 5/8% Senior Notes due 2015 (EUR)	525
9 1/2% Senior Notes due 2015 (USD)	948	(2)
Other debt	€34

Total debt	4,449

Total Shareholder's equity	3,685

Total capitalization	€8,134

(1)
The senior secured revolving credit facility consists of up to €500 million available from time to time in the form of multicurrency loans and letters of credit. As of December 31, 2006, €2 million of this facility was used to provide certain guarantees.

(2)
The U.S. dollar tranches have been converted for financial reporting purposes to euros at a rate of $1.3187 per €1.00 based on the noon buying rate on December 31, 2006.

SELECTED HISTORICAL COMBINED AND CONSOLIDATED FINANCIAL DATA

        The following table summarizes our historical combined and consolidated financial data. We prepare our financial statements in accordance with U.S. GAAP. Because our accounting basis changed in connection with the Acquisition on September 29, 2006, we present our financial statements on a predecessor and successor basis. For periods ended on or before September 28, 2006, our summary historical combined financial data principally reflects the historical financial position, results of operations and cash flows of the semiconductors businesses that were previously included as a segment of Philips. The historical combined statements of operations data for the predecessor periods set forth below do not reflect significant changes that have occurred or will occur in the operations and funding of our company as a result of the Transactions. See "Risk Factors—Risks Related to Our Separation from Philips" for a further explanation of some of these changes. For periods ended after September 29, 2006, our summary historical consolidated financial data reflects the financial position, results of operations and cash flows of our Company (including our consolidated subsidiaries) on a stand-alone basis.

        The selected historical combined financial data as of December 31, 2005, and for the years ended December 31, 2005 and 2004 and for the period January 1, 2006 through September 28, 2006 (predecessor periods) have been derived from our audited combined financial statements included elsewhere in this prospectus. The selected historical consolidated financial data for the period September 29, 2006 through December 31, 2006 (successor period) have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected combined financial data for the year ended 2003 has been derived from our audited combined financial statements not included in this prospectus. The selected combined financial data for the year ended December 31, 2002 has been derived from the unaudited accounting records of Philips and adjusted to include an allocation of costs in a manner generally consistent with the combined financial statements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Basis of Presentation."

        The financial information presented below may not be indicative of our future performance and the financial information for our predecessor periods does not necessarily reflect what our financial position and results of operations would have been had we operated as a separate, stand-alone entity during those periods.

        The selected historical combined and consolidated financial data should be read in conjunction with "Summary Historical Combined and Consolidated Financial Data," "Unaudited Pro Forma Condensed Financial Data," "Management's Discussion and Analysis of Financial Condition and

Results of Operations" and the combined and consolidated financial statements and the accompanying notes included elsewhere in this prospectus.

	Predecessor					Successor
	For the year ended December 31,				For the period January 1- September 28, 2006	For the period September 29- December 31, 2006
	2002(1)	2003	2004	2005
	(unaudited)
	(€ in millions, except ratios)
Combined and Consolidated Statements of Operations Data:
Sales	€4,281	€3,994	€4,609	€4,615	€3,702	€1,172
Sales to Philips companies(2)	581	262	214	151	68	18

Total sales	4,862	4,256	4,823	4,766	3,770	1,190
Cost of sales		(3,106)	(2,955)	(2,933)	(2,331)	(917)

Gross margin		1,150	1,868	1,833	1,439	273
Selling expenses		(290)	(297)	(304)	(275)	(88)
General and administrative expenses		(416)	(437)	(435)	(306)	(194)
Research and development expenses		(975)	(979)	(1,028)	(737)	(258)
Write-off of acquired in-process research and development	—	—	—	—	—	(515)
Other income		30	79	36	18	3

Income (loss) from operations	(628)	(501)	234	102	139	(779)
Financial income (expense)		(95)	(93)	(63)	(22)	(73)

Income (loss) before taxes		(596)	141	39	117	(852)
Income tax benefit (expense)(3)		(38)	(113)	(101)	(65)	242

Income (loss) after taxes		(634)	28	(62)	52	(610)
Results relating to unconsolidated companies		2	12	(5)	3	(2)
Minority interests		3	(26)	(34)	(50)	(4)

Net income (loss)		€(629)	€14	€(101)	€5	€(616)

Other Financial Data:
EBITDA(4)	€398	€481	€1,069	€881	€563	€26
Capital expenditures	(416)	(259)	(641)	(370)	(465)	(111)
Depreciation and amortization	(1,063)	(977)	(849)	(818)	(471)	(811)
Ratio of earnings to fixed charges(5)		—	2.3x	1.5x	4.3x	—

	Predecessor
					Successor
	As of December 31,
					As of December 31, 2006
	2002	2003	2004	2005
	(unaudited)
	(€ in millions)
Combined and Consolidated Balance Sheet Data:
Cash and cash equivalents		€24	€75	€110	€939
Total assets	€5,050	3,900	4,057	4,005	9,867
Working capital (deficit)(6)		394	292	(382)	1,177
Total debt(7)	1,645	1,284	1,432	1,483	4,449
Total business'/shareholder's equity(8)		1,752	1,458	1,126	3,685

(1)
The combined financial data for the year ended December 31, 2002 were generally derived based on the same methodology as the financial data for the years ended December 31, 2003, 2004 and 2005 and for the period from January 1, 2006 through September 28, 2006. Certain line items are omitted because, due to limited information available for 2002, among other factors, it is difficult to allocate certain costs to the appropriate expense line item. In addition, we did not record separately certain costs such as costs associated with Philips' software business and various non-operating expenses that were not separately tracked by Philips. These results have also not been subject to an audit or review. Accordingly, we are presenting more limited financial data for that year than for the other periods presented.

(2)
Our total sales include direct and indirect sales to Philips companies or entities. We report direct sales on our combined statements of operations as "Sales to Philips Companies". We also sell products to OEMs and other third parties for incorporation into their end-products, which are then sold to Philips entities. These indirect sales are not reported as Sales to Philips Companies, although we do include them in customers' sales data elsewhere in this prospectus that describe sales to Philips.

(3)
Our taxes for predecessor periods are calculated as if we filed separate tax returns although we were historically principally included in the consolidated tax return of Philips. Philips manages its tax position for the benefit of its entire portfolio of businesses, and its tax strategies are not necessarily reflective of strategies that we would have followed or currently follow as a stand-alone company.

(4)
EBITDA is defined as net income (loss) before financial expense, income taxes, depreciation, and amortization. While the amounts included in EBITDA have been derived from our combined and consolidated financial statements, EBITDA is not a financial measure calculated in accordance with U.S. GAAP. Accordingly, EBITDA should not be considered as an alternative to net income or operating income as an indicator of our performance, or as an alternative to operating cash flows as a measure of our liquidity. Our management uses EBITDA to assess our company's operating performance and to make decisions about allocating resources among our various segments. In addition, we believe that EBITDA is a measure commonly used by investors. EBITDA, as presented in this prospectus, may not be comparable to similarly titled measures reported by other companies due to differences in the way this measure is calculated. EBITDA is calculated as follows (unaudited):

	Predecessor				Successor
	For the year ended December 31,			For the period January 1- September 28, 2006	For the period September 29- December 31, 2006
	2003	2004	2005
	(€ in millions)
Net income (loss)	€(629)	€14	€(101)	€5	€(616)
Income tax expense	38	113	101	65	(242)
Financial expense	95	93	63	22	73
Depreciation and amortization	977	849	818	471	811

EBITDA	€481	€1,069	€881	€563	€26

(5)
For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest payable and similar charges, amortization of debt issuance cost, and one-third of operating lease rental expense, deemed representative of the interest component of rental expense. Set forth below is an overview of how we calculate the ratio of earnings to fixed charges (unaudited):

	Predecessor				Successor
	For the year ended December 31,			For the period January 1- September 28, 2006	For the period September 29- December 31, 2006
	2003	2004	2005
	(€ in millions, except ratios)
Earnings:
Income (loss) before taxes	€(596)	€141	€39	€117	€(852)
Fixed charges	115	106	82	36	86

Total earnings	€(481)	€247	€121	€153	€(766)

Fixed charges:
Interest expense	€96	€88	€61	€19	€79
Interest component of rent	19	18	21	17	7

Total fixed charges	€115	€106	€82	€36	€86

Ratio of earnings to fixed charges(a)	—	2.3x	1.5x	4.3x	—
  (a)
  For the year ended December 31, 2003 and the period September 29, 2006 through December 31, 2006, earnings were insufficient by €596 million and €852 million, respectively, to cover fixed charges.

(6)
Working capital is calculated as current assets less current liabilities.

(7)
Total debt includes external debt and, for predecessor periods, amounts due to Philips.

(8)
In 2003, we adopted the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation", (SFAS 123). Under the provisions of SFAS 123, we recognize the estimated fair value of equity instruments granted to employees as compensation expense over the vesting period on a straight-line basis. For awards granted to employees prior to 2003, we continued to account for stock-based compensation using the intrinsic value method in accordance with US Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees".

UNAUDITED PRO FORMA CONDENSED FINANCIAL DATA

        We have derived the unaudited pro forma condensed financial statements by applying the pro forma adjustments described below to our historical combined and consolidated financial statements for the periods January 1, 2006 through September 28, 2006 (predecessor periods) and September 29, 2006 through December 31, 2006 (successor period) which are included elsewhere in this prospectus. The unaudited pro forma condensed financial data give effect to the Transactions, to the extent not already reflected in our historical combined and consolidated financial statements, as if they had occurred on January 1, 2006. The assumptions underlying the pro forma adjustments are described fully in the accompanying notes, which should be read in conjunction with this unaudited pro forma condensed financial data.

        The Transactions include the following:

  •
  On September 28, 2006, Philips contributed approximately €8,071 million of cash to us in the form of a capital contribution of approximately €4,305 million and an intercompany loan in the amount of approximately €3,766 million.

  •
  On September 28, 2006, we purchased the shares and assets comprising Philips' semiconductors businesses (to the extent not already owned by us) for approximately €8,071 million.

  •
  On September 29, 2006, we entered into bridge financing facilities arranged by affiliates of the initial purchasers of the outstanding notes in the approximate aggregate euro-equivalent principal amount of €4,529 million. We used the proceeds of these bridge facilities, net of financing fees and expenses, to repay the intercompany loan and retained the remainder as cash. The total financing fees and expenses were approximately €130 million.

  •
  On September 29, 2006, KASLION acquired our outstanding shares for a purchase price of €8,208 million.

  •
  On October 12, 2006, we refinanced the bridge facilities with proceeds from the issuance of the outstanding notes.

        The unaudited pro forma adjustments are based upon available information and certain assumptions that are factually supportable and that we believe are reasonable under the circumstances. The unaudited pro forma condensed financial statements are presented for informational purposes only. The unaudited pro forma condensed financial statements do not purport to represent what our actual results of operations would have been had the Transactions, to the extent not already reflected in our historical combined financial statements, actually occurred on the date indicated, nor are they necessarily indicative of future results of operations. The unaudited pro forma condensed financial statements should be read in conjunction with the information contained in "Recent Significant Transactions," "Selected Historical Combined and Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the combined and consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

	Predecessor	Successor			Combined
	For the period January 1- September 28, 2006 (as reported)	For the period September 29- December 31, 2006 (as reported)	Pro forma adjustments		For the year ended December 31, 2006 (pro forma)
Total sales	€3,770	€1,190	€—		€4,960
Cost of sales	(2,331)	(917)	(99)	(a)(b)	(3,347)

Gross margin	1,439	273	(99)		1,613
Selling expenses	(275)	(88)	—		(363)
General and administrative expenses	(306)	(194)	(297)	(a)(b)	(797)
Research and development expenses	(737)	(258)	(5)	(a)	(1,000)
Write-off of in-process research and development	—	(515)	—		(515)
Other income	18	3	1		22

Income (loss) from operations	139	(779)	(400)		(1,040)
Financial income (expense)	(22)	(73)	(265)	(a)(c)	(360)

Income (loss) before taxes	117	(852)	(665)		(1,400)
Income tax benefit (expense)	(65)	242	188	(d)	365

Income (loss) after taxes	52	(610)	(477)		(1,035)
Results relating to unconsolidated companies	3	(2)	—		1
Minority interests	(50)	(4)	—		(54)

Net income (loss)	€5	€(616)	€(477)		€(1,088)

        See accompanying Notes to the Unaudited Pro Forma Condensed Statements of Operations.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENTS OF OPERATIONS

(a)
Philips has historically provided a number of services and has managed a number of functions on a group-wide basis. In our historical combined financial statements, there are allocations reflected that represent an estimate of the costs incurred on our behalf by Philips. These costs include items such as interest expense, certain research and development costs, legal fees (including patent services), costs associated with the marketing of the Philips brand and other general corporate expense. Following the Separation, we now function as a stand-alone company. As part of the Separation, we hired certain Philips employees to perform many of these services, including research and development, legal and general corporate functions. This adjustment eliminates, for the period before the Acquisition, the historical allocation for the functions that we have replaced, or that will not be incurred on an ongoing basis, and replaces them with estimated stand-alone costs. The stand-alone costs have been computed based on transition agreements signed with Philips at the closing of the Separation and the estimated costs of the additional personnel. We have retained the historical cost allocated to us by Philips where we do not have a more reliable estimate of the anticipated costs (for example, pension costs).

For the period January 1- September 28, 2006
(€ in millions)
General and Administrative expenses:
Remove general corporate services allocation	€(51)
Remove brand campaign allocation	(10)
Remove costs associated with Acquisition	—
Record estimated corporate costs	4

€(57)

Costs of Sales:
Record estimated Philips Intellectual Property & Standard costs	€23

Research and Development expenses:
Remove general corporate services allocation	€(15)
Record estimated research and development	20

€5

Financial Expense:
Remove financial items	€(22)

(b)
Represents the incremental depreciation and amortization expense associated with certain tangible and intangible assets. The adjustment has been calculated based upon management's determination of fair values and useful lives. The adjustment is calculated as follows:

			Incremental Depreciation/Amortization expense
	Estimated average useful life	Estimated fair value adjustment	For the period January 1- September 28, 2006
	(years)	(€ in millions)
General and administrative expenses:
Technology-related intangible assets:
— Existing Technology(1)	8	€1,606	€211
— Core Technology(1)	10	791	63
Customer-related intangible assets:
— Customer relationships(2)	14	592	32
— Order Backlog	1	47	35
Trade name	5	85	13

		€3,121	€354

Cost of sales:
Property, plant and equipment	4	€422	€76

  (1)
  The Company estimated the fair value of existing technology and core technology by applying an income analysis (which involves calculating the present value of future cash flows resulting from each asset), using an "excess earnings" method for product-related technologies, and a "relief from royalties" method for core fabrication technologies and patents. Discount rates between 11% and 28% were used in discounting cash flows, and royalty rates of between 2% and 6% were applied for purposes of the "relief from royalties" methodology. The estimated average useful lives of existing technology and core technology were determined using a weighted average of the various estimated useful lives of existing technology and core technology utilized within each of our business units, with weightings based on future revenue projections for each such business unit.

  (2)
  The Company estimated the fair value of customer relationships by applying an income analysis, using an "excess earnings" approach. Under this approach, the Company estimated its customer attrition rates and then calculated the discounted present value of the estimated cash flows resulting from selling future products to those customers over the estimated life of the customer relationship. Discount rates between 15% and 20% were applied to this analysis. The estimated average useful life was determined using the weighted average of historical rates of attrition within each of our business units, with weightings based on future revenue projections within each such business unit.

  For purposes of this calculation, all assets have been depreciated or amortized, as the case may be, on a straight-line basis. No adjustment was made to account for the one-time nature of the write-down of in-process research and development of €515 million that we recorded in our statement of operations immediately following the Acquisition, and which is fully reflected in the combined full-year 2006 pro-forma data. Similarly, the step-up in inventory value of €130 million which resulted from the purchase price accounting was expensed in the period September 29, 2006 through December 31, 2006, and accordingly has not been included as an adjustment.

  The additional depreciation and amortization expense reflects the purchase price allocation among assets acquired and liabilities assumed as set forth below:

(€ in millions)
Aggregate purchase price(1)	€8,208
Net assets acquired and liabilities assumed at September 29, 2006	€2,590
Excess of purchase price over net assets acquired and liabilities assumed	5,618

Allocations to reflect fair value of net assets acquired:
Existing technology(2)	(1,606)
Core technology(2)	(791)
Customer relationships(2)	(592)
Order backlog(2)	(47)
Trademark(2)	(85)
In-process research and development(2)	(515)
Property, plant and equipment(2)	(422)
Inventories(2)	(130)
Investments in unconsolidated companies(2)	10
Pension liabilities(2)	104
Deferred income tax liability(3)	461

Allocation to goodwill(4)	€2,005

  (1)
  Represents the push-down of the aggregate purchase price comprised of the total amount of the cash consideration paid to Philips in connection with the Acquisition (€8,071 million), the assumption of other debt (€8 million) and the estimated direct acquisition costs incurred in connection with the Acquisition (€10 million), the stock compensation costs to be repaid to Philips (€35 million) and the estimated settlement of net cash and working capital positions as of the Transaction date (€84 million).

  (2)
  These unaudited pro forma condensed financial statements reflect the allocation of the purchase price associated with the Acquisition to pension liabilities, goodwill, tangible assets and other intangible assets. These amounts are based on our management's estimates of the fair value of acquired assets, including identifiable intangible assets.

  (3)
  Represents the estimated impact on deferred income tax liabilities resulting from the purchase accounting adjustments to identified intangibles at an estimated blended statutory tax rate for the combined group of 25.2%. In determining this amount, we have calculated the anticipated tax impact of the Separation and estimated the resulting tax asset and liabilities. Any subsequent revisions to the purchase price allocation may affect the actual tax impact of the Separation, but no material changes are currently expected.

  (4)
  Any subsequent revisions to the purchase price allocation may affect the allocation to goodwill, but no material revisions are currently expected.

(c)
Interest expense for the historical periods represented an allocation from Philips to us of interest payable on certain intercompany loans. This allocation has been eliminated as part of the adjustments described in note (a) as this debt has been replaced with the financing incurred as part of the Transactions. The pro forma interest adjustments reflect the additional interest that would have been payable on the notes and our revolving credit facility for the period January 1, 2006 through September 28, 2006.

For the period January 1- September 28, 2006
(€ in millions)
Floating Rate Senior Secured Notes due 2013 (EUR)(1)	€47
Floating Rate Senior Secured Notes due 2013 (USD)(1)	73
7 7/8% Senior Secured Notes due 2014(1)	48
8 5/8% Senior Notes due 2015(1)	34
9 1/2% Senior Notes due 2015(1)	70
Financing fees and expenses(2)	9
Revolving credit facility(3)	2
Continuing historical financial expense	4

Pro forma financial expense	€287

  (1)
  Interest expense on the fixed rate notes has been calculated based on the stated interest rate. Interest expense on the dollar floating rate senior secured notes has been calculated based on 3-month LIBOR at October 5, 2006 (5.368%) plus the applicable margin and the interest expense on the euro floating rate senior secured notes has been calculated based on 3-month EURIBOR at October 5, 2006 (3.464%) plus the applicable margin. This does not reflect any impact of potential fluctuations in the currency exchange rates. The interest expense associated with the U.S. dollar-denominated tranches has been converted to euros at a rate of $1.2687 per €1.00 based on the noon buying rate on October 4, 2006.

    We are required to register the outstanding notes prior to January 5, 2008. We are making this exchange offer to fulfill this obligation. If we do not register the outstanding notes by this date, we will be required to pay additional interest.

  (2)
  Represents €96 million of financing fees and expenses associated with the outstanding notes and the revolving credit facility, which are amortized over the weighted average term of the borrowings of 7.8 years.

  (3)
  Represents the commitment fee on our €500 million revolving credit facility. This is based on an annual fee of 0.5%.

(d)
Represents the tax effect of the pro forma adjustments described above at an estimated effective statutory tax rate for the combined group of 28.4%, which was the effective rate for the period September 29, 2006 through December 31, 2006. We have applied this 28.4% rate to all periods presented as we believe it is a rate indicative of our future tax rate. We have assumed that tax benefits created will be utilized to offset tax liabilities in these periods. However, our ability to utilize such assets is dependent on our taxable income and actual deferred tax liabilities. Accordingly, our future effective tax rate may differ significantly from the rate presented in these unaudited pro forma condensed combined financial statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following information should be read together with our selected combined and consolidated financial and operating data, our unaudited pro forma condensed financial statements and the combined and consolidated financial statements and notes included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this prospectus particularly in "Risk Factors" and "Forward-Looking Statements."

        "NXP B.V.," the "company," "we," "us," and "our" each refers to NXP B.V. and its subsidiaries, including its predecessor businesses, which comprise certain operations that were formerly part of the semiconductors segment of Koninklijke Philips Electronics, N.V. ("Philips"), as described under "—Basis of Presentation," except where the context makes clear that the reference is only to NXP B.V. itself and not to its subsidiaries or predecessor businesses. The assets and liabilities comprising the operations of our predecessor businesses were transferred to us on September 28, 2006.

Background

        We are one of the world's largest semiconductor companies. With total sales of €5.0 billion in the calendar year ended December 31, 2006, we rank among the world's top ten semiconductor providers and among the top three suppliers of application-specific semiconductors in terms of total sales. With over 50 years of operating history, we are also one of the longest-established companies in our industry. Our business targets the home electronics, mobile communications, personal entertainment, automotive and identification application markets. Within these markets, we provide a diversified range of application-specific semiconductors, including system solutions and semiconductor components. We also have a strong multimarket products business, which provides our customers with general purpose semiconductor components, including transistors and diodes, general purpose logic and power discretes as well as an array of application specific standard products.

        Prior to September 28, 2006, we were not operated as an independent, stand-alone company, but rather as a division of Philips. We acquired substantially all of the assets, liabilities and related infrastructure that comprise Philips' semiconductors businesses in the Separation, which occurred on September 28, 2006. Please refer to "Recent Significant Transactions" and "Certain Relationships and Related Party Transactions" for more information on the Separation. We have taken steps to ensure that, now that we are separate from Philips, we will be able to maintain substantially all of the customer relationships, intellectual property and know-how we have developed as an integral part of Philips. At the same time, we believe that as a separate legal entity, with our own management and governance structure, we will be able to put a greater focus on the factors that are critical to our success and more easily benchmark ourselves against the performance of our competitors.

        Following the Separation, we were acquired by KASLION. Philips, on the one hand, and Consortium Holding, on the other, hold 19.9% and 80.1%, respectively, of the total equity of KASLION (prior to dilution from our management equity program). Stichting Management Co-Investment NXP, a foundation established to hold shares on behalf of our management, also owns an equity interest in KASLION as part of our management equity program. The terms of the Share Purchase Agreement and other documents relating to the acquisition are described in more detail in "Recent Significant Transactions".

        Our historical combined financial statements for the predecessor periods have been prepared based on a number of assumptions regarding what our costs would have been if we had been independently operated during the relevant periods. These assumptions relate in particular to the expense allocations for certain corporate functions historically provided to us by Philips, including general corporate expenses, basic research costs, employee benefits and incentives (including pensions), legal and intellectual property services, and financing expenses. We expect that our costs for these allocated expenses will decrease in the periods following the Separation because we expect that as a stand-alone company we will now incur lower corporate infrastructure costs than we did as part of a larger company. Our financing costs, however, are now significantly greater as a result of the financing incurred in connection with the Transactions.

Our Business

        We have four business units: Mobile & Personal, Home, Automotive & Identification and Multimarket Semiconductors, each of which reports as a separate segment in our financial statements. Mobile & Personal provides semiconductors for use in portable consumer electronic devices, primarily cellular phones and personal entertainment devices. Home sells semiconductors for use in consumer electronics typically found in the home, such as televisions and set-top boxes. Automotive & Identification provides semiconductors for use in automotive applications, including in-vehicle networking, tire pressure monitoring and in-vehicle entertainment, as well as in identification applications for governmental, security and supply chain functions. Multimarket Semiconductors provides both standard products and application specific standard products to distributors, OEMs and ODMs, and also operates four semiconductor wafer fabrication facilities and four assembly and test sites.

        The balance of our manufacturing activities is carried out by our Integrated Circuit Manufacturing Operations (IMO) division, which reports as a fifth segment. In addition to operating our integrated circuit manufacturing sites, IMO also coordinates our manufacturing outsourcing activities, which are becoming an increasingly important component of our business strategy. Revenues and expenses not allocated to any of these five segments, including those generated by our IP licensing and software businesses, are reported in a sixth segment, Corporate and Other.

        With the exception of our Corporate and Other segment, each of our segments is managed by a separate team, and each segment is charged for its use of corporate resources, such as accounting. Our senior management reviews the performance of each segment individually, based on, among other measures, income from operations, to assess such segment's as well as our company's overall operating performance and to make decisions about allocating resources amongst the various segments.

        The revenues and expenses of our segments in any given period include substantial amounts of sales between segments, primarily reflecting transfers between IMO and our four business units. All intersegmental revenues and related expenses are eliminated during consolidation. Our segmental sales, as presented herein, exclude inter-segmental sales.

        The products sold by our four business units fall into two categories. The first category consists of highly differentiated application specific semiconductors and system solutions. Our Mobile & Personal, Home and Automotive & Identification business units primarily sell products in this category. The profitability of these products depends to a significant degree on our ability to innovate and develop new technologies and customer solutions. The second of our product categories consists of standard products, which are devices that can be incorporated in many different types of electronic equipment and which are typically sold to a wide variety of customers, both directly and through distributors. Our Multimarket Semiconductors business unit makes a large number of standard products, in addition to application specific standard products. The profitability of standard products tends to be driven by manufacturing cost, supply chain efficiency, continuous improvement of manufacturing processes and product mix.

        We manage our business in accordance with the principles and strategies we have set forth in our Business Renewal Program, a comprehensive performance improvement program we formally launched in the first half of 2005. The Business Renewal Program focuses on increasing sales and improving profitability and cash flow through a strategic focus on markets where we hold a competitive advantage, intensive cost reduction initiatives and implementation of an asset-light manufacturing strategy. As part of this program, we have worked to:

  •
  streamline costs in manufacturing, selling, general and administrative activities and research and development,

  •
  improve our organizational efficiency, manufacturing and supply chain performance, and

  •
  improve time-to-market of new products, product quality and customer service.

        We believe that the Business Renewal Program has been highly successful to date. Among other objectives that have been met, we have already exceeded our target of reducing annual costs by €250 million in the aggregate by the end of 2006, compared to 2004 levels, which we use as a benchmark. We believe that we will continue to realize benefits from ongoing implementation of this program. Please see "—Our Business Renewal Program" below for more information.

Key Factors Driving Our Results

        Our results of operations are driven by a combination of factors affecting the semiconductor industry as a whole and various structural and operational factors specific to our company. Set forth below is an overview of the key drivers affecting our results.

  •
  End market demand and the semiconductor cycle.    Demand for our semiconductors depends to a large degree on demand in the consumer and industrial end markets for the products in which our semiconductors are used. As demand for end-market products increases, our customers order more of our semiconductors in order to meet their production requirements and also to build their inventories. When demand for these end-market products falls, our customers reduce their orders, as they require fewer semiconductors and as they deplete their inventories. Since new semiconductor wafer production facilities (called wafer fabs) typically involve significant capital investments and take a considerable amount of time to construct, the amount of industry capacity typically lags changes in demand for semiconductors. As a result, an acceleration of demand can cause supply shortages within the industry, and significant increases in prices and margins. Reductions in demand, or development of excess capacity, can result in lower prices and margins. Trends in demand for consumer products such as televisions and mobile devices are particularly important because a significant portion of our sales are connected to consumer products. Semiconductor market demand generally is a more significant factor for our more standardized products, such as those produced by Multimarket Semiconductors. Changes in end-market demand and the current state of industry capacity relative to that demand are important factors driving our sales and profitability.

    The semiconductor industry has historically experienced cycles between growing demand and reductions in demand or overcapacity in the market. In the period 2001-2003, a combination of lower demand and excess capacity in the market resulted in lower prices and margins in the semiconductor industry. We experienced significant operating losses during this period. Since that time, we and other semiconductor producers have taken steps to reduce our exposure to potential cyclicality, in particular through the use of outsourcing of production to third party foundries, increasing the flexibility of production facilities, controlling costs and improving supply chain management. Demand for semiconductors has grown significantly over the past two years, and we expect that growth, in particular for the markets we address, will continue in the near term.

  •
  Success of our customers' products.    In addition to market demand for semiconductors generally, our sales and margins are driven by the success of our customers and the products in which our semiconductors are used. This is particularly the case for more tailored products such as our application-specific systems solutions, which may be developed for and used in one particular product or range of products by a customer, such as a particular mobile phone or a model line of mobile phones. If our customers are successful, we will experience higher sales volumes and generally higher margins. If products in which our semiconductors are used are not successful, or experience significant competition on price or other factors, that can affect our sales and the prices and margins we are able to realize.

  •
  Ability to develop and execute on the delivery of successful new products.    In our Mobile & Personal, Home, and Automotive & Identification business units we strive to deliver application-specific system solutions to our customers. These products typically generate higher prices and higher margins because of their complexity and tailored application and because the number of companies capable of designing and selling competing products is lower than in markets for standard products. In order to develop these new products, we incur significant research and development costs up front. Our ability to target these development efforts towards products for which significant demand will exist is vital for us to recoup those research and development expenditures and realize a positive return on our research and development investments. Equally important, once we have developed a particular product, is our ability to manufacture that product in a cost-effective and timely manner consistent with demand.

  •
  Utilization rates for our facilities.    Our results also depend significantly on the degree to which our fabrication facilities are utilized. The capital expenditures involved in building new facilities are substantial, and we must maintain certain minimum capacity utilization levels at our facilities in order to realize a positive return on invested capital. Increased production volumes allow these fixed costs to be absorbed by a greater number of units, thereby increasing our gross margin. The following table shows our average utilization rates for the periods indicated:

	For the year ended December 31,
	2004	2005	2006(2)
Average utilization (in percent) of IMO wafer fabs(1)	86	79	80

(1)    Excludes Crolles fabrication site.

(2)    2006 figure on a combined predecessor and successor basis.

    To attempt to maintain a consistent level of utilization at our wholly owned manufacturing facilities, we have moved to outsource a significant portion of our production to third parties, and expect that we will increase our use of outsourcing in the future. We believe that our outsourcing strategy allows us to meet customer requirements during the periods of highest demand without building capacity that would be idled during times of lower demand. We have also worked to make our production facilities more flexible so that they can be adapted to manufacture different products depending on demand. Our expectation is that these efforts will enable us to maintain relatively high utilization levels for our facilities and reduce the risk associated with reductions in utilization rates.

  •
  Ability to win new customers and maintain existing ones.    The semiconductor industry is characterized by innovation, which has the effect of shortening product life cycles. As a result, we must continually introduce new products into the market and win customers for those products. When a new product cycle is launched, we must re-establish ourselves as the supplier of choice even with our existing customers. Our ability to win selection contests, or "design-in wins", determines how successful we will be with a given product. Once we have achieved a design-in win, our customers will typically design their products around our semiconductors, creating high switching costs for the customer and providing us with a degree of sales predictability for the product. Conversely, a failure to gain design-in wins means we will be largely restricted from accessing a particular customer until the next product cycle. Achieving an early design-in win in emerging product areas or with new-generation technology is often the critical determinant of future success in that market.

  •
  Achieving economies of scale.    In several of our markets, our profitability is driven by the market position we occupy and our size relative to our competitors. Higher levels of research and development expenditures, which are more sustainable at higher sales volumes, permit next-generation products to be brought to market more quickly, facilitating access to the leading OEMs. Scale also lowers overall fixed costs per unit, and creates other advantages, such as the ability to participate in the development of industry standards. As a result, we generally strive to occupy one of the top two positions in the markets we address, although in certain markets, particularly those which are highly fragmented, we believe we can maintain profitability by focusing on niche segments.

  •
  Ability to maintain a competitive cost position.    Consistent innovation in the semiconductor industry means that production costs generally fall over time. As a result of competitive pressures, average selling prices for semiconductor products also typically decline over time. Our ability to reduce our production costs relative to reductions in average selling price is an important factor in determining our margins. Because a large portion of our costs are fixed, our relative cost position is frequently driven by our ability to manage fixed costs and increase the productivity of our assets and also by the volume of our production and the utilization of our facilities. If we are able to reduce costs over time, we frequently are able to maintain margins on products even if prices for those products are falling.

  •
  Foreign exchange rate fluctuations.    Approximately 73% of our sales are outside Europe and mainly denominated in U.S. dollars. Most of our front-end manufacturing facilities and our development sites are located in Europe, and as a result only approximately 53% of our costs are incurred in U.S. dollars. Therefore, movements in the value of the U.S. dollar relative to the euro or to other currencies can have a significant impact on our results, particularly to the extent that these fluctuations occur between the time at which we incur a particular cost and the time at which we realize the related revenue. A decrease in the value of the U.S. dollar relative to any of these currencies makes products or services paid for in those currencies more expensive, which in turn tends to decrease our margins. An increase in the value of the U.S. dollar has the opposite effect. The dollar has been weak relative to the euro over the past three years, and as a result our euro-denominated costs have increased relative to our U.S. dollar revenue, with a consequent negative effect on margins. We have limited ability to pass along these increased costs since many of our competitors are exposed to and incur costs in currencies other than the euro. Since we report our results in euros, our results are also subject to translation effects. In order to reduce the impact of foreign currency fluctuations, we engage in hedging activities with respect to our transactional exchange rate exposure. We do not hedge translational risk. See "Exchange Rate Information" above. We currently intend to change our reporting currency to U.S. dollars effective January 1, 2008.

Our Business Renewal Program

        In response to the decline in sales we experienced between 2001 and 2003, and the resulting losses we reported, we started to implement changes in our business strategy and operations. These changes focused on reducing excess capacity, exiting unprofitable business lines and reducing costs. Since that time, we have formalized this approach into a comprehensive performance improvement program that we refer to as the Business Renewal Program. We seek through this program to maximize our ability to capitalize on profit opportunities during strong markets and to protect our business from the periodic downturns that occur in the semiconductor cycle. The program comprises eight elements, based on a detailed analysis of our operational performance, and encompasses all of our global operations from procurement to manufacturing, sales, marketing and logistics, and overhead. We have already accomplished many of our initial objectives for the program, and expect to benefit as the program continues to be implemented.

        The key elements of our Business Renewal Program are to:

  •
  Create a Simplified Market-Oriented Organizational Structure.    We have implemented a simplified organizational structure in order to reduce complexity and focus our employees on the markets we service. We have reduced the number of our management levels from four to three, grouped our business into four business units rather than seven and streamlined our sales and marketing activities.

  •
  Lower Our Break-Even Point.    We are lowering our break-even point by reducing fixed costs, increasing our manufacturing productivity and improving yields. As a result, we can operate our manufacturing facilities economically even at lower utilization levels.

  •
  Improve Operational Excellence.    In each of our business units, we have launched a range of programs to measure and reduce the cost of inefficiencies in our supply chain, manufacturing and sales and marketing processes and to shorten the time-to-market for new products.

  •
  Build Market Share.    We are working to grow the market share of each of our business units by improving the competitiveness of our products, increasing our presence in our key geographic regions and marketing our existing products to a greater number of customers or in application areas we have not addressed in the past.

  •
  Streamline Our Portfolio of Businesses and Focus on Key Markets.    We are focusing our business on areas where we believe that we have or can achieve a competitive advantage and in product lines that we expect to grow at rates higher than that of the overall market. As part of this effort, we have successfully redirected to growth businesses €175 million of research and development costs from exited businesses and €50 million from mature businesses.

  •
  Adopt an Asset-Light, Flexible Manufacturing Strategy.    To improve our return on invested capital and reduce our capital expenditures, we are pursuing an asset-light manufacturing strategy, particularly with respect to advanced CMOS fabrication.

  •
  Increase Scale in Key Areas and Invest in New Products.    We focus on businesses where we believe we have the potential to maintain or achieve cost and market leadership positions. Accordingly, our strategy is to direct our research and development investments, sales efforts and marketing focus towards business lines where we believe that we can build or sustain leading market shares.

  •
  Consider Acquisition Opportunities and Build Partnerships.    We actively consider targeted acquisition opportunities, in particular to build on our market leadership positions. We also have established a partnering support strategy and developed resources to help each of our business units engage in collaborations with customers, technology providers and other semiconductor companies in order to gain deeper application insight and share costs associated with designing and manufacturing new products. We also partner with industry leaders to create new standards for emerging technologies, providing us with the opportunity to shape industry trends in a strategically advantageous manner.

Basis of Presentation

        The discussion and analysis of the financial results and condition of NXP is based on the audited U.S. GAAP financial statements of the Company for the years ended December 31, 2004 and 2005 and the period from January 1, 2006 through September 28, 2006 (predecessor periods) and the period from September 29, 2006 through December 31, 2006 (successor period). This discussion should be read in conjunction with those audited combined and consolidated financial statements, which have been included in this Prospectus.

        We were incorporated in The Netherlands on December 21, 1990, as a Dutch private company with limited liability (besloten vennootschap) and as a wholly-owned subsidiary of Philips. Because our accounting basis changed in connection with the Acquisition, our financial statements are prepared on a predecessor and successor basis. Our consolidated statements of operations, changes in shareholder's equity and cash flows for the period September 29 through December 31, 2006 and our consolidated balance sheet as of December 31, 2006 represent our financial condition and results of operations as a stand-alone entity following the Acquisition. Our combined statements of operations, changes in business' equity and cash flows for the years ended December 31, 2004 and 2005 and the period from January 1 through September 28, 2006 and our combined balance sheet as of December 31, 2005 are for the predecessor periods and have been derived from the consolidated financial statements and accounting records of Philips for its semiconductors businesses that, following the Separation, became part of our company. Our combined financial statements for those periods have been derived from the consolidated financial statements and accounting records of Philips, principally using the historical results of operations and historical basis of assets and liabilities of the semiconductors businesses. Our combined statements of operations for predecessor periods include expense allocations for the cost of certain corporate functions historically provided to us by Philips, including management oversight, corporate services, basic research, brand campaign expenses, employee benefits and incentives. Additionally, the combined financial statements for predecessor periods include cash, debt and related interest income and expense, which have been historically reported in the semiconductors segment of Philips. Furthermore, our combined financial statements for predecessor periods present taxes calculated as if we filed separate tax returns from Philips. These allocations were made on a specifically identifiable basis or using the relative percentages, as compared to Philips' other businesses, of our net sales, payroll, fixed assets, inventory, net assets excluding debt, headcount or other reasonable methods. While we and Philips consider these allocations to be a reasonable reflection of the utilization of the services provided to us by Philips, the corresponding costs we incur as a separate, stand-alone company may be higher or lower than the amounts reflected in our historical combined statements of operations. Additionally, Philips uses a worldwide centralized approach to cash management and the financing of its operations, with all related activity between Philips and our company reflected as business equity transactions in owner's net investment on our combined balance sheets for predecessor periods. Accordingly, our combined financial statements for predecessor periods may not necessarily reflect our results of operations, financial position and cash flows in the future or what our results of operations, financial position and cash flows would have been had we been a separate, stand-alone company during the periods presented.

        In particular, our combined financial statements for predecessor periods do not reflect the effects on us of borrowing funds as a separate entity. Our interest expense has increased significantly and our effective tax rate has decreased as a result of the Transactions.

        In addition, our combined financial statements for predecessor periods do not reflect the impact of any purchase accounting for the Acquisition. The push-down of purchase accounting has resulted in, among other things, changes to pensions, deferred tax liabilities and inventories and a significant resulting change to goodwill in the consolidated financial statements for the successor period.

        Notwithstanding the difference in the basis of accounting between the successor and predecessor described above, we have prepared our discussion of the results of operations for the year ended December 31, 2006 based on the arithmetical combination of these results for each of the periods January 1, 2006 through September 28, 2006 (predecessor) and September 29, 2006 through December 31, 2006 (successor), since we believe this provides the most meaningful comparison with previous year's results. Because our accounting basis changed upon the Acquisition, however, the presentation of the combined results of our predecessor and successor periods does not comply with

U.S. GAAP and has not been audited. Where relevant, we have described the impact on our results of the purchase accounting used in connection with the Acquisition. We have also described the impact of cost allocations to the predecessor and the actual stand-alone costs of the successor, where relevant to the analysis.

Replacement of Independent Registered Public Accounting Firm

        While we were operated as a division of Philips, KPMG Accountants N.V. ("KPMG"), which is the independent registered public accounting firm for the Philips consolidated group, audited us and our subsidiaries. For fiscal periods commencing subsequent to our separation from Philips, Deloitte Accountants B.V. ("Deloitte") will replace KPMG as our independent registered public accounting firm. The appointment of Deloitte was proposed by our supervisory board and board of management and approved at a general meeting of shareholders held on December 19, 2006. During the fiscal years ended December 31, 2004 and 2005 and for the periods January 1, 2006 through September 28, 2006 and through the date of this Prospectus, there have been no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of KPMG would have caused it to make reference thereto in its reports on our financial statements for such periods. During 2006, we engaged Deloitte to provide us with advice regarding regulatory requirements relating to the offering of outstanding notes.

Results of Operations

Description of Key Line Items of Our Statements of Operations

        Set forth below is a brief description of the composition of the key line items of our combined statements of operations:

        Total sales.    Total sales comprises revenues from sales to customers and are shown net of intersegmental transactions. Sales prices for our products generally fall over time as a result of competition and lower production costs. As a result, growth of total sales is principally driven by:

  •
  Increasing sales volumes, which can offset lower average prices, and

  •
  Innovation and creation of new products that will attract higher prices.

        Our total sales include direct and indirect sales to Philips companies or entities. We report direct sales on our combined statements of operations as "Sales to Philips companies". We also sell products to OEMs and other third parties for incorporation into their end-products, which are then sold to Philips companies or entities. These indirect sales are not reported as Sales to Philips companies, although we do include them in sales data when we describe sales to Philips. Direct and indirect sales to Philips in 2004 and 2005, and for the calendar year ended December 31, 2006 were €425 million, €359 million and €315, respectively.

        Cost of sales.    Cost of sales comprises:

  •
  variable manufacturing and transportation costs, including the cost of labor, energy and process chemicals;

  •
  fixed manufacturing costs, including maintenance costs, depreciation of property, plant and equipment, and restructuring charges, if any, associated with a write-down of our fixed assets or reductions in our manufacturing workforce;

  •
  raw material costs, including the cost of substrate silicon wafers; and

  •
  the purchase price of goods for which we have outsourced production.

        As a result of the relatively high fixed costs associated with semiconductor fabrication, our gross margins are largely driven by utilization rates at our manufacturing facilities. Variable cost factors, such as yields and labor costs, also play a role. Material costs are generally a relatively small component of our cost of sales.

        Gross margin.    Gross margin is calculated as total sales minus cost of sales. Because prices for our products generally decline over time, an important driver of our gross margins is our ability to reduce production costs in line with (or by more than) reductions in prices.

        Selling expenses.    Selling expenses mainly consist of the costs of our sales and marketing force, including salaries and wages for employees in account management, marketing, support and the order desk. A majority of selling expenses are fixed. Higher sales volumes will generally result in lower selling expenses as a percentage of total sales.

        General and administrative expenses.    General and administrative expenses include costs related to management and administrative support (such as executive management, finance and accounting and supply chain management) both by our corporate center and at the level of each segment. In addition, general and administrative expenses include amortization of intangibles. As with selling expenses, a high proportion of general and administrative costs are fixed.

        Research and development expenses.    Research and development expenses include costs related to research and development activities by particular segments or with respect to particular business lines, as well as expenses related to more general process technologies that are broadly applicable across our entire business, and are presented net of subsidies we may receive relating to these activities. All research and development costs are expensed as incurred.

        Other business income (expense).    Other business income (expense) includes amounts of gain or loss related to the disposal of businesses and assets, and amounts received (or paid) in respect of certain miscellaneous items, such as insurance proceeds.

        Financial income (expense).    Financial income (expense) includes net interest expense, financing costs and foreign exchange costs and benefits. It also includes amounts such as dividend income that result from non-current financial assets.

        Income tax benefit (expense).    Income tax benefit (expense) for predecessor periods represents an allocated portion of the income tax payable or the value of deferred tax assets recognized by Philips during the relevant period. The allocation is based on certain assumptions, including the assessment by management whether it will be more likely than not that some portion of or all deferred tax assets will not be realized. Income tax benefit (expense) for the successor period is accounted for using the asset and liability method.

        Results relating to unconsolidated companies.    Results relating to unconsolidated companies includes our proportionate share of the profit or loss of various business entities in which we hold an interest but whose financial results we do not consolidate with our financial results. We apply this method of accounting to an entity where we have determined that we exert significant influence over such entity's operating and financial policies, but do not control such entity. This includes any alliances where the nature of the agreement is consistent with an unincorporated joint venture. The remainder of our alliances are treated as cost sharing agreements with revenues and costs combined in the statements of operations. Our holdings in Advanced Semiconductor Manufacturing Company (ASMC) and T3G, in which we hold interests of 27% and 41%, respectively, at December 31, 2006 are accounted for in results relating to unconsolidated companies.

        Minority interests.    Minority interests represents the proportionate share of the profit or loss of our consolidated subsidiaries that is allocable to third parties. Minority holdings in Systems on Silicon Manufacturing Company (SSMC), in which we currently hold a 61.2% interest, and in Jilin NXP Semiconductors Limited, in which we hold a 60% interest, are accounted for in this manner.

Year Ended December 31, 2006 Compared with Year Ended December 31, 2005

	Predecessor		Successor	Combined	Predecessor/Combined	Predecessor	Combined
						For the year ended December 31,
	For the year ended December 31, 2005	For the period January 1- September 28, 2006	For the period September 29- December 31, 2006	For the year ended December 31, 2006	Change, 2006 over 2005
						2005	2006
	(€ in millions)		(€ in millions)		(%)	(% of total sales)
Statements of Operations Data
Total sales	€4,766	€3,770	€1,190	€4,960	4.1	100.0	100.0
Cost of sales	(2,933)	(2,331)	(917)	(3,248)	(10.1)	(61.5)	(65.5)

Gross margin	1,833	1,439	273	1,712	(6.6)	38.5	34.5
Selling expenses	(304)	(275)	(88)	(363)	(19.4)	(6.4)	(7.3)
General and administrative expenses	(435)	(306)	(194)	(500)	(14.9)	(9.1)	(10.1)
Research and development expenses	(1,028)	(737)	(258)	(995)	3.2	(21.6)	(20.1)
Write-off of acquired in-process research and development	—	—	(515)	(515)	—	—	(10.4)
Other business income	36	18	3	21	(41.7)	0.7	0.4

Income (loss) from operations	102	139	(779)	(640)	(727.4)	2.1	(12.9)
Financial income (expense)	(63)	(22)	(73)	(95)	(50.8)	(1.3)	(1.9)

Income (loss) before taxes	39	117	(852)	(735)	(1984.6)	0.8	(14.8)
Income tax benefit (expense)	(101)	(65)	242	177	275.2	(2.1)	3.6

Income (loss) after taxes	(62)	52	(610)	(558)	(800.0)	(1.3)	(11.2)
Results relating to unconsolidated companies	(5)	3	(2)	1	120.0	(0.1)	0.0
Minority interests	(34)	(50)	(4)	(54)	(58.8)	(0.7)	1.1

Net income (loss)	€(101)	€5	€(616)	€(611)	(505.0)	(2.1)	(12.3)

Segment Data
Total sales
Mobile & Personal	€1,618	€1,172	€396	€1,568	(3.1)	33.9	31.6
Home	1,002	730	212	942	(5.9)	21.0	19.0
Automotive & Identification	719	662	210	872	21.4	15.1	17.6
Multimarket Semiconductors	1,238	1,017	328	1,345	8.6	26.0	27.1
IMO(2)	146	140	28	168	15.1	3.1	3.4
Corporate and Other(3)	43	49	16	65	51.2	0.9	1.3

Combined total sales	€4,766	€3,770	€1,190	€4,960	4.1	100.0	100.0

Income (loss) from operations(1)
Mobile & Personal	€72	€23	(135)	€(112)	(255.6)	4.4	(7.1)
Home	(85)	(37)	(164)	(201)	(136.5)	(8.5)	(21.3)
Automotive & Identification	168	151	(256)	(105)	(162.5)	23.4	(12.0)
Multimarket Semiconductors	139	203	(79)	124	(10.8)	11.2	9.2
IMO(2)	32	7	(71)	(64)	(30.0)	—	—
Corporate and Other(3)	(224)	(208)	(74)	(282)	(25.9)	—	—

Combined income (loss) from operations	€102	€139	€(779)	€(640)	(727.4)	2.1	12.9

(1)
Segmental income (loss) from operations percentages are given as a percentage of segment total sales, rather than combined total sales.

(2)
Total sales of our IMO division includes only external sales. Income (loss) for our IMO division incorporates intersegmental sales, which are determined by a market-based internal transfer pricing mechanism between IMO and each business unit. As a result, income (loss) from operations of our IMO segment bears little meaningful relation to total sales of our IMO segment, and we do not present income (loss) from operations as a percentage of total sales.

(3)
Total sales of our Corporate and Other division primarily includes intellectual property license sales. Income from operations for our Corporate and Other division incorporates research expenses not related to any specific business unit, corporate restructuring charges and other expenses not allocated to our other five segments. As a result, income (loss) from operations of our Corporate and Other segment bears little meaningful relation to total sales of our Corporate and Other segment, and we do not present income (loss) from operations as a percentage of total sales.

Company-Wide

Total sales

        Total sales were €4,960 million for the year ended December 31, 2006, compared to €4,766 million for the year ended December 31, 2005, an increase of 4.1%. This increase reflects total sales growth in each of our business units, across which sales were generally strong during the first nine months of the year, especially in our Multimarket Semiconductors and Automotive & Identification business units. Increases were driven primarily through volume growth, although a positive mix impact was also observed, primarily due to the relatively larger contribution from sales of our Automotive & Identification business unit, where unit prices tend to be higher. Multimarket Semiconductors benefited from strong demand and relatively stable prices for its more mature products. In the last three months of the year, sales declined as part of an overall industry slowdown, which we attribute to an inventory correction at many of our customers. Excluding foreign currency effects, total sales for the year ended December 31, 2006 increased 5.1% over the year ended December 31, 2005.

Cost of sales

        Cost of sales for the year ended December 31, 2006 was €3,248 million, or 65.5% of total sales, compared to €2,933 million, or 61.5% of total sales, in the year ended December 31, 2005. The increased cost of sales reflects primarily the impact of increased inventory valuations and additional depreciation costs during the period following the Acquisition. These costs amounted to €155 million, comprised of €130 million related to a higher carry cost for our inventory and €25 million related to increased depreciation of tangible fixed assets. Certain non-recurring items, amounting to €53 million and consisting of costs associated with our separation from Philips restructuring and litigation, also negatively affected 2006 cost of sales. Excluding the effect of the foregoing factors, cost of sales decreased in 2006 compared to 2005, primarily the result of reduced manufacturing unit costs, which in turn related to an increase in utilization rates at our wafer fabs from 76% to 85% over the two periods. Front-end manufacturing yields improved over the same periods as well.

Gross margin

        Gross margin was €1,712 million, representing 34.5% of total sales, for the year ended December 31, 2006, compared to €1,833 million, representing 38.5% of total sales for the corresponding period.

Selling expenses

        Selling expenses were €363 million for the year ended December 31, 2006, compared to €304 million for the year ended December 31, 2005, an increase of 19.4%. As a percentage of total sales, selling expenses increased from 6.4% to 7.3%. Increased selling expenses reflected an increase in total sales, as well as the impact of increased spending on customer designs in efforts and restructuring costs that were incurred in connection with the reorganization of our sales and marketing group. Restructuring charges primarily represent severance costs and relocation allowances reflecting a reduction in staffing levels and the geographical realignment of several of our sales offices, which we have undertaken in order to better address the needs of our customers.

General and administrative expenses

        General and administrative expenses were €500 million for the year ended December 31, 2006, compared to €435 million for the year ended December 31, 2005, an increase of 14.9%. As a percentage of total sales, general and administrative expenses increased from 9.1% to 10.1%, primarily the result of increased amortization of intangible assets following the Acquisition. €120 million in increased amortization costs were recorded in the period September 29 through December 31, 2006, as the result of a step-up in fair value of intangibles in connection with the Acquisition. Excluding this effect, G&A expenses decreased in 2006, reflecting lower headcount resulting from reorganizational initiatives undertaken in connection with our Business Renewal Program. Total G&A expenses for 2006 include €62 million for corporate functions and regional overhead historically provided or incurred by Philips, for the period January 1, 2006 through September 28, 2006 compared to EUR 81 million for the full year 2005. As a stand-alone organization, €4 million in costs were recorded for the period September 29, 2006 through December 31, 2006.

Research and development expenses

        Research and development expenses were €995 million for the year ended December 31, 2006, compared to €1,028 million for the year ended December 31, 2005, a decrease of 3.2%. This decline was primarily caused by our exit from a number of business lines, including DVD-R and mobile display drivers, and the corresponding elimination of research and development activities relating to those businesses. Of the research and development costs we saved through this elimination, we redirected a portion towards other research and development priorities, including 3G cellular systems and in-car entertainment, partially offsetting the savings. Separately, we recorded a charge of €515 million during the period September 29 through December 31, 2006, as the result of our write-off of in-process research and development acquired in connection with the Acquisition for which no alternative use was identified.

Other business income

        Other business income was €21 million for the year ended December 31, 2006, compared to €36 million for the year ended December 31, 2005, a decrease of 41.7%. The 2005 figure reflects sales of certain of our U.S. assets, including real property in Albuquerque, New Mexico and San Antonio, Texas, as well as a legal settlement with a supplier. The 2006 figure reflects sales of certain other U.S. real property assets and a release of certain litigation provisions.

Income (loss) from operations

        Loss from operations was €640 million, for the year ended December 31, 2006, compared to operating income of €102 million, for the year ended December 31, 2005. Excluding the effects of the purchase accounting applied to the Acquisition, income from operations for 2006 was €150 million, representing 3.0% of total sales, compared to 2005 income from operations of €102 million, representing 2.1% of total sales.

Financial income (expense)

        Financial expense was €95 million for 2006, consisting of net interest expenses of €98 million, financing costs of €45 million, and the positive effect of exchange rates on the series of outstanding notes denominated in U.S. dollars, which amounted to €48 million.

        Financial expense in 2005 amounted to €63 million, mainly related to net interest expenses as incurred on funding by Philips.

Income tax expense

        Income tax benefit was €242 million for the period September 29, 2006 through December 31, 2006, largely the result of a €227 million benefit recognized as part of the purchase accounting applied to the Acquisition. For the period January 1, 2006 through September 28, 2006 income tax expense amounted to €65 million.

        In 2005 income tax expense was €101 million, including €38 million for withholding taxes. Income tax expense in predecessor periods reflects an allocation of expenses based on the pre-tax results of our subsidiaries in various jurisdictions. These allocations do not necessarily reflect our future tax expense.

Results relating to unconsolidated entities

        Results relating to unconsolidated entities were €1 million for the year ended December 31, 2006, compared with a loss of €5 million for the year ended December 31, 2005. These results relate to our investments in ASMC and T3G.

Minority interests

        Minority interests were €54 million for the year ended December 31, 2006, compared to €34 million for the year ended December 31, 2005. In both periods, minority interests related almost exclusively to minority shareholdings in SSMC.

Net loss

        Net loss was €611 million for the year ended December 31, 2006, compared to a net loss of €101 million in the year ended December 31, 2005. The change was due principally to the effects of the purchase accounting applied to the Acquisition.

Mobile & Personal

Total sales

        Total sales of our Mobile & Personal segment were €1,568 million for the year ended December 31, 2006, compared to €1,618 million for the year ended December 31, 2005, a decrease of 3.1%. The decrease is primarily attributable to sales in our Cellular Systems and Cordless and IP Terminal Business Lines, each of which decreased in 2006 compared to 2005 an effect that was, especially evident in the last three months of 2006. In Cellular Systems, which is our largest business line, the decrease was largely the result of lower relative sales levels experienced by certain of our OEM customers. Decreased Cordless & IP terminals sales were related to strong price erosion, a result of the increasingly commoditized nature of these products. In addition, our customers are increasingly demanding "naked dies", or unpackaged semiconductors, in the cordless market segment, which attract lower prices. These lower sales were partially offset by increases in our Connectivity and Personal Entertainment Solutions business lines, each of which grew approximately 6% in 2006, as compared to 2005. Connectivity sales were driven by strong growth in Bluetooth and embedded connectivity devices, while in personal Entertainment Solutions sales were led by Nexperia multimedia devices. Sales in our Sound Solutions business increased by 5% in 2006 as compared to 2005. Excluding foreign currency effects total sales in Mobile & Personal decreased 2.0% for the year ended December 31, 2006, over the year ended December 31, 2005.

Income from operations

        Income from operations of our Mobile & Personal segment was a loss of €112 million for the year ended December 31, 2006, compared to income of €72 million for the year ended December 31, 2005 an effect that was, especially evident in the last three months of 2006. Excluding the effects of the Acquisition, primarily increased costs of sales as a result of higher depreciation and amortization costs, 2006 income from operations in Mobile & Personal was €42 million, a decrease of 41.7% as compared to 2005. A large portion of this decrease is attributable to increased research and development activity, primarily in key growth areas, including 3G cellular systems and Nexperia multimedia, an effect that was offset in part by lower G&A costs resulting from efficiency improvements. Also affecting results was a significant reduction in the margin contribution of our Personal Entertainment Solutions business line, mainly as a result of significant price erosion in FM radio products, which in turn has resulted from the entry of new competitors into that market. In our Connectivity business line, profitability improved considerably primarily due to significantly higher sales.

Home

Total sales

        Total sales of our Home segment in 2006 were €942 million compared to €1,002 million in 2005, a decrease of 6.0%. The decrease is primarily attributable to significantly lower sales during the last three months of the year, which we believe is a consequence of inventory corrections at our customers. The fourth quarter showed a further decline in analog TV-related sales, reflecting the ongoing market transition to digital TV. In the analog market segment, we continue to hold a market share of above 40%, and as a result of declining overall market has a significant effect on our sales. Lower sales in PC Systems, especially in our personal computer systems business, were caused by delays in the development of the PC TV market and later than expected availability of System solutions for this market. Excluding foreign currency effects, total sales in Home decreased 4.9% for the year ended December 31 2006, compared to the year ended December 31, 2005.

Loss from operations

        Operating loss of our Home segment was €201 million for the year ended December 31, 2006, compared with an operating loss of €85 million in the year ended December 31, 2005. This increased loss resulted principally from increase costs of sales resulting from the purchase accounting applied to the Acquisition. Excluding these effects, our loss in 2006 improved to €55 million, primarily due to increased profitability in our digital television, set-top box and tuner businesses. We also realized a benefit from reductions in research and development activity in these product areas, since we have been able to scale down early-stage research efforts as these technologies have become more developed. We were also able to eliminate many costs associated with our exited DVD-R business. These positive effects were offset in part by decreased margins in our personal computer systems business, caused primarily by delays we experienced in connection with the development of system solutions products for the PC-TV market.

Automotive & Identification

Total sales

        Total sales of our Automotive & Identification segment were €872 million in the year ended December 31, 2006, compared with €719 million in the year ended December 31, 2005, an increase of 21.4%. This increase was mainly related to significantly higher sales in our identification businesses. Our automotive sales were up moderately over the same period, slightly above overall growth in the automotive market. Sales increases in our identification businesses related mainly to eGovernment and automatic fare collection products. Our eGovernment business, primarily related to electronic passports, saw very significant sales growth, as a result of a significant ramp-up of production following recent design-in wins. In automatic fare collection, our MiFare products have become an industry standard, and growth was driven by the continuing adoption of our products. RFID sales, which include our automatic fare collection products, were up strongly in 2006 as compared to 2005. Excluding foreign currency effects, total sales in Automotive & Identification increased 22.2% for the year ended December 31, 2006, compared to the year ended December 31, 2005.

Income from operations

        Income from operations of our Automotive & Identification segment was a loss of €105 million in the year ended December 31, 2006, compared with income of €168 million in the year ended

December 31, 2005. Excluding the effects of the purchase accounting applied to the Acquisition, income from operations in 2006 was a profit of €194 million, an increase of 15.5% over 2005. This increase is due principally to the volume effect of higher sales and the resulting improved margins in our identification businesses, which were offset in part by increased research and development investments in automotive, which were primarily focused on zero-defect quality initiatives.

Multimarket Semiconductors

Total sales

        Total sales of our Multimarket Semiconductors segment were €1,345 million in the year ended December 31, 2006, compared to €1,238 million in the year ended December 31, 2005, an increase of 8.6%. This increase resulted from significantly higher sales in our Standard ICs, General Application and Power Management business lines. Sales in Standard ICs increased substantially, driven by strong growth in general purpose logic, interface products and microcontrollers. This resulted from the ramp-up of recent OEM design-in wins and was also due to the success of a concentrated sales effort focused on North American customers during the period. General Application sales increased substantially in 2006, which was primarily related to a strong gain in overall market share, coupled with strong market demand for transistors & diodes, and a ramp-up of earlier design wins in integrated discretes. Power Management sales increased moderately, driven by strong growth in power solutions and dataconverters. These increases were partially offset by the phasing out of our Mobile Display Drivers business line, which recorded sales of €103 million in 2005 and €23 million for 2006. Excluding foreign currency effects, total sales in Multimarket Semiconductors increased 9.6% for the year ended December 31, 2006, compared to the year ended December 31, 2005.

Income from operations

        Income from operations of our Multimarket Semiconductors segment was €124 million for the year ended December 31, 2006, compared to €139 million for the year ended December 31, 2005. Excluding the effects of the purchase accounting applied to the Acquisition, 2006 income from operations was €272 million, an increase of 95.7% over 2005. This increase resulted principally from higher sales volumes and higher margins, with the latter the result of both stable market prices, and higher utilization rates at our discrete semiconductor fabrication facilities. Our continuing rationalization of manufacturing operations and in particular our shift of bipolar power discrete semiconductor fabrication activities from the United Kingdom to China, has resulted in significant cost savings.

IMO

Total sales

        Total sales of our IMO segment include external sales only, and were €168 million for the year ended December 31, 2006, compared to €146 million in the year ended December 31, 2005, an increase of 15.1%. This increase resulted from increased sales of completed silicon wafers by SSMC to TSMC.

Income (loss) from operations

        Income (loss) from operations of our IMO segment is based on internal and external sales. Income from operations was a loss of €64 million for the year ended December 31, 2006, compared to operating income of €32 million for the year ended December 31, 2005. Excluding the effect of purchase accounting applied to the Acquisition, 2006 income from operations was a loss of €22 million. Substantial erosion in wafer prices and higher spending in the Crolles Alliance affected negatively income from operations in 2006. This was partly offset by depreciation and amortization costs that were lower (excluding purchase accounting effects), which resulted from the continued implementation of our asset-light strategy, and by savings from our Business Renewal Program.

Corporate and Other

Total sales

        Total sales of our Corporate and Other segment were €65 million for the year ended December 31, 2006, compared to €43 million for the year ended December 31, 2005. These figures reflected a decline in IP licensing income in 2006 that was more than offset by revenues relating to our software unit, which is now consolidated within our Corporate and Other segment.

Loss from operations

        For the year ended December 31, 2006, our Corporate and Other segment reported an operating loss of €282 million, compared with an operating loss of €224 million in the year ended December 31, 2005. In each of 2006 and 2005, these losses related primarily to certain cost allocations relating to our separation from Philips, including restructuring charges and certain cost allocations relating to items including pensions, IP management, corporate research and development and corporate infrastructure. The purchase accounting applied to the Acquisition did not have a material effect on 2006 income for operations.

Year Ended December 31, 2005 Compared with Year Ended December 31, 2004

	For the year ended December 31,			For the year ended December 31,
	2004	2005	Change	2004	2005
	(€ in millions)		(%)	(% of total sales)
Combined Statements of Operations
Total sales	€4,823	€4,766	(1.2)	100.0	100.0
Cost of sales	(2,955)	(2,933)	0.7	(61.3)	(61.5)

Gross margin	1,868	1,833	(1.9)	38.7	38.5
Selling expenses	(297)	(304)	(2.4)	(6.2)	(6.4)
General and administrative expenses	(437)	(435)	0.5	(9.1)	(9.1)
Research and development expenses	(979)	(1,028)	(5.0)	(20.3)	(21.6)
Other business income	79	36	(54.4)	1.6	0.7

Income (loss) from operations	234	102	(56.4)	4.9	2.1
Financial income (expense)	(93)	(63)	32.3	(1.9)	(1.3)

Income (loss) before taxes	141	39	(72.3)	2.9	0.8
Income tax benefit (expense)	(113)	(101)	10.6	(2.3)	(2.1)

Income (loss) after taxes	28	(62)	(321.4)	0.6	(1.3)
Results relating to unconsolidated companies	12	(5)	(141.7)	0.2	(0.1)
Minority interests	(26)	(34)	(30.8)	(0.5)	(0.7)

Net income (loss)	€14	€(101)	(821.4)	0.3	(2.1)

Segment Data
Total sales
Mobile & Personal	€1,525	€1,618	6.1	31.6	33.9
Home	1,060	1,002	(5.5)	22.0	21.0
Automotive & Identification	706	719	1.8	14.6	15.1
Multimarket Semiconductors	1,268	1,238	(2.4)	26.3	26.0
IMO(2)	178	146	(18.0)	3.7	3.1
Corporate and Other(3)	86	43	(50.0)	1.8	0.9

Total sales	€4,823	€4,766	(1.2)	100.0	100.0

Income (loss) from Operations(1)
Mobile & Personal	€90	€72	(20.0)	5.9	4.4
Home	(30)	(85)	(183.3)	(2.8)	(8.5)
Automotive & Identification	159	168	5.7	22.5	23.4
Multimarket Semiconductors	139	139	—	11.0	11.2
IMO(2)	(19)	32	268.4	—	—
Corporate and Other(3)	(105)	(224)	(113.3)	—	—

Income from operations	€234	€102	(56.4)	4.9	2.1

(1)
Segmental income (loss) from operations percentages are given as a percentage of segment total sales, rather than combined total sales.

(2)
Total sales of our IMO division includes only external sales. Income from operations for our IMO division incorporates intersegmental sales, which are determined by a market-based internal transfer pricing mechanism between IMO and each business unit. As a result, income (loss) from operations of our IMO segment bears little meaningful relation to total sales of our IMO segment, and we do not present income (loss) from operations as a percentage of total sales.

(3)
Total sales of our Corporate and Other division primarily includes intellectual property license sales. Income from operations for our Corporate and Other division incorporates research expenses not related to any specific business unit, corporate restructuring charges and other expenses not allocated to our other five segments. As a result, income (loss) from operations of our Corporate and Other segment bears little meaningful relation to total sales of our Corporate and Other segment, and we do not present income (loss) from operations as a percentage of total sales.

Company-Wide

Total sales

        Total sales were €4,766 million for 2005, compared to €4,823 million for 2004, a decrease of 1.2%. This reflects the effects of a significant decrease in total sales to Philips, primarily attributable to our exit of the mobile display drivers and DVD-R businesses, while total sales to non-Philips customers remained essentially flat. Increased sales in Mobile & Personal and Automotive and Identification were offset by decreases in Home and Multimarket Semiconductors. Overall, total sales were weaker in the first half of 2005, reflecting generally slow demand growth in the semiconductor industry. The market improved significantly in the second half of the year, particularly in the fourth quarter. Excluding foreign currency effects, total sales in 2005 decreased 1.4% over 2004.

Cost of sales

        Cost of sales for 2005 was €2,933 million, or 61.5% of total sales, compared to €2,955 million, or 61.3% of total sales, for 2004. This increase as a percentage of total sales was caused primarily by a sales of lower-margin products and lower utilization levels during the first half of 2005. Throughout 2005, we improved manufacturing efficiencies, increased yields and generally reduced operating costs. This, coupled with improving sales volumes and the resulting utilization increase in the second half of the year, led to significantly improved cost of sales results during the third and fourth quarters.

Gross margin

        Gross margin was €1,833 million, representing 38.5% of total sales, in 2005, compared to €1,868 million, representing 38.7% of total sales, in 2004.

Selling expenses

        Selling expenses remained at similar levels, with selling expenses of €304 million, representing 6.4% of total sales, for 2005, compared to €297 million, representing 6.2% of total sales, for 2004.

General and administrative expenses

        General and administrative expenses were €435 million for 2005, representing 9.1% of total sales, compared to €437 million, representing 9.1% of total sales, for 2004. We undertook a significant management reorganization, designed to reduce general and administrative expenses, in the second half of 2005. There was no significant impact, however, on our 2005 expense levels. To the extent that marginal savings were recognized in the second half of 2005, they were generally offset by one-time costs associated with initiating the reorganization.

Research and development expenses

        Research and development expenses were €1,028 million for 2005, compared to €979 million for 2004, an increase of 5.0%. This increase was related to higher research and development expenditures incurred in connection with, amongst other research priorities, the introduction of digital television and 3G cellular systems products, respectively, during 2005. We incurred a €6 million charge during 2005 relating to the rationalization of our research and development sites and a slight reduction in headcount.

Other business income

        Other business income was €36 million for 2005, compared to €79 million for 2004, a decrease of 54.4%. The decrease was due principally to the extraordinary receipt in 2004 of insurance proceeds related to fires at certain of our facilities, in the amount of €63 million. The 2005 figure is comprised of €17 million in gain from the disposal of certain fixed assets, primarily at former sites in San Jose, California and Vienna, Austria, and €19 million in other revenues, most significantly amounts received from settlement of a legal dispute with a supplier. The 2004 figure, other than the insurance proceeds, consisted of €12 million in gain from the disposal of fixed assets, primarily real property in San Jose, California.

Income from operations

        Income from operations was €102 million, representing 2.1% of total sales, in 2005, compared to €234 million, representing 4.9% of total sales, in 2004, a decrease of 56.4%. This decrease principally resulting from the reduction in other business income arising from the absence of the extraordinary receipt of insurance proceeds in 2004, lower sales, and higher research and development costs.

Financial expense

        Financial expense was €63 million for 2005, compared to €93 million for 2004, a decrease of 32.3%. This decrease resulted principally from lower interest expenses, which in turn resulted from lower allocated debt levels. Excluding the allocated portion of Philips interest expense, interest expense was €19 million in 2005, compared to €22 million in 2004.

Income tax expense

        Income tax expense was €101 million for 2005, compared to €113 million for 2004. These figures include withholding taxes of €17 million and €38 million in 2004 and 2005, respectively.

Results relating to unconsolidated entities

        Results relating to unconsolidated entities was a loss of €5 million for 2005, compared with a gain of €12 million for 2004. The 2005 loss was comprised mainly of losses resulting from our shareholdings in ASMC. The gain in 2004 relates to results at ASMC and a gain we realized on the sale of shares of a small strategic investment.

Minority interests

        Minority interests were €34 million for 2005, compared to €26 million for 2004, an increase of 30.8%. For both 2005 and 2004, these minority interests related almost exclusively to minority shareholdings in SSMC.

Net income (loss)

        Net loss was €101 million for 2005, compared to net income of €14 million for 2004. This difference is due principally to the absence of the extraordinary insurance receipt that was received in 2004, together with 2005 results that were adversely affected by lower sales, higher research and development costs.

Mobile & Personal

Total sales

        Total sales of our Mobile & Personal segment were €1,618 million for 2005, compared to €1,525 million for 2004, an increase of 6.1%. The increase is primarily attributable to sales growth in Cellular Systems, which showed strong growth in 2005, despite a decline in selling prices due to volume discounts. This sales growth was primarily driven by end-market demand for MP3 players which use our power management products, and 3G cellular handsets that incorporate our radio frequency devices. Growth in Mobile & Personal was also driven by increasing sales in our Personal Entertainment

Solutions business line, primarily resulting from our success with FM radios for mobile applications. The effect of these increases was partially offset by a significant decrease in sales of semiconductors for cordless phones, a result of significant price erosion and a declining market share. Also offsetting increases was the effect of our exit from imaging sensor sales, which resulted in a sales reduction of €30 million. Sales in the Sound Solutions business line also decreased as a result of lower sales to a particular customer, who moved in 2004 from a single supplier to a multi-source supplier base. Excluding foreign currency effects, sales of our Mobile & Personal segment increased 5.8% in 2005 over 2004.

Income from operations

        Income from operations of our Mobile & Personal segment was €72 million for 2005, compared to €90 million for 2004, a decrease of 20.0%. This decrease was due mainly to lower margins, which in turn resulted primarily from price decreases in our Cellular Systems business line. These price decreases were the result of pre-negotiated volume-related discounts to certain of our OEM customers. Lower sales of embedded connectivity devices and delayed introduction of a low-cost Bluetooth product also contributed to the decline. We experienced in 2005 an increase in margins in Cordless and IP Terminals following 2004 levels that were negatively impacted by restructuring costs associated with our exit from the camera sensors business. Margins in Personal Entertainment Solutions improved slightly in 2005, due to a favorable market for FM radio and improvements in costs. Increased research and development expenses, which resulted from additional expenditures on 3G cellular systems products and Nexperia multimedia, together with higher sales and marketing costs, also impacted 2005 income from operations.

Home

Total sales

        Total sales of our Home segment were €1,002 million for 2005, compared to €1,060 million for 2004, a decrease of 5.5%. In 2005, our sales to the analog television market, which represents the largest business line in our Home segment, declined substantially compared to 2004. Although overall sales decreased, our market share increased. The effects of the decrease in analog television sales were partially offset by an increase in sales to the digital television market, which is, in large part, replacing the analog television market. Our market share in digital television, while trending upwards, remained significantly lower than for analog television, and as a result digital television sales did not make up for the decline we experienced in the analog market. Our sales into the digital television market more than doubled in 2005, but in absolute terms the amount of sales remained small. Increases were also seen in television front-end and radio frequency solutions, which in turn related to a strong set-top boxes market generally. Our front-end and radio frequency products are used in a large number of set-top boxes not incorporating our set-top boxes system solution. Excluding foreign currency effects, total sales in Home decreased 5.9% in 2005 as compared to 2004.

Loss from operations

        The operating loss of our Home segment was €85 million in 2005, compared to an operating loss of €30 million for 2004. This increase resulted principally from the impact of lower gross margins. The lower gross margins were in turn caused primarily by price pressures in the television market. Consumer prices for analog televisions decreased substantially and, while we were able to lower our costs, we nevertheless experienced a small decline in our gross margin. Given the large size of the business line, this small decline had a significant impact on our overall gross profit. In digital television, gross margins also declined substantially in large part to strong competition for market share, and also due to relatively high costs associated with early-stage production. A significant decrease was also seen in television tuners, as a result of pricing pressures. DVD-R margins also suffered, and as a result we decided to exit this business, effective January 1, 2006. Other cost reduction measures, such as the closing of two development sites, were taken in 2005, but the associated cost savings did not impact our results in that year.

Automotive & Identification

Total sales

        Total sales of our Automotive & Identification segment for 2005 were €719 million, compared to €706 million for 2004, an increase of 1.8%. Excluding the effects of an extraordinary non-recurring sale of smartcard devices in 2004, which resulted from supply problems at a competitor, total sales increased by €77 million, or 12%. This increase was due to generally higher sales across each of our Automotive & Identification business lines, with the exception of Car Entertainment Solutions, where delays in new product launches adversely impacted sales. Automotive sales were up, in part due to market share gains in Car Access and Immobilizer Systems. Overall our Identification businesses grew slightly below the broader industry. Several businesses, however, showed particularly strong growth, especially RFID, which increased sales as a result of sales for supply chain management and animal identification applications. Excluding foreign currency effects, total sales in Automotive & Identification increased 1.9% in 2005 as compared to 2004.

Income from operations

        Income from operations of our Automotive & Identification segment was €168 million in 2005, compared with €159 million in 2004, an increase of 5.7%. This increase is due principally to improvements in gross margin, which improved broadly across all of our identification businesses, in large part due to a beneficial product mix effect, as well as through continued growth in high-margin areas of the SIM market, such as high-security bank cards and embedded memory devices. These positive effects were partially offset by increased research and development expenses, which primarily related to expenditures in our Car Entertainment Solutions business line.

Multimarket Semiconductors

Total sales

        Total sales of our Multimarket Semiconductors segment were €1,238 million for 2005, compared to €1,268 million for 2004, a decrease of 2.4%. Our exit from the Mobile Display Drivers business line, which we commenced in the second half of 2005, was a major contributor to the decline. Excluding the effect of the Mobile Display Drivers exit, sales were essentially flat. General market weakness in the first half of 2005 led to moderate declines in radio frequency products. Sales in our Power Management business line also declined, mainly due to our decision to reduce our sales efforts in this business line in advance of the restructuring of our bipolar power operations. Bipolar Power sales declined significantly compared to the prior period. Sales in our Standard ICs business line remained flat, mainly due to gains in market share in General Purpose Logic in the second half of the year, which offset a decline in sales of Interface Products and Microcontrollers. Excluding foreign currency effects, total sales in Multimarket Semiconductors decreased 2.5% in 2005 as compared to 2004.

Income from operations

        Income from operations of our Multimarket Semiconductors segment was €139 million for 2005, compared to €139 million for 2004. Gross margins improved in certain business lines, such as General Application and Standard ICs, primarily due to volume effects and gains in market share. These gains were offset, however, by a reduction in gross margins in our Mobile Display Drivers and Power Management business lines, which resulted from significantly lower volumes in each of these businesses. Price erosion in mobile display drivers, a result of the increasing commoditization of these products, also contributed to the margin reduction. Other expenses in 2005, such as selling and research and development costs, were essentially flat with 2004 levels. Restructuring costs of €8 million and €4 million were recorded in 2005 and 2004, respectively.

IMO

Total sales

        Total sales of our IMO segment were €146 million for 2005, compared with €178 million for 2004, a decrease of 18.0%. This decrease resulted primarily from a discontinuation of external sales of semiconductors for projection televisions from our plant in Böblingen, Germany. Excluding foreign currency effects, total sales in IMO decreased 18.0% in 2005 over 2004.

Income (loss) from operations

        Income from operations of our IMO segment was €32 million for 2005, compared with an operating loss of €19 million for 2004. This improvement resulted principally from a reduction in production costs, which in turn related to the implementation of our Business Renewal Program, and from lower depreciation expenses resulting from the full depreciation of several of our manufacturing assets, decreased capital spending and the continued implementation of our asset-light manufacturing strategy.

Corporate and Other

Total sales

        Total sales of our Corporate and Other segment in 2005 were €43 million, compared to €86 million in 2004, a decrease of 50.0%. This decrease principally reflects a decline in IP license income.

Loss from operations

        Operating loss of our Corporate and Other segment in 2005 was €224 million, compared to €105 million in 2004, an increase of 113.3%. In each of 2004 and 2005, losses related primarily to certain cost allocations, including restructuring charges and certain cost allocations relating to items including pensions, IP management, corporate research and development and corporate infrastructure.

Liquidity and Capital Resources

        Liquidity in our business is derived primarily from cash generated by our operations. Management expects our cash on hand, cash flows from operations and funds available under our senior secured revolving credit facility to provide sufficient liquidity to fund our current obligations, expected working capital requirements, restructuring obligations and capital spending for a period that includes the next 12 months. As of December 31, 2006, we had a cash position of €939 million, and had used approximately €2 million of our senior secured credit facility for the issuance of guarantees, with approximately €498 million of credit still available.

        If our cash position, revolving senior credit facility and cash flows from operations are insufficient to fund our debt service and other obligations, we may need to raise funds using other means available to us, such as, subject to covenants contained in the indentures governing the exchange notes, increasing our borrowings, decreasing or delaying capital expenditures, making divestitures, raising additional capital or restructuring or refinancing our indebtedness. However, there can be no assurance that such funds would be available on commercially reasonable terms or at all.

Cash Flows

Net Cash Provided By Operating Activities

        Our net cash generated by operating activities for 2004, 2005 and the period January 1 through September 28, 2006 (predecessor periods) was €978 million, €792 million and €468 million, respectively, and for the period September 29 through December 31, 2006 (successor period) was €292 million. Our cash flows are typically higher during the second half of the year due to our customer demand patterns. Cash flows for 2004, 2005 and 2006 were primarily influenced by changes in our net income as adjusted for non-cash items and changes in working capital.

        Our net income adjusted for non-cash items generated operating cash flows of €882 million, €757 million, and €529 million in 2004, 2005 and the period January 1 through September 28, 2006, (predecessor periods) respectively, and €149 million for the period September 29 through December 31, 2006 (successor period). The largest non-cash item affecting these cash flows was depreciation and amortization expense, which was €849 million in 2004, €818 million in 2005, €471 million in the period January 1 through September 28, 2006 (predecessor periods), and €811 million for the period September 29 through December 31 (successor period). The trend of declining depreciation and amortization expense prior to the date of Acquisition is a result of implementation of our asset-light strategy, pursuant to which we restricted our capital expenditures in each of 2004 and 2005 to an amount that was less than that year's depreciation and amortization expense. The effect of new cost bases for tangible and intangible assets following the Acquisition has increased depreciation and amortization charges.

        Our working capital has been affected in each of 2004, 2005, and 2006 (both predecessor and successor periods) by increasing accounts payable and accrued liabilities, increasing net receivables and increasing inventory levels. Our accounts payable and accrued liabilities were €1,018 million as of December 31, 2005 (predecessor period) and €974 million as of December 31, 2006 (successor period). These levels of payables, higher than typical historical levels, are the result of our trade credit management effort, whereby we have sought to extend our terms with many suppliers.

        The impact of increased payables on working capital has been augmented by lower accounts receivable, which were €589 million as of December 31, 2005 and €563 million as of December 31, 2006. The relatively high level in 2005 was influenced in part by the unusually high degree of seasonality exhibited by our sales during 2005, causing a disproportionate amount of those sales to be incurred in the latter part of the year. Average days outstanding for our sales were 37 in 2005 and 43 in 2006. Decreased inventories have also affected working capital. Inventories were €696 million as of December 31, 2005 and €646 million as of December 31, 2006.

Net Cash Used in Investing Activities

        Our net cash used in investing activities in 2004, 2005 and the period January 1 through September 28, 2006 (predecessor periods) was €590 million, €358 million and €457 million, respectively, and for the period September 29, 2006 through December 31, 2006 (successor period)was €184 million. These cash flows are influenced most significantly by capital expenditures, proceeds from the sale of property, plant and equipment, the purchase of interest in business and proceeds from the sale of businesses.

        Capital expenditures in 2004, 2005 and the period January 1 through September 28, 2006 (predecessor periods) were €641 million, €370 million and €465 million, respectively, and for the period September 29 through December 31, 2006 (successor period) were €111 million. We seek to minimize capital expenditures as part of our asset-light strategy. In order to execute this strategy, we utilize third-party foundries for a portion of our manufacturing capacity and expect that this portion will increase relative to our overall manufacturing capacity in the future. We also seek to share capital expenses, including those relating to both manufacturing and research and development, with strategic partners. Our joint-venture wafer fabs, such as SSMC and JNS are examples of this strategy.

        Generally, the majority of our capital expenditures are in our IMO segment. The following table provides details of our capital expenditures by segment and use:

	Predecessor
				Successor
	For the year ended December 31,
			For the period January 1– September 28, 2006	For the period September 29– December 31, 2006
	2004	2005
	(€ in millions)
IMO
Front-end	€310	€115	€123	€46
Back-end	136	115	111	19

Total IMO	446	230	234	65
Crolles	43	28	135	18
Multimarket Semiconductors	65	34	52	14
Other Segments	87	78	44	14

Total	€641	€370	€465	€111

        Cash used in the purchase of intangible assets were €21 million, €18 million and €12 million in 2004, 2005 and the period January 1 through September 28, 2006 (predecessor periods), respectively, and were €5 million for the period September 29 through December 31, 2006 (successor period). These purchases primarily related to acquisitions of software.

        Cash used in the purchase of interests in businesses were €0 million, €27 million and €3 million in 2004, 2005 and the period January 1 through September 28, 2006 (predecessor periods), respectively, and were €93 million for the period September 29 through December 31, 2006 (successor period). This primarily relates to our acquisition of interests in SSMC.

        Proceeds from the disposal of property, plant and equipment were €63 million, €50 million and €26 million in 2004, 2005 and the period January 1 through September 28, 2006 (predecessor periods), respectively, and were €22 million for the period September 29 through December 31, 2006 (successor period). This primarily involves the sale of real property at various sites following discontinuation of activities.

        Proceeds from the sale of interests in unconsolidated businesses were €9 million, €7 million and €0 million in 2004, 2005 and the period January 1 through September 28, 2006 (predecessor periods), respectively, and were €5 million for the period September 29 through December 31, 2006 (successor period). These figures relate primarily to dispositions of various shareholdings.

Net Cash Provided by (Used in) Financing Activities

        Our net cash provided by (used in) financing activities in 2004, 2005 and the period January 1 through September 28, 2006 (predecessor periods) was (€448 million), (€408 million) and €48 million, respectively, and for the period September 29 through December 31, 2006 (successor period) was €702 million. Our most significant financing activities in our predecessor periods were our net cash transactions with Philips, repayment of intercompany debt and our repayment of external debt. During the successor period, our financing activities primarily involved transactions in connection with the Acquisition, including the entry into a bridge loan facility in the amount of €4,500 million, repayment of a loan to Philips in the amount of €3,704 million (net of adjustments), receipt of gross proceeds of €4,529 million from the issuance of the outstanding notes and the subsequent repayment of the bridge loan in the amount of €4,528 million.

Cash Management

        Prior to the acquisition, we participated in Philips' worldwide cash management system under which we generally maintained accounts that were zero balanced at the Philips global pool, in order to facilitate centralized cash management by Philips. The balance of these accounts is reflected in business' equity on our combined balance sheet for predecessor periods, as Philips' net investment in our company.

        Following the Acquisition, we have implemented our own cash management structure for global cash pooling and centralized cash management. Short-term fluctuations in our cash requirements are generally funded from our cash balances, although we may also use short-term borrowings or drawdowns on our senior secured revolving credit facility.

        As of December 31, 2006, our total debt represents 55% of our total capitalization. As of December 31, 2006, we had outstanding €4,449 million in aggregate total indebtedness, and an additional €498 million of borrowing capacity available under our senior secured revolving credit facility. On a pro forma basis, giving effect to the Transactions as if they occurred on January 1, 2006, our cash interest expense for the twelve months ended December 31, 2006 would have been €366 million.

        Intercompany debt outstanding was €1,112 million as of December 31, 2005. Proceeds from intercompany debt have been used primarily for the business operations of our U.S. subsidiaries.

        Our external debt for predecessor periods was principally comprised of loans recorded by SSMC and our Philippines subsidiary. External debt outstanding was €371 million as of December 31, 2005. In connection with the Separation, €57 million of external debt was transferred to us. There was a net decrease of €27 million of this amount prior to closing of the Transactions. In October 2006, in connection with the Acquisition, we issued an aggregate euro equivalent principal amount of €4,529 million in secured and unsecured senior notes. As of December 31, 2006, we had €4,415 of this debt on our balance sheet.

Post-Employment Benefit Obligations

Pensions

        Our employees participate in employee pension plans, which Philips has established in many countries in accordance with the legal requirements, customs and the local situation in the respective countries.

        The majority of employees in Europe and North America are covered by defined-benefit pension plans, partly treated as multi-employer plans as described below. The benefits provided by these plans are based on employees' years of service and compensation levels. The funded status determination date for all defined-benefit pension plans is December 31. Contributions were historically made by Philips, as necessary, to provide assets sufficient to meet the benefits payable to defined benefit pension plan participants.

        These contributions are determined based upon various factors, including funded status, legal and tax considerations as well as local customs. Philips historically funded certain defined-benefit pension plans as claims were incurred.

        We have accounted for our participation in Philips-sponsored pension plans, in which we and other Philips businesses participate, as multi-employer plans. The costs of pension benefits with respect to our employees participating in these plans have been allocated to us based upon actuarial computations, except for certain less significant plans, in which case a proportional allocation based upon compensation or headcount has been used. The amounts included in the combined statements of operations for 2004, 2005 and the period January 1 through September 28, 2006 were €58 million, €64 million and €51 million, respectively. Related assets and liabilities are not included in our balance sheet.

        For pension plans in which only our employees participate (our dedicated plans), the related costs, assets and liabilities have been included in our balance sheets for both predecessor and successor periods.

        For the purposes of the Separation, we estimated the value of the pension plan assets and liabilities transferred to us. At the time of the Separation, we did not calculate the value of the pension assets and liabilities relating to the multi-employer plans since those plans involved a large number of participants outside of the Company and the future disposition of those plans was sufficiently in doubt as to make a meaningful calculation impracticable. Following the Separation, the number of plan participants who are our employees has been determined, and therefore some of the uncertainty surrounding these plans has been removed. We are now in the process of calculating the funded status of each plan. The funded status as of September 29, 2006, the date of the Acquisition, and December 31, 2006, the end of our most recent fiscal year, have been determined. The Company estimates that its unfunded liability associated with these pension obligations was €234 million as of September 29, 2006 and €234 million as of December 31, 2006. Our costs to meet these liabilities going forward may be significant and could have a material adverse impact on our financial condition.

Postretirement benefits other than pensions

        Our employees in certain countries participate in Philips sponsored plans that provide other postretirement benefits, primarily retiree healthcare benefits. The costs of other postretirement benefits, with respect to our employees, have been allocated to us based upon headcount and actuarial calculations.

        The amounts included in the combined statements of operations in 2004, 2005 and the period January 1, 2006 through September 28, 2006 are expense of €8 million, income of €19 million, and expense of €1 million, respectively. For the consolidated statement of operations for the period September 29 through December 31, the amount was €1 million.

        The recognition of income in 2005 relates to a release of the postretirement benefit obligation by Philips. The release was triggered by a change in Dutch law relating to the treatment of medical insurance costs.

Contractual Obligations

        While we own most of our major facilities, we lease certain office and factory buildings, generally under non-cancelable operating leases.

        The following table provides a maturity analysis of our contractual obligations as of December 31, 2006:

	Payments due by period
	Total	Less than 1 year	1–3 years	3–5 years	More than 5 years
	(€ in millions)
Operating Lease Obligations	€89	€23	€22	€14	€30
Long-term debt obligations(1)	4,420		2	—	4,418
Obligations relating to Software Licenses(2)	53	38	15	—	—
Other obligations(3)	21	12	9	—	—
Other long-term liabilities reflected on our balance sheet(4)	32	25	2	3	2
Interest on the notes	2,817	355	710	710	1,042

Total(5)	€7,432	€453	€760	€727	€5,492

(1)
These borrowings are subject to certain debt covenants. The violation of any such covenants could result in the acceleration of these payments. Payments relating to the notes, which includes U.S. dollar denominated debt, do not include the effect of foreign currency exchange fluctuations and as a result, the amounts may change.

(2)
Included in this amount are periodic payments we are obligated to make under the terms of EDA software license contracts with Synopsis and Cadence.

(3)
Amount represents a joint development contract relating to our Nijmegen manufacturing site with Catena Holding BV.

(4)
Amount represents other long-term liabilities, including the current portion, reflected in the combined balance sheet where both the timing and amounts of the payment streams are known. Amount primarily includes payments for environmental remediation liabilities. Amount does not include payments for pension contribution and payments for deferred taxes and other tax liabilities.

(5)
This table does not reflect purchase orders entered into in the normal course of business or long-term commitments for normal purchases and sales. We occasionally provide guarantees in the normal course of business that could require us to make future payments in the event that the third party primary obligor does not make its required payments.

Off-Balance Sheet Arrangements

        We use customary off-balance sheet arrangements, such as operating leases and letters of credit, to finance our business. None of these arrangements has or is likely to have a material effect on our results of operations, financial condition or liquidity.

Quantitative and Qualitative Disclosures about Market Risk

        We are exposed to various types of market risk, including changes in interest rates and currency exchange rates.

        Our cash flows and earnings are subject to exchange rate fluctuations. The prices of our products are primarily denominated in U.S. dollars, whereas our costs are more heavily denominated in euros and in certain Asian currencies. From time to time, we enter into foreign currency exchange instruments to minimize the short-term impact of movements in foreign exchange rates. As of December 31, 2006 we held forward contracts on the U.S. dollar, euro, Japanese Yen, Polish Zloty, British pound, Malaysian ringgit, Swedish kroner, Singapore dollar and Thailand baht, with an aggregate fair value of €6 million, which are reflected on our balance sheet on a mark-to-market basis.

        As of December 31, 2006, we had approximately €2,164 million in floating rate debt outstanding under the notes and no amounts outstanding under our senior secured revolving credit facility. A quarter percentage point increase or decrease in the interest rates on the total borrowings is estimated to change pre-tax income by approximately €4 million. We may from time to time enter into swap contracts or similar financial instruments designed to reduce our exposure to the effects of volatility in short-term interest rates.

Critical Accounting Policies

        The preparation of financial statements and related disclosures in accordance with accounting principles generally accepted in the United States requires our management to make judgments, assumptions and estimates that affect the amounts reported in our combined financial statements and the accompanying notes. Our management bases its estimates and judgments on historical experience, current economic and industry conditions and on various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. If actual results differ significantly from management's estimates, there could be a material adverse effect on our results of operations, financial condition and liquidity.

        Our combined financial statements have been derived from the consolidated financial statements of Philips and principally represent the semiconductors segment. We were historically operated as a segment of Philips and a number of services were provided to us free of charge by Philips. These include certain corporate functions such as management oversight and brand campaigns, basic research and IP services. In addition, we participated in Philips pension plans, overall treasury management and tax planning strategies. We have estimated the cost of all such services and have recorded these amounts in our combined financial statements. These estimates are subject to significant judgment and have had a material impact on our combined financial statements.

        Our combined financial statements do not reflect the impact of the Transactions. There has been a significant impact as a result of accounting for the Acquisition. This impact is now reflected in our consolidated financial statements for periods following the Acquisition. Our significant accounting policies are summarized in note 1 to our combined financial statements. Summarized below are those of our accounting policies where the nature of the estimates or assumptions involved is material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change and the impact of the estimates and assumptions on financial condition or results of operations is material.

Inventories

        Inventories are stated at the lower of cost or market. The cost of inventories comprises all costs of purchase, costs of conversion and other costs incurred in bringing the inventories to their present location and condition. The costs of conversion of inventories include direct labor and fixed and variable production overheads, taking into account the stage of completion. The cost of inventories is determined using the first-in, first-out (FIFO) method. In determining the value of our inventories, estimates are made of material, labor and overhead consumed. In addition, our estimated yield has a significant impact on the valuation. We estimate yield based on historical experience.

        An allowance is made for the estimated losses due to obsolescence. This allowance is determined for groups of products based on purchases in the recent past and/or expected future demand. The allowance was €81 million and €59 million as of December 31, 2005 and 2006, respectively. Deductions from the allowance were €33 million, €71 million and €30 million for the years ended December 31, 2004 and 2005 and the period January 1, 2006 through September 28, 2006 (predecessor periods), respectively, and was €32 million for the period September 29, 2006 through December 31, 2006 (successor period).

Impairment

        We review long-lived assets for impairment when events or circumstances indicate that carrying amounts may not be recoverable. Assets subject to this review include equity and security investments, definite life intangible assets and tangible fixed assets. Impairment of equity and security investments results in a charge to income when a loss in the value of an investment is deemed to be other than temporary.

        Management regularly reviews each equity and security investment for impairment based on the extent to which cost exceeds market value, the duration of decline in market value and the financial condition. In determining impairments of intangible assets and tangible fixed assets, management must make significant judgments and estimates to determine whether the cash flows generated by those assets are less than their carrying value. Determining cash flows requires the use of judgments and estimates that have been included in the Company's strategic plans and long-range forecasts. The data necessary for the execution of the impairment tests are based on management estimates of future cash flows, which require estimating revenue growth rates and profit margins. For our IMO segment, the review of impairment of long-lived assets is carried out on a company-wide basis as IMO is the shared manufacturing base for the other business units with no discrete cash flows that are largely independent of other cash flows.

        Assets other than goodwill are written down to their fair value when the undiscounted cash flows are less than the carrying value of the assets. The fair value of impaired assets is generally determined by taking into account these estimated cash flows and using a present value technique for discounting these cash flows. Goodwill is evaluated at least annually for impairment at business unit level, and written down to its implied fair value, in the case of impairment. The determination of such implied fair value involves significant judgment and estimates from management.

        Changes in assumptions and estimates included within the impairment reviews could result in significantly different results than those recorded in the combined and consolidated financial statements.

Restructuring

        The provision for restructuring relates to the estimated costs of initiated reorganizations that have been approved by our board of management and that involve the realignment of certain parts of the industrial and commercial organization. When such reorganizations require discontinuance and/or closure of lines of activities, the anticipated costs of closure or discontinuance are included in restructuring provisions.

        Restructuring charges were €41 million, €12 million, €22 million and €5 million for the years ended December 31, 2004 and 2005, the period January 1, 2006 through September 28, 2006 (predecessor periods) and the period from September 29, 2006 through December 31, 2006 (successor period), respectively. Management uses estimates to determine the amount of restructuring provision. Our estimates are based on our anticipated personnel reductions and average associated costs. These estimates are subject to judgment and may need to be revised in future periods based on additional information and actual costs.

Revenue Recognition

        The Company's revenues are primarily derived from made-to-order sales to original equipment manufacturers ("OEMs") and similar customers. A smaller portion of the Company's revenues are derived from sales to distributors.

        The Company applies the guidance in SEC Staff Accounting Bulletin Topic 13 "Revenue Recognition" and recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or the service has been provided, the sales price is fixed or determinable, and collection is reasonably assured, based on the terms and conditions of the sales contract. For "made to order" sales, these criteria are generally met at the time the product is shipped and delivered to the customer and title and risk have passed to the customer. Examples of delivery conditions typically meeting these criteria are "Free on Board point of delivery' and "Costs, Insurance Paid point of delivery'. Generally, the point of delivery is the customer's warehouse. Acceptance of the product by the customer is generally not contractually required, since, with "made-to-order" customers, design approval commences manufacturing and delivery without further acceptance protocols. Payment terms used are those that are customary in the particular geographic market. When management has established that all aforementioned conditions for revenue recognition have been met and no further post-shipment obligations exist revenue is recognized.

        For sales to distributors, the same recognition principles apply and similar terms and conditions as for sales to other customers are applied. However, for some distributors, contractual arrangements are in place that allow these distributors to return product if certain conditions are met. These conditions generally relate to the time period during which return is allowed and reflect customary conditions in the particular geographic market. Other return conditions relate to circumstances arising at the end of a product cycle, when certain distributors are permitted to return products purchased during a pre-defined period after the Company has announced a product's pending discontinuance. Long notice periods associated with these announcements generally prevent significant amounts of product from being returned, however. Repurchase agreements with OEMs or distributors are not entered into by the Company.

        For sales where return rights exist, the Company applies the guidance given in SFAS 48 "Recognition When Right of Return Exists." Based on historical data, management has determined that only a very small percentage of the sales to this type of distributors is actually returned. Currently the return percentage is less than 1%. In accordance with the requirements of SFAS 48, a pro rata portion of the sales to these distributors is not recognized but deferred until the return period has lapsed or the other return conditions no longer apply.

        Revenues are recorded net of sales taxes, customer discounts, rebates and similar charges. Shipping and handling costs billed to customers are recognized as revenues. Expenses incurred for shipping and handling costs of internal movements of goods are recorded as cost of sales. Shipping and handling costs related to sales to third parties are reported as selling expenses.

        Royalty income, which is generally earned based upon a percentage of sales or a fixed amount per product sold, is recognized on an accrual basis. Government grants, other than those relating to purchases of assets, are recognized as income as qualified expenditures are made.

        A provision for product warranty is made at the time of revenue recognition and reflects the estimated costs of replacement and free-of-charge services that we will have incurred with respect to the sold products. In cases where the warranty period is extended and the customer has the option to purchase such an extension, which is subsequently billed separately to the customer, revenue recognition occurs on a straight-line basis over the contract period.

Income Taxes

        Our income taxes as presented in the predecessor combined financial statements were calculated on a separate tax return basis, although the Company was included in the consolidated tax return of Philips. Philips manages its tax position for the benefit of its entire portfolio of businesses, and its tax strategies are not necessarily reflective of the tax strategies that the Company would have followed or follows as a stand-alone Company.

        Income taxes in the successor consolidated financial statements are accounted for using the asset and liability method. We operate in numerous countries where our income tax returns are subject to audits and adjustments. Because we operate globally, the nature of the audit items are often very complex. We employ internal and external tax professionals to minimize audit adjustment amounts where possible.

        We exercise judgment in determining the extent of the realization of the net operating losses (NOLs) based upon estimates of future taxable income in the various jurisdictions in which these NOLs exist. Where there is an expectation that on the balance of probabilities there will not be sufficient taxable profits to utilize these NOLs a valuation allowance has been made against these deferred tax assets. If actual events differ from management's estimates, or to the extent that these estimates are adjusted in the future, any changes to the valuation allowance could materially impact the Company's financial position and results.

        At December 31, 2006, we had gross deferred tax assets of €340 million and had recorded a valuation allowance of €51 million against this amount. At December 31, 2005, we had had gross deferred tax assets of €859 million and had recorded a valuation allowance of €694 million against this amount.

Benefit Accounting

        Currently and following the Separation the Company's employees participate in pension and other postretirement benefit plans that Philips has established in many countries. The costs of pension and other postretirement benefits and related assets and liabilities with respect to the Company employees participating in these plans have been allocated to the Company based upon actuarial computations.

        In addition to Philips-sponsored plans, we have approximately five defined benefit pension plans in which only our employees participate. We record the assets and liabilities associated with these plans in our balance sheet, and record the actuarially determined pension costs each period. Pension costs in respect of defined-benefit pension plans primarily represent the increase in the actuarial present value of the obligation for pension benefits based on employee service during the year and the interest on this obligation in respect of employee service in previous years, net of the expected return on plan assets.

        In calculating obligation and expense, we are required to select certain actuarial assumptions. These assumptions include discount rate, expected long-term rate of return on plan assets and rates of increase in compensation costs. Our assumptions are determined based on current market conditions, historical information and consultation with and input from our actuaries.

Recent Accounting Pronouncements

        We view the following recently-issued FASB pronouncements as being particularly relevant to us.

        In November 2004, SFAS No. 151, "Inventory costs, an amendment of ARB No. 43, Chapter' was issued. This Statement clarifies the accounting for abnormal amounts of idle facility expense and waste and prohibits such costs from being capitalized in inventory. In addition, this Statement requires that allocation of fixed production overheads to the inventory cost be based on the normal capacity of the production facilities. In accordance with the early adoption provisions of the Statement, we adopted SFAS No. 151 effective January 1, 2005. This Statement did not have a material effect on our financial statements.

        In March 2005, FASB Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations' was issued. The standard clarifies that the obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and the method of settlement. Accordingly we would be required to recognize a liability for the fair value of a conditional asset retirement obligation if that fair value can be reasonably estimated. We have investigated the existence of such obligations and concluded that the effects on the financial statements are not material. The standard became effective for fiscal years ending after December 15, 2005.

        In June 2005, FASB issued FASB Staff Positions No. 143-1, Accounting for Electronic Equipment Waste Obligations.' This Staff Position concerns the recognition of liabilities resulting from the European Union's Directive on Waste Electrical and Electronic Equipment (WEEE), which came into effect on February 13, 2003. Member States were required to transform the Directive into national law by August 13, 2004. The Directive stipulates who is responsible for the costs related to the environmentally sound disposal of waste of certain types of goods. Due to the nature of our products, there is no material effect on the Company's financial statements. The standard became effective for the first reporting period ending after June 8, 2005.

        FSP FAS 123(R)-4 Classification of Options and Similar Instruments Issued as Employee Compensation That Allow for Cash Settlement upon the Occurrence of a Contingent Event.

        This FAS Staff Position (FSP) was posted on February 3, 2006 and amends paragraph 32 of SFAS 123 (revised 2004) Share-based Payment.

        The FSP requires share options and restricted shares that have contingent cash settlement features that are outside the control of the employee, such as a change in control or the death or disability of an employee, to be accounted for as liabilities rather than equity if the contingent event is probable of occurring.

        The stock-based compensation plans that our employees participate in do not contain contingent cash settlement features. Cash settlement can only occur upon our initiative and with consent of the employee. Therefore it is concluded that this FSP is not applicable for us.

        FSP FIN 46(R)-6 Determining the Variability to Be Considered in Applying FASB Interpretation No. 46(R).

        This FASB Staff Position addresses how the variability to be considered for variable interest entities should be determined. The FSP becomes effective January 1, 2007. We believe that application of this FSP will not have any effect on us.

        In July 2006, the FASB issued FASB Interpretation No. 48 "Accounting for Uncertainty in Income Taxes.' FIN 48 establishes the threshold for recognizing the benefits of tax-return positions in the combined financial statements as "more-likely-than-not' to be sustained by the taxing authority, and prescribes a measurement methodology for those positions meeting the recognition threshold. FIN 48 is effective for the fiscal years beginning after December 15, 2006. We are currently evaluating the effect that the adoption of FIN 48 will have on our combined financial position and result of operations.

        In September 2006, the FASB issued FASB Statement No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Benefit Plans" ("FASB 158"), which requires that we recognize on our balance sheet the over-funded or under-funded status of our defined benefit and post retirement plans as an asset or liability. For all of our defined pension benefit plans, the measurement date on which we determine the funded status is December 31. FASB 158 requires that we recognize as a component of other comprehensive income the gains or losses and prior service costs and credits that arise during the year but are not recognized as a component of net periodic benefit cost.

        FASB 158 also requires that we disclose additional information regarding certain effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service credits, and transition assets or obligations. Since we have not issued equity securities that trade in a public market, we are not required to adopt the provisions of FASB 158 until our fiscal year ending December 31, 2007. The impact of adopting FASB 158 will be dependent upon the fair value of plan assets and the projected benefit obligations determined as of December 31, 2007.

Recent Developments

        On January 16, 2007, we announced that we would discontinue our participation in the Crolles alliance, effective December 31, 2007.

        On February 8, 2007, we announced that we had agreed to acquire several cellular communications business lines from Silicon Laboratories Inc., an Austin, Texas-based technology company, for a purchase price of approximately $285 million (approximately €220 million), subject to certain adjustment mechanisms. We expect to close this acquisition during the first quarter of 2007.

        On March 22, 2007, we announced the closure of our Böblingen, Germany manufacturing operations and the reorganization of our back-end operations in the Philippines.

THE SEMICONDUCTOR INDUSTRY

        Semiconductors form the core building blocks of many electronic devices. They can, depending on their design, convert electronic signals, process information, execute specific program instructions, perform mathematical calculations, store data or control electrical or mechanical equipment. This broad range of capabilities makes semiconductors the critical elements for many consumer, communications, computing automotive and industrial electronic systems.

        Historically, the relationship between supply and demand in the semiconductor industry has caused a high degree of cyclicality in the market. However, the magnitude of the variation between the peaks and troughs of the cycles has diminished as the overall industry matures. Furthermore, improved tracking of lead indicators, such as inventory levels throughout the supply chains, have resulted in a more balanced and transparent supply/demand dynamic. The semiconductor industry has realized strong growth rates during the past two decades, notwithstanding significant cyclical downturns in 1985 and 2001. Primary drivers of this growth include the rise in demand for electronic devices and the increased use of semiconductor components in these devices.

Types of Semiconductors

        Semiconductors can be broadly classified into two categories—discrete semiconductors and integrated circuits. Discrete semiconductors generally contain a single type of electronic circuit element (such as individual diodes, thyristors and transistors) and are designed to perform a relatively simple task. For example, discrete semiconductors may be designed to act as sensors of temperature, light or pressure, or to regulate or amplify electrical current. However, while discrete semiconductors perform relatively simple tasks, they may be required to operate at extreme conditions such as levels of high voltage, power or frequency, which introduces specific design and manufacturing challenges. Integrated circuits consist of multiple circuit elements (ranging from a few to many millions of such elements) manufactured on a single semiconductor. The integration of multiple circuit elements permits the creation of highly complex devices that may undertake a broad range of tasks and respond to a large number of inputs in a very short period of time.

        We provide integrated circuits for diverse applications in the mobile, personal, home entertainment, automotive and identification markets. We also provide, through our Multimarket Semiconductors division, a broad range of discrete semiconductors for use across multiple end markets and applications.

        Semiconductors can also be classified into two other broad categories: general purpose (or standard) and application-specific. General purpose semiconductors are utilized to perform general tasks such as power management, basic logic processing and data storage necessary in multiple applications. Suppliers of general purpose products differentiate themselves primarily through cost and performance. Application-specific semiconductors address unique requirements of specific applications or electronic systems, such as a cell phone baseband or a computer microprocessor. Designers of application-specific semiconductors are able to integrate the functionality required for a specific application onto a single semiconductor, often resulting in smaller size, higher performance and lower power consumption, all at lower per unit costs. As a result, these semiconductors are typically subject to higher switching costs due to the hardware or software redesign required in switching to a competitor's products. In addition, given the higher degree of differentiation, these semiconductors usually attract higher prices and margins. Although we provide both general purpose and application-specific semiconductors, our primary focus is providing application-specific semiconductors.

        A significant portion of the semiconductor industry revenue is composed of memory semiconductors, which store data in digital form. The majority of stand-alone memory semiconductors shipped are of a commodity nature, with prices being driven primarily by changes in worldwide supply and demand of memory semiconductors. The stand-alone memory semiconductor market is often characterized by periods in which demand and supply are mismatched, resulting in severe price fluctuations, which in turn lead to volatile earnings and cash flow for providers of these types of semiconductors.

        We do not provide stand-alone memory semiconductors but certain of our products contain embedded, non-volatile memory, as for example in integrated circuits for identification or cellular handset applications.

Semiconductor-based Systems Solutions

        Certain semiconductor suppliers provide not only component semiconductors but are also focused on providing full system solutions that integrate the functionality of multiple semiconductors required to operate an application. System solutions may comprise multiple semiconductors, or may be integrated into a single semiconductor, commonly called a system-on-a-chip. System solutions combine these semiconductors with software and customer support, with the sophistication of the software ranging from basic drivers to full applications. System solutions ensure a high level of interoperability between various components that make up the system and enable semiconductor vendors to offer greater functional differentiation in their product offerings. Customers incorporating system solutions in their end products are able to reduce research and development costs, reduce the manufacturing cost of the system, improve time-to-market, use a consistent system platform across multiple product lines, and focus on core competencies. As a result, increasing consolidation is expected, particularly among component vendors that seek to improve their competitive position by acquiring or being acquired by another vendor with complementary capabilities.

        We provide both integrated circuits that perform specific functions and system solutions that are tailored specifically to our customers' requirements.

Recent Trends in the Semiconductor Industry

        There are a number of trends in the semiconductor industry that affect our business, including the following:

  •
  Original equipment manufacturers (OEMs) are increasingly relying on their semiconductor suppliers to design and deliver system solutions.  As electronics systems become more complex and the market for these systems becomes more competitive, OEMs are increasingly choosing to focus their resources, including research and development efforts, on core competencies such as design, sales, marketing and distribution in an effort to improve their ability to bring products to market quickly and cost effectively. As a result, OEMs are increasingly outsourcing to suppliers the integration of the semiconductor and software components of their products. OEMs are also increasingly adopting complete system-level solutions that integrate the functionality of multiple integrated circuits required to operate a system on a system-on-a-chip. These trends benefit semiconductor companies that possess strong system-level expertise, software capabilities, validation and testing capabilities, fully functional reference designs and the detailed knowledge of specific end markets to successfully provide system solutions. These semiconductor vendors are able to increase the functional differentiation in their product offerings.

  •
  New growth opportunities in the digital consumer sector.  The data processing sector had traditionally been the largest and fastest growing revenue opportunity for semiconductor suppliers. While data processing still represents the largest end market for semiconductors, consumer products such as multipurpose mobile phones, car entertainment and digital entertainment devices for the home are contributing significantly to growth in the industry. This trend is driving higher growth of consumer related semiconductors. This growth is driven in turn by the increasing sophistication of consumers with respect to electronics systems, increasing prevalence of digital content, widespread penetration of broadband communications, and innovative audio, video, and mobile semiconductor technology that enables the digital consumer to access content and information across multiple electronic devices. Semiconductor vendors with a competitive product offering in the consumer sector are likely to benefit from the strong growth expected in this market.

  •
  Convergence of advanced functionality and increasing need for connectivity across multiple end markets.  Consumers increasingly use televisions, personal computers, mobile phones and other consumer devices to enjoy an expanding range of audio and video content and expect applications across home, mobile and automobile platforms to have a similar look and feel. As a result many of these devices incorporate similar functionality and technologies. For example, multiple mobile handhelds such as cell phones, cordless phones and personal digital assistants (PDAs) increasingly incorporate audio, video and Voice-over Internet Protocol (VoIP) functionality and have the ability to communicate using multiple wireless technologies. Similarly, automobiles are increasingly incorporating audio, video, navigation and communication technologies. As a result, similar technologies and capabilities are proliferating in multiple end-market devices. This trend benefits semiconductor companies with broad technology portfolios that are applicable to multiple markets as they can leverage their intellectual property portfolios, systems-level expertise and research and development investments in multiple markets.

  •
  Semiconductor manufacturers increasingly outsource manufacturing to third parties.  As the investment required to build a manufacturing fabrication facility for complex semiconductors continues to rise and CMOS becomes the standard for advanced manufacturing processes, semiconductor manufacturers are increasingly outsourcing the manufacturing of their advanced semiconductors to third parties. Historically, most semiconductor companies were vertically integrated, designing, manufacturing and marketing their semiconductors with their own proprietary manufacturing processes. In the last two decades, enabled by process standardization in the CMOS field, the industry has become less vertically integrated, resulting in the emergence of two new types of semiconductor companies: foundries and "fabless" semiconductor companies. Foundries focus on providing outsourced manufacturing services to other semiconductor companies. Fabless semiconductor companies design and market semiconductor products, but outsource their manufacturing requirements to foundries. Fabless semiconductor companies represent an increasing proportion of the overall semiconductor industry. By outsourcing manufacturing, companies are able to reduce capital expenditures, reduce process development costs, increase cash flow, and reduce fixed costs. This helps reduce earnings volatility, especially during semiconductor industry down cycles. Simultaneously, there are certain other segments of the semiconductor industry, such as discrete semiconductors, where manufacturing capabilities continue to represent an opportunity for differentiation. This trend benefits semiconductor companies with flexible manufacturing models that can both manufacture internally those products where manufacturing capabilities are key differentiating factors and outsource the manufacturing of more standard processes.

  •
  Emerging markets growing as a source of electronics systems end-demand.  Emerging regions are an increasing source of demand for electronic systems. For example, China has already established itself as a major new market for electronic systems, and India is expected to represent an increasing source of demand in coming years. This trend benefits semiconductor companies with established operations closer to these sources of demand, relationships with the local customers and skills to customize semiconductor-based solutions in order to meet specific regional usage patterns and pricing requirements.

  •
  Increasing complexity and globalization of the electronics supply chain.  OEMs have increasingly been outsourcing the manufacturing of their electronic systems to specialized companies, such as electronic manufacturing service providers or original design manufacturers, which, in addition to assisting with manufacturing, often provide design services and influence the selection of semiconductor and component suppliers. In addition, other outsourcing manufacturing partners such as independent design houses, specializing in designing systems for specific regional markets, have emerged. This trend has increased the complexity of the electronics supply chain and, as a result, semiconductor companies now need to effectively engage with and support multiple participants around the world.

BUSINESS

Overview

        We are one of the world's largest semiconductor companies. With total sales of €5.0 billion in the calendar year ended December 31, 2006, we rank among the world's top ten semiconductor providers and among the top three suppliers of application-specific semiconductors in terms of total sales. With over 50 years of operating history, we are also one of the longest-established companies in our industry. Our business targets the home electronics, mobile communications, personal entertainment, automotive and identification application markets. Within these markets, we provide a diversified range of application-specific semiconductors, including system solutions, and semiconductor components. We also have a strong multimarket products business, which provides our customers with general purpose semiconductor components, including transistors and diodes, general purpose logic and power discretes as well as an array of application specific standard products. In our targeted application markets, we emphasize market leadership, and we seek to gain and maintain leading shares in the markets we address.

        Our strategy centers on what we call the "connected consumer", by which we mean the modern electronics consumer who accesses a range of information and multimedia content on a wide variety of electronic devices. To meet the demands of the connected consumer, we focus on developing system solutions containing technologies that can be applied across a broad spectrum of consumer markets. We also aim to develop products that facilitate innovation and allow our customers to bring their end-product to market more quickly. We do this by combining our deep knowledge of the consumer electronics market, developed through our long experience with Original Equipment Manufacturer (OEM) customers, with our particular expertise in audio, video, radio frequency communications, power management and security technologies. Our Nexperia product line embodies this integrated approach. Nexperia enables our customers to develop connected multimedia devices that incorporate one or more semiconductor components and associated software into a highly flexible, upgradable architecture. In addition, innovative platform solutions such as Nexperia allow us to apply advances in design and process technology across all of our business units.

        We are organized into four business units: Mobile & Personal, Home, Automotive & Identification and Multimarket Semiconductors. Our Mobile & Personal, Home and Automotive & Identification business units primarily offer application-specific semiconductors with an emphasis on system solutions. Our Multimarket Semiconductors business unit offers standard products for use in multiple application markets, as well as application specific standard products.

        Semiconductors sold by each of our four business units are produced by our centralized integrated circuit manufacturing operations (IMO) division, which is responsible for integrated circuit fabrication, test and packaging. In addition, our Multimarket Semiconductors unit, which relies on IMO for most of the integrated circuits it sells, operates its own dedicated wafer fabrication and test and packaging facilities, primarily for discrete semiconductors. We pursue an asset-light manufacturing strategy, in order to increase return on invested capital, reduce capital expenditures and lower our fixed cost base. We rely on a combination of wholly owned manufacturing facilities, manufacturing facilities operated jointly with other semiconductor companies, third-party foundries and assembly and test subcontractors. IMO operates 12 wholly owned integrated circuit manufacturing sites and coordinates our participation in our Systems on Silicon Manufacturing Company Pte. (SSMC) joint venture, which is a global leader in semiconductor fabrication, as well as our Crolles2 research and manufacturing alliance ("Crolles"). In January 2007, we announced that we would discontinue our participation in Crolles, effective December 31, 2007. Multimarket Semiconductors operates an additional seven wholly owned discrete semiconductor manufacturing facilities and one wholly owned integrated circuit wafer fabrication facility. Multimarket Semiconductors also coordinates our participation in Jilin NXP Semiconductors Limited (JNS), a joint venture manufacturer of discrete semiconductors for power management applications.

        We also have additional business operations that report outside of our four business units and IMO, such as marketing and selling software as a separate product offering, licensing our intellectual property and investing in emerging semiconductor technologies. The segment under which these activities report, Corporate and Other, also reflects research expenses not related to any specific business unit, corporate restructuring charges and other extraordinary expenses.

        Our customers include most of the world's leading consumer electronics and automotive suppliers, as well as a number of technology providers, electronics distributors and governments. Within this diversified base, we have a core group of blue-chip customers on which we focus our sales efforts. In 2006, we derived over 70% of our total sales from our top 50 customers, although no single customer accounted for more than 8% of our total sales. Based on total sales, for 2006, our top five customers were Nokia, Samsung, Philips, Ericsson and Arrow. Philips accounted for 6% of our total sales during this period.

Our Strengths

        We believe that our key strengths include the following:

  •
  Leading market positions.  We hold a number of market leadership positions, with particular strength in markets that relate to our "connected consumer" strategy. These key markets include: within our Home business unit, the analog television, terrestrial set-top box and silicon tuners markets; within our Mobile & Personal business unit, the FM radio, USB and cordless telephone markets; within our Automotive & Identification business unit, the eGovernment, radio frequency identification (RFID), in-vehicle networking and car access and immobilizer application markets; and within our Multimarket Semiconductors business unit, the diodes and transistors and integrated discretes markets.

  •
  Highly diversified product portfolio.  We offer thousands of products and systems in both consumer and industrial semiconductor markets, and believe that our product portfolio is among the most diversified in the industry. In our view, this diversification reduces our exposure to the cyclicality of the overall semiconductor industry, especially as we do not participate in the relatively volatile stand-alone memory market. In addition, our portfolio is distributed among businesses that are in different stages of their lifecycle. These include mature businesses, which tend to be stable cash generators; growth businesses, for which there is an established market that we expect will exhibit significant growth; and emerging businesses, where revenues are currently small but have the potential to grow substantially in the future.

  •
  Strong growth potential.  We operate in many high growth markets, which are driven by the increasing prevalence of semiconductors in the growing markets for electronic equipment, particularly the consumer market. As a result of our focus on "connected consumer" applications, we address market segments that we believe will on average grow more rapidly than the overall semiconductor industry. These include high-growth markets such as digital television, mobile multimedia and connectivity, third generation cellular telephone products, RFID, and digital car information and entertainment systems. We believe we are also well-positioned to capitalize on the strong growth of the electronics industry in Asia.

  •
  Strong technology and intellectual property portfolio.  We are a technology leader in our industry, with a strong legacy of innovation dating back more than 50 years. We believe that we have differentiating intellectual property across the key technologies used in connected consumer applications, including audio, video, radio frequency communications, power management and security. Our technology leadership is supported by our significant investment in research and development and our portfolio of approximately 5,300 patent families, as well as royalty-free licenses to certain patents held by Philips. We maintain our leadership through our extensive research and development organization. We also participate in strategic alliances and industry organizations that provide us access to industry-leading technology, while allowing us to share research and development expenses.

  •
  Deep customer relationships.  We have strong, well-established relationships with our customers, many of which are leaders in their respective industries. Our customers include almost every major consumer electronics company, cellular handset company and automotive supplier in the world. Apple, Bosch, LG Electronics, Nokia, Philips, Samsung, Sony Ericsson and Siemens VDO are all customers, as well as all major electronic components distributors. Our products, particularly our systems solutions, often represent critical components of our customers' end-products, and in many cases enable our customers to differentiate themselves with high performance, new functionality, low cost, or rapid time-to-market. A significant portion of our revenues are from products that are "designed-in" to our customers' end-products, resulting in close relationships with those customers. As part of the design-in process, we collaborate closely with our customers on product development, which we believe enhances our competitiveness by enabling us to anticipate customer requirements and industry trends.

  •
  Asset-light manufacturing strategy.  Over the past several years, we have started to implement an asset-light manufacturing strategy. We have reduced our wholly owned manufacturing capacity and established joint venture manufacturing operations, enabling us to decrease the amount of capital employed in our business and increase our flexibility. We have increased our use of outsourcing to third party foundries for manufacturing, leveraging our strong relationships with leading foundries such as Taiwan Semiconductor Manufacturing Company (TSMC) and Advanced Semiconductor Manufacturing Company (ASMC), both of which were co-founded by Philips. These actions have reduced the fixed component of our cost structure and increased our return on invested capital, providing us with a solid base from which to extend our asset-light manufacturing strategy.

  •
  Experienced management team with significant industry knowledge.  We have a highly experienced management team with deep industry knowledge. The 12 members of our executive management team have an average of 23 years of experience in the technology industry. Together they form a talented and experienced leadership team. Our management will also participate in a management equity plan that provides management with the possibility of sharing significantly in the success of our business.

  •
  Strong sponsorship.  Our principal owners are investment funds associated with or advised by KKR, Bain, Silver Lake, Apax and AlpInvest, who manage equity funds that together total more than $70 billion. The Sponsors have substantial experience investing in the technology industry, having made more than 100 investments in technology companies, including significant transactions such as Avago Technologies, Inmarsat, PanAmSat, Q-Cells, Sensata Technologies, SunGard Data Systems and UGS. The equity commitment to the Acquisition in total represents one of the largest equity commitments ever made by private equity sponsors to a single acquisition. In addition, Philips has retained an indirect 19.9% ownership interest in our equity (prior to dilution from our management equity program), providing alignment of interests among our shareholders.

Our Strategy

        Our vision is to be a leading semiconductor supplier in a world where consumers connect to information, entertainment and services through electronic devices containing our system solutions. We aspire to be industry leaders in the markets for our Mobile & Personal, Home, Automotive & Identification and Multimarket Semiconductors business units, and to continue to grow revenue, profitability and cash flow. In order to meet these goals, we have adopted the strategies described below:

  •
  Build on our market leadership positions.  We believe that our market leadership positions, extensive intellectual property and strong research and development organization provide us with a strong foundation from which to gain additional market share in our targeted markets. We intend to build on this foundation by continuing to invest in our product portfolio, with a focus on innovations in our more profitable and faster growing segments. We look to exploit our strengths in "connected consumer" markets, particularly in audio, video, radio frequency communications, power management and security systems. We also look to extend our competitive advantage by offering differentiated system solutions that leverage our broad range of competencies. We believe that industry consolidation will take place in forthcoming years. We intend to play an active role in this process using strict criteria for return on investment and financial discipline.

  •
  Deepen our relationships with our key customers.  We intend to increase our share of the semiconductors purchased by our existing customers, with a particular focus on our top 50 accounts. To realize this objective, we are redeploying our sales and marketing resources to target these top customers more effectively. We have created dedicated account teams that work across regions in order to better accommodate our customers' increasing geographical diversity. We are seeking to deepen our customer relationships by continuing to provide high value systems solutions and by increasing the amount of collaborative design work that we conduct with our customers.

  •
  Continue our Business Renewal Program.  In 2005, we launched our Business Renewal Program, a comprehensive multi-year performance improvement program intended to drive revenue growth and increase profitability. As part of this program, we look to streamline costs in manufacturing, selling, general and administrative activities and research and development, and to improve our organizational efficiency, manufacturing and supply chain performance, time-to-market of new products, product quality and customer service. We believe that the Business Renewal Program has been highly successful to date. We have already exceeded our target of reducing annual costs by €250 million in the aggregate by the end of 2006 compared to the 2004 levels we use as a benchmark, and believe that we will continue to realize benefits from the ongoing implementation of this program.

  •
  Extend our asset-light manufacturing strategy.  We will continue to pursue our asset-light manufacturing strategy. Over the next several years, we expect to significantly increase the proportion of our semiconductor wafer production that is outsourced. In particular, we plan to utilize third party foundries for a substantial component of the future growth in our manufacturing requirements. For assembly and test processes, we expect to maintain current outsourcing levels, as we believe that our in-house facilities are highly competitive in terms of quality and cost. We believe that our asset-light strategy will further reduce the fixed component of our cost structure, increase our return on invested capital and increase our operational flexibility throughout the industry cycle, while also ensuring our continued access to world-class manufacturing capacity and leading-edge process technology.

  •
  Capitalize on our new independence.  Our separation from Philips will allow us to execute a strategy that is fully focused on the semiconductors business. We believe our independence will provide us with greater flexibility to respond to customers' needs and technology trends, and enable us to pursue opportunities without a potential conflict of interest related to Philips' control. We also plan to build our new brand identity as an independent stand-alone company. Through this approach, we intend to accelerate our growth, build greater scale in our key businesses and operations and continue to be a leader in setting industry standards for our products.

Products and Applications

        The products sold by our four business units fall into two categories. The first category consists of highly differentiated application-specific semiconductors and system solutions. Our Mobile & Personal, Home and Automotive & Identification business units primarily sell products in this category. The profitability of these products depends to a significant degree on our ability to innovate and develop new technologies and customer solutions. The second of our product categories consists of standard, products, which are devices that can be incorporated in many different types of electronic equipment and which are typically sold to a wide variety of customers, both directly and through distributors. Our Multimarket Semiconductors business unit makes a large number of standard products, in addition to application specific standard products. The profitability of standard products tends to be driven by manufacturing cost, supply chain efficiency, continuous improvement of manufacturing processes and product mix. Across all four of our business units, we leverage both our knowledge of the consumer and our particular technical expertise in the areas of audio, video, radio frequency communications, power management and security technologies to create and deliver semiconductor solutions for the connected consumer.

        The following chart sets out, for each of our business units, key application markets, key products and selected customers.

Business Unit	Key application markets		Key Products		Selected customers
Mobile & Personal	•	Cellular systems	•	Cellular baseband, radio frequency	•	Apple
	•	Connectivity		transceivers, power amplifiers	•	Nokia
	•	Personal entertainment solutions	•	Power management units	•	VTech
	•	Cordless and VoIP phones	•	Application processors	•	Samsung
	•	Sound solutions	•	FM radio and television-on-mobile	•	Sony Ericsson
			•	Bluetooth, WLAN transceivers and USB ICs
			•	Speakers, stereo headset and sound panel components
			•	Audio/video processors
			•	Printer ASICs
			•	Cordless baseband and radio frequency transceivers
Home	•	Television (digital, analog)	•	Channel decoders	•	Dell
	•	Set-top boxes	•	Video decoders	•	LG Electronics
	•	Personal computer solutions	•	Media processors	•	Philips
		(including PC-TV)	•	Silicon tuners	•	Sharp
	•	Home media devices (Digital	•	Can tuners	•	Sony
		media adapters, audio)	•	Radio frequency
	•	Television front-end		modules
	•	Radio frequency devices	•	IF/MOPLL
	•	Large panel display	•	Large panel display drivers
Automotive &	•	In-car entertainment	•	Analog and digital tuners	•	Bosch
Identification	•	In-vehicle networking	•	Analog and digital radio signal	•	Gemalto
	•	Car access and immobilizer		processing	•	Siemens VDO
		systems	•	ICE power amplifiers, voltage	•	Sony
	•	Tire pressure monitoring		regulators and optical storage	•	Visteon
	•	Radio frequency	•	ePassport integrated circuits
		identification		and inlays
	•	Smart cards	•	Radio frequency integrated circuits
	•	eGovernment	•	Near field communications, radio
	•	Near field communications		frequency integrated circuits
			•	CANBus, LIN, FlexRay
Multimarket	•	Standard ICs	•	Transistors & diodes	•	Arrow
Semiconductors	•	General application	•	Integrated discretes	•	Avnet
	•	Power management	•	General purpose logic	•	Future
	•	Radio frequency products	•	Power discretes	•	Nokia
			•	Tuning discretes	•	WPI
			•	Standard radio frequency products
			•	Dataconverters
			•	Sensors
			•	CATV modules
			•	Microcontrollers

        For total sales and financial performance of our business units and other reporting segments, see note 4 to our financial statements including elsewhere in this prospectus.

Mobile & Personal

Overview

        Our Mobile & Personal business unit provides application-specific semiconductors, selected components and complete system solutions for use in mobile and portable devices, such as cellular handsets, portable media players and cordless phones. The convergence of cellular handsets and portable entertainment devices is creating demand for solutions enabling the delivery of multimedia content over wireless networks. As a result, multimedia handsets are incorporating increasing functionality, including application processing, video processing, wireless connectivity, and other personal entertainment technologies. The increasing prevalence and complexity of semiconductors within a given handset device, especially those which enable multimedia connectivity, is driving growth in this sector. Our television-on-mobile, FM radio and mobile USB products, for example, are part of our strategic focus on the devices and technologies that we expect to gain increasing importance as voice and multimedia capabilities converge in the mobile market. Our key customers in Mobile & Personal include Apple, Nokia, VTech, Samsung and Sony Ericsson.

Applications and Products

        Cellular Systems.    Our Cellular Systems business supplies system solutions and integrated circuit components to the cellular handset industry. We provide basebands, radio frequency transceivers, power management units and power amplifiers for 2/2.5G cellular systems based on most major standards, including GSM, GPRS and EDGE, as well as 3/3.5G devices based on UMTS/HSDPA and emerging TD-SCDMA technology. We believe we are also at the forefront of new UMA technologies, which permit wireless communications over the Internet, as well as cellular networks. We have special expertise in power management components for portable electronic devices, which we believe positions us well in this market, given the increasing energy demands of battery-powered devices.

        Connectivity.    We offer connectivity solutions focused on the mobile connected consumer, including Bluetooth, WLAN and wireless universal serial bus (WUSB) stand-alone integrated circuits and pre-integrated integrated circuits for inclusion in cellular handset system solutions. We also offer our connectivity solutions in partnership with other cellular baseband providers.

        Personal Entertainment Solutions.    We provide semiconductors and system solutions that enable multimedia functionality in portable electronic devices, including application processors, FM radio and modules, and TV-on-Mobile modules for multimedia-capable cellular handsets and audio/video processors for portable media players. Our customers are among the leaders in their industries.

        Cordless and VoIP Phones.    We are the leading provider of basebands and radio frequency transceiver integrated circuits as well as cordless system solutions for digital cordless phones, which now dominate the home telephone market. Our cordless technology supports all current standards for these devices. In addition, we provide solutions for telephone applications using Voice-over-Internet Protocol (VoIP), the standard for telephone communications over the Internet.

        Sound Solutions.    We are the leading provider of acoustic solutions for various telecom applications, such as mobile phone speakers and receivers, which are important complements to our semiconductor products. We are developing emerging technologies for miniature speakers and microphones that use semiconducting materials to generate and capture sound, which we believe will lead to synergies with our semiconductor manufacturing operations in the future.

Home

Overview

        Our Home business unit provides system solutions for the analog and digital TV, STB and PC-TV application markets, as well as related semiconductor components. We believe our products are well positioned to meet the demands of the connected consumer for multimedia access in the home. We hold leading positions in the digital television, set-top box and PC-TV application markets, which in large part have grown out of our leadership in the analog television application market, where we are one of the top suppliers of semiconductors globally. Growth is being driven by recent trends, such as government mandates in some countries requiring the inclusion of a digital tuner in every new television, increasing broadband penetration and the increasing availability of high definition content, that are driving growth in the end markets on which we focus. The DTV market, in particular, is expected to grow at a rapid rate as a result of increasing product complexity and increasing unit sales. As DTV technology becomes more complex, we expect that traditional DTV OEMs will look to semiconductor vendors who can provide a competitive total system solution. We believe we were the first to offer a total system solution for the DTV application market and are therefore well positioned to benefit from this growth. In addition, as the consumer market becomes more digitized and as the mobile device market becomes increasingly multimedia enabled, we are able to leverage technologies from our Mobile & Personal business unit to gain an advantage over many of our key competitors. Our key customers in Home include LG Electronics, Sony, Sharp, Philips and Dell.

Applications and Products

        Television.    Semiconductors for the television industry make up the largest product segment of our Home business unit. We believe we are the leading supplier of semiconductors to the analog television application market and are among the market leaders in the rapidly growing DTV application market. While analog televisions are on the decline in developed countries, they remain a strong product in emerging markets and we believe our position as the worldwide market leader in this area will allow us to continue to generate substantial revenues from this business. We also intend to capitalize on our strong market position in analog television to further strengthen our position in the DTV market. In 2004, our TV810 chip was the first-to-market fully integrated system-on-chip solution for DTV.

        Set-top Boxes.    We have a strong presence in the market for set-top boxes, which are devices used by consumers to access television content broadcast over terrestrial, cable or satellite systems, as well as through the Internet using emerging Internet Protocol-based systems. We focus on market segments where we believe we have a competitive advantage and where we expect significant growth. For example, we are active in the cable STB application market only in China, where we believe opportunities are greater than in other regions. We are also focused on the terrestrial STB and IP-STB application markets, which we see as presenting particular growth opportunities over the next several years, as well as on satellite STB.

        PC Solutions.    We are a leader in the fast-growing application market for PC-TV devices, which permit users to view broadcast television on their PCs. Working closely with our partners, including Microsoft, Intel and AMD, we offer our customers television tuner cards and audio/video encoders and decoders for television functionality on PCs. While this market is still in its early stages, we already generate substantial revenues from this business and, given our early leadership in this application market, we expect that PC-TV will continue to present an important opportunity for us in the future.

        Television Front-End Tuners and Radio Frequency Devices.    In addition to integrated system solutions for television, we also offer selected audiovisual components for this market, including can tuners and silicon tuners, which receive television broadcast signals, as well as front-end radio-frequency devices, including IF and MOPLL. Silicon tuners are semiconductor devices which are expected to replace mechanical can tuners as the dominant technology in television receivers, since they are cheaper and facilitate digital and high-definition television. We expect the market for digital tuners to grow substantially in coming years, driven by the replacement of can tuners and the increasing number of non-television devices containing a tuner, including set-top boxes, DVD players and digital video recorders. We believe that we are the worldwide market leader in silicon tuners.

Automotive & Identification

Overview

        Our Automotive & Identification business unit provides system solutions and semiconductor components for the automotive and identification application markets. In our Automotive business, we provide semiconductor products used in the in-car entertainment, in-vehicle networking, car access and immobilizer systems, and tire pressure monitoring application markets. The market for automotive semiconductors has grown consistently in recent years and at a higher growth rate than the overall semiconductor market, despite relatively slow growth in the sales of automobiles. This is due to the increasing prevalence of semiconductor devices within vehicles, which in turn has been the result of the increasing integration of consumer electronics in cars, an increasing focus on consumer safety and the replacement of mechanical devices with semiconductors in order to meet more demanding safety, reliability, weight and power-reduction requirements. The emergence of more integrated, "smart" safety and security systems, which utilize combinations of sensors, in-vehicle networks, microcontrollers and power management components, favor a broad automotive portfolio such as the product lines we currently maintain. We are able to leverage technology and experience from our Mobile & Personal and Home business units to develop analogous in-car devices, such as car information and entertainment solutions. We believe that significant barriers to entry in the automobile market, a result of long product lifecycles and the very low tolerances and defect rates that must be achieved to meet the demands of automotive manufacturers, also give us a competitive advantage.

        Our Identification business has played an important role in creating the markets for RFID, eGovernment and NFC technologies. The primary factors driving growth in these markets are new governmental requirements for secure identity documents, the increasing prevalence of cashless transactions and more sophisticated supply chain management models. Our innovation has allowed us to achieve the leading market position in each of these application markets. We have focused on complex and high-margin areas of the identification market. For example, in smart cards, we have avoided the largely commoditized segments of the SIM and banking card market, emphasizing instead the high-security, higher value-added segments. RFID, where we have an early market lead, is expected to show strong growth.

        Our key customers in Automotive & Identification include Bosch, Gemalto, Siemens VDO, Sony and Visteon.

Automotive Applications and Products

        In-Car Entertainment.    We provide analog and digital radio integrated circuits and system solutions for in-car entertainment devices, ranging from audio and video applications to connectivity solutions that allow cars to connect with devices such as portable music players. We are a leader in both analog and digital car audio, and we believe we can capitalize on this position to gain competitive advantage in the emerging in-car video market.

        In-Vehicle Networking.    We are a leading provider of transceivers for in-vehicle networking based on the current controller area network bus (CANBus) and LIN standards. In addition, as a founding member of the FlexRay consortium, we are developing next-generation technologies to support "by-wire" applications, which are electronic control systems that we expect to replace many aspects of car control currently provided by mechanical means, such as steering and braking. By-wire technologies are intended to allow automotive manufacturers to reduce costs while improving dependability, availability and flexibility.

        Car Access and Immobilizer Systems.    We are the leading supplier to the car access and immobilizer market. Our product offerings include integrated circuits for passive keyless entry and ignition systems, two-way radio frequency car keys and immobilizers.

        Tire Pressure Monitoring.    We supply radio frequency and signal-conditioning integrated circuit components for tire pressure monitoring systems. This market has grown considerably in recent years and is expected to continue to expand, in large part due to regulations in the United States requiring all new passenger vehicles to contain tire-pressure monitoring systems. Similar regulations are under consideration in Europe.

Identification Applications and Products

        Radio Frequency Identification.    Based on our internal market analyses, we are the leading provider of radio frequency integrated circuits with embedded memory for RFID-based technology. We expect RFID to replace bar code identification in a wide variety of uses, including in supply chain and inventory management, electronic fare collection in public transport and in emerging applications, such as animal identification and pharmaceutical authentication. We have established ourselves as the early leader in the transportation segment of this application market with our MiFare fare collection system, which is the technology behind such prominent fare collection programs as London's Oyster card. We believe that our broad product range, which covers the full spectrum of radio frequencies used in RFID applications and includes integrated circuits used in both RFID tags and readers, as well as our important role in setting industry standards in this market, give us a significant competitive advantage.

        Smart Cards.    We have adopted a selective portfolio strategy in the smart card market. We focus on higher value-added products including radio frequency integrated circuits for contactless transactions, high-security, encrypted communications and high-capacity non-volatile storage cards, and seek to avoid the largely commoditized and low-margin segments of the SIM card and banking application market.

        eGovernment.    We provide contact-free and highly secure eGovernment applications, including ePassports and health insurance cards. Our radio frequency integrated circuit products and inlay products, which feature high levels of data encryption and physical hacking countermeasures, are market leaders, especially in ePassport applications, where we currently hold the leading market position. Over 25 governments have selected us as their ePassport provider.

        Near-Field Communication (NFC).    In 2006, we became first-to-market with radio frequency integrated circuits for NFC applications, and we expect the NFC application market to become a significant new revenue source in the future. NFC technology permits short-range two-way wireless connectivity and secure transactions that facilitate the mobile lifestyle which underpins our focus on the connected consumer. We are a founder and the current chair of the NFC Forum, an industry roundtable of over 85 companies who are defining this technology and setting the technical standards that will govern it. In collaboration with our partners Nokia and Vodafone, we drove the first successful commercial implementation of NFC, in a public transport application in Germany, and are currently undertaking additional trials in North America, Europe and Asia. In addition to its substantial growth potential, NFC technology, as a mobile-centered platform, presents what we believe is a valuable synergy with our cellular business lines.

Multimarket Semiconductors

Overview

        Our Multimarket Semiconductors business unit supplies a broad range of standard products and ASSPs, including standard and specialty logic devices, discrete semiconductors, analog and mixed signal components and a broad range of microcontrollers. Many of the standard products we make in our Multimarket Semiconductors business unit, such as transistors, diodes, power control devices and general purpose logic devices, are offered by a large number of companies, using widely known production techniques, with characteristics that are standardized throughout the industry. We frequently sell these products to distributors, and are primarily differentiated on cost and customer service. In addition to these, we also provide a range of application-specific standard products, including microcontrollers and radio frequency devices. To manufacture our Multimarket Semiconductors products we use our IMO unit for most of our integrated circuit production while operating dedicated discrete semiconductor manufacturing operations that report entirely within the Multimarket Semiconductors unit. Our key customers in Multimarket Semiconductors include distributors Avnet, Arrow, Future and WPI, as well as OEMs such as Nokia.

Applications and Products

        Standard ICs.    We provide a wide range of microcontrollers, general purpose logic and interface products for use in a variety of end-market products, including home and personal electronic devices, mobile handsets and automotive applications.

        General Application Discretes.    We make standard semiconductor components, such as diodes, small signal transistors as well as application-specific standard products such as integrated discretes and sensors, for use in a variety of end-market products, including home and personal electronic devices, mobile handsets and automotive applications.

        Power Management.    We provide integrated power devices, data converters and other power management products manufactured using both bipolar and powerMOS process technologies. We also sell automotive power products, which are an important complement to the products provided by our Automotive & Identification business unit.

        Radio Frequency.    We make small-signal radio frequency devices, cable television modules and tuning discretes for use in a variety of end-market products.

Other Business Activities

        Several of our businesses operate outside of our primary business units, including:

        Software Solutions.    Our Software Solutions business develops audio and video multimedia solutions that enable mobile device manufacturers to quickly produce differentiated hand-held products that enhance the end-user experience. Our Software Solutions business was formed in 2003 from various embedded software units of Philips' research, consumer electronics and semiconductors divisions. Its software has been incorporated into over 100 million mobile devices produced by many of the world's leading mobile device manufacturers. It is particularly focused on partnerships with the top six OEM handset manufacturers, as well as on specific integrated circuit-based products, such as our Nexperia product line, which integrates software and hardware solutions in a system-on-chip design. Software Solutions has approximately 200 employees in The Netherlands, China, the United States, and in other countries in Europe and Asia.

        IP Licensing.    We license and cross-license our intellectual property to semiconductor companies and other technology firms. Apart from the revenues these licensing activities generate, we also view active intellectual property licensing as an important means to promote our businesses and technologies. Our cross-licensing activities are typically conducted with other large semiconductor companies, who have resources and research and development activities similar to ours.

        Emerging Semiconductors Businesses.    Our Emerging Business unit focuses on growing innovative early-stage businesses in various application areas relating to the development and use of semiconductor technology. Through this unit, we seek to leverage our existing businesses and assets to create growth opportunities for the future.

Research and Development, Innovation and Technology

        Our research and development activities are critical to our success. We conduct both product-specific and process technology research and development. Our product specific research and development, which constitutes the majority of our research and development expenditures, is primarily aligned with our four business units. Our process technology research and development is conducted centrally and seeks to develop improved semiconductor fabrication technologies that can be utilized by all of our business units. The following table provides our research and development expenditures (in each case net of governmental grants and subsidies) for 2004, 2005 and 2006:

	Predecessor		Combined
	For the year ended December 31,
	2004	2005	2006
	(€ in millions)
Expenditures (net of subsidies and grants)	€979	€1,028	€995
As a percentage of total sales	20.3%	21.6%	20.1%

Product-Specific Research and Development

        Our product-specific research and development is carried out at 23 sites in Europe, Asia and the United States. The majority of our product specific research and development activities are contained within our four business units. In addition, a portion of our product-specific research and development is managed centrally through our Chief Technology Office (CTO). We pursue several strategies to maximize the efficiency of our product-specific research and development activities. We look to take advantage of economies of scale by concentrating our research and development expenditure on markets where we have leadership positions or where we believe that we can attain market leadership. We look to leverage our strength in audio, video, radio frequency communications, power management and security by developing products that incorporate these technologies. We also focus on developing and maintaining common underlying platforms and architectures, such as Nexperia, across all of our business units in order to minimize development costs and reduce the time to market for new products.

        We have a particular focus on developing innovative system solutions using intellectual property that can be repurposed across a broad range of media enabled products and applications. Through the use of standard IP blocks, coordinated by our CTO, we have achieved what we believe is an industry-leading level of IP re-use. Our systems solutions include system-on-a-chip solutions and system-in-a-package solutions, which integrate the functionality of a system into a single semiconductor or a single package, respectively, as well as complete reference designs. We also have a strong software research and development program.

        In addition to our in-house product-specific research and development activities, we cooperate with research and commercial partners and are active in standard setting bodies. These include the FlexRay consortium for in-vehicle networking and the NFC Forum, an industry roundtable for which we are a founding member and also serve as the current chair. We also collaborate on specific projects with a number of universities. We believe that this collaboration increases our competitiveness by allowing us to anticipate industry trends and participate in the formulation of industry standards. We plan to continue to expand our network of alliances and partners.

Process Technology Research and Development

        Our process technology research and development is managed centrally through our CTO. Process technology research and development encompasses the development of new process and test and packaging technologies, management of our IP libraries, designing manufacturing tools and methodologies, and developing semiconductor architecture choices. Our process technology development enables technology advances in our products, and is conducted in close coordination with our four business units. We currently develop advanced CMOS process technology through our Crolles alliance as well as through collaboration with Philips and at our own process research and development labs in Leuven, Belgium and Eindhoven, The Netherlands. The Crolles alliance, with Freescale and STM, is focused on the development of advanced CMOS process technology with minimum feature sizes ranging from 90 nanometers down to 45 nanometers. In January 2007, we announced our intention to withdraw from the Crolles alliance, effective December 31, 2007, and are currently determining our future strategy for developing leading process technologies. In Leuven, we are part of the internationally renowned IMEC high-tech research program, which develops state-of-the-art process technology that can be incorporated into our own products. In addition, we and Philips have continued our extensive operation in process research and development activities following our separation as a standalone company, in recognition of the substantial benefits we believe that we both receive from our partnership in this area.

        We have reduced the number of our research and development facilities in recent years and currently have facilities at 23 sites. Our ten largest research and development sites in terms of number of employees are: Nijmegen, The Netherlands; Eindhoven, The Netherlands; Hamburg, Germany; Caen, France; Bangalore, India; San Jose, United States; Southampton, United Kingdom; Zurich, Switzerland; Le Mans, France; and Sophia Antipolis, France. In the future, we intend to increase our research and development capabilities in the Asia-Pacific region to take advantage of cost benefits and proximity to our customers.

Strategic Alliances and Investments

        We participate in a number of strategic alliances with respect to technology development and manufacturing. These alliances are an important part of our asset-light strategy, since they permit us to reduce fixed costs associated with manufacturing and development activities and to share research and development expenses with third parties.

Systems on Silicon Manufacturing Co. Pte. Ltd.

        Systems on Silicon Manufacturing Co. Pte. Ltd. (SSMC), based in Singapore, was established in 1998 as a joint venture between us, TSMC and EDB Investments Pte. Ltd. (EDB), an entity of the Economic Development Board of Singapore. We hold a 61.2% stake in SSMC. SSMC is a leading manufacturer of CMOS-based semiconductors, using process technologies to make wafers with line widths down to 140 nanometers. SSMC is one of the larger eight-inch CMOS wafer fabs in the industry.

        We use SSMC to augment our fully owned eight-inch wafer CMOS capability, and also to jointly develop and share technological advances with TSMC, our partner in this venture. We have made certain commitments to SSMC, whereby we are obligated to make cash payments to SSMC should we fail to take up an agreed-upon percentage of the total available capacity at SSMC's fabrication facilities if overall SSMC utilization levels drop below a fixed proportion of the total available capacity. We have only had to make one such payment, for 2002, in the amount of €15 million. In the event that our demand for production from SSMC falls in the future, we may be required to make a similar payment, which could be significant if we did not take any of our quota. We were not required to make any such payment in 2006, and we do not expect to be required to make a payment in 2007.

Crolles Alliance

        Crolles is a strategic research and manufacturing alliance among us, STM and Freescale based in Crolles, France, in which we hold a 31% stake. Crolles is one of the largest semiconductor process development alliances in the world and one of the leaders in developing new advanced CMOS fabrication technologies for the semiconductor industry. Under an arrangement with TSMC, TSMC maintains manufacturing facilities that are compatible with the process technologies developed at Crolles. This allows us to move to full-scale production at TSMC with new process technologies developed at Crolles with relatively low delay and cost, and also provides us with an alternative source for wafer fabrication using process technologies developed at Crolles.

        Advanced CMOS process technologies at minimum feature sizes of 90 nanometers and 65 nanometers have been developed at Crolles, and early development of 45 nanometer CMOS has also taken place. Full-scale production at 90 nanometers is currently underway, and early-stage 65 nanometer production began in early 2006. Crolles places particular emphasis on developing semiconductors that have very low power consumption and contain embedded memory functions. The semiconductor products using this technology are primarily those which depend on battery power or which must generate minimal amounts of heat.

        Crolles includes the LIPP initiative, which is an arrangement that gives us and our alliance partners access to the intellectual property libraries developed at Crolles. In addition, Crolles includes an assembly and test partnership that allows us to collaborate in the development of back-end manufacturing technology along with the other members of the alliance.

        On January 16, 2007, we announced our intention to withdraw from the Crolles alliance, effective December 31, 2007. We are currently determining our future strategy with respect to developing and accessing leading-edge process technologies.

Jilin NXP Semiconductors Limited

        Jilin NXP Semiconductors Limited (JNS) is a joint venture based in China that we operate in collaboration with Jilin Sino-Microelectronics Co. Ltd. (JSMC). We currently hold a 60% ownership interest in JNS, and JSMC holds the remaining 40%. Based in Jilin City, China, JNS was founded in 2003 and manufactures bipolar power products, which are semiconductor devices used to switch, regulate and convert electrical currents, particularly those currents that are very large or involve very high voltages. JNS has a manufacturing facility with line widths in the 4 micron range.

Advanced Semiconductor Manufacturing Company

        We established the Advanced Semiconductor Manufacturing Company (ASMC) in Shanghai in 1995 in partnership with a number of Chinese joint venture partners. ASMC is the successor to Philips Semiconductor Corporation of Shanghai, which we founded in 1988, and currently operates three wafer fabs, producing five-, six- and eight-inch wafers of primarily analog integrated circuits using CMOS and bipolar process technologies. We use ASMC to supplement our in-house capacity for analog integrated circuits with line widths in the 0.35 to 3 micron range. We currently beneficially own 27% of the outstanding shares of ASMC, which are publicly traded on the Hong Kong Stock Exchange. Our shares are held in trust for us by Philips. Philips is obligated to transfer full ownership of the shares to us no later than June 30, 2007, following the expiry in April 2007 of the lockup period imposed on these shares in connection with ASMC's public listing in 2006.

Software Partnerships

        In addition to manufacturing and process technology research, we leverage strategic partnerships to develop software for our products. As our market focus turns increasingly towards system solutions, software is playing a critical role in determining our competitiveness. By partnering with independent software developers, we gain the benefit of industry-leading expertise and quality levels with respect to the software which operates on our products. In return, our partners, who currently include close to 100 software companies, gain a platform with which to align their software.

Manufacturing

        We manufacture integrated circuits and discrete semiconductors. The manufacturing of our integrated circuit products is managed centrally by our IMO division, which serves as an integrated source for integrated circuit fabrication, test and packaging for each of our four business units. The integration of our integrated circuit manufacturing operations across all four business units permits us to reduce the volatility in production demand that would result from independent operations. Our Multimarket Semiconductors unit, which relies on IMO for most of the integrated circuits it sells, operates its own dedicated wafer fabrication and test and packaging facilities, primarily for discrete semiconductors. Our IMO and Multimarket Semiconductors operations include facilities wholly owned by us, as well as partial interests in certain facilities. Our IMO operations also coordinate our usage of third party foundries and assembly and test subcontractors.

        We pursue an asset-light manufacturing model, especially for advanced process technologies. Our asset-light strategy seeks to increase return on invested capital, reduce capital expenditures and lower overcapacity risk by utilizing a combination of wholly owned manufacturing facilities, manufacturing facilities operated jointly with other semiconductor companies, third party foundries and assembly and test subcontractors. We currently meet a majority of our production requirements with our in-house facilities. However, as part of our asset-light strategy, we intend to significantly increase the proportion of our front-end wafer production that is outsourced or conducted through joint venture operations. When we outsource the production of high-volume products, we generally seek to maintain some production in our own facilities. This "dual sourcing" allows us to rapidly return fabrication in-house when production demand decreases, without the necessity of first qualifying in-house processes.

        In addition to our semiconductor fabrication facilities, we also operate certain non-semiconductor manufacturing plants, which produce specific radio frequency and acoustic devices.

        The manufacturing of a semiconductor involves several phases of production, which can be broadly divided into "front-end" and "back-end" processes. Front-end processes take place at highly complex wafer manufacturing facilities (called fabrication plants or "wafer fabs"), and involve the imprinting of substrate silicon wafers with the precise circuitry required for semiconductors to function. The front-end production cycle requires high levels of precision and involves as many as 300 process steps. Back-end processes involve the assembly, test and packaging of semiconductors in a form suitable for distribution. In contrast to the highly complex front-end process, back-end processing is generally less complicated, and as a result we tend to determine the location of our back-end facilities based more on cost factors than on technical considerations.

        Our front-end manufacturing facilities use a broad range of production processes and proprietary design methods, including complementary metal on silicon oxide semiconductor (CMOS), bipolar, bipolar CMOS (BiCMOS) and double-diffused metal on silicon oxide semiconductor (DMOS) technologies. Our wafer fabs produce semiconductors with line widths ranging from 65 nanometers to 3 microns for integrated circuits and 0.5 microns to greater than 4 microns for discretes. This broad technology portfolio enables us to meet increasing demand from customers for system solutions, which require a variety of technologies.

        Our back-end manufacturing facilities test and package many different types of products using a wide variety of processes. To optimize flexibility we use shared technology platforms for our back-end assembly operations.

        The following table shows selected key information with respect to our major front-end and back-end facilities.

Site	Ownership	Wafer sizes used	Linewidths used	Technology
			(microns)
Integrated Circuits— Front-end
Böblingen, Germany(1)	100%	8"	>0.32	CMOS, BiCMOS
Caen, France	100%	6"	0.5-1.0	Passive Integration
Fishkill, USA	100%	8"	0.18-0.35	CMOS, BiCMOS
Hamburg, Germany	100%	6"	0.5-1.0	CMOS, BiCMOS
Nijmegen, The Netherlands	100%	8", 6", 5", 4"	0.18-3.0	CMOS, BiCMOS, Bipolar, BCDMOS
Singapore (SSMC)(1)	61.2%	8"	0.14-0.25	CMOS
Crolles, France(2)	31%	12"	0.065-0.12	CMOS
Integrated Circuits— Back-end
Bangkok, Thailand	100%			Low-pin count leadframes
Cabuyao, Philippines	100%			System-in-package/modules
Calamba, Philippines	100%			Leadframe-based packages and ball grid
Kaohsiung, Taiwan	100%			Leadframe-based packages and ball grid
Suzhou, China	100%			Leadframe-based packages and ball grid
Discrete Semiconductors— Front-end
Hamburg, Germany	100%	6", 4"	>0.5	Bipolar, diodes, sensors
Hazelgrove, UK	100%	6"	>0.5	PowerMOS
Jilin, China (JNS)(3)	60%	5"	>4	Bipolar
Discrete Semiconductors— Back-end
Hong Kong, China	100%			Discrete packages
Guangdong, China	100%			Discrete packages
Seremban, Malaysia	100%			Discrete packages
Cabuyao, Philippines	100%			Discrete packages, sensors

(1)
On March 22, 2007, we announced our intention to close our manufacturing facility in Böblingen.

(2)
We are entitled to 61.2% of SSMC's annual capacity.

(3)
We are entitled to 27% of Crolles' manufacturing capacity. In January 2007, we announced that we would discontinue our participation in Crolles, effective December 31, 2007.

(4)
We are entitled to 60% of JNS's annual capacity.

        We use a large number of raw materials in our front- and back-end manufacturing processes, including silicon wafers, chemicals, gases, lead frames, substrates, molding compounds and various types of precious and other metals. Our most important raw materials are the raw, or substrate, silicon wafers we use to make our semiconductors. We purchase these wafers, which must meet exacting specifications, from a limited number of suppliers in the geographic region in which our fabrication facilities are located. At our fully-owned fabrication plants, we use raw wafers ranging from 4 inches to 8 inches in size, while our joint-venture plants use wafers ranging from 5 inches to 12 inches. Emerging fabrication technologies employ larger wafer sizes and accordingly we expect that our production requirements will in the future shift towards larger substrate wafers. Recently, an increase in demand for solar panels, which are manufactured using the same polycrystalline silicon used in substrate wafers, has led to a decline in the worldwide supply of wafers, although we have not and do not expect to experience any shortages. While incremental price increases may result from this development, we do not believe the impact will be material.

        We typically source our other raw materials in a similar fashion as our wafers, although our portfolio of suppliers is more diverse. Some of our suppliers provide us with materials on a just-in-time basis, which permits us to reduce our procurement costs and the negative cash flow consequences of maintaining inventories but exposes us to potential supply chain interruptions. We purchase most of our raw materials on the basis of fixed-price contracts but generally do not commit ourselves to long-term purchase obligations, which permits us to renegotiate prices periodically.

Sales and Marketing

        We market our products worldwide to a variety of OEMs, original design manufacturers, contract manufacturers and distributors. We focus on generating demand for our products using our long-standing customer relationships and providing high quality customer support. We have 55 sales offices in 27 countries. Our internal sales force is organized into teams located in proximity to our customers that bring dedicated expertise and knowledge to our customers.

        Our sales and marketing organization is divided into four key sales regions and four global functions. Our sales and marketing teams in each sales region, which are Europe, the Americas, Greater China and Asia Pacific, are responsible for managing the global key account teams for customers headquartered in that region as well as for managing regional sales to non-key accounts. Our global functions are divisional marketing, channel management, alliance and partnership management and global support operations. Each of these global functions is managed by our central sales and marketing office, which is located at our headquarters in Eindhoven, The Netherlands.

        In 2005, we initiated a significant reorganization of our sales and marketing group. This included realigning our sales force towards dedicated key account teams, reinforcing our technical customer support resources, establishing regional competence centers in areas where our customers have a geographic concentration and creating "hunter teams" to actively seek out additional sales opportunities.

        Our sales and marketing strategy focuses on building lasting relationships with our customers and becoming their preferred supplier, which we believe assists us in reducing sale volatility in difficult markets. When we target new customers, we generally focus on companies that are leaders in their markets.

        Based on total sales during 2006, our top 50 customers account for over 70% of our total sales, our ten largest customers account for approximately 46% of our total sales and no customer represented more than 8% of our total sales. While our customer mix may change over time, our largest customer is currently Nokia, which accounted for approximately 8% of our total sales in 2006. Philips accounted for approximately 6% of our total sales in 2006. The proportion of our sales to Philips has declined in recent years, and was 9% in 2004 and 8% in 2005.

        Our sales and marketing activities are affected by certain laws and government regulations, including legislation governing our customers' privacy and regulations prohibiting or restricting the export of certain electronic components that may have a military application. While we believe that we have been, and continue to be, in compliance with these laws and regulations, if we fail to comply with their requirements we could face fines or other sanctions.

Competition

        We compete with many different semiconductor companies, ranging from multinational companies with integrated research, development, manufacturing, sales and marketing organizations across a broad spectrum of product lines, to "fabless" semiconductor companies, to companies that are focused on a single application market segment or standard product. Most of these competitors compete with us with respect to some, but not all, of our business units. A key feature of the competitive landscape is that many semiconductor companies are not only competitors but also suppliers or customers of each other, and we are currently engaged in a number of strategic alliances with competitors.

        Our key competitors include Freescale, ON Semiconductor, STMicroelectronics, Texas Instruments, Broadcom, Infineon, Toshiba, Fairchild, Conexant, Qualcomm and Renesas.

        The basis on which we compete varies across market segments and geographic regions. Our standard products business, which sells largely commoditized products, competes primarily on the basis of manufacturing and supply chain excellence. Our application-specific semiconductors businesses, in contrast, primarily depend on our ability to develop new products and the underlying intellectual property on time and on meeting customer requirements in terms of cost, product features, quality, warranty and availability. In addition, our system solutions businesses require in-depth knowledge of a given application market in order to develop robust system solutions and qualified customer support resources.

Intellectual Property

        The creation and leverage of intellectual property is a key aspect of our strategy to differentiate ourselves in the marketplace. We seek to protect all of our significant technologies by seeking patents, retaining trade secrets, and defending and enforcing our intellectual property rights, where appropriate. We believe this strategy allows us to preserve the advantages of our products and the technologies we use and license, and helps us to improve the return on our investment in research and development. We own approximately 5,300 patent families, including approximately 25,000 patents, patent applications and rights to file future patent applications in the United States, Europe and various other regions, and also hold intellectual property licenses, all of which were granted to us by Philips in connection with the Separation. To protect confidential technical information which is not subject to patent protection, we rely on trade secret law and frequently enter into confidentiality agreements with our employees, customers, suppliers and partners. In situations where we believe that a third party has infringed on our intellectual property, we enforce our rights through all available legal means to the extent that we determine the benefits of such actions to outweigh any costs involved.

        Pursuant to the agreements we entered into with Philips in connection with our separation as a stand-alone company, Philips has granted us royalty-free licenses for the continued use of certain patents that have not been transferred to us, and retain a royalty-free license to the intellectual property we acquired. We believe that the intellectual property transferred and licensed to us by Philips is adequate for us both to carry out our business in substantially the same manner as we did before the Separation and to execute our current business strategy. For more information on the intellectual property arrangements we have entered into with Philips in connection with the Separation, see "Certain Relationships and Related Party Transactions—Intellectual Property Transfer and License Agreement."

        While our patents and trade secrets constitute valuable assets, we do not view any one of them as being material to our operations as a whole. Instead, we believe it is the combination of our patents and trade secrets that creates advantages for our business.

        In addition to our own patents and trade secrets, we have entered into licensing and other agreements authorizing us to use patents, trade secrets, confidential technical information, software and related technology owned by third parties and/or operate within the scope of patents owned by third parties. We are party to process technology partnerships, such as the Crolles strategic alliance and the associated LIPP initiative, through which we jointly develop complex semiconductor-related process technology. We also maintain research partnerships with universities across the world, particularly in Europe, China and India.

        Under the terms of the agreements governing Crolles (including LIPP), we own patents and other intellectual property associated with inventions developed at Crolles only if we employ the person who created the invention. If we do not employ the inventor, we have the benefit of a perpetual, royalty-free license to use the intellectual property in any manner we choose. Our partners in the alliance gain the same license with respect to any intellectual property created by Philips employees at Crolles.

        We own a number of trademarks, including the NXP®, Nexperia® and TriMedia® brands. Where we consider it desirable, we develop names for our new products and secure trademark protection for them.

Environmental Regulation

        We are subject to many environmental, health and safety laws and regulations in each jurisdiction in which we operate, which govern, among other things, emissions of pollutants into the air, wastewater discharges, the use and handling of hazardous substances, waste disposal, the investigation and remediation of soil and ground water contamination and the health and safety of our employees. We are also required to obtain environmental permits from governmental authorities for certain of our operations.

        For example, European Commission Directive 2002/95/EC, known as the Restriction on Hazardous Substances, or RoHS, bans the use of lead and certain other hazardous substances in electronic equipment starting in July 2006, except for a limited number of applications, such as in some telecommunications applications and in high-melting point solders, where the supply of a product containing lead may continue, and automotive systems, which are not covered by the directive. In anticipation of this directive, we replaced all of our tin-lead-plating packaging, except for automotive applications not subject to the directive, with pure matte tin in October 2005, and are requiring our suppliers to provide us with materials compliant with the directive. China has enacted similar legislation, commonly referred to as China RoHS. China RoHS includes labeling and information disclosure requirements that must be complied with starting March 1, 2007. The Chinese government has not yet announced when the other provisions of the legislation, including restrictions on the use of certain substances and pre-market testing and certification requirements for certain electronic products, will be implemented. The extent to which any exemptions would be available is unclear and it is possible that China RoHS could be more restrictive than the EU's requirements. As a result of these regulations, we may need to make certain limited changes in our manufacturing processes, product documentation and product packaging.

        In addition, a new European Union regulatory framework for chemicals, called REACH, dealing with the registration, evaluation and authorization of chemicals, has been approved by European Union regulators subject to completion of the formal adoption process. If ultimately adopted by all relevant European Union authorities, the implementation of REACH could result in a reduction in the availability of chemical substances used in our business in the European Union.

        Further, there is a growing focus on the emission of compounds which contribute to global warming, such as perfluorinated compounds, or PFCs, sulfur hexafluoride, or SF6, and perfluorooctane sulfonate, or PFOS. While the use of these gases is widespread in the semiconductor industry, we have signed voluntary agreements with respect to certain of our European and U.S. operations to reduce our use of them in non-critical applications. The European Union has recently enacted new regulations relating to PFCs, SF6 and PFOS. The EU regulation relating to PFOS exempts certain critical applications in the semiconductor industry, but requires a regular review of these applications. Restrictions on the use of PFOS-containing chemicals are also being considered under the Stockholm convention and the United Nations long range trans-boundary air pollution convention. We expect that we and the rest of the semiconductor industry will continue to incur costs and operational changes to address regulatory issues and to search for alternatives to these gases, but at this time we cannot estimate what such costs will be. Similarly, a 2005 EU directive established a framework that will ultimately impose labeling and energy efficiency requirements, referred to in the directive as "ecodesign" requirements, on energy-using products. The EU has not yet issued product specific requirements. We believe that this directive could complicate our research and development activities and may require us to change certain of our design and manufacturing processes, to utilize more costly materials or to incur substantial additional expenses.

        As with other companies engaged in similar activities or that own or operate real property we face inherent risks of environmental liability at our current and historical manufacturing facilities. Certain environmental laws impose liability on current or previous owners or operators of real property for the cost of removal or remediation of hazardous substances. Certain of these laws also assess liability on persons who arrange for hazardous substances to be sent to disposal or treatment facilities when such facilities are found to be contaminated. Soil and groundwater contamination has been identified at some of our current and former properties resulting from historical, ongoing or third-party activities. As a result, we are currently in the process of investigating and remediating contamination at some of our current and former facilities.

Real Property

        We own approximately 10.0 million square feet of building space in 10 countries, and lease approximately 4.7 million square feet of building space in 27 countries. The following table sets out our principal real property holdings:

Location	Use	Owned/leased	Building space
			(square feet)
Eindhoven, The Netherlands	Headquarters	Leased	105,727
Bangalore, India	Office	Leased	274,000
Bangkok, Thailand	Manufacturing	Owned	604,231
Böblingen, Germany	Manufacturing	Owned	1,245,200
Cabuyao, Philippines	Manufacturing	Owned	523,981
Caen, France	Manufacturing	Leased	594,602
Calamba, Philippines	Manufacturing	Owned	790,206
Fishkill, USA	Manufacturing	Leased	227,343
Guangdong, China	Manufacturing	Leased	916,000
Hamburg, Germany	Manufacturing	Owned	1,021,644
Hazelgrove, UK	Manufacturing	Owned	221,787
Hong Kong, China	Manufacturing	Leased	240,000
Jilin, China	Manufacturing	Leased	138,783
Kaohsiung, Taiwan	Manufacturing	Owned	578,912
Nijmegen, The Netherlands	Manufacturing	Owned	2,199,623
San Jose CA, USA	Office, Development	Leased	220,824
Seremban, Malaysia	Manufacturing	Owned	291,037
Singapore	Manufacturing	Leased	237,516
Southampton, UK	Office, Development	Owned	343,000
Suzhou, China	Manufacturing	Leased	131,790
Zurich, Switzerland	Office, Development	Leased	136,029

        In addition to the foregoing, we own or lease over 50 additional sites around the world for research and development, sales and administrative activities.

Employees

        We have a diverse and highly skilled workforce with a high degree of commitment to our business and our strategic and operational goals. Approximately 11% of our work force are on temporary contracts, primarily in manufacturing roles.

        The following tables summarize the composition of our work force at December 31, 2006:

By geographic region
Europe, the Middle East and Africa	13,698
Americas	1,827
Asia Pacific	21,943

Total	37,468

By function
Manufacturing	25,912
Research and development	7,161
Sales and marketing	1,950
General and administrative	2,445

Total	37,468

        Philips transferred to us upon our separation as a stand-alone company approximately 900 employees who did not work in Philips' semiconductor division prior to our separation from Philips,

primarily in the areas of research and development, applied technologies, intellectual property management and other corporate functions. These additions were made to enable us to no longer rely on Philips to provide central corporate services to us, except for certain limited areas where we have entered into temporary transitional services agreements with Philips. See "Certain Relationships and Related Party Transactions—Our Separation from Philips—Umbrella Transitional Services Agreement" for more information on these agreements.

        A significant part of our work force, especially in Europe, is covered by collective bargaining agreements, which determine such matters as compensation, working hours and other conditions of employment. These agreements generally run for a period of two years, and the agreement covering our employees in The Netherlands (where approximately 6,500 of our employees are located) will expire in October 2007. We are currently negotiating a new agreement. Similarly, a portion of our work force is represented by works councils. Works councils are employee-elected bodies having, under applicable legislation, certain notice rights and decision-making powers in some social, personnel and economic affairs. During the past three years, we have not experienced any material labor disputes resulting in work stoppages.

Legal Proceedings

        As is the case with many companies in the semiconductor industry, we are and may from time to time become a party to claims and lawsuits incidental to the ordinary course of our business. We do not currently believe that any such claims or lawsuits that are currently pending or threatened would have a material adverse effect on our results or financial condition.

        On May 9, 2005, one of our significant European customers filed a request for arbitration with the ICC International Court of Arbitration in relation to a product warranty claim that arose in March 2002 over the reliability of certain of our integrated circuit products that were delivered between 1999 and 2002 and were used by the customer in its products. The claims relate to a molding compound supplied to us by Sumitomo Bakelite Company of Japan ("Sumitomo") during that period. It is the customer's current view that over time all affected products supplied by us will fail and, as a result, the customer anticipates very large damages, which it claims from us in the arbitration. We believe that the defect rate will be substantially smaller than anticipated by the customer and dispute our liability on that basis, as well as on the basis of the limited warranty provision the customer has invoked. We also believe that, even if the customer were to be successful in the arbitration, we would not be liable to the extent of the damages claimed by the customer. We intend to defend the case vigorously. Moreover, on May 10, 2006, we filed a request for arbitration with the ICC International Court of Arbitration to recover from Sumitomo any amount that we become liable to pay to the customer. In addition, Philips has agreed to indemnify us with respect to any damages or losses we may sustain in relation to this arbitration and accordingly do not expect this case to have a material adverse effect on our results or financial condition.

MANAGEMENT

Overview

        As permitted by Dutch corporate law, we have a two-tier board structure, consisting of a board of management and a supervisory board. The two boards are entirely separate, and no individual may simultaneously serve as a member of both boards.

        Our supervisory board has comprehensive oversight responsibilities. Its role is to supervise our board of management and our general affairs, as well as to assist our board of management by providing advice. To ensure that our supervisory board is in a position to carry out these functions properly, our board of management must, among other things, regularly submit reports to our supervisory board detailing the current state of our company's business and plans for the future. In addition, our supervisory board is entitled to request special reports at any time.

        Our board of management, working closely with our executive management team, is responsible for carrying out the day-to-day operations of our business, including the development of business plans, budgets and operational forecasts. Major decisions of our board of management require the approval of our supervisory board, including decisions relating to our operational and financial objectives and the strategies we use to achieve those objectives.

Supervisory Board

General

        Our supervisory board supervises and advises our board of management in performing its management tasks and setting the direction of our business. Similar to the board of management, it takes into account the relevant interests of the stakeholders involved in the company. It approves major management decisions, including our overall business strategy, and supervises the structure and management of our internal control systems and the financial reporting process. It also determines the remuneration of the individual members of our board of management within our established remuneration policy.

        Our supervisory board consists of eight members, six of whom are nominated by the Consortium, one of whom is nominated by Philips and one of whom is an independent chairperson.

Name	Age	Nominating Party
Sir Peter Bonfield, Chairman	62	Independent Chairman
Adam H. Clammer	36	Consortium
Eric Coutinho	55	Philips
Egon Durban	33	Consortium
Johannes P. Huth	46	Consortium
Ian Loring	40	Consortium
Michel Plantevin	50	Consortium
Christian Reitberger	38	Consortium

        The committee membership of our supervisory board members is set out following the description below of each committee's role.

        Set forth below is a brief description of the business experience of the persons who serve as members of our supervisory board:

        Sir Peter Bonfield is the chairman of our supervisory board. Sir Peter served as CEO and Chairman of the Executive Committee for BT plc from 1996 to 2002 and prior to that was Chairman and CEO of ICL plc (now Fujitsu Services). Sir Peter also worked in the semiconductor industry during his tenure as a divisional director at Texas Instruments, for whom he held a variety of senior management positions around the world. Sir Peter currently holds non-executive directorships at AstraZeneca Plc, LM Ericsson, TSMC, Mentor Graphics and Sony. He was knighted in 1996 for his services to British industry and received a (CBE) Commander of British Empire in 1989.

        Adam H. Clammer has been with KKR for ten years and during that time has been actively involved with several companies, including Aricent, Avago Technologies, Borden, Intermedia Communications, Jazz Pharmaceuticals, MedCath, NuVox, NXP, RELTEC, SunGard Data Systems and Zhone Technologies. Currently, he is on the board of directors of Aricent, Avago Technologies, Jazz Pharmaceuticals, MedCath, and NXP and is a member of the Operating Committee of SunGard Data Systems. He is also a member of the Technology industry team. Prior to joining KKR, Mr. Clammer was with Morgan Stanley & Co. in Hong Kong and New York in the Mergers and Acquisitions department. He received a B.S. from the University of California and an M.B.A., with High Distinction, Baker Scholar, from Harvard Business School.

        Eric Coutinho is Chief Legal Officer, Secretary to the Board of Management and member of the Group Management Committee of Royal Philips Electronics. He has been with Philips for 27 years during which time he has worked in various legal positions, including the Dutch country organization and corporate headquarters. He also worked for Philips mergers and acquisitions department. Mr. Coutinho played a significant role in many merger and acquisition transactions that Philips has been involved in during the past 15 years. He is also Deputy Chairman of The Netherlands Philips Pension Funds, Chairman of the Philips Review Committee General Business Principles and a Member of the Philips Sustainability Board. Mr. Coutinho graduated from the University of Leiden (civil laws).

        Egon Durban joined Silver Lake in January 1999 as a founding principal and is currently a Managing Director. Mr. Durban is head of Silver Lake's European operations. Prior to joining Silver Lake, Mr. Durban worked in Morgan Stanley's Investment Banking Division. Previously, Mr. Durban worked in Morgan Stanley's Corporate Finance Technology and Equity Capital Markets Group. Mr. Durban graduated from Georgetown University.

        Johannes P. Huth has been with KKR for seven years during which he has played a significant role in the development of ATU, Demag, Duales System Deutschland (DSD), MTU Aero Engines, Selenia, NXP, Wincor Nixdorf and Zumtobel. Currently, he is on the board of directors of ATU, Demag, Duales System Deutschland (DSD), MTU Aero Engines, NXP, Selenia, SBS Broadcasting, Wincor Nixdorf and Zumtobel. Mr. Huth manages KKR's operations in Europe and is a member of the Investment and Operating Committees. He started his professional career with Salomon Brothers in the Mergers and Acquisitions department in New York and London where he was a Vice President. Following that, he worked with Investcorp in London, where he was a Member of their Management Committee and was jointly responsible for operations in Europe. While at Investcorp, Mr. Huth led a number of transactions in Europe. He holds a BSc. with highest honors from the London School of Economics and an M.B.A. from the University of Chicago.

        Ian Loring is a Managing Director of Bain Capital Partners, LLC. Prior to joining Bain Capital in 1996, Mr. Loring was a Vice President at Berkshire Partners and previously, he worked in the Corporate Finance department at Drexel Burnham Lambert. Mr. Loring has focused primarily on investing in the technology, media, and telecommunications sectors. He serves as a director of Cumulus Media Partners, Eschelon Telecom and Warner Music Group. Mr. Loring received a B.A. from Trinity College and an M.B.A. from Harvard Business School.

        Michel Plantevin joined Bain Capital in 2003 as a Managing Director. Prior to joining Bain Capital, Mr. Plantevin was a Managing Director of Goldman Sachs PIA in London, and prior to that he was a partner with Bain & Company in London and Paris. He also serves as a director of FCI. Mr. Plantevin received an M.B.A. from Harvard Business School and an undergraduate and master's degree in engineering from the Ecole Supérieure d'Electricité (Supélec) in France.

        Christian Reitberger joined Apax Partners in 1999, and is responsible for components (semiconductors, photonics, mechatronics, clean technologies) and telecommunications infrastructure investments. Mr. Reitberger currently serves on the boards of Q-Cells, CSG Solar, Elliptec and Webraska. Prior to joining Apax Partners, Mr. Reitberger worked at McKinsey & Company, where he specialized in serving fast growing high technology clients. Mr. Reitberger holds a PhD in Physics.

Committees

        Audit committee.    Our audit committee assists our supervisory board in fulfilling its oversight responsibilities with respect to our financial statements, our financial reporting process, our system of internal business controls and risk management, our internal and external audit process, our internal and external auditor's qualifications, its independence and its performance, as well as our process for monitoring compliance with applicable laws and regulations. Our audit committee also reviews our annual and interim financial statements, including non-financial information, prior to publication. The members of our audit committee are Messrs. Reitberger (Chairman) and Durban. Our supervisory board considers the knowledge and experience available on the Audit Committee as well as the availability of advice from internal and external experts and advisors to be sufficient for the fulfillment by the Audit Committee of its tasks and responsibilities. Our Supervisory Board has not determined that any member of the Audit Committee is an "audit committee financial expert", as such term is defined under the rules of the SEC.

        Nominating and compensation committee.    Our nominating and compensation committee is responsible for recommending to our supervisory board, within the scope of established remuneration policies, the compensation package for each member of our board of management. It is tasked with reviewing all employment contracts with our board of management members, reviewing and making recommendations to our supervisory board with respect to major employment-related policies and plans and overseeing compliance with our employment and compensation-related disclosure obligations under applicable laws. The remuneration committee also determines selection criteria and appointment procedures for members of our supervisory board and board of management, periodically assesses the size and composition of our supervisory board and board of management and periodically assesses the performance of individual members of our supervisory board and board of management, as well as supervising the selection of our board of management. The members or our remuneration committee are Messrs. Huth and Plantevin.

        Strategy & operating committee.    Our strategy & operating committee is responsible for conducting regular business reviews, supervising our general affairs, and advising our board of management and executive management team. The members of our strategy & operations committee are Messrs. Huth (Chairman), Durban, Plantevin and Reitberger.

Board of Management and Executive Management Team

        Under the chairmanship of our Chief Executive Officer (CEO), our board of management has overall operational responsibility for the management of our Company, the deployment of our strategy and policies, and the achievement of our objectives and results. Our board of management is accountable for its performance to our supervisory board and our shareholders meeting. The members of our board of management are also integral members of our executive management team.

        The executive management team is responsible for ensuring business issues and practices are shared across our businesses and for implementing common practices. The executive management team consists of the members of our board of management, as well as eight senior executives of the Company.

        Set forth below is a list of the members of our board of management and the other members of our executive management:

Name	Age	Position
Board of Management
Frans van Houten	46	President and Chief Executive Officer
Peter van Bommel	50	Executive Vice President—Chief Financial Officer
Theo Claasen	62	Executive Vice President—Strategy and Business Development
Hein van der Zeeuw	52	Executive Vice President—Multimarket Semiconductors
Other Executive Management Team Members
Marc de Jong	46	Executive Vice President—Automotive and Identification
Ajit Manocha	57	Executive Vice President and Chief Manufacturing Officer
Rene Penning de Vries	52	Senior Vice President—Innovation and Technology
Marc Cetto	43	Executive Vice President—Mobile & Personal
Peter Kleij	47	Senior Vice President—Human Resources
Pascal Langlois	47	Senior Vice President—Worldwide Sales
Guido Dierick	48	Senior Vice President and General Counsel

        Set forth below is a brief description of the business experience of the persons who serve as members of our board of management and executive management team:

        Frans van Houten is Chairman of the board of management, President and Chief Executive Officer. Mr. van Houten has previously served as Chief Executive Officer of Philips Airvision and as Vice-President International Sales & Operations of the Communication Network Systems division at PKI in Germany. Mr. van Houten served as Executive Vice-President of Philips Consumer Electronics for the regions of Asia Pacific and Middle East & Africa from 1999 until he was appointed as Chief Executive Officer of the Consumer Electronics division's business groups in 2002. Mr. van Houten has served as Chief Executive Officer of Philips Semiconductors since November 2004 and as a member of the Philips Board of Management since April 2006. Mr. van Houten was employed by Philips from 1986 to the closing of the Transactions.

        Peter van Bommel is a member of the board of management, Executive Vice President and Chief Financial Officer. Mr. van Bommel has served as the CFO of Philips Semiconductors since September 2005. Prior to this role, Mr. van Bommel was the Deputy Chief Executive Officer and Chief Financial Officer of LG.Philips Displays, a joint venture of Philips and LGE in Hong Kong. Mr. van Bommel has worked in finance and control positions in several Philips businesses, such as in the components and semiconductors area. Mr. van Bommel was employed by Philips from 1979 to the closing of the Transactions.

        Theo Claasen is a member of the board of management, Executive Vice President, Strategy & Business Development. Mr. Claasen previously served in this capacity for Philips Semiconductors. Prior to becoming Executive Vice President, Mr. Claasen served as Chief Technology Officer and was employed in various managerial positions at Philips Research Laboratories in Eindhoven, The Netherlands. Mr. Claasen was employed by Philips from 1971 to the closing of the Transactions.

        Hein van der Zeeuw is a member of the board of management, Executive Vice President & General Manager of Multimarket Semiconductors. Mr. van der Zeeuw has served as the Director of the Consumer IC business line since 1995 and as Senior Vice-President within Philips Semiconductors Products Division since 1998. Mr. van der Zeeuw served as Chief Executive Officer of Philips Optical Storage from 1999 to 2002 and has previously served as Executive Vice President & General Manager of Multimarket Semiconductors. Mr. van der Zeeuw was employed by Philips from 1982 to the closing of the Transactions.

        Marc de Jong is Executive Vice-President and General Manager of the Automotive & Identification business unit, and interim General Manager of our Home business unit. Mr. de Jong has previously served as the head of the European marketing and sales organization of Philips Lighting division and as the head of global marketing and sales and IKAM activities for Philips Automotive Lighting. Mr. de Jong also served as the head of the Special Lighting and UHP Business and as the Chief Executive Officer of the European Lamps Business. Mr. de Jong has served as General Manager of the Automotive and Identification business unit since November 2005. Mr. de Jong was employed by Philips from 1986 to the closing of the Transactions.

        Ajit Manocha is Executive Vice President and Chief Manufacturing Officer. Mr. Manocha previously served in this capacity for Philips Semiconductors. Prior to this role, Mr. Manocha managed two of Philips Semiconductors' large wafer fabs, headed U.S. foundries operations, and led global sales operations and eBusiness. Prior to joining Philips, Mr. Manocha held several positions with AT&T Microelectronics, where he was granted over a dozen U.S. and international patents for several novel inventions in the field of technology for microelectronics.

        Marc Cetto is Executive Vice President and General Manager of the Mobile & Personal business unit. Mr. Cetto joined NXP on April 18, 2007, following his tenure at Texas Instruments, where he was General Manager, Mobile Connectivity Solutions in the Wireless Terminals Business Unit. His primary focus in this capacity was on non-cellular wireless products. Mr. Cetto, who has over 15 years' experience in the semiconductor industry, holds an MS from École Nationale Superieure d'Arts et Metiers in Paris and an MBA from HEC in Paris.

        Rene Penning De Vries is Senior Vice President and Chief Technology Officer. Mr. Penning De Vries previously served in this capacity for Philips Semiconductors. Mr. Penning De Vries was employed by Philips from 1984 and by Philips Semiconductors from 1987 to the closing of the Transactions. He was involved in the development of 1.0um CMOS logic and was the project leader for the development of 0.8um. In 1993, he was appointed integration specialist at Crolles and soon after became process integration manager at Nijmegen. In 1995, Mr. Penning De Vries became a member of the management team and in 1999 he was appointed Vice President of Technology of Systems on Silicon Manufacturing Company Pte Ltd (SSMC), a joint venture among Philips, TSMC, and EDBI in Singapore.

        Peter Kleij is Senior Vice President, Human Resource Management. Mr. Kleij served in this capacity for Philips Semiconductors from September 2002 to the closing of the Transactions. Before that he worked as Management Development and Organization Development Manager of Philips Components. Prior to joining Philips in 1996, Mr. Kleij worked for various large companies, including AT&T. He has extensive international experience, including assignments in Asia Pacific and the United States.

        Pascal Langlois is Senior Vice President, Worldwide Sales. Mr. Langlois previously served as Senior Vice President, Channel Management and Sales Multimarket Semiconductors, at Philips Semiconductors. Prior to this role, Mr. Langlois led Global Marketing & Sales Automotive. Before joining Philips Semiconductors in 1999, Mr. Langlois served as Vice President and General Manager Europe and Asia at VLSI Technology. Mr. Langlois started his career with Arrow-Jermyn and National Semiconductors. He has over 22 years of experience in the semiconductor industry.

        Guido Dierick is Senior Vice President, Legal and IP and General Counsel. Mr. Dierick previously served as General Counsel for Philips Semiconductors. Mr. Dierick was employed by Philips from 1982 and by Philips Semiconductors from 2000 to the closing of the Transactions. Mr. Dierick worked in various legal positions at Philips. These include the Components and Semiconductors product divisions, The Netherlands country organization and corporate headquarters, based out of Eindhoven, Amsterdam and California. He also worked for Philips mergers and acquisitions department.

Indemnification

        Unless prohibited by law in a particular circumstance, our Articles of Association require that we reimburse the members of our board of management and supervisory board for damages and various costs and expenses related to claims brought against them in connection with the exercise of their duties. However, no reimbursement is available if a member's act or failure to act is intentional (opzettelijk), intentionally reckless (bewust roekeloos) or seriously culpable (ernstig verwijtbaar). We have purchased directors and officers' liability insurance for the members of our supervisory board and board of management, substantially in line with that purchased by similarly situated companies.

Compensation

Salaries and Bonuses

        Supervisory Board.    The remuneration of the members of our supervisory board, as well as the additional remuneration payable to its chairman and the members of its various committees, is determined by our shareholders. The remuneration of our supervisory board members is not dependent on our results. As of the date of this prospectus, no personal loans, guarantees or similar arrangements have been granted to our supervisory board members.

        The members of our supervisory board, other than Sir Peter Bonfield, do not receive any cash compensation for their service on our Supervisory Board. Sir Peter receives an annual stipend of €250,000 for his service as the Chairman of our Supervisory Board.

        Board of Management and Executive Management Team.    The remuneration of the members of our board of management is determined by our supervisory board upon a recommendation of its nominating and compensation committee, and the remuneration of the other members of the executive management team is determined by our chief executive officer. As we have only recently been established as an independent entity, most members of our board of management were employees of Philips during the current and last fiscal years.

        Our board of management and executive management team members have received an aggregate of approximately €8.0 million cash compensation for the twelve month period ended December 31, 2006. This amount includes all payments received in 2006 (excluding aggregate cash payments of approximately €1.4 million for 2005 performance paid in 2006 under our annual incentive plan) and to be received in 2007 for 2006 performance under our annual incentive plan. Pension costs in 2006 for our board of management and executive management team were, in aggregate, approximately €1.2 million.

        Our remuneration structure is designed to promote our interests in the medium and long term. The level and structure of remuneration depends on our results and other developments relevant to our company.

Variable Incentives

        In addition to the base salary, each year a variable cash incentive can be earned, based on the achievement of specific and challenging targets. The related targets, which are based on EBITDA, operational cash flow and net sales criteria, are determined annually by our supervisory board for the members of our board of management, and by the CEO in consultation with the supervisory board for members of the executive management team.

        The on-target variable incentive percentage is set at 100% of the gross annual base salary paid in the relevant annual incentive year; it may rise to 200% of the gross annual base salary if extended targets are realized.

Retirement Plans

        The pensions of members of our board of management and of the executive management team, as Philips former employees, currently are funded by the applicable Philips Pension Fund. For Dutch members of management, the conditions contained in the by-laws and the regulations of the Dutch Philips Pension Fund apply. The current Dutch plan is based on a combination of defined-benefits (career average) and defined-contribution and replaces the final-pay plan which applied before January 2006. The target retirement age under the current plan is 62.5. The plan does not require employee contributions. This plan will be continued until October 2007 after which the Company expects to set up its own pension plan, separate from Philips.

Management Equity Plan—Stichting Management Co-Investment NXP

        Stichting Management Co-Investment NXP (the "Foundation"), a foundation established to implement our management equity program, holds shares of KASLION for the benefit of designated participants in the program. Pursuant to this program, selected members of our management have purchased depositary receipts issued by the Foundation, each representing economic interests in an ordinary share of KASLION. These interests include any dividends and other proceeds or liquidation entitlements, but do not include any voting rights, which are retained by the Foundation in its capacity as shareholder. Participants in our management equity program are selected by our supervisory board, with respect to participants who are on our board of management, and by our CEO, with respect to other participants.

        The Foundation initially issued all depositary receipts to Consortium Holding, which holds all depositary receipts prior to their acquisition by the participants in the program. In order to participate, participants must purchase their depositary receipts from Consortium Holding at a purchase price of: (A) prior to January 1, 2007, the nominal value per ordinary share underlying the depositary receipt and (B) on and after January 1, 2007, a fair market value determined by reference to certain measures of our enterprise value and financial performance. Following any public listing of our equity securities, fair market value will be determined by reference to the trading price of such securities.

        If Consortium Holding sells all or any portion of its holdings in KASLION to a third party, participants in the management equity program are entitled to sell a pro-rata share of their depositary receipts in such sale at the same price per ordinary share received by KASLION. Consortium Holding also has the right, upon any sale of its holdings in KASLION, to require that participants sell a pro-rata share of their depositary receipts on similar terms.

        If a participant's employment with us is terminated due to a change in control, or upon regular retirement, death or permanent disability, the price payable to that participant for his or her depositary receipts can be the higher of (1) their initial cost and (2) the present fair market value, as determined by the formula referenced above. A participant that is terminated for urgent cause, or who engages in employment with one of our competitors within two years following voluntary resignation, can be required to sell back his depositary receipts at the lower of values (1) and (2), above. A participant who ceases to be employed by us for any reason not described above can be required to sell back a portion of his depositary receipts at their fair market value and the remainder at the lower of values (1) and (2), above. The size of the portion to be sold back at fair market value is determined by several factors, including the length of time such participant has been employed by us.

        The Foundation is a party to the Shareholders Agreement. See "Recent Significant Transactions" for more information on the Shareholders Agreement.

PRINCIPAL SHAREHOLDERS

        All of our issued and outstanding capital stock is held by KASLION. KASLION's address is High Tech Campus 60, 5656 AG, Eindhoven, The Netherlands. On September 29, 2006 all of our issued and outstanding shares were acquired by KASLION from Philips.

        The following table sets forth information regarding beneficial ownership of the equity securities of KASLION as of March 31, 2007 by each person who is known by us to beneficially own more than 5% of the equity securities of KASLION.

        Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned. KASLION has two classes of shares of its capital stock outstanding, preferred and ordinary. Only holders of ordinary shares are entitled to vote. Percentage ownership is based on 100,000,000 ordinary shares of KASLION outstanding and 4,205,030 preferred shares of KASLION outstanding, in each case as of March 31, 2007.

	Preference Shares of KASLION Beneficially Owned(1)		Ordinary Shares of KASLION Beneficially Owned(1)
Name and Address of Beneficial Owner
	Number	Percent	Number	Percent
KASLION Holding B.V.(2) High Tech Campus 60 5656 AG Eindhoven The Netherlands	3,368,229	80.1%	70,488,000	70.49%
Koninklijke Philips Electronics, N.V. Breitner Center Amstelplein 2 1096 BC Amsterdam, The Netherlands	836,801	19.9%	17,512,000	17.51%
Stichting Management Co-Investment NXP High Tech Campus 60 5656 AG Eindhoven The Netherlands	—	—	12,000,000	12.00%

(1)
Includes shares held in the beneficial owner's name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner's account.

(2)
KASLION S.à r.L., a company incorporated under the laws of Luxembourg, having its seat in Grand Duchy de Luxembourg and having its registered office at 61, Rue de Rollingergrund, L-2440 Luxembourg, Grand Duchy de Luxembourg, holds 100% of the issued and outstanding capital stock of KASLION Holding B.V. KASLION S.à r.L. is controlled by a consortium of investment funds affiliated with Kohlberg Kravis Roberts & Co. Ltd. (27.99%), Bain Capital Ltd. (22.39%), Apax Partners Europe Managers Ltd. (12.59%), Silver Lake Management Company L.L.C. (11.20%), AlpInvest Partners N.V. (5.60%) and a large number of smaller co-investors (20.24%).

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Separation from Philips

Overview

        We have entered into a number of separation-related agreements with Philips. These separation agreements provided for the formal separation of Philips' semiconductors businesses and their transfer to us as a stand-alone entity on September 28, 2006 and also govern certain aspects of our continuing relationship with Philips. Most of these agreements are governed by and construed in accordance with the laws of The Netherlands. A number of these agreements contain change of control provisions allowing Philips to terminate them in case of a change of control, as defined in the relevant agreements. A listing of our company will not constitute a change of control, except if any other shareholder gains effective control of our company. We refer to the transactions contemplated by these agreements as the "Separation".

Local Business Transfer Agreements

        The Local Business Transfer Agreements (the "LBTAs") govern Philips' sale and transfer of the semiconductor activities of certain of its subsidiaries (i.e., those subsidiaries involved not only in the semiconductors businesses but also in other Philips business lines). Philips has separated its semiconductors businesses from these entities by transferring their assets and liabilities, to the extent that they relate to semiconductor activities, to newly incorporated dedicated entities, which in turn were transferred to us on September 28, 2006.

        The assets transferred under the LBTAs generally included all assets and liabilities of the relevant Philips subsidiaries to the extent that such assets or liabilities relate to the business of developing, designing, manufacturing, selling and distributing semiconductors. The transfer of certain intellectual property assets, including licenses and sub-licenses, is governed by the Intellectual Property Transfer and License Agreement and not the Local Business Transfer Agreements. The liabilities transferred include all liabilities attributable to events or occurrences arising prior to the effective date of the relevant agreements to the extent they relate to the semiconductors businesses of Philips.

        Employees who were employed exclusively in or in respect of Philips's semiconductors businesses were transferred to us pursuant to law or were offered employment with us.

        In addition, the LBTAs contain a "wrong-pocket" clause that provides for the later completion of the transfer of assets and liabilities to the extent they were not transferred in connection with the Separation.

Local Share Transfer Agreements

        The Local Share Transfer Agreements govern the transfer of the share capital of Philips' dedicated semiconductors subsidiaries. These subsidiaries generally were first transferred to Koninklijke Philips Electronics N.V. and subsequently to us. Pursuant to each such agreement, Philips (or a subsidiary of Philips that directly holds the relevant dedicated semiconductor subsidiary) transferred the entire share capital of the relevant subsidiary or subsidiaries to us. We agreed to accept the shares unconditionally and without any representations or warranties from Philips other than with respect to title to shares.

        Following our acquisition of each dedicated semiconductor subsidiary, we agreed to settle in cash any outstanding trade balance between that subsidiary and Philips. If Philips receives any money in respect of any receivable of the subsidiary in question, Philips is required to transmit that money (less reasonable administrative expenses) to us.

Intellectual Property Transfer and License Agreement

        The Intellectual Property Transfer and License Agreement, which we refer to as the "IP Agreement", governs the transfer, assignment, and licensing of certain intellectual property from Philips to us and from us to Philips. Under the terms of this agreement, Philips has assigned to us approximately 5,300 patent families. A patent family consists of related patents and patent applications that protect the same invention but cover different geographical regions, and also include certain planned patent applications which we may file in the future. The assigned patent families cover a significant number but not all of the semiconductor-specific intellectual property previously owned by Philips, and represent approximately 25% of all patent families previously held by Philips. The patents that were assigned to us are subject to (1) any prior commitments to and undertakings with third parties entered into prior to the Separation, (2) any arrangement entered into between us and the members of the Philips group prior to the Separation and (3) any licenses retained by Philips. The IP Agreement also provides for certain design and processing requirements with respect to a very limited number of patents, the so-called phase change memory patents, which provide that if we fail to exploit these patents within five years, we must reassign them to Philips. If we are required to re-assign patents, we will receive a non-transferable, royalty-free irrevocable license to use such patents following the re-assignment.

        In addition to assigning patents to us, Philips has granted us a non-exclusive, royalty-free and irrevocable license (A) to all patents that Philips holds but did not assign to us, to the extent that such patents are entitled to the benefit of a filing date prior to the Separation and for which Philips is free to grant licenses without the consent of or accounting to any third party and (B) to certain know-how that is available to us, where such patents or know-how relate: (1) to our current products and technologies as well as successor products and technologies, (2) to technology that was developed for us prior to the Separation, and (3) to technology developed pursuant to contract research work co-funded by us. Philips has also granted us a non-exclusive, royalty-free and irrevocable license (1) under certain patents for use in giant magneto-resistive devices outside the field of healthcare and biological applications, and (2) under certain patents relevant to polymer electronics resulting from contract research work co-funded by us in the field of RFID tags. This license is subject to exclusions. The license does not cover (1) patents which are necessary for the implementation of an adopted standard, (2) patents which are currently used or will be used by Philips in industry-wide licensing programs of which Philips has informed us in writing, (3) patents and know-how relating to 3D applications, or (4) unless originating from work cofunded by us or generated by our employees, patents for solid state light applications. The license is non-transferable (although divested companies will have an option, under certain circumstances, to enter into a new license agreement with Philips) but include certain rights to grant sublicenses and to have products made by third party manufacturers ("have-made rights"). The license is subject to certain prior commitments and prior undertakings. In return, we granted Philips a non-exclusive, royalty-free, irrevocable license under all patents and know-how that Philips has assigned and transferred to us under the IP Agreement. This license is non-transferable and includes specified sub-license and have-made rights. In particular Philips has been granted the right to have products made by third party manufacturers, solely for the account of, and use or resale by, Philips. Philips also has the right to grant sub-licenses (a) for integrated circuits and discretes, miniature loudspeakers, kits or RF front-end solutions and other products, (b) for features that are designed by or exclusively for Philips, (c) to third party manufacturers that have obtained a right to make products for Philips, for the duration of such manufacturer delivering such products to Philips (which might enable such manufacturer, after expiration of the leadtimes they have agreed to with Philips, to supply such products to third parties for the same application as used by Philips). Philips is furthermore entitled to grant sub-licenses (1) to third parties insofar as necessary to enable technology co-operations and to license software to third parties other than customers, (2) to third parties, with whom Philips or any of its associated companies has entered or will enter into cross license agreements and to which we or any of our associated companies become a party and (3) insofar as necessary for the sale or licensing, directly or indirectly, of services, software and/or IP blocks by Philips.

        Philips has also assigned to us all software that is primarily used or intended to be used within our company, excluding any software covered by the IT Agreement entered into by Philips and us concurrently with the IP Agreement. See "—Information Technology Transitional Services Agreement" below. In addition, Philips has granted us a non-transferable, non-exclusive, royalty-free, irrevocable license to use any software retained by it within the scope of our business to the extent such software was available to us at the time of the Separation and to the extent necessary for the sale of existing products currently supplied by us. This license includes the right to modify and create derivative works and the right to grant sublicenses in the context of, and to the extent necessary for, the marketing or supplying certain products supplied by us at the time of the Separation. In return, we have granted Philips a cross-license with respect to all software rights that Philips has assigned or transferred to us.

        Under the IP Agreement, Philips has also assigned to us certain copyrights, know-how, trademarks and domain names as well as certain patent license and patent ownership agreements. The copyrights assigned include all copyrights relating to integrated circuits and discrete semiconductors, miniature loudspeakers, kits and radio frequency front-end solutions that historically have been marketed by or developed by or exclusively for, our business and any drawings and documentation relating to such products. The business know-how assigned includes know-how that originated within Philips but is used or intended to be used primarily within our business. The trademarks and domain names assigned include Nexperia® and TriMedia®.

        In accordance with the IP Agreement, we are required to cease using the term "Philips" as a brand name or trade name without Philips' consent. This requirement includes the use of the Philips trademark and logo, and any derivative or combination mark. We are, however, permitted under certain circumstances to use the tag "founded by Philips" in accordance with Philips' guidelines for a period of five years after the Separation. We are also permitted to use the word mark PHILIPS and the Philips shield emblem, under certain conditions, in a number of other ways, such as on physical stock of promotional documentation and packing materials produced before October 1, 2006 and for purposes of rerouting e-mails sent to existing Philips e-mail addresses and websites.

        Additionally, Philips has agreed not to compete with us in our core business by making, selling or disposing of integrated circuits and discrete semiconductors, miniature loudspeakers, kits or radio frequency front-end solutions that compete with our products, for a period of three years following the Separation, subject to certain exceptions. Pursuant to these exceptions, Philips may, for example (1) continue to research, develop and prototype products which compete with ours, (2) make, have made and sell end user product directed to the consumer market, the professional and consumer medical market or the professional, consumer and special lighting markets, (3) make or have made any type of semiconductor products for incorporation into any Philips products, systems, applications or services, (4) develop, create or dispose of a competing business provided its annual revenue is less than EUR 50 million, and (5) acquire a controlling interest in a competing business, provided that the commercial activities of such business did not generate more than EUR 100 million of revenue in the fiscal year preceding the year of the acquisition. If, however, Philips is acquired by a third party while this agreement is in effect, Philips' promise not to compete with our core business will not apply to any acquirer of Philips or its associated companies.

Framework R&D Agreement

        The Framework R&D Agreement governs the cooperation efforts between Philips and us with respect to joint research and development projects following the Separation.

        Ownership rights to intellectual property developed through ongoing and future joint research and development projects covered under this agreement depend on the type of project and the relative participation of each party. In general, where the employees of one party develop intellectual property pursuant to a joint research and development project, that party will have sole ownership of such intellectual property but will be required to grant the other party a non-exclusive, non-transferable, royalty-free license, including the right to have products made by a third party and the right to grant sub-licenses within the scope of such party's business. Where intellectual property is developed jointly and by employees of both parties that intellectual property will be jointly owned by both parties. However, where the relative contributions of the parties to a joint research and development project are unequal, as measured by the number and expertise of the employees involved, any intellectual property generated solely by employees of a party will be owned by that party. The party making the smaller contribution will grant a royalty-free license to the party making the larger contribution, and will pay an amount to be agreed upon or take a royalty-bearing license from the party making the larger contribution.

Information Technology Transitional Services Agreement

        The Information Technology Transitional Services Agreement, which we refer to as the "IT Agreement" sets out the terms pursuant to which Philips will, for a limited time after the Separation, provide certain information technology services to us. Under the terms of the agreement, Philips and we have entered into a series of service level agreements, which detail the terms, conditions and prices of each of the services to be provided.

        In addition, Philips has granted us a non-exclusive, irrevocable, royalty-free license to software owned by Philips or its affiliates for use in our business for the term of the agreement.

Projects Transfer Agreement

        The Projects Transfer Agreement sets out a series of agreed principles pursuant to which Philips' rights and obligations under certain ongoing research and development projects with third parties may be transferred or shared between Philips and us.

General Purchasing Agreement

        The General Purchasing Agreement sets out the terms and conditions pursuant to which we will sell semiconductor products to Philips and certain of its subcontractors. The agreement, to the extent practical, provides for rolling nine-month product requirement forecasts to be provided by Philips, which can become binding volume commitments in case certain fixed quantities are not met. Furthermore, the agreement stipulates an "agreed price" principle, with the periods during which such price remains valid to be agreed separately.

Umbrella PGP Services Agreement

        The Umbrella Transitional Philips General Purchasing ("PGP") Services Agreement, in conjunction with country-specific service level agreements, governs the provision of certain sourcing, transaction, forwarding and distribution, and industrial standardization services by Philips to us until such time as we have established and implemented our own general purchasing arrangements, but in any case no later than June 30, 2007. We expect all relevant purchasing agreements to have been renewed or replaced on or prior to that date.

Umbrella Transitional Services Agreement

        The Transitional Services Agreement, in conjunction with country-specific service level agreements, governs the provision of certain services (other than those covered by the IT Agreement and the Umbrella Transitional PGP Services Agreement described above) by Philips to us for a limited period of time. Philips has agreed to provide these services to us for one year following the closing of the

Separation. The services relate to the areas of human resources, extended participation in pension funds and facilities management.

The Acquisition of Our Company By KASLION

        On September 29, 2006, KASLION purchased our company from Philips for a purchase price of €8,071 million subject to certain post-closing adjustments. We refer to this transaction as the "Acquisition". For an overview of the key agreements entered into in connection with this transaction, see "Recent Significant Transactions".

DESCRIPTION OF OTHER INDEBTEDNESS

        The following contains a summary of the material provisions of the senior secured revolving credit facility and the collateral agency agreement. It does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the underlying documents, which have been filed as exhibits to the registration statement of which this prospectus is a part.

        Terms not otherwise defined in this section shall, unless the context otherwise requires, have the same meanings set out in the senior secured revolving credit facility agreement or the collateral agency agreement, as the case may be, in each case as defined below.

Senior Secured Revolving Credit Facility

        Pursuant to the secured revolving credit agreement, which has been entered into by, among others, the co-issuers, KASLION, Morgan Stanley Senior Funding, Inc. as administrative and collateral agent, Deutsche Bank AG, London Branch as syndication agent, Merrill Lynch Capital Corporation as documentation agent, and Morgan Stanley Bank International Limited, Deutsche Bank AG, London Branch and Merrill Lynch, Pierce, Fenner & Smith Incorporated as joint-lead arrangers and joint bookrunners, up to €500 million is available to us under a senior secured revolving credit facility.

Availability

        Through the senior secured revolving credit facility, an aggregate principal amount of up to €500 million is available to us to finance the working capital requirements and the general corporate purposes of our group. Up to €20 million of the senior secured revolving credit facility is available to KASLION for general corporate purposes.

Repayment

        The senior secured revolving credit facility will terminate on September 29, 2012, and any amount still outstanding will be due in full immediately on that date. The senior secured revolving credit facility may be prepaid at any time in whole or in part without premium or penalty, except that any prepayment of EURIBOR or LIBOR advances other than at the end of the applicable interest periods shall be made with reimbursement for any funding losses and redeployment costs of the senior lenders resulting therefrom. Any amount repaid or prepaid (whether voluntarily or otherwise) may be re-borrowed, subject to certain conditions precedent to borrowing as specified in the senior secured revolving credit facility agreement. The unutilized portion of any commitment under the senior secured revolving credit facility may be reduced or terminated by the co-issuers at any time without penalty.

Interest rates

        Loans under the senior secured revolving credit facility denominated in euro bear interest at a rate per annum (calculated on a 360-day basis) equal to EURIBOR plus the applicable margin (as defined below). Loans under the senior secured revolving credit facility denominated in U.S. dollars bear interest at a rate per annum (calculated on a 360-day basis) equal to, at our option, either (i) LIBOR plus the applicable margin or (ii) the alternate base rate (defined as the higher of (x) the prime rate quoted by Deutsche Bank AG, New York Branch and (y) the federal funds rate plus 0.50%) plus the applicable margin.

        The applicable margin means (i) until the date which is six months after the closing date, 2.75% per annum for EURIBOR and LIBOR advances, and 1.75% per annum for alternate base rate advances, and (ii) thereafter, a percentage per annum to be determined in accordance with the following net leverage-based pricing grid (defined as the ratio of total indebtedness less unrestricted cash to EBITDA).

Net Leverage Ratio	EURIBOR or LIBOR Applicable Margin	Alternate Base Rate Applicable Margin
>3.25	2.75%	1.75%
2.75–3.25	2.50%	1.50%
2.25–2.74	2.25%	1.25%
<2.25	2.00%	1.00%

        The co-issuers may select interest periods of one, two, three or six months for EURIBOR or LIBOR advances. Interest is payable at the end of the selected interest period, but no less frequently than quarterly. The applicable margin on all overdue amounts owing under the loan documentation will increase by 1% per annum.

Guarantees

        All of the guarantors of the notes are also guarantors of our obligations under the senior secured revolving credit facility. In addition, KASLION and NXP Semiconductors France SAS are guarantors under the senior secured revolving credit facility.

Security for the Senior Secured Revolving Credit Facility

        The co-issuers, KASLION and each of the guarantors (except in the case of the guarantor organized in The Philippines) have granted to the collateral agent, for the benefit of the senior lenders and letter of credit issuers, subject to agreed security principles, valid and perfected first priority liens and security interests in (i) all present and future shares of capital stock of (or other ownership or profit interests in) each of their present and future subsidiaries, other than SMST Unterstützungskasse GmbH, and material joint venture entities, including all of the equity interests in the co-issuers; (ii) all present and future intercompany debt; (iii) all of their present and future property and assets, real and personal, including, but not limited to, machinery and equipment, inventory and other goods, accounts receivable, owned real estate, leaseholds, fixtures, general intangibles, license rights, patents, trademarks, trade names, copyrights, chattel paper, insurance proceeds, contract rights, hedge agreements, documents, instruments, indemnification rights and tax refunds, but excluding cash and bank accounts; and (iv) all proceeds and products of the property and assets described in clauses (i), (ii) and (iii) above (collectively, the "collateral"). The Philippines subsidiary has provided a conditional assignment of all of the above assets.

        Such collateral ratably secures the relevant party's obligations in respect of the senior secured revolving credit facility, any interest rate swap or similar agreements with a senior lender under the senior secured revolving credit facility (or any of its affiliates) and the secured notes. The collateral agency agreement, as described below, provides that the senior lenders under the senior secured revolving credit facility receive priority in right of payment in the event of a foreclosure on any of the collateral or in insolvency proceeding to satisfy any obligations under the senior secured revolving credit facility or the secured notes.

        The agreed security principles limit the obligation to provide security and guarantees based on certain legal, commercial and practical difficulties in obtaining effective security or guarantees from relevant companies in jurisdictions in which the company operates, and include, among others:

  •
  obstacles such as general statutory limitations, financial assistance, corporate benefit, fraudulent preference, "thin capitalization" rules, retention of title claims and similar matters;

  •
  the lack of legal capacity of the relevant company, a conflict with the fiduciary duties of such company's directors, the contravention of any legal prohibition or regulatory condition, or the material risk of personal or criminal liability for officers or directors;

  •
  applicable costs of obtaining the security disproportionate to the benefit to the lenders;

  •
  the impossibility or impracticability to create a security over certain categories of assets;

  •
  the prohibition to charge certain assets because they are subject to contracts, leases, licenses or other arrangements with a third party that effectively prevent those assets from being charged;

  •
  a material adverse effect on the ability of the relevant obligor to conduct its operations and business in the ordinary course as otherwise permitted;

  •
  in the case of accounts receivable, a material adverse effect on either co-issuer's or a guarantor's relationship with or sales to the customer generating such receivables or material legal or commercial difficulties; and

  •
  a limit on the aggregate amount of notarial costs and all registration and like taxes relating to the provision of security.

        The above security principles are, where relevant, subject to customary exceptions and obligations of the co-issuers or relevant guarantor to use reasonable efforts to overcome such obstacles. A complete copy of the agreed security principles has been filed as an exhibit to the registration statement of which this prospectus is a part.

Covenants

        The senior secured revolving credit facility agreement contains negative covenants similar to those in the indentures, with appropriate variations to reflect instruments in loan rather than note form.

        The senior secured revolving credit facility agreement also requires us to deliver our financial statements to the administrative agent for distribution to each lender, and to observe (and to cause each of its restricted subsidiaries to observe), certain affirmative undertakings subject to materiality and other customary and agreed exceptions. These affirmative undertakings include, but are not limited to, undertakings related to (i) payment of obligations, (ii) preservation of corporate existence and maintenance of assets (including intellectual property rights) and properties, (iii) maintenance of insurance, (iv) compliance with laws, (v) inspection rights, and (vi) use of proceeds.

        The senior secured revolving credit facility agreement does not contain any financial maintenance covenants.

Events of Default

        The senior secured revolving credit facility agreement sets out certain customary events of default similar to those contained in the indentures governing the notes (except that the senior secured revolving credit facility agreement contains a cross-default rather than a cross-acceleration event of default), the occurrence of which would allow the lenders to accelerate all outstanding loans and terminate their commitments. A change of control (defined in a manner similar to the corresponding definition in the indentures governing the notes) also constitutes an event of default.

Collateral Agency Agreement

        The various security documents entered into and to be entered into, and the collateral granted and to be granted in respect of, the senior secured revolving credit facility agreement, the indentures, and the guarantees supporting the obligations thereunder (the "secured agreements"), will be administered by Morgan Stanley Senior Funding, Inc. as the global collateral agent, Mizuho Corporate Bank, Ltd. as the Taiwan collateral agent, and certain sub-collateral agents that are authorized to administer collateral in specific jurisdictions (collectively, "collateral agent") for the benefit of all holders of secured obligations under such agreements. To establish the rights and responsibilities of the collateral agent, and to determine the order of priority for proceeds realized by the collateral agent from the collateral and upon insolvency, the co-issuers, KASLION and each of the guarantors have entered into a collateral agency agreement (the "collateral agency agreement") with the collateral agent and revolving credit facility agent. Any subsidiaries of the issuer that will become a guarantor under any secured agreement are expected to accede to the collateral agency agreement.

        The obligations of KASLION, the co-issuers and the guarantors in their capacity as lien grantors with respect to the provision of liens in favor of the collateral agent (the "lien grantors") and the nature of any assets or property underlying such liens are subject to the agreed security principles described above. See "Description of Other Indebtedness—Senior Secured Revolving Credit Facility—Security for the Senior Secured Revolving Credit Facility".

        "Secured parties" under the collateral agency agreement are (i) the revolving credit facility agent, as agent for and on behalf of the lenders and letter of credit issuers under the senior secured revolving credit facility, (ii) an agent or trustee on behalf of the holders of the secured notes that becomes a party to the collateral agency agreement and (iii) the collateral agent. In certain circumstances holders of additional secured indebtedness of the issuer may accede to the collateral agency agreement as secured parties.

Enforcement of Liens

        Following the occurrence of an enforcement event under a secured agreement, the relevant secured party may deliver to the collateral agent an enforcement notice, instructing the collateral agent to take enforcement action under the collateral agency agreement and the various security documents to be entered into (and as specified in the collateral agency agreement). In such case, the collateral agent shall foreclose upon the collateral, exercising any and all remedies available to it under the security documents, the collateral agency agreement and at law.

        Proceeds realized by the collateral agent from the collateral (and in insolvency proceedings) will be applied:

  •
  first, to amounts owing to the collateral agent in its capacity as such and amounts owing to each facility agent in its capacity as such and the trustee in its capacity as such in accordance with the terms of the applicable indenture and amounts owing as fees payable to letters of credit issuers under the senior secured revolving credit facility;

  •
  second, to amounts owing to the holders of obligations under the senior secured revolving credit facility secured by the collateral (including hedging agreements with lenders thereunder or their affiliates) in accordance with the terms of the senior secured revolving credit facility or such hedging agreements;

  •
  third, ratably to amounts owing to the holders of the secured exchange notes and secured outstanding notes in accordance with the terms of the indenture for the secured notes; and

  •
  fourth, to the company and/or other persons entitled thereto.

        In addition, additional indebtedness may be incurred by the company and its restricted subsidiaries and secured by liens on the collateral, in which case the holders of such indebtedness shall receive proceeds ratably with the lenders under the senior secured revolving credit facility (if permitted to have super-priority) or with the holders (in each other case). Amounts owing to the trustees or representatives of the lenders or holders of such indebtedness shall, to the extent agreed by the company, be satisfied ratably with amounts owing to the collateral agent.

Release of Liens and Collateral

        All liens granted by the lien grantors under the security documents will terminate upon receipt by the collateral agent of a written confirmation from the required secured parties (as defined below) that the applicable secured obligations have been paid and performed in full and all commitments under the applicable secured agreements have been terminated.

        At any time before the liens granted by the lien grantors terminate as described above, the liens granted by a lien grantor under the security documents to which such lien grantor is a party will terminate upon receipt by the collateral agent of a written confirmation that all conditions to the release of such lien grantor or such assets or property, as applicable, as set forth in the relevant secured agreements have been satisfied or waived. Receipt of such written confirmation will also release any assets or properties of a lien grantor that are subject to a lien under the security documents to which such lien grantor is a party. The collateral agent is further authorized and instructed by the secured parties to release the liens created under the pledge of the shares of NXP Semiconductors (Thailand) Co. Ltd. on the closing date (and upon the accession of additional secured parties to the Collateral Agency Agreement) in accordance with and subject to the conditions set forth in the relevant pledge agreement and to enter into a replacement pledge.

        "Required secured parties" under the collateral agency agreement are (i) with respect to any collateral of the French guarantor, NXP Semiconductors France SAS, and any collateral of KASLION and any proceeds arising from the disposition or realization upon such collateral (the "restricted collateral"), any security document which creates a lien on any restricted collateral or the segregated account established and maintained by the collateral agent as a "restricted proceeds collateral account", the agent appointed under the senior secured revolving credit facility agreement and any additional secured party holding security over any restricted collateral, or (ii) with respect to any collateral that is not restricted collateral, any security document which creates a lien on any such collateral or the segregated account established and maintained by the collateral agent as an "unrestricted proceeds collateral account", all of the secured parties.

THE EXCHANGE OFFERS

        The following contains a summary of material provisions of the Registration Rights Agreement. Because it is a summary, it may not contain all of the information that is important to you. The Registration Rights Agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. We urge you to read carefully the Registration Rights Agreement in its entirety.

Purpose of the Exchange Offers

        On October 12, 2006, NXP B.V. and NXP Funding LLC issued €1,000,000,000 aggregate principal amount of floating rate senior secured notes due 2013, $1,535,000,000 aggregate principal amount of floating rate senior secured notes due 2013, $1,026,000,000 aggregate principal amount of 7 7/8% senior secured notes due 2014, €525,000,000 aggregate principal amount of 8 5/8% senior notes due 2015 and $1,250,000,000 aggregate principal amount of 9 1/2% senior notes due 2015 in a private offering.

        As a condition to the initial sale of the notes, we entered into the Registration Rights Agreement with the initial purchasers of the notes under which we agreed that we would, at our own expense and for the benefit of the holders of the outstanding notes, use commercially reasonable efforts to:

  (a)
  file and cause to become effective a registration statement with respect to a registered offer to exchange the outstanding notes of each series for exchange notes with terms substantially identical to the outstanding notes of such series; and

  (b)
  keep the exchange offer open for not less than 20 business days after the date on which notice of the exchange offers is sent to the holders of the outstanding notes.

        We agreed to issue and exchange notes for all notes validly tendered in accordance with the terms of the exchange offers and not validly withdrawn before the exchange offers expire.

        Under the Registration Rights Agreement it was furthermore agreed that if applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer, or under certain other circumstances, we will, at our cost:

  (1)
  promptly file a shelf registration statement covering resales of the outstanding notes; and

  (2)
  use commercially reasonable efforts to cause such shelf registration statement to become effective and to keep the shelf registration statement effective until the earliest of two years after the issue date of the outstanding notes, the expiration of the time period referred to in Rule 144(k) under the Securities Act after the issue date of the outstanding notes, or the date when all outstanding notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement (the "shelf registration period"). We agreed, in the event of a shelf registration, to make available copies of the prospectus to each holder of outstanding notes, notify each holder of outstanding notes when the shelf registration statement for the outstanding notes has become effective and take certain other actions as are required to permit resales of the outstanding notes. A holder of outstanding notes that sells its outstanding notes pursuant to the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to a selling holder, including certain indemnification obligations.

        If (A) we have not exchanged exchange notes for all outstanding notes validly tendered in accordance with the terms of the exchange offer on or prior to January 5, 2008 or (B) if applicable, a shelf registration statement covering resales of the outstanding notes has been declared effective and such shelf registration statement ceases to be effective at any time during the shelf registration period

(subject to certain exceptions), then additional interest ("Additional Interest") shall accrue on the principal amount of the outstanding notes (subject to certain exceptions) at a rate of 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such Additional Interest continues to accrue, provided that the rate at which such additional interest accrues may in no event exceed 0.50% per annum) commencing on (x) January 6, 2008, in the case of (A) above, or (y) the day such shelf registration statement ceases to be effective, in the case of (B) above; provided, however, that upon the exchange of exchange notes for all outstanding notes tendered (in the clause (A) above), or upon the effectiveness of a shelf registration statement that had ceased to remain effective (in the case of clause (B) above), Additional Interest on the outstanding notes as a result of such clause, as the case may be, shall cease to accrue.

        If we effect the exchange offers, we will be entitled to close the exchange offers 20 business days after the commencement thereof if we have accepted all outstanding notes validly surrendered in accordance with the terms of the exchange offers. Outstanding notes not tendered in the exchange offers will bear interest at the rate set forth on the cover page of this prospectus with respect to the applicable series and be subject to all of the terms and conditions specified in the applicable indenture and to the transfer restrictions described in "Description of the Exchange Notes—Transfer and Exchange."

        The interest rate on the outstanding notes will not increase by more than 0.50% per annum notwithstanding any failure to meet more than one of these requirements.

Resale of Exchange Notes

        We believe that you will be allowed to resell the exchange notes to the public without registration under the Securities Act and without delivering a prospectus that satisfies the requirements of the Securities Act, if you can make the representations described in this prospectus under "—Representations on Tendering Notes". If you intend to participate in a distribution of the exchange notes, however, you must comply with the registration requirements of the Securities Act and deliver a prospectus, unless an exemption from registration is otherwise available. In addition, you cannot be an "affiliate" of NXP B.V., NXP Funding LLC or any guarantor, as defined in Rule 405 under the Securities Act. In order to participate in the exchange offers, you must represent to us that you meet these conditions.

        If you are a broker-dealer that acquired notes as a result of market-making or other trading activities, you must deliver a prospectus in connection with any resale of the exchange notes. A broker-dealer may use this prospectus for 180 days after the last exchange date for an offer to resell, a resale or other retransfer of the exchange notes issued to it in the exchange offers. We agreed in the Registration Rights Agreement to make this prospectus, and any amendment or supplement to this prospectus, available to any broker-dealer that requests copies until 180 days after the closing of the exchange offers. See "Plan of Distribution" below for more information regarding broker-dealers.

        We base our belief on interpretations by the SEC staff in no-action letters issued to other issuers in exchange offers like ours. We cannot guarantee that the SEC would make a similar decision about our exchange offers. If our belief is wrong, you could incur liability under the Securities Act. We will not protect you against any loss incurred as a result of this liability under the Securities Act.

Terms of the Exchange Offers

        Timing of the Exchange Offers.    We are offering the exchange notes in exchange for your outstanding notes. We will keep the exchange offers open for at least 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offers is sent to the holders of the outstanding notes.

        Expiration Date. THE EXCHANGE OFFERS WILL EXPIRE at 5:00 p.m., New York City time, on May 30, 2007, for the exchange offers for dollar-denominated outstanding notes, and at 5:00 p.m., London time, on May 30, 2007, for the exchange offers for euro-denominated outstanding notes, unless we extend any exchange offer in our sole discretion (we refer to the expiration date with respect to any exchange offer as the "expiration date").

        Form and Terms of the Exchange Notes.    The form and terms of the exchange notes will be the same as the form and terms of the outstanding notes except that:

  •
  the exchange notes will have a different CUSIP number, common code or international securities identification number from the outstanding notes for which they were exchanged;

  •
  the exchange notes will be registered under the Securities Act and will not have legends restricting their transfer;

  •
  the exchange notes will not contain terms providing for payment of liquidated damages in the form of a higher annual interest under circumstances relating to the timing of the exchange offers;

  •
  holders of exchange notes will not be entitled to any registration rights under the Registration Rights Agreement because of these rights will terminate when the exchange offers are completed.

        The exchange notes will evidence the same debt as the outstanding notes and will be issued under, and be entitled to the benefits of, the same indentures governing the outstanding notes. We will treat each series of notes as a single class of debt securities under the indentures.

        Acceptance of Tendered Outstanding Notes.    We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice of acceptance to the applicable exchange agent for the exchange offers. The exchange agents will act as agents for the tendering holder for the purpose of receiving the exchange notes from us.

        Amendment or Extension of the Exchange Offers.    We can extend the exchange offers. To do so we must:

  •
  notify the exchange agents of any extension either orally or in writing; and

  •
  make an announcement of the extension before 9:00 a.m., New York City time, on the next business day after the previous date the exchange offer was scheduled to expire.

        We also reserve the right to:

  •
  delay accepting outstanding notes; or

  •
  terminate any of the exchange offers and refuse to accept any outstanding notes not previously accepted if any of the conditions described below under "—Conditions" shall have occurred or exists and has not been satisfied or waived prior to the expiration of the relevant exchange offer.

        If we delay, extend or terminate the exchange offers, we must give oral or written notice to the exchange agents.

        We may also amend the terms of the exchange offers in any way we determine is advantageous to the holder of the outstanding notes. If this change is material, we will promptly disclose that amendment in a manner reasonably calculated to inform the holder of the outstanding notes.

        We do not have to publish, advertise or otherwise communicate any public announcement of any delay, extension, amendment or termination that we may choose to make.

        Interest on the Exchange Notes and the Outstanding Notes.    Interest is payable on the outstanding notes, and will be payable on the exchange notes (i) quarterly on January 15, April 15, July 15 and October 15 of each year, commencing July 15, 2007, on the floating rate senior secured exchange notes and (ii) semi-annually on April 15 and October 15 of each year, commencing October 15, 2007, on the senior secured exchange notes and the senior exchange notes. The exchange notes will bear interest from the last maturity date of any interest installment on which interest was paid on the outstanding notes (or the issue date of the outstanding notes if no interest has been paid). If you hold outstanding notes and they are accepted for exchange you will waive your right to receive any interest on your outstanding notes accrued from the last maturity date of any interest installment on which interest was paid to the date the exchange notes are issued. Thus, if you exchange your outstanding notes for exchange notes you will receive the same interest payment on July 15, 2007 (for floating rate senior secured exchange notes) or October 15, 2007 (for senior secured exchange notes and senior exchange notes), which is the next interest payment date with respect to the outstanding notes and the first interest payment date with respect to the exchange notes, that you would have received had you not accepted the exchange offer.

Shelf Registration Statement

        We agreed to file a shelf registration statement with the SEC if:

  (1)
  applicable law or interpretations of the staff of the SEC do not permit us to effect the exchange offers,

  (2)
  we have not exchanged exchange notes for all outstanding notes validly tendered in accordance with the terms of the exchange offer on or prior to January 5, 2008; or

  (3)
  in the case of any holder that participates in any exchange offer, such holder does not receive exchange notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of NXP, NXP Funding LLC or any guarantor subsidiary within the meaning of the Securities Act) and so notifies us within 30 days after such holder first becomes aware of such restrictions.

        We agreed to use commercially reasonable efforts to file as soon as practicable such shelf registration statement and to keep the shelf registration statement effective during the shelf registration period.

Procedures for Tendering Dollar-Denominated Outstanding Notes

  How to Tender Notes Held Through DTC

        If you are a DTC participant that has dollar-denominated notes which are credited to your DTC account by book-entry and which are held of record by DTC, Euroclear or Clearstream's nominee, as applicable, you may tender your dollar-denominated notes by book-entry transfer as if you were the record holder. Because of this, references herein to registered or record holders include DTC, Euroclear and Clearstream participants with dollar-denominated notes credited to their accounts. If you are not a DTC, Euroclear or Clearstream participant, you may tender your dollar-denominated notes by book-entry transfer by contacting your broker, dealer or other nominee or by opening an account with a DTC, Euroclear or Clearstream participant, as the case may be.

        To tender dollar-denominated notes in the exchange offer:

  •
  You must comply with DTC's Automated Tender Offer Program ("ATOP") procedures described below;

  •
  the dollar exchange agent must receive a timely confirmation of a book-entry transfer of the dollar-denominated notes into its account at DTC through ATOP pursuant to the procedure for book-entry transfer described below, along with a properly transmitted agent's message, before the expiration date.

        Participants in DTC's ATOP program must electronically transmit their acceptance of the exchange by causing DTC to transfer the dollar-denominated notes to the dollar exchange agent in accordance with DTC's ATOP procedures for transfer. DTC will then send an agent's message to the dollar exchange agent.

        With respect to the exchange of the dollar-denominated notes, the term "agent's message" means a message transmitted by DTC, received by the dollar exchange agent and forming part of the book-entry confirmation, which states that:

  •
  DTC has received an express acknowledgment from a participant in its ATOP that is tendering dollar-denominated notes that are the subject of the book-entry confirmation;

  •
  the participant has received and agrees to be bound by the terms and subject to the conditions set forth in this prospectus; and

  •
  the Company may enforce the agreement against such participant.

        Delivery of an agent's message will also constitute an acknowledgment from the tendering DTC participant that the representations under "—Representations on Tendering Notes" described below in this prospectus are true and correct.

Procedures for Tendering Euro-Denominated Outstanding Notes

  How to Tender Notes Held Through Euroclear or Clearstream

        To tender in the exchange offer for the euro-denominated outstanding notes, you must comply with the procedures described below of Euroclear Bank, S.A./N.V., ("Euroclear") or Clearstream société anonyme ("Clearstream").

        The registered holder of euro-denominated outstanding notes in whose name such euro-denominated outstanding notes are registered on the records of Euroclear or Clearstream must submit an electronic acceptance instruction to Euroclear or Clearstream to authorize the tender of the euro-denominated outstanding notes and the blocking of the account in Euroclear or Clearstream to which such euro-denominated outstanding notes are credited. If you are a beneficial owner of euro-denominated outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender, you should contact such registered holder promptly and instruct such registered holder to tender on your behalf in accordance with these procedures.

        Each holder submitting an electronic acceptance instruction must ensure that Euroclear or Clearstream, as the case may be, is authorized to block the account(s) in which the tendered euro-denominated outstanding notes are held so that no transfers may be effected in relation to such notes at any time from and including the date on which the holder submits its electronic acceptance instruction.

        By blocking such euro-denominated outstanding notes in the relevant book-entry transfer facility each holder of euro-denominated outstanding notes will be deemed to consent to have the relevant book-entry transfer facility provide details concerning such holder's identity to the euro exchange agent.

        The exchange of euro-denominated outstanding notes will only be made after receipt of an agent's message and any other required documents by the exchange agent for the euro-denominated outstanding notes prior to 5:00 p.m., London time, on the applicable expiration date or in accordance with the deadlines specified by Euroclear or Clearstream. In connection with tenders of the euro-denominated outstanding notes, the term "electronic acceptance instruction" means an instruction transmitted by Euroclear or Clearstream, as applicable, received by the exchange agent for the euro-denominated outstanding notes and forming a part of the book-entry confirmation, that states that:

  •
  Euroclear or Clearstream, as applicable, has received an express acknowledgment from a participant in Euroclear or Clearstream, as the case may be, that such participant is tendering euro-denominated outstanding notes that are the subject of the book-entry confirmation;

  •
  the participant has received and agrees to be bound by the terms and subject to the conditions set forth in this prospectus; and

  •
  we may enforce that agreement against such participant.

        We refer to DTC, Euroclear and Clearstream collectively as "book-entry transfer facilities" and, individually, as a "book-entry transfer facility."

  Representations, Warranties and Undertakings

        By tendering your euro-denominated outstanding notes through the submission of an electronic acceptance instruction in accordance with the requirements of Euroclear or Clearstream, you shall be deemed to represent, warrant and undertake the following:

  (1)
  Your bond instructions must be delivered and received by Euroclear or Clearstream in accordance with deadlines and procedures established by them and in any event prior to 5:00 P.M., London time, on the applicable expiration date. You are responsible for meeting these deadlines and for arranging the timely delivery of bond instructions to Euroclear or Clearstream.

  (2)
  Upon the terms and subject to the conditions of the exchange offer for the euro-denominated outstanding notes, you accept such offer in respect of the principal amount of euro-denominated outstanding notes in your account blocked in the relevant clearing system.

  (3)
  Subject to and effective upon the acceptance for exchange of the euro-denominated outstanding notes tendered, you sell, assign and transfer to NXP all right, title and interest in and to such euro-denominated outstanding notes as are being tendered and any and all notes or other securities issued, paid or distributed or issuable, payable or distributable in respect of such notes on or after May 30, 2007.

  (4)
  You irrevocably constitute and appoint Deutsche Bank AG as your true and lawful agent, attorney-in-fact and proxy with respect to euro-denominated outstanding notes tendered, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest), among other things, to cause the euro-denominated outstanding notes to be assigned, transferred and exchanged.

  (5)
  You will, upon request, execute and deliver any additional documents deemed by NXP to be necessary or desirable to complete the sale, assignment and transfer of the euro-denominated outstanding notes tendered.

  (6)
  All authority conferred or agreed to be conferred hereby and every obligation hereunder shall be binding upon your successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives and shall not be affected by, and shall survive, your death or incapacity.

  (7)
  You understand that the tender of euro-denominated outstanding notes pursuant to any of the procedures described above under the caption "—How to Tender Notes Held Through

    Euroclear or Clearstream" will constitute a binding agreement between you and NXP upon the terms and subject to the conditions set forth herein, including your representation that you own the euro-denominated outstanding notes being tendered.

  (8)
  You recognize that, under certain circumstances set forth below under the caption "—Conditions," NXP may not be required to accept for exchange any of the euro-denominated outstanding notes tendered hereby.

  (9)
  You represent, warrant and agree that

  (a)
  you have full power and authority to tender, sell, assign and transfer the euro-denominated outstanding notes,

  (b)
  when such euro-denominated outstanding notes are accepted for exchange, NXP will acquire good and unencumbered title to such notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim and such outstanding notes will not have been transferred to NXP in violation of any contractual or other restriction on the transfer thereof,

  (c)
  any euro-denominated exchange notes acquired in exchange for euro-denominated outstanding notes tendered hereby will have been acquired in the ordinary course of business of the person receiving such euro-denominated exchange notes, whether or not you are such person,

  (d)
  neither you nor the person receiving euro-denominated exchange notes, whether or not you are such person, is participating in, intends to participate in, or has an arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of euro-denominated outstanding notes or euro-denominated exchange notes,

  (e)
  neither you nor the person receiving euro-denominated exchange notes, whether or not you are such person, is an "affiliate," as defined in Rule 405 under the Securities Act, of NXP B.V., NXP Funding LLC or any guarantor subsidiary (collectively, the "NXP Group"),

  (f)
  if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of euro-denominated exchange notes,

  (g)
  if you are a broker-dealer,

  1.
  you have not entered into any arrangement or understanding with NXP, NXP Funding LLC or any guarantor subsidiary or an affiliate of the NXP Group to distribute euro-denominated exchange notes in connection with any resale of such notes,

  2.
  you acquired the euro-denominated outstanding notes to be exchanged for the euro-denominated exchange notes as a result of market-making activities or other trading activities, and

  3.
  you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of euro-denominated exchange notes, however, by so representing and agreeing and by delivering such a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act,

  (h)
  if you or the person receiving euro-denominated exchange notes are located in or subject to the regulations of a Member State of the European Economic Area which has implemented the Prospectus Directive, each, a "Relevant Member State," you or such person are:

      1.
      a legal entity which is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

      2.
      a legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

      3.
      a qualified investor as defined in the Prospectus Directive.

      For the purposes of this provision, the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State;

    (i)
    neither you nor the person receiving euro-denominated exchange notes is an Italian resident or located in the Republic of Italy;

    (j)
    you and the person receiving euro-denominated exchange notes are outside the United Kingdom or, if in the United Kingdom, are a person or persons to whom the exchange offer in respect of the euro-denominated outstanding notes may lawfully be made in accordance with the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 and you have complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by you in relations to the new notes in, from or otherwise involving the United Kingdom;

    (k)
    you and the person receiving euro-denominated exchange notes are outside the Republic of France or, if in the Republic of France, are a person or persons licensed to provide the service of portfolio management for the account of third parties or qualified investors (investisseurs qualifiés) acting for your own account as defined in Articles L.411-2 and D.411-1 to D.411-2 of the French Code monétaire et financier;

    (l)
    you and the person receiving euro-denominated exchange notes are located outside the Kingdom of Belgium, or, if in the Kingdom of Belgium, are professional or institutional investors referred to in article 3, 2 of the Belgian Royal Decree of 7 July 1999 on the public character of financial operations, each acting on your own account;

    (m)
    you and the person receiving euro-denominated exchange notes are located outside of Spain or, if in Spain, are qualified investors pursuant to Law 24/1988, as amended, and any regulation issued thereunder;

    (n)
    you and the person receiving euro-denominated exchange notes have observed the laws of all relevant jurisdictions, obtained all requisite governmental, exchange control or other required consents, complied with all requisite formalities and paid any issue, transfer or other taxes or requisite payments due from you in each respect in connection with any offer or acceptance in any jurisdiction, and that you and such person or persons have not taken or omitted to take any action in breach of the terms of the exchange offer in respect of the euro-denominated outstanding notes or which will or may result in NXP or any other person acting in breach of the legal or regulatory requirements of any such jurisdiction in connection with the exchange offer in respect of the euro-denominated outstanding notes or the tender of euro-denominated outstanding notes in connection therewith.

    (o)
    neither you nor the person receiving euro-denominated exchange notes is acting on behalf of any person who could not truthfully make the representations and warranties set forth herein.

  (10)
  You hereby acknowledge that the exchange offer for the euro-denominated outstanding notes is being made in reliance on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties and the euro-denominated exchange notes issued pursuant to the exchange offer in exchange for euro-denominated outstanding notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder that is a broker-dealer or an "affiliate" of any member of the NXP Group within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery requirements of the Securities Act, provided, however, that

  (a)
  such euro-denominated exchange notes are acquired in the ordinary course of such holder's business,

  (b)
  at the time of commencement of the exchange offer for the euro-denominated outstanding notes such holder has no arrangement or understanding with any person to participate in a distribution of such euro-denominated exchange notes, and

  (c)
  such holder is not engaged in, and does not intend to engage in, a distribution of such euro-denominated exchange notes.

  (11)
  If you are a broker-dealer, by tendering in the exchange offer for the euro-denominated outstanding notes, you acknowledge and agree to notify NXP prior to using this prospectus in connection with the sale or transfer of euro-denominated exchange notes and agree that, upon receipt of notice from NXP of the occurrence of any event that makes any statement in this prospectus untrue in any material respect or which requires changes to this prospectus in order to make the statements herein (in light of the circumstances under which they were made) not misleading, you will suspend use of this prospectus until

  (a)
  NXP has amended or supplemented this prospectus to correct such misstatement or omission, and

  (b)
  either NXP has furnished copies of the amended or supplemented prospectus to such broker-dealer or, if NXP has not otherwise agreed to furnish such copies and declines to do so after such broker-dealer so requests, such broker-dealer has obtained a copy of such amended or supplemented prospectus as filed with the SEC.

        Except as described above, this prospectus may not be used for or in connection with an offer to resell, a resale or any other retransfer of euro-denominated exchange notes.

Beneficial Owners

        If you hold outstanding notes and your outstanding notes are registered in the name of a broker-dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes, you should contact the registered holder promptly and instruct it to tender on your behalf.

Book-Entry Transfer

        Promptly after the date of this prospectus, the exchange agent will make a request to establish an account with respect to the dollar-denominated outstanding notes at DTC as book-entry transfer facility for tenders of the dollar-denominated outstanding notes and the exchange agent will make a request to establish an account with respect to the euro-denominated outstanding notes at Euroclear and Clearstream as book-entry transfer facilities for tenders of the euro—denominated outstanding notes. Any financial institution that is a participant in the applicable book-entry transfer facility's systems may make book-entry delivery of outstanding notes by causing the book-entry transfer facility to transfer such outstanding notes into the exchange agent's account for such notes at the book-entry transfer facility in accordance with such book-entry transfer facility's procedures for transfer. In addition, an agent's message must in any case be transmitted to and received by the exchange agent at its address set forth below under "—Exchange Agent" prior to the applicable expiration time.

Acceptance of Tendered Notes

        We will determine, in our sole discretion, all questions as to the validity, form, acceptance, withdrawal and eligibility, including time of receipt, of tendered outstanding notes. We reserve the absolute right:

  •
  to reject any and all outstanding notes not properly tendered,

  •
  to reject any outstanding notes if our acceptance would, in the opinion of our counsel, be unlawful and

  •
  to waive any irregularities or conditions of tender as to particular outstanding notes.

        Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties.

        Unless waived, you must cure any defects or irregularities in connection with tenders of outstanding notes within a period of time that we will determine. Neither we, nor the exchange agent, nor any other person will be liable for failure to give notice of any defect or irregularity with respect to any tender of outstanding notes. We will not deem a tender of any outstanding notes to have been made until the defects or irregularities mentioned above have been cured or waived.

        The exchange agent will return to the tendering holders any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived as soon as practicable after the exchange offer expires.

Representations on Tendering Notes

        In addition to any representations made by tendering euro-denominated outstanding notes through Euroclear or Clearstream, by tendering outstanding notes in the exchange offers, you will be telling us that, among other things:

  •
  you are acquiring the exchange notes issued in the exchange offers in the ordinary course of your business,

  •
  you are not an "affiliate", as defined in Rule 405 under the Securities Act, of any of the co-issuers or guarantors of the exchange notes,

  •
  neither you, nor to your knowledge any other person receiving exchange notes from you, has an arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes in violation of the Securities Act;

  •
  you have full power and authority to tender, sell, assign and transfer the outstanding notes tendered,

  •
  we will acquire good, marketable and unencumbered title to the outstanding notes being tendered, free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sale agreements or other obligations relating to their sale or transfer, and not subject to any adverse claim when the outstanding notes are accepted by us and

  •
  you acknowledge and agree that if you are a broker-dealer registered under the Exchange Act or you are participating in the exchange offer for the purposes of distributing the exchange notes,

    you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the exchange notes, and you cannot rely on the position of the SEC's staff in their no-action letters.

        If you are a broker-dealer and you will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, by tendering outstanding notes in the exchange offers you acknowledge that you will deliver a prospectus in connection with any resale of the exchange notes.

Conditions

        Despite any other term of the exchange offers, we will not be required to accept for exchange, or exchange notes for, any outstanding notes and we may terminate or amend any of the exchange offers as provided in this document before the outstanding notes are accepted, if:

  •
  the exchange offers violate applicable law or interpretations of the staff of the SEC;

  •
  any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offers which might materially impair our ability to proceed with the exchange offers or any material adverse development occurs in any existing action or proceeding with respect to us; or

  •
  we do not obtain all governmental approvals for the exchange offers that we deem necessary for the consummation of the exchange offers.

        The conditions listed above are for our sole benefit and we may assert these rights regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our reasonable discretion in whole or in part at any time and from time to time. If we fail at any time to exercise any of the above rights, the failure will not be deemed a waiver of those rights, and those rights will be deemed ongoing rights which may be asserted at any time and from time to time.

        If we determine in our reasonable discretion that we may terminate any of the exchange offers, we may:

  •
  refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders;

  •
  extend the exchange offers and retain all outstanding notes tendered before the exchange offers expire, subject, however, to the rights of holders to withdraw these outstanding notes; or

  •
  waive unsatisfied conditions with respect to the exchange offers and accept all properly tendered outstanding notes that have not been withdrawn. If this waiver constitutes a material change to the exchange offers, we will disclose this change by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes. If any of the exchange offers would otherwise expire, we will extend the relevant exchange offers for five to ten business days, depending on how significant the waiver is and the manner of disclosure to registered holders.

Fees and Expenses

        We will pay the expenses of this exchange offers. We have not retained any dealer-manager in connection with the exchange offers and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offers. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with providing its services.

        We will pay any transfer taxes applicable to the exchange of outstanding notes. If, however, a transfer tax is imposed for any reason other than the exchange, then the person surrendering the outstanding notes must pay the amount of any transfer taxes.

Accounting Treatment

        We will record the exchange notes at the same carrying value as the outstanding notes as reflected in our accounting records on the date of exchange. Therefore, we will not recognize a gain or loss for accounting purposes. We will amortize the expenses of the exchange offers and the unamortized expenses related to the issuance of the outstanding notes over the term of the outstanding notes.

Voluntary Participation

        You do not have to participate in the exchange offers.    You should carefully consider whether to accept the terms and conditions of this offer. We urge you to consult your financial and tax advisors in deciding what action to take with respect to the exchange offer. See "Risk Factors—Risks Related to the Exchange Offers" for more information about the risks of not participating in the exchange offer.

Withdrawal Rights

        Except as otherwise provided in this document, you may withdraw your tender of outstanding notes at any time before 5:00 p.m., New York City time, for dollar-denominated outstanding notes, or 5:00 p.m., London time, for euro-denominated outstanding notes, in each case on the expiration date.

        For a withdrawal to be effective, the holder must cause to be transmitted to the appropriate Exchange Agent an agent's message, which agent's message must be received by the relevant Exchange Agent prior to 5:00 p.m., New York City time (for dollar-denominated outstanding notes) or 5:00 p.m., London time (for euro-denominated outstanding notes), on the expiration date. In addition, the relevant Exchange Agent must receive a timely confirmation of book-entry transfer of the outstanding notes out of such Exchange Agent's account at DTC, Euroclear or Clearstream, as the case may be, under the applicable procedure for book-entry transfers described herein, along with a properly transmitted agent's message, on or before the expiration date.

        We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Our determination will be final and binding on all parties. Any outstanding notes withdrawn in this manner will be deemed not to have been validly tendered for purposes of the exchange offer. We will not issue exchange notes for such withdrawn outstanding notes unless the outstanding notes are validly retendered. We will return to you any outstanding notes that you have tendered but that we have not accepted for exchange without cost as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn outstanding notes by following one of the procedures described above at any time before the expiration date.

Exchange Agent

        We have appointed Deutsche Bank Trust Company Americas as dollar exchange agent for the exchange offer of dollar notes and Deutsche Bank AG, London Branch as euro exchange agent for the exchange offer of euro notes.

        You should direct questions and requests for assistance to the appropriate exchange agent addressed as follows:

Dollar Exchange Agent for the Dollar-Denominated Notes:

Deutsche Bank Trust Company Americas
60 Wall Street, 27th Floor
NYC 60-2710
New York, New York 10005
Tel: (800) 735-7777 (option 1)
e-mail: xchange.offer@db.com
 Euro Exchange Agent for the Euro-Denominated Notes:
Deutsche Bank AG, London Branch
Winchester House
1 Great Winchester Street
London
EC2N 2DB
Attn: Trust & Securities Services (TSS)
Tel: +44 207 547 5000
Fax: +44 207 547 5001
e-mail: xchange.offer@db.com

        All requests for additional copies of this prospectus should be directed to the Euro Exchange Agent.

Consequences of Failure to Exchange

        If you are eligible to participate in the exchange offers but do not tender your outstanding notes, you will not have any further registration rights and your outstanding notes will continue to be subject to transfer restrictions. Accordingly, you may resell your outstanding notes that are not exchanged only:

  •
  to us, on redemption of notes or otherwise,

  •
  so long as the outstanding notes are eligible for resale under Rule 144A under the Securities Act, to a person whom you reasonably believe is a "qualified institutional buyer" within the meaning of Rule 144A purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A,

  •
  in accordance with Rule 144 under the Securities Act or another exemption from the registration requirements of the Securities Act,

  •
  outside the U.S. to a foreign person in accordance with the requirements of Regulation S under the Securities Act, or

  •
  under an effective registration statement under the Securities Act, in each case in accordance with all other applicable securities laws.

DESCRIPTION OF THE EXCHANGE NOTES

        This description describes the U.S. dollar denominated 7 7/8% senior secured notes due 2014 (the "Dollar Fixed Rate Senior Secured Notes"), U.S. dollar denominated floating rate senior secured notes due 2013 (the "Dollar Floating Rate Senior Secured Notes"), euro denominated floating rate senior secured notes due 2013 (the "Euro Floating Rate Senior Secured Notes" and, together with the Dollar Fixed Rate Senior Secured Notes and the Dollar Floating Rate Senior Secured Notes, the "Secured Notes"), the 9 1/2% U.S. dollar denominated senior unsecured notes due 2015 (the "Dollar Fixed Rate Senior Unsecured Notes") and the 8 5/8% euro denominated senior unsecured notes due 2015 (the "Euro Fixed Rate Senior Unsecured Notes" and, together with the Dollar Fixed Rate Senior Unsecured Notes, the "Senior Notes" and, together with the Secured Notes, the "Notes"). The terms of each series of exchange notes are substantially identical to the corresponding series of outstanding notes, however the defined terms above refer only to the exchange notes offered in exchange for the outstanding notes of each series, unless the context requires otherwise. The outstanding notes have been, and the exchange notes will be, jointly and severally issued by NXP B.V. (the "Company") and NXP Funding LLC (the "Co-Issuer" and, together with the Company, the "Issuers").

        In this description of notes, the Company refers only to NXP B.V., and any successor obligor to NXP B.V. on the Notes, and not to any of its subsidiaries, including the Co-Issuer. The Co-Issuer is a wholly owned subsidiary of the Company that has been organized as a limited liability company in Delaware as a special purpose finance subsidiary to facilitate the offering of debt securities of the Company. We believe that some prospective purchasers of the Notes may be restricted in their ability to purchase debt securities of non-U.S. entities such as the Company unless the securities are jointly issued by an entity organized in the United States. The Co-Issuer will not have any assets or revenues. Accordingly, you should not expect the Co-Issuer to participate in servicing the principal and interest obligations on the Notes.

        The Issuers issued the outstanding Secured Notes, and will issue the exchange Secured Notes, under the same indenture. The Issuers issued the outstanding Senior Notes, and will issue the exchange Senior Notes, under a second indenture. The indenture governing the Secured Notes is dated as of October 12, 2006, among the Issuers, the Guarantors and Deutsche Bank Trust Company Americas, as Trustee. The indenture governing the Senior Notes is dated as of October 12, 2006, among the Issuers, the Guarantors, Deutsche Bank Trust Company Americas, as Trustee, and Morgan Stanley Senior Funding, Inc., as Global Collateral Agent, and Mizuho Corporate Bank, Ltd., as Taiwan Collateral Agent. Each of the Dollar Fixed Rate Senior Secured Notes, the Dollar Floating Rate Senior Secured Notes, the Euro Floating Rate Senior Secured Notes, the Dollar Fixed Rate Senior Unsecured Notes and the Euro Fixed Rate Senior Unsecured Notes constitute a separate series of Notes but each of the Secured Notes and the Senior Notes will be treated as a single class of securities for all purposes under the applicable indenture, including for purposes of voting and taking other actions by holders of such Notes, except as otherwise specified herein. The outstanding Notes were issued in private transactions not subject to the registration requirements of the Securities Act. The exchange Notes have been registered under the Securities Act. The terms of the Notes include those stated in the applicable indenture and those made part of such indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Each series of Notes are subject to all such terms pursuant to the provisions of the applicable indenture, and holders of such Notes are referred to each of the indentures and the Trust Indenture Act for a statement thereof.

        The following is a summary of the material provisions of the indentures. Because this is a summary, it may not contain all the information that is important to you. Each indenture and the Registration Rights Agreement have been filed as exhibits to the registration statement of which this prospectus is a part, and you should read each in its entirety. You can find the definitions of certain terms used in this description under "—Certain Definitions."

Brief Description of the Notes and the Note Guarantees

The Notes

The Secured Notes:

  •
  are senior obligations of the Issuers, secured by the Collateral described below on a first priority basis along with obligations under the Senior Facilities Agreement (although the noteholders will receive proceeds of the Collateral after the Senior Facilities Agreement lenders and any Hedging Agreements provided by such lenders or their Affiliates in the event of foreclosure or in any bankruptcy, insolvency or other similar event);

  •
  are senior in right of payment to any future Subordinated Indebtedness of the Issuers;

  •
  are senior in right of payment to any future Subordinated Shareholder Funding;

  •
  are effectively senior in right of payment to any existing or future unsecured obligations of the Issuers, including the Senior Notes, to the extent of the value of the Collateral that is available to satisfy the obligations under the Secured Notes; and

  •
  are unconditionally guaranteed on a senior secured basis by the Guarantors.

The Senior Notes:

  •
  are general unsecured unsubordinated obligations of the Issuers, ranking equally in right of payment with all existing and future unsubordinated obligations of the Issuers;

  •
  are senior in right of payment to any future Subordinated Indebtedness of the Issuers;

  •
  are senior in right of payment to any future Subordinated Shareholder Funding;

  •
  are effectively junior to all Secured Indebtedness of the Issuers and the Guarantors, including the Secured Notes, to the extent of the value of the assets securing such Secured Indebtedness; and

  •
  are unconditionally guaranteed on a senior unsecured basis by the Guarantors.

Principal, Maturity and Interest

        The Notes denominated in euros will be issued in minimum denominations of €50,000 and in integral multiples of €1,000 in excess thereof. The Notes denominated in dollars will be issued in minimum denominations of $75,000 and in integral multiples of $1,000 in excess thereof. The rights of holders of beneficial interests in the Notes to receive the payments on such Notes are subject to applicable procedures of Euroclear and Clearstream or DTC, as applicable. If the due date for any payment in respect of any Notes is not a Business Day at the place at which such payment is due to be paid, the Holder thereof will not be entitled to payment of the amount due until the next succeeding Business Day at such place, and will not be entitled to any further interest or other payment as a result of any such delay.

Secured Notes

Dollar Fixed Rate Senior Secured Notes:

        The Dollar Fixed Rate Senior Secured Notes will be issued upon the closing of the applicable exchange offer in an aggregate principal amount of up to $1,026 million, with the total amount issued dependent on the aggregate principal amount of outstanding Notes that are tendered to the applicable exchange offer. The Dollar Fixed Rate Senior Secured Notes will mature on October 15, 2014. Interest on the Dollar Fixed Rate Senior Secured Notes will accrue at the rate per annum set forth on the cover of this prospectus and will be payable, in cash, semi-annually in arrears on April 15 and October 15 of each year, commencing on October 15, 2007, to holders of record on the immediately preceding April 1 and October 1. Interest on the Dollar Fixed Rate Senior Secured Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Each interest period shall end on (but not include) the relevant interest payment date.

Dollar Floating Rate Senior Secured Notes:

        The Dollar Floating Rate Senior Secured Notes will be issued upon the closing of the applicable exchange offer an aggregate principal amount of up to $1,535 million, with the total amount issued dependent on the aggregate principal amount of outstanding Notes that are tendered to the applicable exchange offer. The Dollar Floating Rate Senior Secured Notes will mature on October 15, 2013. Interest on the Dollar Floating Rate Senior Secured Notes will accrue at a rate equal to the LIBO Rate (which will be reset quarterly) plus 2.75%, except that the interest rate on the Dollar Floating Rate Senior Secured Notes for the period beginning on the date of issue and ending July 14, 2007 will be 8.10567%. Interest on the Dollar Floating Rate Senior Secured Notes will be payable, in cash, quarterly in arrears on every January 15, April 15, July 15 and October 15, beginning July 15, 2007 to the holders of record on the January 1, April 1, July 1 or October 1 immediately preceding the next interest payment date.

        The amount of interest for each day that any Dollar Floating Rate Senior Secured Note is outstanding (the "Daily Interest Amount") will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of such Dollar Floating Rate Senior Secured Notes. The amount of interest to be paid on the Dollar Floating Rate Senior Secured Notes for each interest period will be calculated by adding the Daily Interest Amounts for each day in the interest period. Each interest period shall end on (but not include) the relevant interest payment date.

        All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

        The interest rate on the Dollar Floating Rate Senior Secured Notes will in no event be higher than the maximum rate permitted by law.

        Interest on the Dollar Floating Rate Senior Secured Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance.

        "LIBO Rate" means, for each quarterly period during which any Dollar Floating Rate Senior Secured Note is outstanding subsequent to the initial period beginning on the Issue Date and ending July 14, 2007, the rate determined by the Issuers (written notice of such rate to be sent to the Trustee by the Issuers on the date of determination thereof) equal to the applicable British Bankers' Association LIBO rate for deposits in U.S. dollars for a period of three months as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two business days prior to the first day of such quarterly period; provided that, if no such British Bankers' Association LIBO rate is available to the Issuer, the LIBO Rate for the relevant quarterly period shall instead be the rate at which a first-class bank in the London interbank market selected in good faith by the Company offers to place deposits in U.S. dollars with first-class banks in the London interbank market for a period of three months at approximately 11:00 a.m. (London time) two business days prior to the first day of such quarterly period, in amounts equal to $1.0 million. If such a rate cannot be obtained, the LIBO Rate shall be equal to that applicable to the prior interest period.

Euro Floating Rate Senior Secured Notes:

        The Euro Floating Rate Senior Secured Notes will be issued upon the closing of the applicable exchange offer in an aggregate principal amount of up to €1,000 million, with the total amount issued dependent on the aggregate principal amount of outstanding Notes that are tendered to the applicable exchange offer. The Euro Floating Rate Senior Secured Notes will mature on October 15, 2013. Interest on the Euro Floating Rate Senior Secured Notes will accrue at a rate equal to the EURIBO Rate (which will be reset quarterly) plus 2.75%, except that the interest rate on the Euro Floating Rate Senior Secured Notes for the period beginning on the date of issue and ending July 14, 2007 will be 6.7180%. Interest on the Euro Floating Rate Senior Secured Notes will be payable, in cash, quarterly in arrears on every January 15, April 15, July 15 and October 15, beginning July 15, 2007 to the holders of record on the January 1, April 1, July 1 or October 1 immediately preceding the next interest payment date.

        The amount of interest for each day that any Euro Floating Rate Senior Secured Note is outstanding (the "Daily Interest Amount") will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of such Euro Floating Rate Senior Secured Notes. The amount of interest to be paid on the Euro Floating Rate Senior Secured Notes for each interest period will be calculated by adding the Daily Interest Amounts for each day in the interest period. Each interest period shall end on (but not include) the relevant interest payment date.

        All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all euro amounts used in resulting from such calculations will be rounded to the nearest hundredth of a euro (with one-half cent being rounded upwards).

        The interest rate on the Euro Floating Rate Senior Secured Notes will in no event be higher than the maximum rate permitted by law.

        Interest on the Euro Floating Rate Senior Secured Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance.

        "EURIBO Rate" means, for each quarterly period during which any Euro Floating Rate Senior Secured Note is outstanding subsequent to the initial period beginning on the Issue Date and ending April 14, 2007, the rate determined by the Issuers (written notice of such rate to be sent to the Trustee by the Issuers on the date of determination thereof) equal to the applicable British Bankers' Association EURIBO Rate for deposits in euro for a period of three months as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two business days prior to the first day of such quarterly period; provided that, if no such British Bankers' Association EURIBO Rate is available to the Issuer, the EURIBO Rate for the relevant quarterly period shall instead be the rate at which a first-class bank in the London interbank market selected in good faith by the Company offers to place deposits in euro with first-class banks in the London interbank market for a period of three months at approximately 11:00 a.m. (London time) two business days prior to the first day of such quarterly period, in amounts equal to €1.0 million. If such a rate cannot be obtained, the EURIBO Rate shall be equal to that applicable to the prior interest period.

Senior Notes

Dollar Fixed Rate Senior Unsecured Notes:

        The Dollar Fixed Rate Senior Unsecured Notes will be issued upon the closing of the applicable exchange offer in an aggregate principal amount of up to $1,250 million, with the total amount issued dependent on the aggregate principal amount of outstanding Notes that are tendered to the applicable exchange offer. The Dollar Fixed Rate Senior Unsecured Notes will mature on October 15, 2015.

Interest on the Dollar Fixed Rate Senior Unsecured Notes will accrue at the rate per annum set forth on the cover of this prospectus and will be payable, in cash, semi-annually in arrears on April 15 and October 15 of each year, commencing on October 15, 2007, to holders of record on the immediately preceding April 1 and October 1. Interest on the Dollar Fixed Rate Senior Unsecured Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Each interest period shall end on (but not include) the relevant interest payment date.

Euro Fixed Rate Senior Unsecured Notes:

        The Euro Fixed Rate Senior Unsecured Notes will be issued upon the closing of the applicable exchange offer in an aggregate principal amount of up to €525 million, with the total amount issued dependent on the aggregate principal amount of outstanding Notes that are tendered to the applicable exchange offer. The Euro Fixed Rate Senior Unsecured Notes will mature on October 15, 2015. Interest on the Euro Fixed Rate Senior Unsecured Notes will accrue at the rate per annum set forth on the cover of this prospectus and will be payable, in cash, semi-annually in arrears on April 15 and October 15 of each year, commencing on October 15, 2007, to holders of record on the immediately preceding April 1 and October 1. Interest on the Euro Fixed Rate Senior Unsecured Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Each interest period shall end on (but not include) the relevant interest payment date.

Additional Notes

        Each indenture provides for the issuance of additional notes of a series under such indenture having identical terms and conditions to the Notes of such series offered hereby, subject to compliance with the covenants contained in the applicable indenture ("Additional Notes"). Any Additional Notes of a series will be part of the same issue as the Notes of such series offered hereby under that indenture for all purposes.

Methods of Receiving Payments on the Notes

        Principal, premium, if any, interest and Additional Interest, if any, on the Global Notes (as defined below) will be payable at the specified office or agency of one or more Paying Agents; provided that all such payments with respect to Notes represented by one or more Global Note registered in the name of or held by a nominee of Euroclear, Clearstream or DTC, as applicable, will be made by wire transfer of immediately available funds to the account specified by the Holder or Holders thereof.

        Principal, premium, if any, interest and Additional Interest, if any, on any certificated securities ("Definitive Registered Notes") will be payable at the specified office or agency of one or more Paying Agents in the City of London, the Borough of Manhattan, City of New York, and Ireland, in each case, maintained for such purposes. In addition, interest on the Definitive Registered Notes may be paid by check mailed to the person entitled thereto as shown on the register for the Definitive Registered Notes. See "—Paying Agent and Registrar for the Notes."

Paying Agent and Registrar for the Notes

        The Issuers will maintain a Paying Agent for the Notes in (i) the City of London, (ii) the Borough of Manhattan, City of New York, and (iii) Ireland, for so long as the Notes are listed on the Irish Stock Exchange and its rules so require. The Issuers will also undertake, to the extent possible, to use reasonable efforts to maintain a paying agent in a European Union member state that will not be obliged to withhold or deduct tax pursuant to the European Union Directive 2003/48/EC regarding the taxation of savings income (the "Directive"). The Paying Agent for the notes denominated in euros will be Deutsche Bank AG, London Branch, the Paying Agent for the notes denominated in dollars will be Deutsche Bank Trust Company Americas, and the initial Paying Agent in Ireland will be Deutsche International Corporate Services (Ireland) Limited.

        The Issuers will also maintain one or more registrars (each, a "Registrar") with offices in Luxembourg and a transfer agent in each of (i) the City of London, (ii) for so long as the Notes are listed on the Irish Stock Exchange and its rules so require, Ireland, and (iii) from and after the issuance of any Definitive Registered Notes, in the Borough of Manhattan, City of New York. The initial Registrar and transfer agent will be Deutsche Bank Luxembourg S.A. The Registrar and the transfer agent in Ireland and the transfer agent in London and New York will maintain a register reflecting ownership of Definitive Registered Notes outstanding from time to time, if any, and will make payments on and facilitate transfers of Definitive Registered Notes on behalf of the Issuers. Each transfer agent shall perform the functions of a transfer agent.

        The Issuers may change any Paying Agent, Registrar or transfer agent for any series of the Notes without prior notice to the Holders of such Notes. However, for so long as Notes are listed on the Irish Stock Exchange and its rules so require, the Issuers will deliver notice to the Companies Announcement Office in Dublin. The Issuers or any of its Subsidiaries may act as Paying Agent or Registrar in respect of any series of Notes.

Transfer and Exchange

        The Exchange Notes will initially be issued in the form of several registered notes in global form without interest coupons, as follows:

  •
  Each series of Exchange Notes will initially be represented by global notes in registered form without interest coupons attached (the "Global Exchange Notes").

  •
  The Global Exchange Notes representing the Dollar Fixed Rate Senior Secured Notes, the Dollar Floating Rate Senior Secured Notes and the Dollar Fixed Rate Senior Unsecured Notes (the "Dollar Global Exchange Notes") will be deposited upon issuance with a custodian for The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC.

  •
  The Global Exchange Notes representing the Euro Floating Rate Senior Secured Notes and the Euro Fixed Rate Senior Unsecured Notes (the "Euro Global Exchange Notes") will, upon issuance, be deposited with and registered in the name of the common depositary for the accounts of Euroclear Bank S.A./N.V. ("Euroclear") and Clearstream Banking, société anonyme ("Clearstream").

        Ownership of interests in the Global Exchange Notes ("Book-Entry Interests") will be limited to persons that have accounts with Euroclear and Clearstream or DTC, as applicable, or persons that may hold interests through such participants. In addition, transfers of Book-Entry Interests between participants in Euroclear, participants in Clearstream or participants in DTC will be effected by Euroclear, Clearstream or DTC, as applicable, pursuant to customary procedures and subject to the applicable rules and procedures established by Euroclear, Clearstream or DTC, as applicable, and their respective participants.

        If Definitive Registered Notes are issued, they will be issued only in minimum denominations of €50,000 or $75,000 principal amount, as the case may be, and integral multiples of €1,000 in excess thereof or $1,000 in excess thereof, as the case may be, upon receipt by the applicable Registrar of instructions relating thereto and any certificates, opinions and other documentation required by the applicable indenture. It is expected that such instructions will be based upon directions received by

Euroclear, Clearstream or DTC, as applicable, from the participant which owns the relevant Book-Entry Interests.

        Subject to any restrictions on transfer imposed by applicable law, the Euro Floating Rate Senior Secured Notes and the Euro Fixed Rate Senior Unsecured Notes issued as Definitive Registered Notes may be transferred or exchanged, in whole or in part, in minimum denominations of €50,000 in principal amount and integral multiples of €1,000 in excess thereof and the Dollar Fixed Rate Senior Secured Notes, the Dollar Floating Rate Senior Secured Notes and the Dollar Fixed Rate Senior Unsecured Notes issued as Definitive Registered Notes may be transferred or exchanged in whole or in part, in minimum denominations of $75,000 in principal amount and integral multiples of $1,000 in excess thereof. In connection with any such transfer or exchange, each indenture will require the transferring or exchanging holder to, among other things, furnish appropriate endorsements and transfer documents, to furnish information regarding the account of the transferee at Euroclear, Clearstream or DTC, where appropriate, to furnish certain certificates and opinions, and to pay any taxes, duties and governmental charges in connection with such transfer or exchange. Any such transfer or exchange will be made without charge to the Holder, other than any taxes, duties and governmental charges payable in connection with such transfer.

        Notwithstanding the foregoing, the Issuers are not required to register the transfer or exchange of any Notes:

  (1)
  for a period of 15 days prior to any date fixed for the redemption of such Notes;

  (2)
  for a period of 15 days immediately prior to the date fixed for selection of such Notes to be redeemed in part;

  (3)
  for a period of 15 days prior to the record date with respect to any interest payment date applicable to such Notes; or

  (4)
  which the Holder has tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Disposition Offer.

        The Issuers and the Trustee will be entitled to treat the Holder of a Note as the owner of it for all purposes.

Restricted Subsidiaries and Unrestricted Subsidiaries

        All of the Company's Subsidiaries are Restricted Subsidiaries other than SSMC and its Subsidiaries and Jilin. As of and for the year ended December 31, 2006, SSMC and Jilin together had aggregate revenues, operating income, assets and long-term debt of $201 million (€160 million), $93 million (€74 million), $967 million (€768 million) and $0 million (€0 million), respectively, using the December 31, 2006 exchange rate of €1.00 = $1.2602. In addition, in the circumstances described below under "—Certain Definitions—Unrestricted Subsidiary," the Issuers will be permitted to designate Restricted Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the applicable indenture.

        Pursuant to the terms of the Acquisition Agreement, the interests in ASMC presently held by Philips have not yet been transferred to the Company and therefore will not constitute part of the assets of the Company until the dates of their transfer. See "Business—Strategic Alliances and Investments—Advanced Semiconductor Manufacturing Company".

Guarantees

        The obligations of the Issuers pursuant to the Notes of each series, including any payment obligation resulting from a Change of Control, will be unconditionally guaranteed, jointly and severally, by each existing material Wholly Owned Restricted Subsidiary of the Company, subject to certain exceptions. Each Restricted Subsidiary that provides a guarantee of any series of the Notes (a "Note Guarantee") is referred to herein as a "Guarantor."

        The initial Guarantors and their respective jurisdictions of incorporation are:

Netherlands	NXP Semiconductors Netherlands B.V.
Germany	NXP Semiconductors Germany GmbH
Taiwan	NXP Semiconductors Taiwan Ltd.
Philippines	NXP Semiconductors Philippines Inc.
USA	NXP Semiconductors USA Inc.
Hong Kong	NXP Semiconductors Hong Kong Limited
Thailand	NXP Manufacturing (Thailand) Co. Ltd.
UK	NXP Semiconductors UK Limited
Singapore	NXP Semiconductors Singapore Pte. Ltd.

        The Guarantors include each entity that has guaranteed the Senior Facilities Agreement at the Original Issue Date except for KASLION, the Co-Issuer and NXP Semiconductors France SAS, and, together with NXP B.V. accounted on an aggregate basis for:

  •
  76% of our total sales on a combined predecessor and successor basis for the year ended December 31, 2006; and

  •
  87% of the assets of the Company (after giving effect to the future transfer of ASMC) as of December 31, 2006.

        Each of the initial Guarantors listed above will guarantee the notes as of the Issue Date.

        In addition, subject to the Agreed Security Principles, if the Company or any of its Restricted Subsidiaries acquires or creates a Wholly-Owned Restricted Subsidiary (other than an Immaterial Subsidiary) after the Issue Date, the Company will cause such new Subsidiary to provide a Note Guarantee. The new Guarantor will also, subject to the Agreed Security Principles, be required to pledge assets in favor of the Note Guarantee as described under "—Security."

        The Agreed Security Principles are described in more detail under "Description of Other Indebtedness—Senior Secured Revolving Credit Facility—Security for the Senior Secured Revolving Credit Facility" and apply to the granting of guarantees and security in favor of obligations under the Senior Facilities Agreement, the Secured Notes and the Senior Notes (in relation to guarantees only). The Agreed Security Principles include restrictions on the granting of guarantees where, among other things, such grant would be restricted by general statutory limitations, financial assistance, corporate benefit, fraudulent preference, "thin capitalization" rules, retention of title claims and similar matters.

        Each Note Guarantee will be limited to the maximum amount that would not render the Guarantor's obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of foreign or state law, or as otherwise required under the Agreed Security Principles to comply with corporate benefit, financial assistance and other laws. By virtue of this limitation, a Guarantor's obligation under its Note Guarantee could be significantly less than amounts payable with respect to the Notes, or a Guarantor may have effectively no obligation under its Note Guarantee. See "Risk Factors—Risks Related to the Exchange Notes and Our Capital Structure—Insolvency laws and other limitations on the guarantees and the security may adversely affect their validity and enforceability."

        The Note Guarantee of a Guarantor will terminate upon:

  (1)
  a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (other than to the Company or a Restricted Subsidiary) otherwise permitted by the applicable indenture,

  (2)
  the designation in accordance with the applicable indenture of the Guarantor as an Unrestricted Subsidiary,

  (3)
  defeasance or discharge of the Notes, as provided in "—Defeasance" and "—Satisfaction and Discharge,"

  (4)
  to the extent that such Guarantor is not an Immaterial Subsidiary solely due to the operation of clause (1) of the definition of "Immaterial Subsidiary," upon the release of the guarantee referred to in such clause, or

  (5)
  upon the achievement of Investment Grade Status by the relevant series of Notes so long as each of Moody's and S&P (or another Nationally Recognized Statistical Ratings Organization which has provided a rating used to achieve Investment Grade Status) has been notified in advance that such Investment Grade Status will result in the termination of such Note Guarantee; provided that such Note Guarantee shall, subject to the Agreed Security Principles, be reinstated upon the Reversion Date.

        Substantially all the operations of the Company are conducted through its subsidiaries and joint ventures. Certain subsidiaries and all joint ventures have not guaranteed the Notes. Claims of creditors of non-guarantor subsidiaries, including trade creditors, secured creditors and creditors holding debt and guarantees issued by those subsidiaries, and claims of preferred and minority stockholders (if any) of those subsidiaries and claims against joint ventures generally will have priority with respect to the assets and earnings of those subsidiaries and joint ventures over the claims of creditors of the Company, including holders of the Notes. The Notes and each Note Guarantee therefore will be effectively subordinated to creditors (including trade creditors) and preferred and minority stockholders (if any) of subsidiaries of the Company (other than the Guarantors) and joint ventures. As of December 31, 2006, the total liabilities of the Company's non-guarantor subsidiaries were approximately €387 million, including trade payables but excluding intercompany obligations. Although the indentures limit the incurrence of Indebtedness, Disqualified Stock and Preferred Stock of Restricted Subsidiaries, the limitation is subject to a number of significant exceptions. Moreover, the indentures do not impose any limitation on the incurrence by Restricted Subsidiaries of liabilities that are not considered Indebtedness, Disqualified Stock or Preferred Stock under the applicable indenture. See "—Certain Covenants—Limitation on Indebtedness."

Security

The Collateral

        Pursuant to various Security Documents, each Issuer and each Guarantor (other than the subsidiary guarantor organised in The Philippines) has granted to Morgan Stanley Senior Funding, Inc., as Collateral Agent, first priority liens and security interests in all of the following (collectively, the "Collateral"), subject to the grant of further Permitted Collateral Liens:

  (a)
  all present and future shares of capital stock of (or other ownership or profit interests in) each of its present and future direct subsidiaries, other than SMST Unterstützungskasse GmbH, and material joint venture entities, including, without limitation, all of the equity interests in the Co-Issuer;

  (b)
  all present and future intercompany debt of each Issuer and each Guarantor;

  (c)
  all of the present and future property and assets, real and personal, of each Issuer, and each Guarantor, including, but not limited to, machinery and equipment, inventory and other goods, accounts receivable, owned real estate, leaseholds, fixtures, general intangibles, license rights, patents, trademarks, trade names, copyrights, chattel paper, insurance proceeds, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds, but excluding cash and bank accounts;

  (d)
  all proceeds and products of the property and assets described in clauses (a), (b) and (c) above; and

  (e)
  in relation to the subsidiary guarantor organized in The Philippines, a conditional assignment of the above assets, and a conditional assignment of its shares. See "Risk Factors—Risks Related to our Separation from Philips—Security over certain assets will not be taken and certain guarantees and security will not be in place on the closing date of the Exchange Offers or will not be perfected on the closing date".

        In the event that assets of the Guarantor organized in The Philippines or the shares in such Guarantor are provided as security (other than through sharing the benefit of the conditional assignment) for Indebtedness in respect of borrowed money in excess of an aggregate of €25 million, then the Company shall, or shall cause the relevant Restricted Subsidiary to, provide that the Secured Notes are secured equally and ratably with all the obligations that cause that threshold to be exceeded, for so long as such obligations are so secured.

        In addition, we have established three secured accounts with the collateral agent that are denominated in U.S. dollars, euro and pounds sterling (the "Initial Secured Accounts"), and have deposited nominal amounts in each account. We are not required to separately lodge or create security in any other cash or bank accounts prior to an enforcement event or to make payments to the Initial Secured Accounts. If an enforcement event occurs, we will (i) pay the proceeds of sale or collection of collateral to an account or accounts that do not contain cash that is not the proceeds of collateral, (ii) not commingle the proceeds of collateral with our other cash and (iii) cause U.S. dollar, euro and pound sterling proceeds of collateral that are paid to or received by us to be paid promptly to the Initial Secured Accounts, and to the extent practicable, direct counterparties to pay the proceeds of collateral directly to the Initial Secured Accounts. Following an enforcement event, we will also grant, subject to the agreed security principles, a perfected security interest in all other accounts maintained by us to which proceeds of collateral are paid to the extent of the proceeds of such collateral (the "Additional Secured Accounts", and together with the Initial Secured Accounts, the "Secured Accounts"). To the extent any of the Secured Accounts are or become part of the accounts used in our cash management system, we are entitled to grant an equal and ratable security interest in such accounts to the cash management bank securing our cash management obligations to such bank.

        Certain security interests and perfection arrangements with respect to NXP Manufacturing (Thailand) Co. Ltd.'s machinery and equipment are not in place as of the date of this prospectus. Subject to the Agreed Security Principles, we will be obligated to provide security on such machinery and equipment by May 12, 2007. See "Risk Factors—Risks Related to the Exchange Notes and Our Capital Structure—Security over certain assets will not be taken and certain guarantees and security will not be in place on the closing date of the Exchange Offers or will not be perfected on the closing date."

        Notwithstanding the foregoing, certain assets may not be pledged (or the Liens not perfected) in accordance with the Agreed Security Principles, including:

  •
  if the cost of providing security is not proportionate to the benefit accruing to the holders;

  •
  if providing such security requires consent of a third party and such consent cannot be obtained after the use of commercially reasonable efforts; and

  •
  if providing such security would be prohibited by applicable law, general statutory limitations, financial assistance, corporate benefit, fraudulent preference, "thin capitalization" rules or similar matters or providing security would be outside the applicable pledgor's capacity or conflict with fiduciary duties of directors or cause material risk of personal or criminal liability after using commercially reasonable efforts to overcome such obstacles;

  •
  if providing such security would have a material adverse effect (as reasonably determined in good faith by such Subsidiary) on the ability of such Subsidiary to conduct its operations and business in the ordinary course as otherwise permitted by the indenture; and

  •
  if providing such security or perfecting liens thereon would require giving notice (i) in the case of receivables security, to customers or (ii) in the case of bank accounts, to the banks with whom the accounts are maintained. Such notice will only be provided after the Secured Notes are accelerated.

        Subject to the Agreed Security Principles, if material property is acquired by an Issuer or a Guarantor that is not automatically subject to a perfected security interest under the Security Documents, then the relevant Issuer or Guarantor will within 60 days provide security over this property in favor of the Collateral Agent and deliver certain certificates and opinions in respect thereof as specified in the indenture.

Administration of Security and Enforcement of Liens

        The Security Documents and the Collateral is administered by a Global Collateral Agent (or in certain circumstances a sub-agent), and, in the case of collateral located in Taiwan, a Taiwanese collateral agent, in each case pursuant to a Collateral Agency Agreement for the benefit of all holders of secured obligations. For a description of the Collateral Agency Agreement, see "Description of Other Indebtedness—Collateral Agency Agreement."

        The ability of holders of the Secured Notes to realize upon the Collateral will be subject to various bankruptcy law limitations in the event of the Company's bankruptcy. See "Risk Factors—Risks Related to the Exchange Notes and Our Capital Structure—Enforcing your rights as a holder of the exchange notes or under the guarantees or the security across multiple jurisdictions may be difficult," and "Risk Factors—Risks Related to the Exchange Notes and Our Capital Structure—Corporate benefit and financial assistance laws and other limitations on the guarantees and security may adversely affect the validity and enforceability of the guarantees of the exchange notes and security granted by the guarantors."

        Subject to the terms of the Security Documents, the Co-Issuers and the Guarantors will have the right to remain in possession and retain exclusive control of the Collateral securing the Secured Notes (other than as set forth in the Security Documents), to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

        No appraisals of any of the Collateral have been prepared by or on behalf of the Company in connection with the issuance of the Secured Notes. There can be no assurance that the proceeds from the sale of the Collateral remaining after the payment of Obligations under the Senior Facilities Agreement would be sufficient to satisfy the Obligations owed to the holders of the Secured Notes. By its nature, some or all of the Collateral will be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time or at all.

        The creditors under the Senior Facilities Agreement and the Trustee for the Secured Notes have, and by accepting a Secured Note, each Holder will be deemed to have:

  •
  irrevocably appointed Morgan Stanley Senior Funding, Inc. as Global Collateral Agent, and, in the case of collateral located in Taiwan, Mizuho Corporate Bank Ltd. as Taiwan collateral agent, in each case to act as its agent and under the Collateral Agency Agreement and the other relevant documents to which it is a party (including, without limitation, the Security Documents); and

  •
  irrevocably authorized the Collateral Agent to (i) perform the duties and exercise the rights, powers and discretions that are specifically given to it under the Collateral Agency Agreement or other documents to which it is a party, together with any other incidental rights, power and discretions; and (ii) execute each document expressed to be executed by the Collateral Agent on its behalf.

Release of Liens

        The Liens on the Collateral securing the Secured Notes will be released:

  (1)
  upon payment in full of principal, interest and all other Obligations on the Secured Notes (including any remaining outstanding Secured Notes and the exchange Secured Notes) issued under the indenture or discharge or defeasance thereof;

  (2)
  upon release of a Note Guarantee (with respect to the Liens securing such Note Guarantee granted by such Guarantor);

  (3)
  in connection with any disposition of Collateral to (a) any Person other than the Company or any of its Restricted Subsidiaries (but excluding any transaction subject to "—Certain Covenants—Merger and Consolidation—The Company") that is permitted by the indenture (with respect to the Lien on such Collateral) or (b) any Restricted Subsidiary that is not a Guarantor; provided that the net aggregate amount of Collateral that may be released pursuant to this clause (b) from and after the Original Issue Date shall not exceed the greater of €200 million and 2% of Total Assets (measured at the time of a proposed transfer);

  (4)
  upon the achievement of Investment Grade Status by the Secured Notes so long as each of Moody's and S&P (or another Nationally Recognized Statistical Ratings Organization which has provided a rating used to achieve Investment Grade Status) has been notified in advance that such Investment Grade Status will result in such release; provided that that such Liens shall, subject to the Agreed Security Principles, be reinstated upon the Revision Date; and

  (5)
  automatically without any action by the Trustee, if the Lien granted in favor of the Senior Facilities Agreement is released (other than pursuant to the repayment and discharge thereof); provided that such release would otherwise be permitted by another clause above.

        Each of these releases shall be effected by the Collateral Agent without the consent of the Holders or any action on the part of the Trustee.

        To the extent applicable, the Company will comply with Section 313(b) of the TIA, relating to reports, and Section 314(d) of the TIA, relating to the release of property and to the substitution therefor of any property to be pledged as collateral for the Secured Notes. Any certificate or opinion required by Section 314(d) of the TIA may be made by an Officer of the Company except in cases where Section 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert, who shall be reasonably satisfactory to the Trustee. Notwithstanding anything to the contrary herein, the Company and its Subsidiaries will not be required to comply with all or any portion of Section 314(d) of the TIA if they determine, in good faith based on advice of outside counsel, that under the terms of that section and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including "no action" letters or exemptive orders, all or any portion of Section 314(d) of the TIA is inapplicable to the released Collateral. Without limiting the generality of the foregoing, certain no-action letters issued by the SEC have permitted an indenture qualified under the TIA to contain provisions permitting the release of collateral from Liens under such indenture in the ordinary course of the issuer's business without requiring the issuer to provide certificates and other documents under Section 314(d) of the TIA. The Issuers and the Guarantors may, among other things, without any release or consent by the Trustee, conduct ordinary course activities with respect to Collateral, including, without limitation, (i) selling or otherwise disposing of, in any transaction or series of related transactions, any property subject to the Lien of the Security Documents which has become worn out, defective or obsolete or not used or useful in the business; and (ii) selling, transferring or otherwise disposing of current assets in the ordinary course of business. In addition, under interpretations provided by the SEC, to the extent that a release of a Lien is made without the need for consent by the Holders or the Trustee, the provisions of Section 314(d) may be inapplicable to the release.

Amendments to the Collateral Agency Agreement and Additional Collateral Agency Agreements

        The indenture related to the Secured Notes provides that, at the request of the Issuers, in connection with the Incurrence or refinancing by the Company or its Restricted Subsidiaries of any Indebtedness secured or permitted to be secured on the Collateral, the Issuers, the relevant Restricted Subsidiaries and the Trustee shall enter into a collateral agency or similar agreement (an "Additional Agency Agreement") with the holders of such Indebtedness (or their duly authorized representatives) on substantially the same terms as the Collateral Agency Agreement (or on terms not materially less favorable to the Holders), including containing substantially the same terms with respect to the application of the proceeds of the collateral held thereunder and the means of enforcement; provided that such Additional Agency Agreement will not impose any personal obligations on the Trustee or, in the opinion of the Trustee, adversely affect the rights, duties, liabilities or immunities of the Trustee under the indenture relating to the Secured Notes or the Collateral Agency Agreement. As used herein, the term "Collateral Agency Agreement" shall include references to any Additional Agency Agreement that supplements or replaces the Collateral Agency Agreement entered into prior to the Issue Date.

        The indenture relating to the Secured Notes provides that, at the written direction of the Issuers and without the consent of Holders, the Trustee shall from time to time enter into one or more amendments to any Collateral Agency Agreement to: (1) cure any ambiguity, omission, defect or inconsistency of any such agreement, (2) increase the amount or types of Indebtedness covered by any such agreement that may be Incurred by the Issuers that is subject to any such agreement (provided that such Indebtedness is Incurred in compliance with the indenture relating to the Secured Notes), (3) add Restricted Subsidiaries to the Collateral Agency Agreement, (4) further secure the Secured Notes (including Additional Notes), (5) make provision for equal and ratable pledges of the Collateral to secure Additional Notes or to implement any Permitted Collateral Liens or (6) make any other change to any such agreement that does not adversely affect the Holders of Secured Notes in any material respect. The Issuers shall not otherwise direct the Trustee to enter into any amendment to any Collateral Agency Agreement without the consent of the Holders of a majority in aggregate principal amount of the Secured Notes then outstanding, except as otherwise permitted below under "—Amendments and Waivers" or as permitted by the terms of such Collateral Agency Agreement, and the Issuers may only direct the Trustee to enter into any amendment to the extent such amendment does not impose any personal obligations on the Trustee or, in the opinion of the Trustee, adversely affect the rights, duties, liabilities or immunities of the Trustee under the indenture relating to the Secured Notes or any Collateral Agency Agreement.

        The indenture for the Secured Notes also provides that each Holder, by accepting a Secured Note, shall be deemed to have agreed to and accepted the terms and conditions of any Collateral Agency Agreement (whether then entered into or entered into in the future pursuant to the provisions described herein).

Optional Redemption

Dollar Fixed Rate Senior Secured Notes:

        Except as set forth in the next three paragraphs and under "—Redemption for Taxation Reasons," the Dollar Fixed Rate Senior Secured Notes are not redeemable at the option of the Issuers.

        At any time prior to October 15, 2010, the Issuers may redeem the Dollar Fixed Rate Senior Secured Notes in whole or in part, at their option, upon not less than 30 nor more than 60 days' prior notice at a redemption price equal to 100% of the principal amount of such Notes plus the relevant Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the applicable redemption date.

        At any time and from time to time on or after October 15, 2010, the Issuers may redeem the Dollar Fixed Rate Senior Secured Notes, in whole or in part, at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest to the redemption date.

12-month period commencing October 15, in Year	Percentage
2010	103.938%
2011	101.969%
2012 and thereafter	100.000%

        At any time and from time to time prior to October 15, 2009, the Issuers may redeem Dollar Fixed Rate Senior Secured Notes with the net cash proceeds received by the Issuers from any Equity Offering at a redemption price equal to 107.875% plus accrued and unpaid interest to the redemption date, in an aggregate principal amount for all such redemptions not to exceed 40% of the original aggregate principal amount of the Notes (including Additional Notes), provided that:

  (1)
  in each case the redemption takes place not later than 180 days after the closing of the related Equity Offering, and

  (2)
  not less than 60% of the original aggregate principal amount of the Dollar Fixed Rate Senior Secured Notes (including both exchange Notes and any remaining outstanding Notes of the series) initially issued remains outstanding immediately thereafter.

Dollar Floating Rate Senior Secured Notes:

        Except as set forth in the next two paragraphs and under "—Redemption for Taxation Reasons," the Dollar Floating Rate Senior Secured Notes are not redeemable at the option of the Issuers.

        At any time prior to October 15, 2008, the Issuers may redeem the Dollar Floating Rate Senior Secured Notes in whole or in part, at their option, upon not less than 30 nor more than 60 days' prior notice at a redemption price equal to 100% of the principal amount of such Notes plus the relevant Floating Rate Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the applicable redemption date.

        At any time and from time to time on or after October 15, 2008, the Issuers may redeem the Dollar Floating Rate Senior Secured Notes, in whole or in part, at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest to the redemption date.

12-month period commencing October 15, in Year	Percentage
2008	102%
2009	101%
2010 and thereafter	100%

Euro Floating Rate Senior Secured Notes:

        Except as set forth in the next three paragraphs and under "—Redemption for Taxation Reasons," the Euro Floating Rate Senior Secured Notes are not redeemable at the option of the Issuers.

        At any time prior to October 15, 2007, the Issuers may redeem the Euro Floating Rate Senior Secured Notes in whole or in part, at their option, upon not less than 30 nor more than 60 days' prior notice at a redemption price equal to 100% of the principal amount of such Notes plus the relevant Floating Rate Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the applicable redemption date.

        At any time and from time to time on or after October 15, 2007, the Issuers may redeem the Euro Floating Rate Senior Secured Notes, in whole or in part, at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest to the redemption date.

12-month period commencing October 15, in Year	Percentage
2007	102%
2008	101%
2009 and thereafter	100%

Dollar Fixed Rate Senior Unsecured Notes:

        Except as set forth in the next three paragraphs and under "—Redemption for Taxation Reasons," the Dollar Fixed Rate Senior Unsecured Notes are not redeemable at the option of the Issuers.

        At any time prior to October 15, 2011, the Issuers may redeem the Dollar Fixed Rate Senior Unsecured Notes in whole or in part, at their option, upon not less than 30 nor more than 60 days' prior notice at a redemption price equal to 100% of the principal amount of such Notes plus the relevant Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the applicable redemption date.

        At any time and from time to time on or after October 15, 2011, the Issuers may redeem the Dollar Fixed Rate Senior Unsecured Notes, in whole or in part, at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest to the redemption date.

12-month period commencing October 15, in Year	Percentage
2011	104.750%
2012	103.167%
2013	101.583%
2014 and thereafter	100.000%

        At any time and from time to time prior to October 15, 2009, the Issuers may redeem Dollar Fixed Rate Senior Unsecured Notes with the net cash proceeds received by the Issuers from any Equity Offering at a redemption price equal to 109.5% plus accrued and unpaid interest to the redemption date, in an aggregate principal amount for all such redemptions not to exceed 40% of the original aggregate principal amount of the Notes (including Additional Notes), provided that:

  (1)
  in each case the redemption takes place not later than 180 days after the closing of the related Equity Offering, and

  (2)
  not less than 60% of the original aggregate principal amount of the Dollar Fixed Rate Senior Unsecured Notes initially issued including both exchange Notes and any remaining outstanding Notes of the series remains outstanding immediately thereafter.

Euro Fixed Rate Senior Unsecured Notes:

        Except as set forth in the next three paragraphs and under "—Redemption for Taxation Reasons," the Euro Fixed Rate Senior Unsecured Notes are not redeemable at the option of the Issuers.

        At any time prior to October 15, 2011, the Issuers may redeem the Euro Fixed Rate Senior Unsecured Notes in whole or in part, at their option, upon not less than 30 nor more than 60 days' prior notice at a redemption price equal to 100% of the principal amount of such Notes plus the relevant Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the applicable redemption date.

        At any time and from time to time on or after October 15, 2011, the Issuers may redeem the Euro Fixed Rate Senior Unsecured Notes, in whole or in part, at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest to the redemption date.

12-month period commencing October 15, in Year	Percentage
2011	104.313%
2012	102.875%
2013	101.438%
2014 and thereafter	100.000%

        At any time and from time to time prior to October 15, 2009, the Issuers may redeem Euro Fixed Rate Senior Unsecured Notes with the net cash proceeds received by the Issuers from any Equity Offering at a redemption price equal to 108.625% plus accrued and unpaid interest to the redemption date, in an aggregate principal amount for all such redemptions not to exceed 40% of the original aggregate principal amount of the Notes (including Additional Notes), provided that:

  (1)
  in each case the redemption takes place not later than 180 days after the closing of the related Equity Offering, and

  (2)
  not less than 60% of the original aggregate principal amount of the Euro Fixed Rate Senior Unsecured Notes initially issued (including both exchange Notes and any remaining outstanding Notes of the series) remains outstanding immediately thereafter.

General

        Notice of redemption will be provided as set forth under "—Selection and Notice" below.

        Any redemption and notice of redemption may, at the Company's discretion, be subject to the satisfaction of one or more conditions precedent (including, in the case of a redemption related to an Equity Offering, the consummation of such Equity Offering).

        If the Issuers effect an optional redemption of Notes of a series, they will, for so long as the Notes are listed on the Irish Stock Exchange, give notice of such optional redemption to the Companies Announcement Office in Dublin and confirm the aggregate principal amount of the Notes of that series that will remain outstanding immediately after such redemption.

        If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest will be paid to the Person in whose name the Note is registered at the close of business on such record date, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Issuers.

Sinking Fund

        The Issuers are not required to make mandatory redemption payments or sinking fund payments with respect to the Notes.

Selection and Notice

        If less than all of any series of the Notes is to be redeemed at any time, the Trustee will select Notes for redemption in compliance with the requirements of the principal securities exchange, if any, on which that series of Notes is listed, as certified to the Trustee by the Issuers, and in compliance with the requirements of DTC, Euroclear or Clearstream, as applicable, or if the Notes are not so listed or such exchange prescribes no method of selection and the Notes are not held through Euroclear, Clearstream or DTC, as applicable, or Euroclear, Clearstream or DTC, as applicable, prescribes no method of selection, on a pro rata basis; provided, however, that no Note of €50,000 (in the case of Notes denominated in euros) or $75,000 (in the case of Notes denominated in dollars) in aggregate principal amount or less shall be redeemed in part.

        For so long as the Notes are listed on the Irish Stock Exchange and its rules so require, the Issuer shall give notice of redemption to the Companies Announcement Office in Dublin and in addition give notice in accordance with the provisions discussed herein under "—Notices."

        If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed, in which case a portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. In the case of a Global Note, an appropriate notation will be made on such Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof. Subject to the terms of the applicable redemption notice (including any conditions contained therein), Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Redemption for Taxation Reasons

        The Issuers or Successor Company, as defined below, may redeem any series of Notes in whole as to such series, but not in part, at any time upon giving not less than 30 nor more than 60 days' notice to the Holders of the relevant series of Notes (which notice will be irrevocable) at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, including Additional Interest, if any, to the date fixed for redemption (a "Tax Redemption Date") (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) and all Additional Amounts (see "—Withholding Taxes"), if any, then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise, if any, if the Issuers, Successor Company or Guarantor determine in good faith that, as a result of:

  (1)
  any change in, or amendment to, the law (or any regulations or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction (as defined below) affecting taxation; or

  (2)
  any change in, or amendment to, an official position regarding the application, administration or interpretation of such laws, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction) of a Relevant Taxing Jurisdiction (each of the foregoing in clauses (1) and (2), a "Change in Tax Law"), the Issuers, Successor Company or Guarantor are, or on the next interest payment date in respect of the relevant series of Notes would be, required to pay any Additional Amounts, and such obligation cannot be avoided by taking reasonable measures available to the Issuers, Successor Company or Guarantor (including, for the avoidance of doubt, the appointment of a new Paying Agent where this would be reasonable but not including assignment of the obligation to make payment with respect to the Notes). In the case of redemption due to withholding as a result of a Change in Tax Law in a jurisdiction that is a Relevant Taxing Jurisdiction at October 5, 2006, such Change in Tax Law must become effective on or after that date. In the case of redemption due to withholding as a result of a Change in Tax Law in a jurisdiction that becomes a Relevant Taxing Jurisdiction after the date of this prospectus, such Change in Tax Law must become effective on or after the date the jurisdiction becomes a Relevant Taxing Jurisdiction, unless the Change in Tax Law would have applied to the predecessor of the Successor Company. Notice of redemption for taxation reasons will be published in accordance with the procedures described under "—Selection and Notice." Notwithstanding the foregoing, no such notice of redemption will be given (a) earlier than 90 days prior to the earliest date on which the Payor would be obliged to make such payment of Additional Amounts and (b) unless at the time such notice is given, such obligation to pay such Additional Amounts remains in effect. Prior to the publication or mailing of any notice of redemption of any series of Notes pursuant to the foregoing, the Issuers will deliver to the Trustee (a) an Officer's Certificate stating that it is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right so to redeem have been satisfied and (b) an opinion of an independent tax counsel of recognized standing to the effect that the Issuers have been or will become obligated to pay Additional Amounts as a result of a Change in Tax Law. The Trustee will accept such Officer's Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, without further inquiry, in which event it will be conclusive and binding on the Holders.

Withholding Taxes

        All payments made by either Issuer, a Successor Company or Guarantor (a "Payor") on the Notes or the Note Guarantees, as defined below, will be made free and clear of and without withholding or deduction for, or on account of, any Taxes unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of:

  (1)
  The Netherlands or any political subdivision or governmental authority thereof or therein having power to tax;

  (2)
  any jurisdiction from or through which payment on any such Note or Note Guarantee is made by the Issuers, Successor Company, Guarantor or their agents, or any political subdivision or governmental authority thereof or therein having the power to tax; or

  (3)
  any other jurisdiction in which the Payor is organized or otherwise considered to be a resident for tax purposes, or any political subdivision or governmental authority thereof or therein having the power to tax (each of clause (1), (2) and (3), a "Relevant Taxing Jurisdiction"), will at any time be required from any payments made with respect to any Note or Note Guarantee, including payments of principal, redemption price, premium, if any, interest or Additional Interest, if any, the Payor will pay (together with such payments) such additional amounts (the "Additional Amounts") as may be necessary in order that the net amounts received in respect of such payments by the Holders or the Trustee, as the case may be, after such withholding or deduction (including any such deduction or withholding from such Additional Amounts), will not be less than the amounts which would have been received in respect of such payments on any such Note or Guarantee in the absence of such withholding or deduction; provided, however, that no such Additional Amounts will be payable for or on account of:

  (1)
  any Taxes that would not have been so imposed but for the existence of any present or former connection between the relevant Holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over the relevant Holder, if the relevant Holder is an estate, nominee, trust, partnership, limited liability company or corporation) and the Relevant Taxing Jurisdiction (including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction) but excluding, in each case, any connection arising solely from the acquisition, ownership or holding of such Note or the receipt of any payment in respect thereof;

  (2)
  any Taxes that are imposed or withheld by reason of the failure by the Holder or the beneficial owner of the Note to comply with a written request of the Payor addressed to the Holder, after reasonable notice, to provide certification, information, documents or other evidence concerning the nationality, residence or identity of the Holder or such beneficial owner or to make any declaration or similar claim or satisfy any other reporting requirement relating to such matters, which is required by a statute, regulation or administrative practice of the Relevant Taxing Jurisdiction as a precondition to exemption from all or part of such tax, assessment or other governmental charge;

  (3)
  any Taxes that are payable otherwise than by deduction or withholding from a payment of the principal of, premium, if any, interest, if any, or Additional Interest, if any, on the Notes;

  (4)
  any estate, inheritance, gift, sales, excise, transfer, personal property or similar tax, assessment or other governmental charge;

  (5)
  any Taxes that are required to be deducted or withheld on a payment to an individual and that are required to be made pursuant to the European Council Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 or any law implementing or complying with, or introduced in order to conform to such directive;

  (6)
  except in the case of the liquidation, dissolution or winding-up of the Payor, any Taxes imposed in connection with a Note presented for payment (where presentation is permitted or required for payment) by or on behalf of a Holder or beneficial owner who would have been able to avoid such Tax by presenting the relevant Note to, or otherwise accepting payment from, another paying agent in a member state of the European Union; or

  (7)
  any combination of the above.

        Such Additional Amounts will also not be payable (x) if the payment could have been made without such deduction or withholding if the beneficiary of the payment had presented the Note for payment (where presentation is permitted or required for payment) within 15 days after the relevant payment was first made available for payment to the Holder or (y) where, had the beneficial owner of the Note been the Holder, such beneficial owner would not have been entitled to payment of Additional Amounts by reason of any of clauses (1) to (7) inclusive above.

        The Payor will (i) make any required withholding or deduction and (ii) remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction in accordance with applicable law. The Payor will use all reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes, in such form as provided in the ordinary course by the Relevant Taxing Jurisdiction and as is reasonably available to the Company and will provide such certified copies to the Trustee. Such copies shall be made available to the Holders upon request and will be made available at the offices of the Irish Paying Agent if the Notes are then listed on the Irish Stock Exchange. The Payor will attach to each certified copy a certificate stating (x) that the amount of withholding Taxes evidenced by the certified copy was paid in connection with payments in respect of the principal amount of Notes then outstanding and (y) the amount of such withholding Taxes paid per €1,000 principal amount of the Notes denominated in euros or per $1,000 principal amount of the Notes denominated in dollars, as the case may be.

        If any Payor will be obligated to pay Additional Amounts under or with respect to any payment made on any Note or Guarantee, at least 30 days prior to the date of such payment, the Payor will deliver to the Trustee an Officer's Certificate stating the fact that Additional Amounts will be payable and the amount so payable and such other information necessary to enable the Paying Agent to pay Additional Amounts to Holders on the relevant payment date (unless such obligation to pay Additional

Amounts arises less than 45 days prior to the relevant payment date, in which case the Payor may deliver such Officer's Certificate as promptly as practicable after the date that is 30 days prior to the payment date).

        Wherever in either indenture, the Note Guarantees or this Description of the Notes there are mentioned, in any context:

  (1)
  the payment of principal,

  (2)
  purchase prices in connection with a purchase of Notes,

  (3)
  interest or Additional Interest, if any, or

  (4)
  any other amount payable on or with respect to any of the Notes,

such reference shall be deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

        The Issuers will pay any present or future stamp, court or documentary taxes, or any other excise, property or similar taxes, charges or levies that arise in any jurisdiction from the execution, delivery, registration or enforcement of any Notes, the indentures, the Security Documents or any other document or instrument in relation thereto (other than a transfer of the Notes) excluding any such taxes, charges or similar levies imposed by any jurisdiction that is not a Relevant Taxing Jurisdiction, and the Issuers agree to indemnify the Holders for any such taxes paid by such Holders. The foregoing obligations of this paragraph will survive any termination, defeasance or discharge of the applicable indenture and will apply, mutatis mutandis, to any jurisdiction in which any successor to either Issuer is organized or any political subdivision or taxing authority or agency thereof or therein.

Change of Control

        If a Change of Control occurs, subject to the terms hereof, each Holder will have the right to require the Issuers to repurchase all of such Holder's Notes at a purchase price in cash equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that the Issuers shall not be obliged to repurchase Notes of any series as described under this heading, "Change of Control," in the event and to the extent that they have unconditionally exercised their right to redeem all of the Notes of such series as described under "—Optional Redemption" or all conditions to such redemption have been satisfied or waived.

        Unless the Issuers have unconditionally exercised their right to redeem all the Notes of a series as described under "—Optional Redemption" or all conditions to such redemption have been satisfied or waived, no later than the date that is 60 days after any Change of Control, the Issuers will mail a notice (the "Change of Control Offer") to each Holder of any such Notes, with a copy to the Trustee:

  (1)
  stating that a Change of Control has occurred or may occur and that such Holder has the right to require the Issuers to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest to, but not including, the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date) (the "Change of Control Payment");

  (2)
  stating the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Change of Control Payment Date");

  (3)
  describing the circumstances and relevant facts regarding the transaction or transactions that constitute the Change of Control;

  (4)
  describing the procedures determined by the Issuers, consistent with the applicable indenture, that a Holder must follow in order to have its Notes repurchased; and

  (5)
  if such notice is mailed prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control.

        On the Change of Control Payment Date, if the Change of Control shall have occurred, the Issuers will, to the extent lawful:

  (1)
  accept for payment all Notes properly tendered pursuant to the Change of Control Offer;

  (2)
  deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes so tendered; and

  (3)
  deliver or cause to be delivered to the Trustee an Officer's Certificate stating the Notes or portions thereof being purchased by the Issuers in the Change of Control Offer;

  (4)
  in the case of Global Notes, deliver, or cause to be delivered, to the principal Paying Agent the Global Notes in order to reflect thereon the portion of such Notes or portions thereof that have been tendered to and purchased by the Issuers; and

  (5)
  in the case of Definitive Registered Notes, deliver, or cause to be delivered, to the relevant Registrar for cancellation all Definitive Registered Notes accepted for purchase by the Issuers.

        If any Definitive Registered Notes have been issued, the Paying Agent will promptly mail to each Holder of Definitive Registered Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder of Definitive Registered Notes a new Note equal in principal amount to the unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount that is at least €50,000 or $75,000, as the case may be, and integral multiples of €1,000 in excess thereof or $1,000 in excess thereof, as the case may be.

        For so long as the Notes are listed on the Irish Stock Exchange and the rules of such exchange so require, the Company will give notice of the Change of Control Offer to the Companies Announcement Office in Dublin.

        The Change of Control provisions described above will be applicable whether or not any other provisions of the applicable indenture are applicable. Except as described above with respect to a Change of Control, the indentures do not contain provisions that permit the Holders to require that the Issuers repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction. The existence of a Holder's right to require the Issuers to repurchase such Holder's Notes upon the occurrence of a Change of Control may deter a third party from seeking to acquire the Company or its Subsidiaries in a transaction that would constitute a Change of Control.

        The Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the applicable indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

        The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations (or rules of any exchange on which the Notes are then listed) in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations (or exchange rules) conflict with provisions of the applicable indenture, the Issuers will comply with the applicable securities laws and regulations (or exchange rules) and will not be deemed to have breached its obligations under the Change of Control provisions of the applicable indenture by virtue of the conflict.

        The existing Senior Facilities Agreement provides that the occurrence of a Change of Control would constitute a default thereunder and require the repayment of such debt. Future debt of the Issuers may prohibit the Issuers from purchasing Notes in the event of a Change of Control or provide that a Change of Control is a default or requires repurchase upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Issuers to purchase the Notes could cause a default under other debt, even if the Change of Control itself does not, due to the financial effect of the purchase on the Issuers.

        Finally, the Issuers' ability to pay cash to the Holders following the occurrence of a Change of Control may be limited by the Issuer's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make the required purchase of the Notes. See "Risk Factors—Risks Related to the Exchange Notes and Our Capital Structure—We may not be able to fulfill our repurchase obligations in the event of a change of control."

        The definition of "Change of Control" includes a disposition of all or substantially all of the property and assets of the Company and its Restricted Subsidiaries taken as a whole to specified other Persons. There is no precise established definition of the phrase "substantially all" under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder may require the Company to make an offer to repurchase the Notes as described above.

        The provisions of the applicable indenture relating to the Company's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of holders of a majority in outstanding principal amount of the Notes under the applicable indenture.

Certain Covenants

Limitation on Indebtedness

        The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and any of the Guarantors may Incur Indebtedness if on the date of such Incurrence and after giving pro forma effect thereto (including pro forma application of the proceeds thereof), the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries is greater than 2.00 to 1.0.

        The first paragraph of this covenant will not prohibit the Incurrence of the following Indebtedness:

  (1)
  Indebtedness Incurred pursuant to any Credit Facility (including in respect of letters of credit or bankers' acceptances issued or created thereunder), and any Refinancing Indebtedness in respect thereof and Guarantees in respect of such Indebtedness in a maximum aggregate principal amount at any time outstanding not exceeding (i) €750 million, plus (ii) in the case of any refinancing of any Indebtedness permitted under this clause (1) or any portion thereof, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses Incurred in connection with such refinancing;

  (2)
  (a)   (i) Guarantees by the Company or any Restricted Subsidiary of Indebtedness of the Company or any Guarantor and (ii) co-issuance by the Co-Issuer of any Indebtedness of the Company in each case so long as the Incurrence of such Indebtedness is permitted under the terms of the applicable indenture; or

  (b)
  without limiting the covenant described under "—Certain Covenants—Limitation on Liens," Indebtedness arising by reason of any Lien granted by or applicable to such

      Person securing Indebtedness of the Company or any Restricted Subsidiary so long as the Incurrence of such Indebtedness is permitted under the terms of the applicable indenture;

  (3)
  Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary; provided, however, that:

  (a)
  any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary of the Company; and

  (b)
  any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary of the Company,

    shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

  (4)
  Indebtedness represented by (a) the Notes (including both the exchange Notes and any remaining outstanding Notes other than any Additional Notes), (b) any Indebtedness (other than Indebtedness described in clauses (1) and (3)) outstanding on the Original Issue Date, (c) Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (4) or clauses (5), (7), or (11) of this paragraph or Incurred pursuant to the first paragraph of this covenant, and (d) Management Advances;

  (5)
  Indebtedness of any Person Incurred and outstanding on the date on which such Person becomes a Restricted Subsidiary of the Company or another Restricted Subsidiary of the Company or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) the Company or any Restricted Subsidiary (other than Indebtedness Incurred (i) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Company or a Restricted Subsidiary or (ii) otherwise in connection with or contemplation of such acquisition); provided, however, with respect to this clause (5), that at the time of such acquisition or other transaction (x) the Company would have been able to Incur €1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to the Incurrence of such Indebtedness pursuant to this clause (5) or (y) the Fixed Charge Coverage Ratio would not be lower than it was immediately prior to giving effect to such acquisition or other transaction;

  (6)
  Indebtedness under Currency Agreements, Interest Rate Agreements and Commodity Hedging Agreements entered into for bona fide hedging purposes of the Company or its Restricted Subsidiaries and not for speculative purposes (as determined in good faith by the Board of Directors or senior management of the Company);

  (7)
  Indebtedness represented by Capitalized Lease Obligations or Purchase Money Obligations, and in each case any Refinancing Indebtedness in respect thereof, in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this sub-clause (7) and then outstanding, will not exceed at any time outstanding the greater of (A) €100.0 million and (B) 1% of Total Assets;

  (8)
  Indebtedness in respect of (a) workers' compensation claims, self-insurance obligations, performance, indemnity, surety, judgment, appeal, advance payment, customs, VAT or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by the Company or a Restricted Subsidiary or relating to liabilities, obligations or guarantees Incurred in the ordinary course of business, (b) letters of credit, bankers' acceptances, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations Incurred in the ordinary course of business, (c) the financing of insurance premiums in the ordinary course of business and (d) any customary cash management, cash pooling or netting or setting off arrangements in the ordinary course of business;

  (9)
  Indebtedness arising from agreements providing for customary guarantees, indemnification, obligations in respect of earnouts or other adjustments of purchase price or, in each case, similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Capital Stock of a Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring or disposing of such business or assets or such Subsidiary for the purpose of financing such acquisition or disposition); provided that the maximum liability of the Company and its Restricted Subsidiaries in respect of all such Indebtedness shall at no time exceed the gross proceeds, including the fair market value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

  (10)
  (A)  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence;

  (B)
  Customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

  (C)
  Debt owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of the Company and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Company and its Restricted Subsidiaries; and

  (D)
  Debt incurred by a Restricted Subsidiary in connection with bankers acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm's length commercial terms on a recourse basis;

  (11)
  Indebtedness in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this clause (11) and then outstanding, will not exceed €450 million;

  (12)
  Indebtedness in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this clause (12) and then outstanding, will not exceed 100% of the Net Cash Proceeds received by the Company from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock, Designated Preference Shares or an Excluded Contribution) or otherwise contributed to the equity (other than through the issuance of Disqualified Stock, Designated Preference Shares or an Excluded Contribution) of the Company, in each case, subsequent to the Original Issue Date; provided, however, that (i) any such Net Cash Proceeds that are so received or contributed shall be excluded for purposes of making Restricted Payments under the first paragraph and clauses (1), (6) and (10) of the third paragraph of the covenant described below under "—Certain Covenants—Limitation on Restricted Payments" to the extent the Company and its Restricted Subsidiaries incur Indebtedness in reliance thereon and (ii) any Net Cash Proceeds that are so received or contributed shall be excluded for purposes of Incurring Indebtedness pursuant to this clause (12) to the extent the Company or any of its Restricted Subsidiaries makes a Restricted Payment under the first paragraph and clauses (1), (6) and (10) of the third paragraph of the covenant described below under "—Certain Covenants—Limitation on Restricted Payments" in reliance thereon;

  (13)
  Indebtedness of Restricted Subsidiaries incurred as a result of (i) any governmental or regulatory restrictions, limitations or penalties in the nature of capital controls, exchange controls or similar restrictions affecting the incurrence or repayment of intercompany Indebtedness by any Restricted Subsidiary or (ii) any ordinary course country risk management policies of the Company restricting or limiting transfers or distributions from the Company or any Restricted Subsidiary to the Company or any Restricted Subsidiary, provided that the principal amount of such Indebtedness so incurred when aggregated with other Indebtedness previously incurred in reliance on this clause (13) and still outstanding shall not in the aggregate exceed €350.0 million; and

  (14)
  the guarantee by the Company or a Restricted Subsidiary of Debt of any Person in which the Company or a Restricted Subsidiary has beneficial ownership of 15% or more of the Voting Stock in respect of performance, bid or surety bonds issued by or on behalf of any such Person in the ordinary course of business in an aggregate amount, together with all other guarantees of the Company outstanding pursuant to this clause (14) on the date of such incurrence, not to exceed €15.0 million.

        For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant:

  (1)
  in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in the first and second paragraphs of this covenant, the Company, in its sole discretion, will classify, and may from time to time reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the clauses of the second paragraph or the first paragraph of this covenant;

  (2)
  all Indebtedness outstanding on the Original Issue Date under the Senior Facilities Agreement shall be deemed initially Incurred on the Original Issue Date under clause (1) of the second paragraph of the description of this covenant and not the first paragraph or clause (4)(b) of the second paragraph of the description of this covenant, and may not be reclassified pursuant to clause (1) of this paragraph;

  (3)
  Guarantees of, or obligations in respect of letters of credit, bankers' acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

  (4)
  if obligations in respect of letters of credit, bankers' acceptances or other similar instruments are Incurred pursuant to any Credit Facility and are being treated as Incurred pursuant to clause (1), (7), (11), (12) or (13) of the second paragraph above or the first paragraph above and the letters of credit, bankers' acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included;

  (5)
  the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

  (6)
  Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and

  (7)
  the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined on the basis of GAAP.

        Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock or the reclassification of commitments or obligations not treated as Indebtedness due to a change in GAAP, will not be deemed to be an Incurrence of Indebtedness for purposes of the covenant described under this "—Certain Covenants—Limitation on Indebtedness." The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount, or liquidation preference thereof, in the case of any other Indebtedness.

        If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under the covenant described under this "—Certain Covenants—Limitation on Indebtedness," the Company shall be in Default of this covenant).

        For purposes of determining compliance with any euro-denominated restriction on the Incurrence of Indebtedness, the Euro Equivalent of the principal amount of Indebtedness denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or, at the option of the Company, first committed, in the case of Indebtedness Incurred under a revolving credit facility; provided that (a) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a currency other than euros, and such refinancing would cause the applicable euro-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such euro-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced; (b) the Euro Equivalent of the principal amount of any such Indebtedness outstanding on the Issue Date shall be calculated based on the relevant currency exchange rate in effect on the Issue Date; and (c) if and for so long as any such Indebtedness is subject to a Currency Agreement with respect to the currency in which such Indebtedness is denominated covering principal and interest on such Indebtedness, the amount of such Indebtedness, if denominated in euros, will be the amount of the principal payment required to be made under such Currency Agreement and, otherwise, the Euro Equivalent of such amount plus the Euro Equivalent of any premium which is at such time due and payable but is not covered by such Currency Agreement.

        Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

        If the Company adopts the U.S. dollar as its reporting currency, it may elect irrevocably to convert all euro-denominated restrictions into dollar-denominated restrictions at the applicable spot rate of exchange prevailing on the date of such election, and all references in the indentures to determining Euro Equivalents and euro amounts shall apply, mutatis mutandis, as though referring to U.S. dollars.

Limitation on Restricted Payments

        The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

  (1)
  declare or pay any dividend or make any distribution on or in respect of the Company's or any Restricted Subsidiary's Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except:

  (a)
  dividends or distributions payable in Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Company or in Subordinated Shareholder Funding; and

  (b)
  dividends or distributions payable to the Company or a Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to holders of its Capital Stock other than the Company or another Restricted Subsidiary on no more than a pro rata basis, measured by value);

  (2)
  purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any direct or indirect Parent of the Company held by Persons other than the Company or a Restricted Subsidiary of the Company (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));

  (3)
  purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than (a) any such purchase, repurchase, redemption, defeasance or other acquisition or retirement or in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement and (b) any Indebtedness Incurred pursuant to clause (3) of the second paragraph of the covenant described under "—Certain Covenants—Limitation on Indebtedness") or any Subordinated Shareholder Funding; or

  (4)
  make any Restricted Investment in any Person;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) are referred to herein as a "Restricted Payment"), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

    (a)
    a Default shall have occurred and be continuing (or would result immediately thereafter therefrom);

    (b)
    the Company is not able to Incur an additional €1.00 of Indebtedness pursuant to the first paragraph under the "—Certain Covenants—Limitation on Indebtedness" covenant after giving effect, on a pro forma basis, to such Restricted Payment; or

    (c)
    the aggregate amount of such Restricted Payment and all other Restricted Payments made subsequent to the Original Issue Date (and not returned or rescinded) (including Permitted Payments permitted below by clauses (6), (10), (11) and (12) of the second succeeding paragraph, but excluding all other Restricted Payments permitted by the second succeeding paragraph) would exceed the sum of (without duplication):

    (i)
    50% of Consolidated Net Income for the period (treated as one accounting period) from the first day of the first fiscal quarter commencing after the Original Issue Date to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal consolidated financial statements of the Company are available (or, in the case such Consolidated Net Income is a deficit, minus 100% of such deficit);

    (ii)
    100% of the aggregate Net Cash Proceeds, and the fair market value (as determined in accordance with the next succeeding paragraph) of property or assets or marketable securities, received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock or Designated Preference Shares) or Subordinated Shareholder Funding subsequent to the Issue Date or otherwise contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares) of the Company subsequent to the Original Issue Date (other than (x) Net Cash Proceeds or property or assets or marketable securities received from an issuance or sale of such Capital Stock to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of its employees to the extent funded by the Company or any Restricted Subsidiary, (y) Net Cash Proceeds or property or assets or marketable securities to the extent that any Restricted Payment has been made from such proceeds in reliance on clause (6) of the second succeeding paragraph and (z) Excluded Contributions);

    (iii)
    100% of the aggregate Net Cash Proceeds, and the fair market value (as determined in accordance with the next succeeding paragraph) of property or assets or marketable securities, received by the Company or any Restricted Subsidiary from the issuance or sale (other than to the Company or a Restricted Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of its employees to the extent funded by the Company or any Restricted Subsidiary) by the Company or any Restricted Subsidiary subsequent to the Original Issue Date of any Indebtedness that has been converted into or exchanged for Capital Stock of the Company (other than Disqualified Stock or Designated Preference Shares) or Subordinated Shareholder Funding (plus the amount of any cash, and the fair market value (as determined in accordance with the next succeeding paragraph) of property or assets or marketable securities, received by the Company or any Restricted Subsidiary upon such conversion or exchange);

    (iv)
    the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries resulting from:

    (A)
    repurchases, redemptions or other acquisitions or retirements of any such Restricted Investment, proceeds realized upon the sale or other disposition to a Person other than the Company or a Restricted Subsidiary of any such Restricted Investment, repayments of loans or advances or other transfers of assets (including by way of dividend, distribution, interest payments or returns of capital) to the Company or any Restricted Subsidiary; or

    (B)
    the redesignation of Unrestricted Subsidiaries (other than SSMC) as Restricted Subsidiaries (valued, in each case, as provided in the definition of "Investment") not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount, in each case under this clause (iv), was included in the calculation of the amount of Restricted Payments referred to in the first sentence of this clause (c); provided, however, that no amount will be included in Consolidated Net Income for purposes of the preceding clause (i) to the extent that it is (at the Company's option) included under this clause (iv); and

    (v)
    the amount of the cash and fair market value (as determined in accordance with the next succeeding paragraph) of property or assets or of marketable securities received by the Company or any of its Restricted Subsidiaries in connection with:

    (A)
    the sale or other disposition (other than to the Company or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of its employees to the extent funded by the Company or any Restricted Subsidiary) of Capital Stock of an Unrestricted Subsidiary of the Company (other than SSMC); and

    (B)
    any dividend or distribution made by an Unrestricted Subsidiary or Affiliate (other than SSMC) to the Company or a Restricted Subsidiary;

      provided, however, that no amount will be included in Consolidated Net Income for purposes of the preceding clause (i) to the extent that it is (at the Company's option) included under this clause (v); provided further, however, that such amount shall not exceed the amount included in the calculation of the amount of Restricted Payments referred to in the first sentence of this clause (c).

        The fair market value of property or assets other than cash covered by the preceding sentence shall be the fair market value thereof as determined in good faith by the Board of Directors.

        The foregoing provisions will not prohibit any of the following (collectively, "Permitted Payments"):

  (1)
  any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock, Designated Preference Shares, Subordinated Shareholder Funding or Subordinated Indebtedness made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock or Designated Preference Shares), Subordinated Shareholder Funding or a substantially concurrent contribution to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares or through an Excluded Contribution) of the Company; provided, however, that to the extent so applied, the Net Cash Proceeds, or fair market value (as determined in accordance with the preceding sentence) of property or assets or of marketable securities, from such sale of Capital Stock, Subordinated Shareholder Funding or such contribution will be excluded from clause (c)(ii) of the preceding paragraph;

  (2)
  any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness permitted to be Incurred pursuant to the covenant described under "—Certain Covenants—Limitation on Indebtedness" above;

  (3)
  any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Preferred Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Preferred Stock of the Company or a Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to the covenant described under "—Certain Covenants—Limitation on Indebtedness" above, and that in each case, constitutes Refinancing Indebtedness;

  (4)
  any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness:

  (a)
  (i) from Net Available Cash to the extent permitted under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" below, but only if the Company shall have first complied with the terms described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" and purchased all Notes tendered pursuant to any offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness and (ii) at a purchase price not greater than 100% of the principal amount of such Subordinated Indebtedness plus accrued and unpaid interest;

    (b)
    to the extent required by the agreement governing such Subordinated Indebtedness, following the occurrence of a Change of Control (or other similar event described therein as a "change of control"), but only (i) if the Company shall have first complied with the terms described under "—Change of Control" and purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness and (ii) at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness plus accrued and unpaid interest; or

    (c)
    (i) consisting of Acquired Indebtedness (other than Indebtedness Incurred (A) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Company or a Restricted Subsidiary or (B) otherwise in connection with or contemplation of such acquisition) and (ii) at a purchase price not greater than 100% of the principal amount of such Subordinated Indebtedness plus accrued and unpaid interest and any premium required by the terms of any Acquired Indebtedness;

  (5)
  any dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision;

  (6)
  the purchase, repurchase, redemption, defeasance or other acquisition, cancellation or retirement for value of Capital Stock of any Parent (including any options, warrants or other rights in respect thereof) and loans, advances, dividends or distributions by the Company to any Parent to permit any Parent to purchase, repurchase, redeem, defease or otherwise acquire, cancel or retire for value Capital Stock of any Parent (including any options, warrants or other rights in respect thereof), or payments to purchase, repurchase, redeem, defease or otherwise acquire, cancel or retire for value Capital Stock of the any Parent (including any options, warrants or other rights in respect thereof), in each case from Management Investors; provided that such payments, loans, advances, dividends or distributions do not exceed an amount (net of repayments of any such loans or advances) equal to (1) €40 million plus (2) €20 million multiplied by the number of calendar years that have commenced since the Original Issue Date plus (3) the Net Cash Proceeds received by the Company or its Restricted Subsidiaries since the Original Issue Date (including through receipt of proceeds from the issuance or sale of its Capital Stock or Subordinated Shareholder Funding to a Parent) from, or as a contribution to the equity (in each case under this clause (3), other than through the issuance of Disqualified Stock or Designated Preference Shares) of the Company from, the issuance or sale to Management Investors of Capital Stock (including any options, warrants or other rights in respect thereof), to the extent such Net Cash Proceeds are not included in any calculation under clause (c)(ii) of the first paragraph describing this covenant;

  (7)
  the declaration and payment of dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of the covenant described under "—Certain Covenants—Limitation on Indebtedness" above;

  (8)
  purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise of stock options, warrants or other rights in respect thereof if such Capital Stock represents a portion of the exercise price thereof;

  (9)
  dividends, loans, advances or distributions to any Parent or other payments by the Company or any Restricted Subsidiary in amounts equal to (without duplication):

  (a)
  the amounts required for any Parent to pay any Parent Expenses or any Related Taxes; or

  (b)
  amounts constituting or to be used for purposes of making payments (i) in connection with, and of fees and expenses Incurred in connection with, the Transactions or (ii) to the extent specified in clauses (2), (3), (5), (7) and (12) of the second paragraph under "—Certain Covenants—Limitation on Affiliate Transactions;"

  (10)
  so long as no Default or Event of Default has occurred and is continuing (or would result from), the declaration and payment by the Company of, or loans, advances, dividends or distributions to any Parent to pay, dividends on the common stock or common equity interests of the Company or any Parent following a Public Offering of such common stock or common equity interests, in an amount not to exceed in any fiscal year the greater of (a) 6% of the Net Cash Proceeds received by the Company from such Public Offering or contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares or through an Excluded Contribution) of the Company and (b) following the Initial Public Offering, an amount equal to the greater of (i) the greater of (A) 7% of the Market Capitalization and (B) 7% of the IPO Market Capitalization; provided that after giving pro forma effect to such loans, advances, dividends or distributions, the Consolidated Leverage Ratio shall be equal to or less than 2.75 to 1.00 and (ii) the greater of (A) 5% of the Market Capitalization and (B) 5% of the IPO Market Capitalization; provided that after giving pro forma effect to such loans, advances, dividends or distributions, the Consolidated Leverage Ratio shall be equal to or less than 3.25 to 1.00;

  (11)
  so long as no Default or Event of Default has occurred and is continuing (or would result from), Restricted Payments (including loans or advances) in an aggregate amount outstanding at any time not to exceed €200.0 million;

  (12)
  payments by the Company, or loans, advances, dividends or distributions to any Parent to make payments, to holders of Capital Stock of the Company or any Parent in lieu of the issuance of fractional shares of such Capital Stock, provided, however, that any such payment, loan, advance, dividend or distribution shall not be for the purpose of evading any limitation of this covenant or otherwise to facilitate any dividend or other return of capital to the holders of such Capital Stock (as determined in good faith by the Board of Directors);

  (13)
  Investments in an aggregate amount outstanding at any time not to exceed the aggregate cash amount of Excluded Contributions, or consisting of non-cash Excluded Contributions, or Investments to the extent made in exchange for or using as consideration Investments previously made under this clause (13);

  (14)
  (i) the declaration and payment of dividends to holders of any class or series of Designated Preference Shares of the Company issued after the Original Issue Date; and (ii) the declaration and payment of dividends to any Parent or any Affiliate thereof, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preference Shares of such Parent issued after the Original Issue Date; provided, however, that, in the case of clauses (i) and (ii), the amount of all dividends declared or paid pursuant to clause (14) shall not exceed the Net Cash Proceeds received by the Company or the aggregate amount contributed in cash to the equity (other than through the issuance of Disqualified Stock or an Excluded Contribution or, in the case of Designated Preference

    Shares by Parent or an Affiliate the issuance of Designated Preference Shares) of the Company, from the issuance or sale of such Designated Preference Shares; and

  (15)
  dividends or other distributions of Capital Stock of Unrestricted Subsidiaries other than SSMC (unless the Unrestricted Subsidiary's principal asset is cash and Cash Equivalents or to the extent the assets owned by such Unrestricted Subsidiary were contributed in contemplation of such dividend or distribution).

        The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount, and the fair market value of any non-cash Restricted Payment shall be determined conclusively by the Board of Directors of the Company acting in good faith.

        In addition to the foregoing, it will be a breach of this covenant if any of the Initial Investors receives directly or indirectly from SSMC payments that would, if made by the Company, constitute Restricted Payments of the types described in clauses (1) to (3) of the first paragraph of this covenant, other than through distributions and dividends (x) to the Company and the making of such payments by the Company in a manner permitted by the covenant set forth above or (y) on a pro rata basis (proportionate to its ownership of SSMC) to another portfolio company of any Initial Investor, or, in the case of Philips, another operating subsidiary, engaged in an active business that owns Capital Stock of SSMC at such time.

Limitation on Liens

        The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens or, in the case of assets constituting Collateral, Permitted Collateral Liens) upon any of its property or assets (including Capital Stock of a Restricted Subsidiary of the Company), whether owned on the Original Issue Date or acquired after that date, or any interest therein or any income or profits therefrom, which Lien secures any Indebtedness (such Lien, the "Initial Lien"). In the case of the Unsecured Notes, such Liens (other than Permitted Liens) may be granted if, contemporaneously with the Incurrence of such Initial Lien effective provision is made to secure the Indebtedness due under the indenture and such Unsecured Notes, equally and ratably with, or prior to, in the case of Liens with respect to Subordinated Indebtedness, the Indebtedness secured by such Initial Lien for so long as such Indebtedness is so secured. Any such Lien thereby created in favor of the Unsecured Notes will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates, (ii) any sale, exchange or transfer to any Person other than the Company or any Subsidiary of the Company of the property or assets secured by such Initial Lien or (iii) upon the defeasance or discharge of the Notes in accordance with the indenture.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

        The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

  (A)
  pay dividends or make any other distributions in cash or otherwise on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary;

  (B)
  make any loans or advances to the Company or any Restricted Subsidiary; or

  (C)
  sell, lease or transfer any of its property or assets to the Company or any Restricted Subsidiary;

provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed to constitute such an encumbrance or restriction.

        The provisions of the preceding paragraph will not prohibit:

  (1)
  any encumbrance or restriction pursuant to (a) any Credit Facility (including the Senior Finance Documents) or (b) any other agreement or instrument, in each case, in effect at or entered into on the Original Issue Date;

  (2)
  any encumbrance or restriction pursuant to an agreement or instrument of a Person or relating to any Capital Stock or Indebtedness of a Person, entered into on or before the date on which such Person was acquired by or merged, consolidated or otherwise combined with or into the Company or any Restricted Subsidiary, or was designated as a Restricted Subsidiary or on which such agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by the Company or was merged, consolidated or otherwise combined with or into the Company or any Restricted Subsidiary entered into or in connection with such transaction) and outstanding on such date; provided that, for the purposes of this clause (2), if another Person is the Successor Company, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by the Company or any Restricted Subsidiary when such Person becomes the Successor Company;

  (3)
  any encumbrance or restriction pursuant to an agreement or instrument effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise refinances, an agreement or instrument referred to in clause (1) or (2) of this paragraph or this clause (3) (an "Initial Agreement") or contained in any amendment, supplement or other modification to an agreement referred to in clause (1) or (2) of this paragraph or this clause (3); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or instrument are no less favorable in any material respect to the Holders taken as a whole than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such refinancing or amendment, supplement or other modification relates (as determined in good faith by the Company);

  (4)
  any encumbrance or restriction:

  (a)
  that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract;

  (b)
  contained in mortgages, pledges or other security agreements permitted under the applicable indenture or securing Indebtedness of the Company or a Restricted Subsidiary permitted under the applicable indenture to the extent such encumbrances or restrictions restrict the transfer of the property or assets subject to such mortgages, pledges or other security agreements; or

  (c)
  pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

  (5)
  any encumbrance or restriction pursuant to Purchase Money Obligations and Capitalized Lease Obligations permitted under the applicable indenture, in each case, that impose encumbrances or restrictions on the property so acquired or any encumbrance or restriction pursuant to a joint venture agreement that imposes restrictions on the transfer of the assets of the joint venture;

  (6)
  any encumbrance or restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition to a Person of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

  (7)
  customary provisions in leases, licenses, joint venture agreements and other similar agreements and instruments entered into in the ordinary course of business;

  (8)
  encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order, or required by any regulatory authority;

  (9)
  any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business;

  (10)
  any encumbrance or restriction pursuant to Currency Agreements, Interest Rate Agreements or Commodity Hedging Agreements;

  (11)
  any encumbrance or restriction arising pursuant to an agreement or instrument (a) relating to any Indebtedness permitted to be Incurred subsequent to the Original Issue Date pursuant to the provisions of the covenant described under "—Certain Covenants—Limitation on Indebtedness" if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders than (i) the encumbrances and restrictions contained in the Senior Facilities Agreement, together with the security documents associated therewith as in effect on the Original Issue Date or (ii) in comparable financings (as determined in good faith by the Company) and where, in the case of clause (ii), the Company determines at the time of issuance of such Indebtedness that such encumbrances or restrictions will not adversely affect, in any material respect, the Issuers' ability to make principal or interest payments on the Notes; or

  (12)
  any encumbrance or restriction existing by reason of any lien permitted under "—Certain Covenants—Limitation on Liens."

Limitation on Sales of Assets and Subsidiary Stock

        The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

  (1)
  the Company or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Board of Directors of the Company, of the shares and assets subject to such Asset Disposition (including, for the avoidance of doubt, if such Asset Disposition is a Permitted Asset Swap);

  (2)
  in any such Asset Disposition, or series of related Asset Dispositions (except to the extent the Asset Disposition is a Permitted Asset Swap), at least 75% of the consideration from such Asset Disposition (excluding any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, other than Indebtedness)

    received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash, Cash Equivalents or Temporary Cash Investments; and

  (3)
  an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company or such Restricted Subsidiary, as the case may be:

  (a)
  to the extent the Company or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness of a Restricted Subsidiary), (i) to prepay, repay or purchase any Indebtedness of a non-Guarantor Restricted Subsidiary (in each case, other than Indebtedness owed to the Company or any Restricted Subsidiary) or Indebtedness under the Senior Facilities Agreement (or any Refinancing Indebtedness in respect thereof) and, in the case of the Unsecured Notes, any Secured Debt, within 365 days from the later of (A) the date of such Asset Disposition and (B) the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (a), the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) (except in the case of the Senior Facilities Agreement) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; or (ii) to prepay, repay or purchase Pari Passu Indebtedness at a price of no more than 100% of the principal amount of such Pari Passu Indebtedness plus accrued and unpaid interest to the date of such prepayment, repayment or purchase; provided that the Company shall redeem, repay or repurchase Pari Passu Indebtedness pursuant to this clause (ii) only if the Company makes (at such time or subsequently in compliance with this covenant) an offer to the Holders of the Notes to purchase their Notes in accordance with the provisions set forth below for an Asset Disposition Offer for an aggregate principal amount of Notes at least equal to the proportion that (x) the total aggregate principal amount of Notes outstanding bears to (y) the sum of the total aggregate principal amount of Notes outstanding plus the total aggregate principal amount outstanding of such Pari Passu Indebtedness; or

  (b)
  to the extent the Company or such Restricted Subsidiary elects, to invest in or commit to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary) within 365 days from the later of (i) the date of such Asset Disposition and (ii) the receipt of such Net Available Cash; provided, however, that any such reinvestment in Additional Assets made pursuant to a definitive binding agreement or a commitment approved by the Board of Directors of the Company that is executed or approved within such time will satisfy this requirement, so long as such investment is consummated within 180 days of such 365th day; provided that the secured indenture will require that, to the extent that any disposition in such Asset Disposition was of Collateral, the assets (including Voting Stock) acquired with the Net Cash Proceeds thereof are pledged as Collateral, subject to the Agreed Security Principles, under the Security Documents substantially simultaneously with such acquisition, in accordance with the requirements set forth in such indenture;

    provided that, pending the final application of any such Net Available Cash in accordance with clause (a) or clause (b) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by the applicable indenture.

        Any Net Available Cash from Asset Dispositions that is not applied or invested or committed to be applied or invested as provided in the preceding paragraph will be deemed to constitute "Excess Proceeds" under the applicable indenture. On the 366th day after an Asset Disposition, if the aggregate amount of Excess Proceeds under the applicable indenture exceeds €50 million, the Issuers will be required to make an offer ("Asset Disposition Offer") to all holders of Notes issued under such indenture and, to the extent the Issuers elect, to all holders of other outstanding Pari Passu Indebtedness, to purchase the maximum principal amount of Notes and any such Pari Passu Indebtedness to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in respect of the Notes in an amount equal to (and, in the case of any Pari Passu Indebtedness, an offer price of no more than) 100% of the principal amount of the Notes and 100% of the principal amount of Pari Passu Indebtedness, in each case, plus accrued and unpaid interest, if any, to, but not including, the date of purchase, in accordance with the procedures set forth in the applicable indenture or the agreements governing the Pari Passu Indebtedness, as applicable, and in case of the Notes denominated in euros in minimum denominations of €50,000 and in integral multiples of €1,000 in excess thereof and in the case of Notes denominated in dollars in minimum denominations of $75,000 and in integral multiples of $1,000 in excess thereof.

        To the extent that the aggregate amount of Notes and Pari Passu Indebtedness so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Issuers may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the applicable indenture. If the aggregate principal amount of the Notes issued under an indenture surrendered in any Asset Disposition Offer by Holders and other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Excess Proceeds shall be allocated among the Notes and Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Indebtedness. For the purposes of calculating the principal amount of any such Indebtedness not denominated in euro, such Indebtedness shall be calculated by converting any such principal amounts into their Euro Equivalent determined as of a date selected by the Issuers that is within the Asset Disposition Offer Period (as defined below). Upon completion of any Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

        Any Net Available Cash payable in respect of the Notes issued under an indenture pursuant to this covenant will be apportioned between the Notes denominated in euros and the Notes denominated in dollars in proportion to the respective aggregate principal amounts of Notes denominated in euros and Notes denominated in dollars validly tendered and not withdrawn, based upon the Euro Equivalent of such principal amount of Notes denominated in dollars determined as of a date selected by the Issuers that is within the Asset Disposition Offer Period.

        To the extent that any portion of Net Available Cash payable in respect of the Notes is denominated in a currency other than the currency in which the relevant Notes are denominated, the amount thereof payable in respect of such Notes shall not exceed the net amount of funds in the currency in which such Notes are denominated that is actually received by the Issuers upon converting such portion into such currency.

        The Asset Disposition Offer, in so far as it relates to the Notes, will remain open for a period of not less than 20 Business Days following its commencement (the "Asset Disposition Offer Period"). No later than five Business Days after the termination of the Asset Disposition Offer Period (the "Asset Disposition Purchase Date"), the Issuers will purchase the principal amount of Notes and, to the extent they elect, Pari Passu Indebtedness required to be purchased pursuant to this covenant (the "Asset Disposition Offer Amount") or, if less than the Asset Disposition Offer Amount has been so validly tendered, all Notes and Pari Passu Indebtedness validly tendered in response to the Asset Disposition Offer.

        On or before the Asset Disposition Purchase Date, the Issuers will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes issued under an indenture and Pari Passu Indebtedness or portions of Notes and Pari Passu

Indebtedness so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes and Pari Passu Indebtedness so validly tendered and not properly withdrawn and, in the case of Notes denominated in euros, minimum denominations of €50,000 and in integral multiples of €1,000 in excess thereof or, in the case of Notes denominated in dollars, in minimum denominations of $75,000 and in integral multiples of $1,000 in excess thereof. The Company will deliver to the Trustee an Officer's Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this covenant. The Company or the Paying Agent, as the case may be, will promptly (but in any case not later than five Business Days after termination of the Asset Disposition Offer Period) mail or deliver to each tendering Holder of Notes an amount equal to the purchase price of the Notes so validly tendered and not properly withdrawn by such Holder, and accepted by the Company for purchase, and the Company will promptly issue a new Note (or amend the applicable Global Note), and the Trustee, upon delivery of an Officer's Certificate from the Company, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount with a minimum denomination of €50,000 in the case of Notes denominated in euros and $75,000 in the case of Notes denominated in dollars. Any Note not so accepted will be promptly mailed or delivered (or transferred by book entry) by the Company to the Holder thereof.

        For the purposes of clause (2) of the first paragraph of this covenant, the following will be deemed to be cash:

  (1)
  the assumption by the transferee of Indebtedness of the Company or Indebtedness of a Restricted Subsidiary (other than Subordinated Indebtedness of the Company or a Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition;

  (2)
  securities, notes or other obligations received by the Company or any Restricted Subsidiary of the Company from the transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Asset Disposition;

  (3)
  Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Asset Disposition;

  (4)
  consideration consisting of Indebtedness of the Company (other than Subordinated Indebtedness) received after the Original Issue Date from Persons who are not the Company or any Restricted Subsidiary; and

  (5)
  any Designated Non-Cash Consideration received by the Company or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this covenant that is at that time outstanding, not to exceed the greater of €100.0 million and 1% of Total Assets (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

        The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations (or rules of any exchange on which the Notes are then listed) in connection with the repurchase of Notes pursuant to the applicable indenture. To the extent that the provisions of any securities laws or regulations (or exchange rules) conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations

(or exchange rules) and will not be deemed to have breached its obligations under the applicable indenture by virtue of any conflict.

Limitation on Affiliate Transactions

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") involving aggregate value in excess of €20 million unless:

  (1)
  the terms of such Affiliate Transaction taken as a whole are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm's-length dealings with a Person who is not such an Affiliate; and

  (2)
  in the event such Affiliate Transaction involves an aggregate value in excess of €50 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors.

        Any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in clause (2) of this paragraph if such Affiliate Transaction is approved by a majority of the Disinterested Directors. If there are no Disinterested Directors, any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this covenant if the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Company or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm's length basis.

        The provisions of the preceding paragraph will not apply to:

  (1)
  any Restricted Payment permitted to be made pursuant to the covenant described under "—Certain Covenants—Limitation on Restricted Payments," any Permitted Payments (other than pursuant to clause (9)(b)(ii) of the fourth paragraph of the covenant described under "—Certain Covenants—Limitation on Restricted Payments") or any Permitted Investment (other than Permitted Investments as defined in paragraphs (l)(b), (2), (11) and (15) of the definition thereof);

  (2)
  any issuance or sale of Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of the Company, any Restricted Subsidiary or any Parent, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultants' plans (including valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) or indemnities provided on behalf of officers, employees, directors or consultants approved by the Board of Directors of the Company, in each case in the ordinary course of business;

  (3)
  any Management Advances and any waiver or transaction with respect thereto;

  (4)
  any transaction between or among the Company and any Restricted Subsidiary (or entity that becomes a Restricted Subsidiary as a result of such transaction), or between or among Restricted Subsidiaries;

  (5)
  the payment of reasonable fees and reimbursement of expenses to, and customary indemnities (including under customary insurance policies) and employee benefit and pension expenses provided on behalf of, directors, officers, consultants or employees of the Company, any Restricted Subsidiary of the Company or any Parent (whether directly or indirectly and including through any Person owned or controlled by any of such directors, officers or employees);

  (6)
  the Transactions and the entry into and performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any transaction arising out of, and any payments pursuant to or for purposes of funding, any agreement or instrument in effect as of or on the Original Issue Date, as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this covenant or to the extent not more disadvantageous to the Holders in any material respect and the entry into and performance of any registration rights or other listing agreement in connection with any Public Offering;

  (7)
  execution, delivery and performance of any Tax Sharing Agreement or the formation and maintenance of any consolidated group for tax, accounting or cash pooling or management purposes in the ordinary course of business;

  (8)
  transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business, which are fair to the Company or the relevant Restricted Subsidiary in the reasonable determination of the Board of Directors or the senior management of the Company or the relevant Restricted Subsidiary, or are on terms no less favorable than those that could reasonably have been obtained at such time from an unaffiliated party;

  (9)
  any transaction in the ordinary course of business between or among the Company or any Restricted Subsidiary and any Affiliate of the Company or an Associate or similar entity that would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary or any Affiliate of the Company or a Restricted Subsidiary or any Affiliate of any Permitted Holder owns an equity interest in or otherwise controls such Affiliate, Associate or similar entity;

  (10)
  (a) issuances or sales of Capital Stock (other than Disqualified Stock or Designated Preference Shares) of the Company or options, warrants or other rights to acquire such Capital Stock or Subordinated Shareholder Funding; providedthat the interest rate and other financial terms of such Subordinated Shareholder Funding are approved by a majority of the members of the Board of Directors in their reasonable determination and (b) any amendment, waiver or other transaction with respect to any Subordinated Shareholder Funding in compliance with the other provisions of the applicable indenture;

  (11)
  without duplication in respect of payments made pursuant to clause (12) hereof, (a) payments by the Company or any Restricted Subsidiary to any Permitted Holder (whether directly or indirectly, including through any Parent) of annual customary management, consulting, monitoring or advisory fees and related expenses customary for portfolio companies of the Initial Investors described in clause (1) of the definition thereof and (b) customary payments by the Company or any Restricted Subsidiary to any Permitted Holder (whether directly or indirectly, including through any Parent) for financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments in respect of this clause (b) are approved by a majority of the Board of Directors in good faith; and

  (12)
  payment to any Permitted Holder of all reasonable out of pocket expenses Incurred by such Permitted Holder in connection with its direct or indirect investment in the Company and its Subsidiaries.

Reports

        For so long as any Notes are outstanding, the Company will provide to the Trustee the following reports:

  (1)
  unless the Company has filed with the SEC its Annual Report on Form 20-F within 120 days after the end of its fiscal year, in which case the Company shall have satisfied its reporting obligation pursuant to this paragraph, within 120 days after the end of the Company's fiscal year beginning with the first fiscal year ending after the Original Issue Date, annual reports containing, to the extent applicable, and in a level of detail that is comparable in all material respects to that included in this prospectus, the following information: (a) audited consolidated balance sheets of the Company or its predecessor as of the end of the two most recent fiscal years and audited consolidated income statements and statements of cash flow of the Company or its predecessor for the three most recent fiscal years, including complete footnotes to such financial statements and the report of the independent auditors on the financial statements; (b) unaudited pro forma income statement information and balance sheet information of the Company (which, for the avoidance of doubt, shall not include the provision of a full income statement or balance sheet to the extent not reasonably available), together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations that have occurred since the beginning of the most recently completed fiscal year; (c) an operating and financial review of the audited financial statements, including a discussion of the results of operations, financial condition, and liquidity and capital resources of the Company, and a discussion of material commitments and contingencies and critical accounting policies; (d) description of the business, management and shareholders of the Company, all material affiliate transactions and a description of all material contractual arrangements, including material debt instruments; and (e) a description of material risk factors and material recent developments;

  (2)
  within 60 days following the end of each of the first three fiscal quarters in each fiscal year of the Company beginning with the quarter ending September 30, 2006, all quarterly reports of the Company containing the following information: (a) an unaudited condensed consolidated balance sheet as of the end of such quarter and unaudited condensed statements of income and cash flow for the most recent quarter year-to-date period ending on the unaudited condensed balance sheet date, and the comparable prior year periods (provided that information for prior year interim periods ending prior to the Issue Date may be based on management reports), together with condensed footnote disclosure; (b) unaudited pro forma income statement information and balance sheet information of the Company (which, for the avoidance of doubt, shall not include the provision of a full income statement or balance sheet to the extent not reasonably available), together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations that have occurred since the beginning of the relevant quarter; (c) an operating and financial review of the unaudited financial statements, including a discussion of the results of operations, financial condition, EBITDA and material changes in liquidity and capital resources of the Company, and a discussion of material changes not in the ordinary course of business in commitments and contingencies since the most recent report; and (d) material recent developments; and

  (3)
  promptly after the occurrence of any material acquisition, disposition or restructuring or any senior executive officer changes at the Company or change in auditors of the Company or any other material event that the Company or any of its Restricted Subsidiaries announces publicly, a report containing a description of such event.

        All financial statement and pro forma financial information shall be prepared in accordance with GAAP as in effect on the date of such report or financial statement (or otherwise on the basis of GAAP as then in effect) and on a consistent basis for the periods presented; provided, however, that the reports set forth in clauses (1), (2) and (3) above may, in the event of a change in applicable GAAP, present earlier periods on a basis that applied to such periods. Except as provided for above, no report need include separate financial statements for any Subsidiaries of the Company. The financial statements included in the quarterly report for the quarter ended September 30, 2006 are not required to be fully GAAP compliant, and in particular need show only such pro forma adjustments thereto as management believes appropriate in relation to the allocation of costs and expenses, and need only include a statement of cash flows that is prepared on a consistent basis with the income statement and balance sheet. In addition to the foregoing, the Company shall file all information required of it with the SEC within the time periods specified.

        At any time that any of the Company's Subsidiaries are Unrestricted Subsidiaries and any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, constitutes a Significant Subsidiary of the Company, then the annual and quarterly financial information required by the first two clauses of this covenant shall include either (i) a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company or (ii) stand-alone audited or unaudited financial statements, as the case may be, of such Unrestricted Subsidiary or Unrestricted Subsidiaries (as a group or otherwise) together with an unaudited reconciliation to the financial information of the Company and its Subsidiaries, which reconciliation shall include the following items: revenue, EBITDA, net income, cash, total assets, total debt, shareholders equity, capital expenditures and interest expense.

        Substantially concurrently with the issuance to the Trustee of the reports specified in (1), (2) and (3) above, the Company shall also (a) use its commercially reasonable efforts (i) to post copies of such reports on such website as may be then maintained by the Company and its Subsidiaries or (ii) otherwise to provide substantially comparable public availability of such reports (as determined by the Company in good faith) or (b) to the extent the Company determines in good faith that it cannot make such reports available in the manner described in the preceding clause (a) owing to applicable law or after the use of its commercially reasonable efforts, furnish such reports to the Holders and, upon their request, prospective purchasers of the Notes.

        In addition, so long as any Outstanding Notes remain outstanding and during any period during which the Company is not subject to Section 13 or 15(d) of the Exchange Act nor exempt therefrom pursuant to Rule 12g3-2(b), the Company shall furnish to the Holders and, upon their request, prospective purchasers of the Outstanding Notes, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Limitation on Business Activities of the Co-Issuer

        The Co-Issuer may not hold any material assets, become liable for any material obligations or engage in any business activities; provided that it may be a co-obligor or Guarantor with respect to the Notes or any other Indebtedness issued by the Company or a Guarantor, and may engage in any activities directly related thereto or necessary in connection therewith. The Co-Issuer shall be a Wholly Owned Subsidiary of the Company at all times.

Merger and Consolidation

The Company

        The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

  (1)
  the resulting, surviving or transferee Person (the "Successor Company") will be a Person organized and existing under the laws of any member state of the European Union on January 1, 2004, or the United States of America, any State of the United States or the District of Columbia, Canada or any province of Canada, Norway or Switzerland and the Successor Company (if not the Company) will expressly assume, (a) by supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes and the applicable indenture and (b) all obligations of the Company under the Security Documents (in the case of Secured Notes) and the registration rights agreement;

  (2)
  immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

  (3)
  immediately after giving effect to such transaction, either (a) the Successor Company would be able to Incur at least an additional €1.00 of Indebtedness pursuant to the first paragraph of the covenant described under "—Certain Covenants—Limitation on Indebtedness" or (b) the Fixed Charge Coverage Ratio would not be lower than it was immediately prior to giving effect to such transaction; and

  (4)
  the Company shall have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the applicable indenture and an Opinion of Counsel to the effect that such supplemental indenture (if any) has been duly authorized, executed and delivered and is a legal, valid and binding agreement enforceable against the Successor Company (in each case, in form and substance reasonably satisfactory to the Trustee), provided that in giving an Opinion of Counsel, counsel may rely on an Officer's Certificate as to any matters of fact, including as to satisfaction of clauses (2) and (3) above.

        Any Indebtedness that becomes an obligation of the Company or any Restricted Subsidiary (or that is deemed to be Incurred by any Restricted Subsidiary that becomes a Restricted Subsidiary) as a result of any such transaction undertaken in compliance with this covenant, and any Refinancing Indebtedness with respect thereto, shall be deemed to have been Incurred in compliance with the covenant described under "—Certain Covenants—Limitation on Indebtedness."

        For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

        The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the applicable indenture but in the case of a lease of all or substantially all its assets, the predecessor company will not be released from its obligations under such indenture or the Notes.

        Notwithstanding the preceding clauses (2) and (3) (which do not apply to transactions referred to in this sentence) and, other than with respect to the second preceding paragraph, clause (4) of the first paragraph of this covenant, (a) any Restricted Subsidiary of the Company may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Company and (b) any Restricted Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to any other Restricted Subsidiary. Notwithstanding the preceding clauses (2) and (3) (which does not apply to the transactions referred to in this sentence), the Company may consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Company, reincorporating the Company in another jurisdiction, or changing the legal form of the Company.

        There is no precise established definition of the phrase "substantially all" under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve "all or substantially all" of the property or assets of a Person.

        The foregoing provisions (other than the requirements of clause (2) of the first paragraph of this covenant) shall not apply to the creation of a new subsidiary as a Restricted Subsidiary of the Company.

The Co-Issuer

        The Co-Issuer may not consolidate with, merge with or into any person or permit any person to merge with or into the Co-Issuer unless:

  (1)
  concurrently therewith, a Subsidiary of the Company that is a limited liability company or corporation organized under the laws of the United States of America or any state thereof or the District of Columbia (which may be the Co-Issuer or the continuing person as a result of such transaction) expressly assumes all of the obligations of the Co-Issuer under the Notes, the indentures, the registration rights agreement and, in the case of the Secured Notes, the Security Documents; or

  (2)
  after giving effect to the transaction, at least one obligor on the Notes is a limited liability company or corporation organized under the laws of the United States of America or any state thereof or the District of Columbia.

        Upon the consummation of any transaction effected in accordance with these provisions, the resulting, surviving or transferee Co-Issuer will succeed to, and be substituted for, and may exercise every right and power of, the Co-Issuer under each indenture and the Notes with the same effect as if such successor Person had been named as the Co-Issuer in each indenture. Upon such substitution, the Co-Issuer will be released from its obligations under each indenture and the Notes.

Guarantors

        No Guarantor may

  •
  consolidate with or merge with or into any Person, or

  •
  sell, convey, transfer or dispose of, all or substantially all its assets as an entirety or substantially as an entirety, in one transaction or a series of related transactions, to any Person, or

  •
  permit any Person to merge with or into the Guarantor unless:

  (A)
  the other Person is the Company or any Restricted Subsidiary that is Guarantor or becomes a Guarantor concurrently with the transaction); or

  (B)
  (1) either (x) a Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes all of the obligations of the Guarantor under its Note Guarantee, the registration rights agreement and, in the case of the Secured Notes, the Security Documents; and (2) immediately after giving effect to the transaction, no Default has occurred and is continuing; or

  (C)
  the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to the Company or a Restricted Subsidiary) otherwise permitted by the indentures.

        There is no precise established definition of the phrase "substantially all" under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve "all or substantially all" of the property or assets of a Person.

Suspension of Covenants on Achievement of Investment Grade Status

        If on any date following the Original Issue Date, the Notes of any series have achieved Investment Grade Status and no Default or Event of Default has occurred and is continuing (a "Suspension Event"), then, beginning on that day and continuing until the Reversion Date applicable to such series of the Notes, the provisions of the applicable indenture summarized under the following captions will not apply to such Notes: "—Certain Covenants—Limitation on Restricted Payments," "—Certain Covenants—Limitation on Indebtedness," "—Certain Covenants—Limitation on Restrictions on Distributions from Restricted Subsidiaries," "—Certain Covenants—Limitation on Affiliate Transactions," and "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock," "—Certain Covenants—Impairment of Security Interest," and the provisions of clause (3) of the first paragraph of the covenant described under "—Certain Covenants—Merger and Consolidation", and, in each case, any related default provision of such indenture will cease to be effective and will not be applicable to the Company and its Restricted Subsidiaries. Such covenants and any related default provisions will again apply according to their terms from the first day on which a Suspension Event ceases to be in effect. Such covenants will not, however, be of any effect with regard to actions of the Company properly taken during the continuance of the Suspension Event, and the "—Certain Covenants—Limitation on Restricted Payments" covenant will be interpreted as if it has been in effect since the date of such indenture except that no default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended. On the Reversion Date, all Indebtedness Incurred during the continuance of the Suspension Event will be classified, at the Company's option, as having been Incurred pursuant to the first paragraph of the covenant described under "—Certain Covenants—Limitation on Indebtedness" or one of the clauses set forth in the second paragraph of such covenant (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred prior to the Suspension Event and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be incurred under the first two paragraphs of the covenant described under "—Certain Covenants—Limitation on Indebtedness," such Indebtedness will be deemed to have been outstanding on the Original Issue Date, so that it is classified as permitted under clause (4)(b) of the second paragraph of the covenant described under "—Certain Covenants—Limitation on Indebtedness".

        In addition, so long as each of Moody's and S&P (or another Nationally Recognized Statistical Ratings Organization which has provided a rating used to achieve Investment Grade Status) has been notified in advance that such Investment Grade Status will result in such release, all Liens securing such Secured Notes will be released upon achievement of an Investment Grade rating, as shall any future obligation to grant further security or Note Guarantees. All such Liens, and such further obligation to grant Guarantees and security, shall be reinstated upon the Reversion Date.

Impairment of Security Interest

        The Company shall not, and shall not permit any Restricted Subsidiary to, take or omit to take any action that would have the result of materially impairing the security interest with respect to the Collateral (it being understood that the Incurrence of Permitted Collateral Liens shall under no circumstances be deemed to materially impair the security interest with respect to the Collateral) for the benefit of the Trustee and the Holders, and the Company shall not, and shall not permit any Restricted Subsidiary to, grant to any Person other than the Collateral Agent, for the benefit of the Trustee and the Holders and the other beneficiaries described in the Security Documents, any interest whatsoever in any of the Collateral, except that the Company and its Restricted Subsidiaries may Incur Permitted Collateral Liens and the Collateral may be discharged, transferred or released in accordance with the applicable indenture or the applicable Security Documents.

Events of Default

        Each of the following is an Event of Default under the applicable indenture:

  (1)
  default in any payment of interest or Additional Interest, if any, on any Note when due and payable, continued for 30 days;

  (2)
  default in the payment of the principal amount of or premium, if any, on any Note issued under such indenture when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

  (3)
  failure to comply for 30 days after written notice by the Trustee on behalf of the Holders or by the Holders of 30% in principal amount of the outstanding Notes with any of the Issuers obligations under the covenants described under "—Change of Control" above or under the covenants described under "—Certain Covenants" above (in each case, other than a failure to purchase Notes which will constitute an Event of Default under clause (2) above);

  (4)
  failure to comply for 60 days after written notice by the Trustee on behalf of the Holders or by the Holders of 30% in principal amount of the outstanding Notes with the Issuers other agreements contained in such indenture;

  (5)
  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by either Issuer or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by either Issuer any of its Restricted Subsidiaries) other than Indebtedness owed to either Issuer or a Restricted Subsidiary whether such Indebtedness or Guarantee now exists, or is created after the date hereof, which default:

  (a)
  is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness, immediately upon the expiration of the grace period provided in such Indebtedness ("payment default"); or

  (b)
  results in the acceleration of such Indebtedness prior to its maturity (the "cross acceleration provision");

    and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates €100 million or more;

  (6)
  certain events of bankruptcy, insolvency or court protection of either Issuer or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuers and their Restricted Subsidiaries), would constitute a Significant Subsidiary (the "bankruptcy provisions");

  (7)
  failure by the Issuers or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuers and their Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of €100 million (exclusive of any amounts that a solvent insurance company has acknowledged liability for), which judgments are not paid, discharged or stayed for a period of 60 days after the judgment becomes final (the "judgment default provision");

  (8)
  with respect to the Secured Notes only, any security interest under the Security Documents on any material Collateral shall, at any time, cease to be in full force and effect (other than in accordance with the terms of the relevant Security Document and the indenture) for any reason other than the satisfaction in full of all obligations under the indenture or the release or amendment of any such security interest in accordance with the terms of such indenture or such Security Document or any such security interest created thereunder shall be declared invalid or unenforceable or either Issuer shall assert in writing that any such security interest is invalid or unenforceable and any such Default continues for 10 days (the "security default provisions"); and

  (9)
  any Guarantee ceases to be in full force and effect, other than in accordance with the terms of the applicable indenture or a Guarantor denies or disaffirms its obligations under its Guarantee, other than in accordance with the terms thereof or upon release of the Guarantee in accordance with the applicable indenture.

        However, a default under clauses (3), (4), (5) or (7) of this paragraph will not constitute an Event of Default until the Trustee or the Holders of 30% in principal amount of the Notes then outstanding under the applicable indenture notify either Issuer of the default and, with respect to clauses (3), (4), (5) and (7) the Issuers does not cure such default within the time specified in clauses (3), (4), (5) or (7), as applicable, of this paragraph after receipt of such notice.

        If an Event of Default (other than an Event of Default described in clause (6) above) occurs and is continuing, the Trustee by notice to either Issuer or the Holders of at least 30% in principal amount of the Notes then outstanding under the applicable indenture by written notice to either Issuer and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, including Additional Interest, if any, on all the Notes under applicable indenture to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest, including Additional Interest, if any, will be due and payable immediately. In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (5) under "Events of Default" has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to clause (5) shall be remedied or cured, or waived by the holders of the Indebtedness, or the Indebtedness that gave rise to such Event of Default shall have been discharged in full, within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest, including Additional Interest, if any, on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

        If an Event of Default described in clause (6) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest, including Additional Interest, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

        The Holders of a majority in principal amount of the Notes then outstanding under the applicable indenture may waive all past or existing Defaults or Events of Default (except with respect to nonpayment of principal, premium or interest, or Additional Interest, if any) and rescind any such acceleration with respect to such Notes and its consequences if rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

        Subject to the provisions of the applicable indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under such indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security reasonably satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, no Holder may pursue any remedy with respect to the applicable indenture or the Notes unless:

  (1)
  such Holder has previously given the Trustee written notice that an Event of Default is continuing;

  (2)
  Holders of at least 30% in principal amount of the Notes then outstanding under the applicable indenture have requested in writing the Trustee to pursue the remedy;

  (3)
  such Holders have offered in writing the Trustee reasonable security or indemnity against any loss, liability or expense;

  (4)
  the Trustee has not complied with such request within 60 days after the receipt of the written request and the offer of security or indemnity; and

  (5)
  the Holders of a majority in principal amount of the Notes then outstanding under the applicable indenture have not given the Trustee a written direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

        Subject to certain restrictions, the Holders of a majority in principal amount of the Notes then outstanding are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. Each indenture provides that, in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the applicable indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the applicable indenture, the Trustee will be entitled to indemnification reasonably satisfactory to it against all losses and expenses caused by taking or not taking such action.

        Each indenture provides that if a Default occurs and is continuing and the Trustee is informed of such occurrence by either Issuer, the Trustee must give notice of the Default to the Holders within 60 days after being notified by either Issuer. Except in the case of a Default in the payment of principal of, or premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as a committee of trust officers of the Trustee in good faith determines that withholding notice is in the interests of the Holders. The Issuers are required to deliver to the Trustee, within 120 days after the end of each fiscal year, an Officer's Certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuers are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events of which it is aware which would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

        The Notes provide for the Trustee to take action on behalf of the Holders in certain circumstances, but only if the Trustee is indemnified to its satisfaction. It may not be possible for the Trustee to take certain actions in relation to the Notes and, accordingly, in such circumstances the

Trustee will be unable to take action, notwithstanding the provision of an indemnity to it, and it will be for Holders to take action directly.

Amendments and Waivers

        Subject to certain exceptions, the Note Documents may be amended, supplemented or otherwise modified with the consent of the Holders of a majority in principal amount of the Notes issued under an indenture then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes) and, subject to certain exceptions, any default or compliance with any provisions thereof may be waived with the consent of the Holders of a majority in principal amount of the Notes issued under such indenture then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes); provided that, if any amendment, waiver or other modification will only affect one series of the Notes, only the consent of a majority in principal amount of the then outstanding Notes of such series shall be required. However, without the consent of Holders holding not less than 100% (or, in the case of clauses (7), (8), and (10), 90%) of the then outstanding principal amount of Notes issued under an indenture, an amendment or waiver may not, with respect to any such Notes held by a non-consenting Holder:

  (1)
  reduce the principal amount of such Notes whose Holders must consent to an amendment;

  (2)
  reduce the stated rate of or extend the stated time for payment of interest on any such Note;

  (3)
  reduce the principal of or extend the Stated Maturity of any such Note;

  (4)
  reduce the premium payable upon the redemption of any such Note or change the time at which any such Note may be redeemed, in each case as described above under "—Optional Redemption";

  (5)
  make any such Note payable in money other than that stated in such Note;

  (6)
  impair the right of any Holder to receive payment of principal of and interest, including Additional Interest, on such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder's Notes;

  (7)
  make any change in the provision of the applicable indenture described under "—Withholding Taxes" that adversely affects the right of any Holder of such Notes in any material respect or amends the terms of such Notes in a way that would result in a loss of an exemption from any of the Taxes described thereunder or an exemption from any obligation to withhold or deduct Taxes so described thereunder unless the Payor agrees to pay Additional Amounts, if any, in respect thereof;

  (8)
  release the security interest granted for the benefit of the Holders in the Collateral other than pursuant to the terms of the Security Document or as otherwise permitted by the applicable indenture;

  (9)
  waive a Default or Event of Default with respect to the nonpayment of principal, premium or interest (except pursuant to a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of such Notes and a waiver of the payment default that resulted from such acceleration); or

  (10)
  make any change in the amendment or waiver provisions which require the Holders' consent described in this sentence.

        Notwithstanding the foregoing, without the consent of any Holder, the Issuers, the Trustee and the other parties thereto, as applicable, may amend or supplement any Note Documents:

  (1)
  to cure any ambiguity, omission, defect, error or inconsistency, conform any provision to this "Description of the Exchange Notes", or reduce the minimum denomination of any Note;

  (2)
  to provide for the assumption by a successor Person of the obligations of the Issuers under any Note Document;

  (3)
  to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

  (4)
  to add to the covenants or provide for a Guarantee for the benefit of the Holders or surrender any right or power conferred upon the Issuer or any Restricted Subsidiary;

  (5)
  to make any change that does not adversely affect the rights of any Holder in any material respect;

  (6)
  to, at the Issuer's election, comply with any requirement of the SEC in connection with the qualification of the applicable indenture under the Trust Indenture Act, if such qualification is required;

  (7)
  to make such provisions as necessary (as determined in good faith by the Issuers) for the issuance of Additional Notes;

  (8)
  to provide for any Restricted Subsidiary to provide a Guarantee in accordance with the Covenant described under "—Certain Covenants—Limitation on Indebtedness," to add Guarantees with respect to the Notes, to add security to or for the benefit of the Notes, or to confirm and evidence the release, termination, discharge or retaking of any Guarantee or Lien (including the Collateral and the Security Document) with respect to or securing the Notes when such release, termination, discharge or retaking is provided for under the applicable indenture or the Security Documents;

  (9)
  to evidence and provide for the acceptance and appointment under the applicable indenture of a successor Trustee pursuant to the requirements thereof or to provide for the accession by the Trustee to any Note Document; or

  (10)
  in the case of the Security Documents, to mortgage, pledge, hypothecate or grant a security interest in favor of the Collateral Agent for the benefit of parties to the Senior Facilities Agreement, in any property which is required by the Senior Facilities Agreement (as in effect on the Original Issue Date) to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Collateral Agent, or to the extent necessary to grant a security interest for the benefit of any Person; provided that the granting of such security interest is not prohibited by the applicable indenture and the covenant described under "—Certain Covenants—Impairment of Security Interest" is complied with.

        The Issuers will, for so long as the Notes are listed on the Irish Stock Exchange, to the extent required by its rules, inform the Irish Stock Exchange of any of the foregoing amendments, supplements and waivers and provide, if necessary, a supplement to this prospectus setting forth reasonable details in connection with any such amendments, supplements or waivers.

        The consent of the Holders is not necessary under the applicable indenture to approve the particular form of any proposed amendment of any Note Document. It is sufficient if such consent approves the substance of the proposed amendment. A consent to any amendment or waiver under the applicable indenture by any Holder of Notes given in connection with a tender of such Holder's Notes will not be rendered invalid by such tender.

        For so long as the Notes are listed on the Irish Stock Exchange and the rules of such exchange so require, the Issuers will deliver notice of any amendment, supplement and waiver in Ireland to the Companies Announcement Office in Dublin.

Acts by Holders

        In determining whether the Holders of the required principal amount of the Notes have concurred in any direction, waiver or consent, the Notes owned by the Issuer or by any Person directly or indirectly controlled, or controlled by, or under direct or indirect common control with, the Issuers will be disregarded and deemed not to be outstanding.

Defeasance

        Either Issuer at any time may terminate all obligations of the Issuers under any series of the Notes and the applicable indenture ("legal defeasance") and cure all then existing Defaults and Events of Default, except for certain obligations, including those respecting the defeasance trust, the rights, powers, trusts, duties, immunities and indemnities of the Trustee and the obligations of the Issuers in connection therewith and obligations concerning issuing temporary Notes, registration of Notes mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust. Subject to the foregoing, if either Issuer exercises its legal defeasance option, the Security Documents in effect at such time will terminate (other than with respect to the defeasance trust).

        The Issuers at any time may terminate their obligations under the covenants described under "—Certain Covenants" (other than clauses (1) and (2) of "—Certain Covenants—Merger and Consolidation") and "—Change of Control" and the default provisions relating to such covenants described under "—Events of Default" above, the operation of the cross-default upon a payment default, the cross acceleration provisions, the bankruptcy provisions with respect to the Issuers and Significant Subsidiaries, the judgment default provision, the guarantee provision and the security default provision described under "—Events of Default" above ("covenant defeasance").

        The Issuers at their option at any time may exercise their legal defeasance option notwithstanding their prior exercise of their covenant defeasance option. If the Issuers exercise their legal defeasance option, payment of the relevant series of Notes may not be accelerated because of an Event of Default with respect to such Notes. If the Issuers exercise their covenant defeasance option with respect to any series of the Notes, payment of such Notes may not be accelerated because of an Event of Default specified in clause (3) (other than with respect to clauses (1) and (2) of the covenant described under "—Certain Covenants—Merger and Consolidation"), (4), (5), (6) (with respect only to the Issuers and Significant Subsidiaries), (7), (8) or (9) under "—Events of Default" above.

        In order to exercise either defeasance option, the Issuers must irrevocably deposit in trust (the "defeasance trust") with the Trustee cash in euros or euro-denominated European Government Obligations or a combination thereof (in the case of a series of Notes denominated in euros) or in dollars or U.S. Government Obligations or a combination thereof (in case of a series of Notes denominated in dollars) for the payment of principal, premium, if any, and interest on a series of Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of:

  (1)
  an Opinion of Counsel in the United States to the effect that Holders of the relevant Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and in the case of legal defeasance only, such Opinion of Counsel in the United States must be based on a ruling of the U.S. Internal Revenue Service or other change in applicable U.S. federal income tax law);

  (2)
  an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions, following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, liquidation, reorganization, administration, moratorium, receivership or similar laws affecting creditors' rights generally under any applicable U.S. federal or state law and that the Trustee has a perfected security interest in such trust funds for the ratable benefit of the Holders;

  (3)
  an Officer's Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying, defrauding or preferring any creditors of the Issuers;

  (4)
  an Officer's Certificate and an Opinion of Counsel (which opinion of counsel may be subject to customary assumptions and exclusions), each stating that that all conditions precedent provided for or relating to legal defeasance or covenant defeasance, as the case may be, have been complied with;

  (5)
  an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the U.S. Investment Company Act of 1940; and

  (6)
  the Issuers deliver to the Trustee all other documents or other information that the Trustee may reasonably require in connection with either defeasance option.

Satisfaction and Discharge

        Each indenture, and the rights of the Trustee and the Holders under the Security Document will be discharged and cease to be of further effect (except as to surviving rights of conversion or transfer or exchange of the affected series of the Notes, as expressly provided for in the applicable indenture) as to all Notes then outstanding of any series when (1) either (a) all the Notes of such series previously authenticated and delivered (other than certain lost, stolen or destroyed Notes, and certain Notes for which provision for payment was previously made and thereafter the funds have been released to the Issuers) have been delivered to the Trustee for cancellation; or (b) all Notes of such series not previously delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers; (2) the Issuer has deposited or caused to be deposited with the Trustee, money or euro-denominated European Government Obligations (in the case of Notes denominated in euros), U.S. Government Obligations (in the case of Notes denominated in dollars), or a combination thereof, as applicable, in an amount sufficient to pay and discharge the entire indebtedness on the Notes of such series not previously delivered to the Trustee for cancellation, for principal, premium, if any, and interest to the date of deposit (in the case of Notes that have become due and payable), or to the Stated Maturity or redemption date, as the case may be; (3) the Issuers have paid or caused to be paid all other sums payable under the applicable indenture; and (4) the Issuers have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel each to the effect that all conditions precedent under the "Satisfaction and Discharge" section of the applicable indenture relating to the satisfaction and discharge of such indenture have been complied with, provided that any such counsel may rely on any Officer's Certificate as to matters of fact (including as to compliance with the foregoing clauses (1), (2) and (3)).

No Personal Liability of Directors, Officers, Employees and Shareholders

        No director, officer, employee, incorporator or shareholder of either Issuer or any of their respective Subsidiaries or Affiliates, as such, shall have any liability for any obligations of either Issuer under the Note Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the U.S. federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Concerning the Trustee and Certain Agents

        Deutsche Bank Trust Company Americas has been appointed as Trustee under each indenture. Each indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are set forth specifically in such indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under such indenture and use the same degree of care that a prudent Person would use in conducting its own affairs. The permissive rights of the Trustee to take or refrain from taking any action enumerated in such indenture will not be construed as an obligation or duty.

        Each indenture imposes certain limitations on the rights of the Trustee, should it become a creditor of either Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with either Issuer and its Affiliates and Subsidiaries.

        Each indenture sets out the terms under which the Trustee may retire or be removed, and replaced. Such terms will include, among others, (1) that the Trustee may be removed at any time by the Holders of a majority in principal amount of the Notes then outstanding, or may resign at any time by giving written notice to the Issuers and (2) that if the Trustee at any time (a) has or acquires a conflict of interest that is not eliminated, (b) fails to meet certain minimum limits regarding the aggregate of its capital and surplus or (c) becomes incapable of acting as Trustee or becomes insolvent or bankrupt, then the Issuer may remove the Trustee, or any Holder who has been a bona fide Holder for not less than 6 months may petition any court for removal of the Trustee and appointment of a successor Trustee.

        Any removal or resignation of the Trustee shall not become effective until the acceptance of appointment by the successor Trustee.

        Each indenture contains provisions for the indemnification of the Trustee for any loss, liability, taxes and expenses incurred without negligence, willful misconduct or bad faith on its part, arising out of or in connection with the acceptance or administration of such indenture.

Notices

        All notices to Holders of each series of Notes will be validly given if mailed to them at their respective addresses in the register of the Holders of such Notes, if any, maintained by the Registrar. In addition, for so long as any of the Notes are listed on the Irish Stock Exchange and its rules so require, notices with respect to the Notes listed on the Irish Stock Exchange will be given to the Companies Announcement Office in Dublin. For so long as any Notes are represented by Global Notes, all notices to Holders of the Notes will be delivered to Euroclear, Clearstream and DTC, delivery of which shall be deemed to satisfy the requirements of this paragraph, each of which will give such notices to the holders of Book-Entry Interests.

        Each such notice shall be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made; provided that, if notices are mailed, such notice shall be deemed to have been given on the later of such publication and the seventh day after being so mailed. Any notice or communication mailed to a Holder shall be mailed to such Person by first-class mail or other equivalent means and shall be sufficiently given to him if so mailed within the time prescribed. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

Prescription

        Claims against the Issuer for the payment of principal, or premium, if any, on the Notes will be prescribed ten years after the applicable due date for payment thereof. Claims against either Issuer for the payment of interest on the Notes will be prescribed five years after the applicable due date for payment of interest.

Currency Indemnity and Calculation of Euro-Denominated Restrictions

        In the case of the Notes denominated in euros, the euro, and in the case of the Notes denominated in dollars, the dollar, is respectively the sole currency of account and payment for all sums payable by the Issuers under or in connection with the Notes denominated in euros and the Notes denominated in dollars, as the case may be, including damages. Any amount received or recovered in a currency other than euro (in the case of Notes denominated in euros) or the dollar (in the case of Notes denominated in dollars), whether as a result of, or the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Issuers or otherwise by any Holder or by the Trustee, in respect of any sum expressed to be due to it from the Issuers will only constitute a discharge to the Issuers to the extent of the euro amount or the dollar amount, as the case may be, which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).

        If that euro amount is less than the euro amount expressed to be due to the recipient or the Trustee under any Note denominated in euros, or if that dollar amount is less than the dollar amount expressed to be due to the recipient or the Trustee under any Note denominated in dollars, the Issuers will indemnify them against any loss sustained by such recipient or the Trustee as a result. In any event, the Issuers will indemnify the recipient or the Trustee against the cost of making any such purchase. For the purposes of this currency indemnity provision, it will be prima facie evidence of the matter stated therein for the Holder of a Note or the Trustee to certify in a manner satisfactory to the Issuers (indicating the sources of information used) the loss it Incurred in making any such purchase. These indemnities constitute a separate and independent obligation from the Issuers' other obligations, will give rise to a separate and independent cause of action, will apply irrespective of any waiver granted by any Holder of a Note or the Trustee (other than a waiver of the indemnities set out herein) and will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note or to the Trustee.

        Except as otherwise specifically set forth herein, for purposes of determining compliance with any euro-denominated restriction herein, the Euro Equivalent amount for purposes hereof that is denominated in a non-euro currency shall be calculated based on the relevant currency exchange rate in effect on the date such non-euro amount is Incurred or made, as the case may be.

Enforceability of Judgments

        Since substantially all the assets of the Issuers are held by Subsidiaries located outside the United States, any judgment obtained in the United States against either Issuer, including judgments with respect to the payment of principal, premium, if any, interest, Additional Interest, if any, and any redemption price and any purchase price with respect to the Notes, may not be collectable within the United States.

Consent to Jurisdiction and Service

        In relation to any legal action or proceedings arising out of or in connection with the indentures and the Notes, the Issuers will in the applicable indenture irrevocably submit to the jurisdiction of the federal and state courts in the Borough of Manhattan in the City of New York, County and State of New York, United States.

Governing Law

        The indentures and the Notes, including any Note Guarantees, and the rights and duties of the parties thereunder shall be governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

        "Acquired Indebtedness" means Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary, or (2) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with such Person becoming a Restricted Subsidiary of the Company or such acquisition or (3) of a Person at the time such Person merges with or into or consolidates or otherwise combines with the Company or any Restricted Subsidiary. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets and, with respect to clause (3) of the preceding sentence, on the date of the relevant merger, consolidation or other combination.

        "Acquisition Agreement" means the Stock Purchase Agreement entered into prior to the Original Issue Date among Philips, the Company and Holdings (including all exhibits and schedules thereto) as amended from time to time.

        "Agreed Security Principles" means the Agreed Security Principles as set out in an annex to the Senior Facilities Agreement as in effect on the Original Issue Date, as applied reasonably and in good faith by the Company.

        "ASMC" means Advanced Semiconductor Manufacturing Corporation of Shanghai and any successor business thereto and their respective subsidiaries, assets and businesses.

        "Additional Assets" means:

  (1)
  any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Company, a Restricted Subsidiary or otherwise useful in a Similar Business (it being understood that capital expenditures on property or assets already used in Similar Business or to replace any property or assets that are the subject of such Asset Disposition shall be deemed an investment in Additional Assets);

  (2)
  the Capital Stock of a Person that is engaged in a Similar Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary of the Company; or

  (3)
  Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of the Company.

        "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For the avoidance of doubt, neither Philips nor any of its subsidiaries, joint ventures or operations shall be deemed to be an "Affiliate" of the Company or any Restricted Subsidiary due solely to its ownership of Voting Stock of the Company or the presence of its or their nominee on the Board of Directors of the Company, in each case at the percentage level disclosed in this prospectus.

        "Applicable Premium" means the greater of (A) 1% of the principal amount of the applicable Note and (B):

  (1)
  with respect to any Euro Fixed Rate Senior Unsecured Note on any redemption date, the excess (to the extent positive) of:

  (a)
  the present value at such redemption date of (i) the redemption price of such Euro Fixed Rate Senior Unsecured Note at October 15, 2011 (such redemption price (expressed in percentage of principal amount) being set forth in the table under "—Optional Redemption—Euro Fixed Rate Senior Unsecured Notes" (excluding accrued and unpaid interest)), plus (ii) all required interest payments due on such Euro Fixed Rate Senior Unsecured Note to and including such date set forth in clause (i) (excluding accrued but unpaid interest), computed upon the redemption date using a discount rate equal to the Bund Rate at such redemption date plus 50 basis points; over

  (b)
  the outstanding principal amount of such Euro Fixed Rate Senior Unsecured Note and

  (2)
  with respect to any Dollar Fixed Rate Senior Secured Note or Dollar Fixed Rate Senior Unsecured Note, as the case may be, on any redemption date, the excess (to the extent positive) of:

  (a)
  the present value at such redemption date of (i) the redemption price of such Dollar Fixed Rate Senior Secured Note at October 15, 2010 or Dollar Fixed Rate Senior Unsecured Note at October 15, 2011 as the case may be (such redemption price (expressed in percentage of principal amount) being set forth in the applicable table under "—Optional Redemption—Dollar Fixed Rate Senior Secured Notes" or "—Optional Redemption—Dollar Fixed Rate Senior Unsecured Notes" (excluding accrued but unpaid interest)), plus (ii) all required interest payments due on such Dollar Fixed Rate Senior Secured Note or Dollar Fixed Rate Senior Unsecured Note, as the case may be, to and including such date set forth in clause (i) (excluding accrued but unpaid interest), computed upon the redemption date using a discount rate equal to the Treasury Rate at such redemption date plus 50 basis points; over

  (b)
  the outstanding principal amount of such Dollar Fixed Rate Senior Secured Note or Dollar Fixed Rate Senior Unsecured Note, as the case may be.

in each case, as calculated by the Issuers or on behalf of the Issuers by such Person as the Issuers shall designate.

        "Asset Disposition" means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases (other than operating leases entered into in the ordinary course of business), transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction. Notwithstanding the preceding provisions of this definition, the following items shall not be deemed to be Asset Dispositions:

  (1)
  a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

  (2)
  a disposition of cash, Cash Equivalents, Temporary Cash Investments or Investment Grade Securities;

  (3)
  a disposition of inventory or other assets in the ordinary course of business;

  (4)
  a disposition of obsolete, surplus or worn out equipment or other assets or equipment or other assets that are no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries;

  (5)
  transactions permitted under "—Certain Covenants—Merger and Consolidation—The Company" or a transaction that constitutes a Change of Control;

  (6)
  an issuance of Capital Stock by a Restricted Subsidiary to the Company or to another Restricted Subsidiary or as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors;

  (7)
  any dispositions of Capital Stock, properties or assets in a single transaction or series of related transactions with a fair market value (as determined in good faith by the Company) of less than €30 million;

  (8)
  any Restricted Payment that is permitted to be made, and is made, under the covenant described above under "—Certain Covenants—Limitation on Restricted Payments" and the making of any Permitted Payment or Permitted Investment or, solely for purposes of clause (3) of the first paragraph under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock", asset sales (other than sales of securities or indebtedness of SSMC so long as it is not a Restricted Subsidiary), the proceeds of which are used to make such Restricted Payments or Permitted Investments;

  (9)
  dispositions in connection with Permitted Liens;

  (10)
  dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

  (11)
  the licensing or sub-licensing of intellectual property or other general intangibles and licenses, sub-licenses, leases or subleases of other property, in each case, in the ordinary course of business;

  (12)
  foreclosure, condemnation or any similar action with respect to any property or other assets;

  (13)
  the sale or discount (with or without recourse, and on customary or commercially reasonable terms and for credit management purposes) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable;

  (14)
  any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary (with the exception of (x) SSMC and (y) Investments in Unrestricted Subsidiaries acquired pursuant to clause (15) of the definition of Permitted Investments);

  (15)
  any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

  (16)
  any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

  (17)
  any disposition of assets to a Person who is providing services related to such assets, the provision of which have been or are to be outsourced by the Company or any Restricted Subsidiary to such Person; provided, however, that the Board of Directors shall certify that in the opinion of the Board of Directors, the outsourcing transaction will be economically beneficial to the Company and its Restricted Subsidiaries (considered as a whole); provided, further, that the fair market value of the assets disposed of, when taken together with all other dispositions made pursuant to this clause (17), does not exceed €50 million; and

  (18)
  any disposition with respect to property built, owned or otherwise acquired by the Company or any Restricted Subsidiary pursuant to customary sale and lease-back transactions, asset securitizations and other similar financings permitted by the applicable indenture.

        "Associate" means (i) any Person engaged in a Similar Business of which the Company or its Restricted Subsidiaries are the legal and beneficial owners of between 20% and 50% of all outstanding Voting Stock, (ii) any joint venture entered into by the Company or any Restricted Subsidiary of the Company and (iii) until and unless designated otherwise by the Company in a notice to the Trustee, Crolles.

        "Board of Directors" means (1) with respect to the Company or any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (2) with respect to any partnership, the board of directors or other governing body of the general partner of the partnership or any duly authorized committee thereof; and (3) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function. For the purposes of the definition of Change of Control only, Board of Directors of the Company shall mean the Company's supervisory board or its managing board. Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors (excluding employee representatives, if any) on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval).

        "Bund Rate" means the yield to maturity at the time of computation of direct obligations of the Federal Republic of Germany (Bunds or Bundesanleihen) with a constant maturity (as officially compiled and published in the most recent financial statistics that has become publicly available at least two Business Days (but not more than five Business Days) prior to the redemption date (or, if such financial statistics are not so published or available, any publicly available source of similar market data selected by the Issuers in good faith)) most nearly equal to the period from the redemption date to October 15, 2007 in the case of the Euro Floating Rate Senior Secured Notes, or October 15, 2011 in the case of the Euro Fixed Rate Senior Unsecured Notes; provided, however, that if the period from the redemption date to the applicable date set forth above is not equal to the constant maturity of a direct obligation of the Federal Republic of Germany for which a weekly average yield is given, the Bund Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of direct obligations of the Federal Republic of Germany for which such yields are given, except that if the period from such redemption date to the applicable date set forth above is less than one year, the weekly average yield on actually traded direct obligations of the Federal Republic of Germany adjusted to a constant maturity of one year shall be used.

        "Business Day" means each day that is not a Saturday, Sunday or other day on which banking institutions in London, United Kingdom, or New York, New York, United States are authorized or required by law to close; provided, however, that for any payments to be made under the applicable indenture, such day shall also be a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer ("TARGET") payment system is open for the settlement of payments.

        "Capital Stock" of any Person means any and all shares of, rights to purchase, warrants or options for, or other equivalents of or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

        "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes on the basis of GAAP. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined on the basis of GAAP, and the Stated

Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

        "Cash Equivalents" means:

  (1)
  securities issued or directly and fully Guaranteed or insured by the United States or Canadian governments, a member state of the European Union, Switzerland or Norway or, in each case, any agency or instrumentality of thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof), having maturities of not more than two years from the date of acquisition;

  (2)
  certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers' acceptances having maturities of not more than one year from the date of acquisition thereof issued by any Lender or by any bank or trust company (a) whose commercial paper is rated at least "A-1" or the equivalent thereof by S&P or at least "P-1" or the equivalent thereof by Moody's (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) or (b) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of €500 million;

  (3)
  repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (1) and (2) entered into with any bank meeting the qualifications specified in clause (2) above;

  (4)
  commercial paper rated at the time of acquisition thereof at least "A-2" or the equivalent thereof by S&P or "P-2" or the equivalent thereof by Moody's or carrying an equivalent rating by a Nationally Recognized Statistical Rating Organization, if both of the two named rating agencies cease publishing ratings of investments or, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long-term debt, and in any case maturing within one year after the date of acquisition thereof;

  (5)
  readily marketable direct obligations issued by any state of the United States of America, any province of Canada, any member of the European Union, Switzerland or Norway or any political subdivision thereof, in each case, having one of the two highest rating categories obtainable from either Moody's or S&P (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of not more than two years from the date of acquisition;

  (6)
  Indebtedness or preferred stock issued by Persons with a rating of "BBB-" or higher from S&P or "Baa3" or higher from Moody's (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of 12 months or less from the date of acquisition;

  (7)
  bills of exchange issued in the United States, Canada, a member state of the European Union, Switzerland, Norway or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

  (8)
  interests in any investment company, money market or enhanced high yield fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (7) above; and

  (9)
  for purposes of clause (2) of the definition of "Asset Disposition", the marketable securities portfolio owned by the Company and its Subsidiaries on the Issue Date.

        "Change of Control" means:

  (1)
  the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any "person" or "group" of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date), other than one or more Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Issue Date), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company, provided that for the purposes of this clause, (x) no Change of Control shall be deemed to occur by reason of the Company becoming a Subsidiary of a Successor Parent and (y) any Voting Stock of which any Permitted Holder is the "beneficial owner" (as so defined) shall not be included in any Voting Stock of which any such person or group is the "beneficial owner" (as so defined), unless that person or group is not an affiliate of a Permitted Holder and has greater voting power with respect to that Voting Stock;

  (2)
  following the Initial Public Offering of the Company or any Parent, during any period of two consecutive years, individuals who at the beginning of such period constituted the majority of the directors (excluding any employee representatives, if any) on the Board of Directors of the Company or any Parent (together with any new directors whose election by the majority of such directors on such Board of Directors of the Company or any Parent or whose nomination for election by shareholders of the Company or any Parent, as applicable, was approved by a vote of the majority of such directors on the Board of Directors of the Company or any Parent then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) ceased for any reason to constitute the majority of the directors (excluding any employee representatives, if any) on the Board of Directors of the Company or any Parent, then in office; or

  (3)
  the sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to a Person, other than a Restricted Subsidiary or one or more Permitted Holders.

        "Clearstream" means Clearstream Banking, a société anonyme as currently in effect or any successor securities clearing agency.

        "Code" means the United States Internal Revenue Code of 1986, as amended.

        "Commodity Hedging Agreements" means in respect of a Person any commodity purchase contract, commodity futures or forward contract, commodities option contract or other similar contract (including commodities derivative agreements or arrangements), to which such Person is a party or a beneficiary.

        "Consolidated EBITDA" for any period means, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

  (1)
  Fixed Charges and items (w), (x) and (y) in clause (1) of the definition of Consolidated Interest Expense;

  (2)
  Consolidated Income Taxes;

  (3)
  consolidated depreciation expense;

  (4)
  consolidated amortization expense;

  (5)
  any expenses, charges or other costs related to any Equity Offering, Investment, acquisition (including one-time amounts paid in connection with the acquisition or retention of one or more individuals comprising part of a management team retained to manage the acquired business; provided that such payments are made in connection with such acquisition and are consistent with the customary practice in the industry at the time of such acquisition), disposition, recapitalization or the Incurrence of any Indebtedness permitted by the applicable indenture (in each case whether or not successful) (including any such fees, expenses or charges related to the Transactions (including any expenses in connection with related due diligence activities)), in each case, as determined in good faith by an Officer of the Company;

  (6)
  any minority interest expense (whether paid or not) consisting of income attributable to minority equity interests of third parties in such period;

  (7)
  the amount of management, monitoring, consulting and advisory fees and related expenses paid in such period to the Permitted Holders to the extent permitted by the covenant described under "—Certain Covenants—Limitation on Affiliate Transactions"; and

  (8)
  other non-cash charges, write-downs or items reducing Consolidated Net Income (excluding any such non-cash charge, write-down or item to the extent it represents an accrual of or reserve for cash charges in any future period) or other items classified by the Company as special items less other non-cash items of income increasing Consolidated Net Income (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period).

        Notwithstanding the foregoing, the provision for taxes and the depreciation, amortization, non-cash items, charges and write-downs of a Restricted Subsidiary shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income (loss) of such Restricted Subsidiary was included in calculating Consolidated Net Income for the purposes of this definition.

        "Consolidated Income Taxes" means taxes or other payments, including deferred Taxes, based on income, profits or capital (including without limitation withholding taxes) and franchise taxes of any of the Company and its Restricted Subsidiaries whether or not paid, estimated, accrued or required to be remitted to any governmental authority.

        "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication, the sum of:

  (1)
  consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (t) accretion or accrual of discounted liabilities other than Indebtedness, (u) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (v) any additional interest pursuant to a registration rights agreement with respect to Notes or any securities, (w) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (x) any expensing of bridge, commitment and other financing fees, and (y) interest with respect to Indebtedness of any direct or indirect parent of such Person appearing upon the balance sheet of such Person solely by reason of push-down accounting under GAAP; plus

  (2)
  consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

  (3)
  interest income for such period.

        For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

        "Consolidated Leverage" means the sum of the aggregate outstanding Indebtedness of the Company and its Restricted Subsidiaries (excluding Hedging Obligations except to the extent provided in clause (c) of the penultimate paragraph of the covenant described under "—Certain Covenants—Limitation on Indebtedness").

        "Consolidated Leverage Ratio" means, as of any date of determination, the ratio of (x) Consolidated Leverage at such date to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of the Issuer are available; provided, however, that for the purposes of calculating Consolidated EBITDA for such period, if, as of such date of determination:

  (1)
  since the beginning of such period the Company or any Restricted Subsidiary has disposed of any company, any business, or any group of assets constituting an operating unit of a business (any such disposition, a "Sale") or if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio is such a Sale, Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets which are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period; provided that if any such sale constitutes "discontinued operations" in accordance with the then applicable GAAP, Consolidated Net Income shall be reduced by an amount equal to the Consolidated Net Income (if positive) attributable to such operations for such period or increased by an amount equal to the Consolidated Net Income (if negative) attributable thereto for such period;

  (2)
  since the beginning of such period, the Company or any Restricted Subsidiary (by merger or otherwise) has made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise has acquired any company, any business, or any group of assets constituting an operating unit of a business (any such Investment or acquisition, a "Purchase"), including any such Purchase occurring in connection with a transaction causing a calculation to be made hereunder, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

  (3)
  since the beginning of such period, any Person (that became a Restricted Subsidiary or was merged or otherwise combined with or into the Company or any Restricted Subsidiary since the beginning of such period) will have made any Sale or any Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

        For the purposes of this definition and the definitions of Consolidated EBITDA, Consolidated Income Taxes, Consolidated Interest Expense and Consolidated Net Income, (a) calculations will be as determined in good faith by a responsible financial or chief accounting officer of the Company (including in respect of cost savings and synergies) and (b) in determining the amount of Indebtedness outstanding on any date of determination, pro forma effect shall be given to any Incurrence, repayment, repurchase, defeasance or other acquisition, retirement or discharge of Indebtedness as if such transaction had occurred on the first day of the relevant period.

        "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its Restricted Subsidiaries determined on a consolidated basis on the basis of GAAP; provided, however, that there will not be included in such Consolidated Net Income:

  (1)
  subject to the limitations contained in clause (3) below, any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that the Company's equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution or return on investment or (except in the case of SSMC so long as it is not a Restricted Subsidiary, but only for the purpose of determining the amount available for Restricted Payments (other than Restricted Investments) under clause (c)(1) of the first paragraph of the covenant described under "—Certain Covenants—Limitation on Restricted Payments") could have been distributed, as reasonably determined by an Officer of the Company (subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in clause (2) below);

  (2)
  solely for the purpose of determining the amount available for Restricted Payments under clause (c)(i) of the first paragraph of the covenant described under "—Certain Covenants—Limitation on Restricted Payments," any net income (loss) of any Restricted Subsidiary (other than Guarantors) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company or a Guarantor by operation of the terms of such Restricted Subsidiary's charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (a) restrictions that have been waived or otherwise released, (b) restrictions pursuant to the Notes or the applicable indenture, and (c) restrictions specified in clause (11) (i) of the second paragraph of the covenant described under "—Certain Covenants—Limitation on Restrictions on Distributions from Restricted Subsidiaries," except that the Company's equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause);

  (3)
  any net gain (or loss) realized upon the sale or other disposition of any asset or disposed operations of the Company or any Restricted Subsidiaries (including pursuant to any sale/leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by an Officer or the Board of Directors of the Company);

  (4)
  any extraordinary, exceptional, unusual or nonrecurring gain, loss or charge or any charges or reserves in respect of any restructuring, redundancy or severance or any expenses, charges, reserves or other costs related to the Transactions (including (i) in relation to expenses relating to consulting or operational improvement initiatives, (ii) expenses associated with the closing out of existing management equity programs and (iii) start-up and transaction costs);

  (5)
  the cumulative effect of a change in accounting principles;

  (6)
  any non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions;

  (7)
  all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;

  (8)
  any unrealized gains or losses in respect of Hedging Obligations or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations;

  (9)
  any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

  (10)
  any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Issuer or any Restricted Subsidiary owing to the Issuer or any Restricted Subsidiary;

  (11)
  the purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Company and the Restricted Subsidiaries), as a result of the Transactions or the disentanglement, any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

  (12)
  any goodwill or other intangible asset impairment charge or write-off;

  (13)
  solely for the purpose of determining the amount available for Restricted Investments (but not other Restricted Payments) under clause (c)(i) of the first paragraph of the covenant described under "—Certain Covenants—Limitation on Restricted Payments," (i) only to the extent not otherwise added back to Consolidated Net Income, depreciation and amortization expense to the extent in excess of capital expenditures on property, plant and equipment and (ii) Consolidated Income Taxes to the extent in excess of cash payments made in respect of such Consolidated Income Taxes; and

  (14)
  the impact of capitalized, accrued or accreting or pay-in-kind interest or principal on Subordinated Shareholder Funding.

        "Consolidated Secured Leverage Ratio" means the Consolidated Leverage Ratio, but (x) calculated by excluding all Indebtedness other than Secured Indebtedness (except Secured Indebtedness Incurred pursuant to clause (13) of the second paragraph of the covenant described under "—Certain Covenants—Limitation on Indebtedness" and secured only by assets in the applicable jurisdiction but, for the avoidance of doubt, including Indebtedness secured by Liens permitted under clause (21) of the definition of "Permitted Liens") and (y) calculating Consolidated EBITDA for the purposes of such definition as though (i) consolidated depreciation expense included such expense of the Company and its consolidated subsidiaries attributable to SSMC and Jilin and (ii) consolidated amortization expense included such expense of the Company and its consolidated Subsidiaries attributable to SSMC and Jilin.

        "Contingent Obligations" means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness ("primary obligations") of any other Person (the "primary obligor"), including any obligation of such Person, whether or not contingent:

  (1)
  to purchase any such primary obligation or any property constituting direct or indirect security therefor;

  (2)
  to advance or supply funds:

  (a)
  for the purchase or payment of any such primary obligation; or

  (b)
  to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

  (3)
  to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

        "Credit Facility" means, with respect to the Company or any of its Subsidiaries, one or more debt facilities, indentures or other arrangements (including the Senior Facilities Agreement or commercial paper facilities and overdraft facilities) with banks, other financial institutions or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under the original Senior Facilities Agreement or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term "Credit Facility" shall include any agreement or instrument (1) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (2) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (3) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (4) otherwise altering the terms and conditions thereof.

        "Crolles" means the alliance operated by or to be operated by the Company and its Restricted Subsidiaries (and assets owned by the Company and its Restricted Subsidiaries that are deployed in such alliance, and activities undertaken by any of them as part of such alliance, shall be deemed to be a part of Crolles) and any successor thereto.

        "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement, currency futures contract, currency option contract, currency derivative or other similar agreement to which such Person is a party or beneficiary.

        "Deemed Interest Payments" means, (i) with respect to any Dollar Floating Rate Senior Secured Note, the amount of interest payments, as determined by the Issuers (in consultation with the Paying Agent) as of the relevant date, using an interest rate equal to 2.75% plus the six-month forward LIBOR for dollars as reported by Bloomberg and (ii) with respect to any Euro Floating Rate Senior

Secured Note, the amount of interest payments, as determined by the Issuers (in consultation with the Paying Agent) as of the relevant date, using an interest rate equal to 2.75% plus the six-month forward EURIBOR Rate for euros as reported by Bloomberg.

        "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

        "Designated Non-Cash Consideration" means the fair market value (as determined in good faith by the Company) of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer's Certificate, setting forth the basis of such valuation, less the amount of cash, Cash Equivalents or Temporary Cash Investments received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with the covenant described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock."

        "Designated Preference Shares" means, with respect to the Company or any Parent, Preferred Stock (other than Disqualified Stock) (a) that is issued for cash (other than to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees to the extent funded by the Company or such Subsidiary) and (b) that is designated as "Designated Preference Shares" pursuant to an Officer's Certificate of the Company at or prior to the issuance thereof, the Net Cash Proceeds of which are excluded from the calculation set forth in clause (c)(ii) of the second paragraph of the covenant described under "—Certain Covenants—Limitation on Restricted Payments."

        "Disinterested Director" means, with respect to any Affiliate Transaction, a member of the Board of Directors of the Company having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors of the Company shall be deemed not to have such a financial interest by reason of such member's holding Capital Stock of the Company or any Parent or any options, warrants or other rights in respect of such Capital Stock.

        "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

  (1)
  matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise;

  (2)
  is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary); or

  (3)
  is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (a) the Stated Maturity of the Notes or (b) the date on which there are no Notes outstanding; provided, however, that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale

    (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant Person with the covenant described under "—Certain Covenants—Limitation on Restricted Payments."

        "DTC" means The Depository Trust Company or any successor securities clearing agency.

        "Equity Offering" means (x) a sale of Capital Stock of the Company (other than Disqualified Stock) other than offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions, or (y) the sale of Capital Stock or other securities, the proceeds of which are contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares or through an Excluded Contribution) of the Company or any of its Restricted Subsidiaries.

        "Escrowed Proceeds" means the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or Incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events. The term "Escrowed Proceeds" shall include any interest earned on the amounts held in escrow.

        "Euroclear" means Euroclear Bank S.A./N.V., as operator of the Euroclear Clearance System as currently in effect or any successor securities clearing agency.

        "Euro Equivalent" means, with respect to any monetary amount in a currency other than euro, at any time of determination thereof by the Company or the Trustee, the amount of euro obtained by converting such currency other than euro involved in such computation into euro at the spot rate for the purchase of euro with the applicable currency other than euro as published in The Financial Times in the "Currency Rates" section (or, if The Financial Times is no longer published, or if such information is no longer available in The Financial Times, such source as may be selected in good faith by the Company) on the date of such determination.

        "European Government Obligations" means any security that is (1) a direct obligation of Ireland, Belgium, The Netherlands, France, Germany or any country that is a member of the European Monetary Union on the date of the applicable indenture, for the payment of which the full faith and credit of such country is pledged or (2) an obligation of a person controlled or supervised by and acting as an agency or instrumentality of any such country the payment of which is unconditionally Guaranteed as a full faith and credit obligation by such country, which, in either case under the preceding clause (1) or (2), is not callable or redeemable at the option of the Company thereof.

        "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

        "Excluded Contribution" means Net Cash Proceeds or property or assets received by the Company as capital contributions to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares) of the Company after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of its employees to the extent funded by the Company or any Restricted Subsidiary) of Capital Stock (other than Disqualified Stock or Designated Preference Shares) of the Company, in each case, to the extent designated as an Excluded Contribution pursuant to an Officer's Certificate of the Company.

        "fair market value" may be conclusively established by means of an Officer's Certificate or a resolution of the Board of Directors of the Company setting out such fair market value as determined by such Officer or such Board of Directors in good faith.

        "Fixed Charge Coverage Ratio" means, with respect to any Person on any determination date, the ratio of Consolidated EBITDA of such Person for the most recent four consecutive fiscal quarters ending immediately prior to such determination date for which internal consolidated financial statements are available to the Fixed Charges of such Person for four consecutive fiscal quarters. In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees, redeems, defeases, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Fixed Charge Coverage Ratio Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, assumption, guarantee, redemption, defeasance, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

        For purposes of making the computation referred to above, any Investment, acquisitions, dispositions, mergers, consolidations and disposed operations that have been made by the Company or any of its Restricted Subsidiaries, including the Transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed or discontinued operations (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any of its Restricted subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or disposed or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

        For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or chief accounting officer of the Company (including cost savings and synergies). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Operation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed with a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Company may designate.

        "Fixed Charges" means, with respect to any Person for any period, the sum of:

  (1)
  Consolidated Interest Expense of such Person for such Period;

  (2)
  all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

  (3)
  all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during this period.

        "Floating Rate Applicable Premium" means the greater of (A) 1% of the principal amount of the applicable Note and (B):

  (1)
  with respect to any Dollar Floating Rate Senior Secured Note on any redemption date, the excess (to the extent positive) of:

  (a)
  the present value at such redemption date of (i) 102% of the principal amount of the Dollar Floating Rate Senior Secured Note, plus (ii) the relevant Deemed Interest Payments due on the Dollar Floating Rate Senior Secured Note from the commencement of the current Interest Period to and including October 15, 2008 (excluding accrued but unpaid interest), computed upon the redemption date using a discount rate equal to the Treasury Rate at such redemption date plus 50 basis points; over

  (b)
  the outstanding principal amount of such Dollar Floating Rate Senior Secured Note, and

  (2)
  with respect to any Euro Floating Rate Senior Secured Note on any redemption date, the excess (to the extent positive) of:

  (a)
  the present value at such redemption date of (i) 102% of the principal amount of the Euro Floating Rate Senior Secured Note, plus (ii) the relevant Deemed Interest Payments due on the Euro Floating Rate Senior Secured Note from the commencement of the current Interest Period to and including October 15, 2007 (excluding accrued but unpaid interest), computed upon the redemption date using a discount rate equal to the Bund Rate at such redemption date plus 50 basis points; over

  (b)
  the outstanding principal amount of such Euro Floating Rate Senior Secured Note,

  in each case, as calculated by the Issuers or on behalf of the Issuers by such Person as the Issuers shall designate.

        "GAAP" means generally accepted accounting principles in the United States of America as in effect on the date of any calculation or determination required hereunder. Except as otherwise set forth in the applicable indenture, all ratios and calculations based on GAAP contained in the applicable indenture shall be computed in accordance with GAAP. At any time after the Issue Date, the Company may elect to establish that GAAP shall mean the GAAP as in effect on or prior to the date of such election, provided that any such election, once made, shall be irrevocable. The Company shall give notice of either such election to the Trustee and the Holders.

        "Governmental Authority" means any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

  (1)
  to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

  (2)
  entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" will not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Guarantor" means any Restricted Subsidiary that Guarantees the Notes.

        "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Hedging Agreement (each, a "Hedging Agreement").

        "Holder" means each Person in whose name the Notes are registered on the Registrar's books, which shall initially be the respective nominee of DTC, Euroclear or Clearstream, as applicable.

        "Holdings" means KASLION Acquisition B.V. and its successors and assigns.

        "Immaterial Subsidiary" means any Restricted Subsidiary that (i) has not guaranteed any other Indebtedness of either Issuer and (ii) has Total Assets (as determined in accordance with GAAP) and Consolidated EBITDA of less than 2.5% (in the case of any Subsidiary organized in France existing on the Original Issue Date, 3.5%) of the Company's Total Assets and Consolidated EBITDA (measured, in the case of Total Assets, at the end of the most recent fiscal period for which internal financial statements are available and, in the case of Consolidated EBITDA, for the four quarters ended most recently for which internal financial statements are available, in each case measured on a pro forma basis giving effect to any acquisitions or depositions of companies, division or lines of business since such balance sheet date or the start of such four quarter period, as applicable, and on or prior to the date of acquisition of such subsidiary.

        "Incur" means issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms "Incurred" and "Incurrence" have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be "Incurred" at the time any funds are borrowed thereunder.

        "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

  (1)
  the principal of indebtedness of such Person for borrowed money;

  (2)
  the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

  (3)
  all reimbursement obligations of such Person in respect of letters of credit, bankers' acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of Incurrence);

  (4)
  the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;

  (5)
  Capitalized Lease Obligations of such Person;

  (6)
  the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

  (7)
  the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (b) the amount of such Indebtedness of such other Persons;

  (8)
  Guarantees by such Person of the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; and

  (9)
  to the extent not otherwise included in this definition, net obligations of such Person under Currency Agreements and Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time).

        The term "Indebtedness" shall not include Subordinated Shareholder Funding or any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP as in effect on the Original Issue Date, any prepayments of deposits received from clients or customers in the ordinary course of business, or obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) Incurred prior to the Original Issue Date or in the ordinary course of business.

        The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amounts of funds borrowed and then outstanding. The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in the applicable indenture, and (other than with respect to letters of credit or Guarantees or Indebtedness specified in clause (7) or (8) above) shall equal the amount thereof that would appear on a balance sheet of such Person (excluding any notes thereto) prepared on the basis of GAAP.

        Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

  (i)
  Contingent Obligations Incurred in the ordinary course of business;

  (ii)
  in connection with the purchase by the Company or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter; or

  (iii)
  for the avoidance of doubt, any obligations in respect of workers' compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes.

        "Independent Financial Advisor" means an investment banking or accounting firm of international standing or any third party appraiser of international standing; provided, however, that such firm or appraiser is not an Affiliate of the Company.

        "Initial Investors" means:

  (1)
  KKR European Fund II, Limited Partnership, Bain Capital Fund IX, L.P., Bain Capital Fund VIII-E, L.P., Silver Lake Partners II Cayman, L.P., Apax Europe V-A, L.P., Apax Europe VI-A, L.P., AlpInvest Partners CS Investments 2006 C.V. and funds or partnerships related, managed or advised by any of them or any Affiliate of them; and

  (2)
  Koninklijke Philips Electronics N.V. and its Subsidiaries.

        "Initial Public Offering" means an Equity Offering of common stock or other common equity interests of the Company or any Parent or any successor of the Company or any Parent (the "IPO Entity") following which there is a Public Market and, as a result of which, the shares of common stock or other common equity interests of the IPO Entity in such offering are listed on an internationally recognized exchange or traded on an internationally recognized market.

        "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or a beneficiary.

        "Investment" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business, and excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the Incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared on the basis of GAAP; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time.

        For purposes of "—Certain Covenants—Limitation on Restricted Payments":

  (1)
  "Investment" will include the portion (proportionate to the Company's equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of the Company at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company's "Investment" in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Company in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

  (2)
  any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

        The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Company's option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment.

        "Investment Grade" means (i) BBB- or higher by S&P; (ii) Baa3 or higher by Moody's, or (iii) the equivalent of such ratings by S&P or Moody's, or of another Nationally Recognized Statistical Ratings Organization.

        "Investment Grade Securities" means:

  (1)
  securities issued or directly and fully Guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof (other than Cash Equivalents);

  (2)
  securities issued or directly and fully guaranteed or insured by a member of the European Union, or any agency or instrumentality thereof (other than Cash Equivalents);

  (3)
  debt securities or debt instruments with a rating of "A-" or higher from S&P or "A3" or higher by Moody's or the equivalent of such rating by such rating organization or, if no rating of Moody's or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries; and

  (4)
  investments in any fund that invests exclusively in investments of the type described in clauses (1), (2) and (3) above which fund may also hold cash and Cash Equivalents pending investment or distribution.

        "Investment Grade Status" shall occur in respect of a series of Notes when such series of the Notes receives both of the following:

  (1)
  a rating of "BBB-" or higher from S&P; and

  (2)
  a rating of "Baa3" or higher from Moody's;

or the equivalent of such rating by either such rating organization or, if no rating of Moody's or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization.

        "IPO Market Capitalization" means an amount equal to (i) the total number of issued and outstanding shares of common stock or common equity interests of the IPO Entity at the time of closing of the Initial Public Offering multiplied by (ii) the price per share at which such shares of common stock or common equity interests are sold in such Initial Public Offering.

        "Issue Date" means, with respect to each exchange offer, the date of closing of such exchange offer.

        "Jilin" means Jilin NXP Semiconductors Limited or any successor entity or business thereto.

        "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

        "Management Advances" means loans or advances made to, or Guarantees with respect to loans or advances made to, directors, officers, employees or consultants of any Parent, the Company or any Restricted Subsidiary:

  (1)
  (a) in respect of travel, entertainment or moving related expenses Incurred in the ordinary course of business or (b) for purposes of funding any such person's purchase of Capital Stock or Subordinated Shareholder Funding (or similar obligations) of the Company, its Subsidiaries or any Parent with (in the case of this sub-clause (b)) the approval of the Board of Directors;

  (2)
  in respect of moving related expenses Incurred in connection with any closing or consolidation of any facility or office; or

  (3)
  not exceeding €5.0 million in the aggregate outstanding at any time.

        "Management Investors" means the officers, directors, employees and other members of the management of or consultants to any Parent, the Company or any of their respective Subsidiaries, or spouses, family members or relatives thereof, or any trust, partnership or other entity for the benefit of or the beneficial owner of which (directly or indirectly) is any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company, any Restricted Subsidiary or any Parent.

        "Market Capitalization" means an amount equal to (i) the total number of issued and outstanding shares of common stock or common equity interests of the IPO Entity on the date of the declaration of the relevant dividend multiplied by (ii) the arithmetic mean of the closing prices per share of such common stock or common equity interests for the 30 consecutive trading days immediately preceding the date of declaration of such dividend.

        "Moody's" means Moody's Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

        "Nationally Recognized Statistical Rating Organization" means a nationally recognized statistical rating organization within the meaning of Rule 436 under the Securities Act.

        "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

  (1)
  all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Taxes paid or required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

  (2)
  all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which by applicable law be repaid out of the proceeds from such Asset Disposition;

  (3)
  all distributions and other payments required to be made to minority interest holders (other than any Parent, the Company or any of their respective Subsidiaries) in Subsidiaries or joint ventures as a result of such Asset Disposition; and

  (4)
  the deduction of appropriate amounts required to be provided by the seller as a reserve, on the basis of GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

        "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock or Subordinated Shareholder Funding, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

        "Note Documents" means the Notes (including Additional Notes), the indentures and the Security Documents.

        "Officer" means, with respect to any Person, (1) the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, any Managing Director, or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity, or (2) any other individual designated as an "Officer" for the purposes of the applicable indenture by the Board of Directors of such Person.

        "Officer's Certificate" means, with respect to any Person, a certificate signed by one Officer of such Person.

        "Opinion of Counsel" means a written opinion from legal counsel reasonably satisfactory to the Trustee. The counsel may be an employee of or counsel to the Company or its Subsidiaries.

        "Original Issue Date" means October 12, 2006.

        "Parent" means any Person of which the Company at any time is or becomes a Subsidiary after the Issue Date and any holding companies established by any Permitted Holder for purposes of holding its investment in any Parent.

        "Parent Expenses" means:

  (1)
  costs (including all professional fees and expenses) Incurred by any Parent in connection with reporting obligations under or otherwise Incurred in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, the applicable indenture or any other agreement or instrument relating to Indebtedness of the Company or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder;

  (2)
  customary indemnification obligations of any Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person to the extent relating to the Company and its Subsidiaries;

  (3)
  obligations of any Parent in respect of director and officer insurance (including premiums therefor) to the extent relating to the Company and its Subsidiaries;

  (4)
  fees and expenses payable by any Parent in connection with the Transactions;

  (5)
  general corporate overhead expenses, including (a) professional fees and expenses and other operational expenses of any Parent related to the ownership or operation of the business of the Company or any of its Restricted Subsidiaries or (b) costs and expenses with respect to any litigation or other dispute relating to the Transactions;

  (6)
  other fees, expenses and costs relating directly or indirectly to activities of the Company and its Subsidiaries in an amount not to exceed €5 million in any fiscal year; and

  (7)
  expenses Incurred by any Parent in connection with any public offering or other sale of Capital Stock or Indebtedness:

  (x)
  where the net proceeds of such offering or sale are intended to be received by or contributed to the Company or a Restricted Subsidiary,

  (y)
  in a pro-rated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed, or

  (z)
  otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Company or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

        "Pari Passu Indebtedness" means Indebtedness of the Company (other than Indebtedness of the Company pursuant to the Senior Facilities Agreement) or any Guarantor if such Guarantee ranks equally in right of payment to the Guarantees of the Notes which, in each case, in relation to the Secured Notes, is secured by Liens on assets of the Company.

        "Paying Agent" means any Person authorized by the Issuers to pay the principal of (and premium, if any) or interest on any Note on behalf of the Issuers.

        "Permitted Asset Swap" means the concurrent purchase and sale or exchange of assets used or useful in a Similar Business or a combination of such assets and cash, Cash Equivalents or Temporary Cash Investments between the Company or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged must be applied in accordance with the covenant described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock."

        "Permitted Collateral Liens" means (x) Liens on the Collateral (i) arising by operation of law that are described in one or more of clauses (3), (4) and (9) of the definition of "Permitted Liens" and that, in each case, would not materially interfere with the ability of the Collateral Agent to enforce the Security Interest in the Collateral or (ii) that are Liens in Secured Accounts equally and ratably granted to cash management banks securing cash management obligations, (y) Liens on the Collateral to secure Indebtedness of the Company or a Restricted Subsidiary that is permitted to be Incurred under clauses (1), (2) (in the case of (2), to the extent such Guarantee is in respect of Indebtedness otherwise permitted to be secured and specified in this definition of Permitted Collateral Liens), (4)(a) (with regard to the Secured Notes only) and (c) (if the original Indebtedness was so secured), (6), (11) or (13) (secured only by assets in the applicable jurisdiction) of the second paragraph of the covenant described under "—Certain Covenants—Limitation on Indebtedness" and any Refinancing Indebtedness in respect of such Indebtedness; provided, however, that such Lien ranks (a) equal to all other Liens on such Collateral securing Indebtedness of the Company or such Restricted Subsidiary, as applicable (except that a Lien in favor of Indebtedness incurred under clause (1) of the second paragraph of "—Certain Covenants—Limitation on Indebtedness" and obligations under Hedging Agreements provided by the lenders under the Senior Facilities Agreement or their affiliates may have super priority not materially less favourable to the Holders than that accorded to the Senior Facilities Agreement on the Issue Date and (z) Liens on the Collateral securing Indebtedness incurred under the first paragraph and clause (12) of the second paragraph of "—Certain Covenants—Limitation on Indebtedness"; provided that, in the case of this clause (z), after giving effect to such incurrence on that date, the Consolidated Secured Leverage Ratio is less than 3.25:1.

        "Permitted Holders" means, collectively, (1) the Initial Investors and any one or more Persons whose beneficial ownership constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the applicable indenture, (2) Senior Management and (3) any Person who is acting as an underwriter in connection with a public or private offering of Capital Stock of any Parent or the Company, acting in such capacity.

        "Permitted Investment" means (in each case, by the Company or any of its Restricted Subsidiaries):

  (1)
  Investments in (a) a Restricted Subsidiary (including the Capital Stock of a Restricted Subsidiary) or the Company or (b) a Person (including the Capital Stock of any such Person) that is engaged in any Similar Business and such Person will, upon the making of such Investment, become a Restricted Subsidiary;

  (2)
  Investments in another Person if such Person is engaged in any Similar Business and as a result of such Investment such other Person is merged, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary;

  (3)
  Investments in cash, Cash Equivalents, Temporary Cash Investments or Investment Grade Securities;

  (4)
  Investments in receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business;

  (5)
  Investments in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

  (6)
  Management Advances;

  (7)
  Investments in Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor;

  (8)
  Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including an Asset Disposition (but excluding a Permitted Asset Swap), in each case, that was made in compliance with "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock;"

  (9)
  Investments in existence on, or made pursuant to legally binding commitments in existence on, the Issue Date and including the committed investment in PSSL (not exceeding €5 million);

  (10)
  Currency Agreements, Interest Rate Agreements, Commodity Hedging Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with "—Certain Covenants—Limitation on Indebtedness;"

  (11)
  Investments, taken together with all other Investments made pursuant to this clause (11) and at any time outstanding, in an aggregate amount at the time of such Investment not to exceed €300 million; provided that, if an Investment is made pursuant to this clause in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary pursuant to the covenant described under "—Certain Covenants—Limitation on Restricted Payments," such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) of the definition of "Permitted Investments" and not this clause;

  (12)
  pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens otherwise described in the definition of "Permitted Liens" or made in connection with Liens permitted under the covenant described under "—Certain Covenants—Limitation on Liens;"

  (13)
  any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock) or Capital Stock of any Parent as consideration;

  (14)
  any transaction to the extent constituting an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under "—Certain Covenants—Limitation on Affiliate Transactions" (except those described in clauses (1), (3), (6), (8), (9) and (12) of that paragraph);

  (15)
  Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property, in any case, in the ordinary course of business and in accordance with the applicable indenture;

  (16)
  Guarantees not prohibited by the covenant described under "—Certain Covenants—Limitation on Indebtedness" and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business;

  (17)
  Investments (a) in SSMC to increase the Company's percentage ownership thereof; provided that, after giving effect to such Investment, the Company is able to incur €1.00 of Indebtedness under the first paragraph of "—Certain Covenants—Limitation on

    Indebtedness" or (b) in SSMC or any other Person partially financed by a Singapore government agency (or another project finance with a local or multilateral governmental authority) in an aggregate amount under this clause (b) not to exceed €300.0 million;

  (18)
  Loans to Jilin on terms consistent with past practices between Jilin and Philips, not to exceed €25 million at any one time outstanding; and

  (19)
  Investments in Crolles (or, in the event that Crolles is not continued, a similar research and development program) to fund research and development activities and maintenance capital expenditures in an aggregate amount not to exceed €190.0 million in the first two years after the Original Issue Date and €50 million per annum thereafter (with a carry over of unused amounts).

        "Permitted Liens" means, with respect to any Person:

  (1)
  Liens on assets or property of a Restricted Subsidiary that is not a Guarantor securing Indebtedness of any Restricted Subsidiary that is not a Guarantor;

  (2)
  pledges, deposits or Liens under workmen's compensation laws, unemployment insurance laws, social security laws or similar legislation, or insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements), or in connection with bids, tenders, completion guarantees, contracts (other than for borrowed money) or leases, or to secure utilities, licenses, public or statutory obligations, or to secure surety, indemnity, judgment, appeal or performance bonds, guarantees of government contracts (or other similar bonds, instruments or obligations), or as security for contested taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case Incurred in the ordinary course of business;

  (3)
  Liens imposed by law, including carriers', warehousemen's, mechanics', landlords', materialmen's and repairmen's or other like Liens, in each case for sums not yet overdue for a period of more than 60 days or that are bonded or being contested in good faith by appropriate proceedings;

  (4)
  Liens for taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to GAAP have been made in respect thereof;

  (5)
  Liens in favor of issuers of surety, performance or other bonds, guarantees or letters of credit or bankers' acceptances (not issued to support Indebtedness for borrowed money) issued pursuant to the request of and for the account of the Company or any Restricted Subsidiary in the ordinary course of its business;

  (6)
  encumbrances, ground leases, easements (including reciprocal easement agreements), survey exceptions, or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of the Company and its Restricted Subsidiaries or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company and its Restricted Subsidiaries;

  (7)
  Liens on assets or property of the Company or any Restricted Subsidiary securing Hedging Obligations permitted under the applicable indenture;

  (8)
  leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business;

  (9)
  Liens arising out of judgments, decrees, orders or awards not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated or the period within which such proceedings may be initiated has not expired;

  (10)
  Liens on assets or property of the Company or any Restricted Subsidiary for the purpose of securing Capitalized Lease Obligations or Purchase Money Obligations, or securing the payment of all or a part of the purchase price of, or securing other Indebtedness Incurred to finance or refinance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that (a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the applicable indenture and (b) any such Lien may not extend to any assets or property of the Company or any Restricted Subsidiary other than assets or property acquired, improved, constructed or leased with the proceeds of such Indebtedness and any improvements or accessions to such assets and property;

  (11)
  Liens arising by virtue of any statutory or common law provisions relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary or financial institution;

  (12)
  Liens arising from Uniform Commercial Code financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

  (13)
  Liens existing on the Original Issue Date, excluding Liens securing the Senior Facilities Agreement and the Secured Notes;

  (14)
  Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary (or at the time the Company or a Restricted Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, consolidation or other business combination transaction with or into the Company or any Restricted Subsidiary); provided, however, that such Liens are not created, Incurred or assumed in anticipation of or in connection with such other Person becoming a Restricted Subsidiary (or such acquisition of such property, other assets or stock); provided further that such Liens are limited to all or part of the same property, other assets or stock (plus improvements, accession, proceeds or dividends or distributions in connection with the original property, other assets or stock) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

  (15)
  Liens on assets or property of the Company or any Restricted Subsidiary securing Indebtedness or other obligations of the Company or such Restricted Subsidiary owing to the Company or another Restricted Subsidiary, or Liens in favor of the Company or any Restricted Subsidiary;

  (16)
  Liens (other than Permitted Collateral Liens) securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, and permitted to be secured under the applicable indenture; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is or could be the security for or subject to a Permitted Lien hereunder;

  (17)
  any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

  (18)
  (a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Company or any Restricted Subsidiary of the Company has easement rights or on any leased property and subordination or similar arrangements relating thereto and (b) any condemnation or eminent domain proceedings affecting any real property;

  (19)
  any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

  (20)
  Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

  (21)
  Liens on cash accounts securing Indebtedness incurred under clause (11) of the second paragraph of the covenant described under "—Certain Covenants—Limitation on Indebtedness" with local financial institutions;

  (22)
  Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters or arrangers thereof) or on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose;

  (23)
  Liens securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities, or liens over cash accounts securing cash pooling arrangements;

  (24)
  Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

  (25)
  Liens Incurred in the ordinary course of business with respect to obligations (other than Indebtedness for borrowed money) which do not exceed €50 million at any one time outstanding;

  (26)
  Permitted Collateral Liens;

  (27)
  Liens on Capital Stock or other securities or assets of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary; and

  (28)
  any security granted over the marketable securities portfolio described in clause (9) of the definition of "Cash Equivalents" in connection with the disposal thereof to a third party.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

        "Philips" means Koninklijke Philips Electronics N.V.

        "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

        "PSSL" means Philips Semiconductors (Suzhou) Co. Ltd.

        "Public Market" means any time after:

  (1)
  an Equity Offering has been consummated; and

  (2)
  shares of common stock or other common equity interests of the IPO Entity having a market value in excess of €100 million on the date of such Equity Offering have been distributed pursuant to such Equity Offering.

        "Public Offering" means any offering, including an Initial Public Offering, of shares of common stock or other common equity interests that are listed on an exchange or publicly offered (which shall include an offering pursuant to Rule 144A and/or Regulation S under the Securities Act to professional market investors or similar persons).

        "Purchase Money Obligations" means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

        "Refinance" means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms "refinances," "refinanced" and "refinancing" as used for any purpose in the applicable indenture shall have a correlative meaning.

        "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness existing on the date of the applicable indenture or Incurred in compliance with the applicable indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Company or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

  (1)
  if the Indebtedness being refinanced constitutes Subordinated Indebtedness, the Refinancing Indebtedness has a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is the same as or later than the final Stated Maturity of the Indebtedness being refinanced or, if shorter, the Notes;

  (2)
  such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and costs, expenses and fees Incurred in connection therewith);

  (3)
  if the Indebtedness being refinanced is expressly subordinated to the Notes, such Refinancing Indebtedness is subordinated to the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced;

provided, however, that Refinancing Indebtedness shall not include Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

        Refinancing Indebtedness in respect of any Credit Facility or any other Indebtedness may be Incurred from time to time after the termination, discharge or repayment of any such Credit Facility or other Indebtedness.

        "Related Person" with respect to any Permitted Holder means:

  (1)
  any controlling equityholder or Subsidiary of such Person; or

  (2)
  in the case of an individual, any spouse, family member or relative of such individual, any trust or partnership for the benefit of one or more of such individual and any such spouse,

    family member or relative, or the estate, executor, administrator, committee or beneficiaries of any thereof; or

  (3)
  any trust, corporation, partnership or other Person for which one or more of the Permitted Holders and other Related Persons of any thereof constitute the beneficiaries, stockholders, partners or owners thereof, or Persons beneficially holding in the aggregate a majority (or more) controlling interest therein; or

  (4)
  in the case of the Initial Investors any investment fund or vehicle managed, sponsored or advised by such Person or any successor thereto, or by any Affiliate of such Person or any such successor.

        "Related Taxes" means

  (1)
  any Taxes, including sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, registration, business, customs, net worth, gross receipts, excise, occupancy, intangibles or similar Taxes (other than (x) Taxes measured by income and (y) withholding imposed on payments made by any Parent), required to be paid (provided such Taxes are in fact paid) by any Parent by virtue of its:

  (a)
  being organized or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than, directly or indirectly, the Company or any of the Company's Subsidiaries);

  (b)
  issuing or holding Subordinated Shareholder Funding;

  (c)
  being a holding company parent, directly or indirectly, of the Company or any of the Company's Subsidiaries;

  (d)
  receiving dividends from or other distributions in respect of the Capital Stock of, directly or indirectly, the Company or any of the Company's Subsidiaries; or

  (e)
  having made any payment in respect to any of the items for which the Company is permitted to make payments to any Parent pursuant to "—Certain Covenants—Limitation on Restricted Payments;" or

  (2)
  if and for so long as the Company is a member of a group filing a consolidated or combined tax return with any Parent, any Taxes measured by income for which such Parent is liable up to an amount not to exceed with respect to such Taxes the amount of any such Taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis or on a consolidated basis if the Company and its Subsidiaries had paid tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of the Company and its Subsidiaries.

        "Restricted Investment" means any Investment other than a Permitted Investment.

        "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary, and for the avoidance of doubt does not include the Crolles assets as in existence on the Issue Date unless and until designated otherwise by the Company in a notice to the Trustee.

        "Reversion Date" means, after a series of Notes has achieved Investment Grade Status, the date, if any, that such Notes shall cease to have such Investment Grade Status.

        "S&P" means Standard & Poor's Investors Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

        "Security Documents" means the Collateral Agency Agreement and each collateral pledge agreement, security assignment agreement or other document under which collateral is pledged to secure the Notes.

        "SEC" means the U.S. Securities and Exchange Commission or any successor thereto.

        "Secured Indebtedness" means any Indebtedness secured by a Lien.

        "Securities Act" means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

        "Senior Facilities Agreement" means the €500,000,000 senior secured revolving credit facility agreement dated on or about the Original Issue Date between the Company, certain of the Company's Subsidiaries as borrowers and guarantors, the senior lenders (as named therein), and Morgan Stanley Senior Funding Inc., as facility agent and collateral agent, as amended, supplemented or otherwise modified from time to time.

        "Senior Finance Documents" means the Senior Facilities Agreement and such other documents identified as "Senior Finance Documents" pursuant to the Senior Facilities Agreement.

        "Senior Management" means the officers, directors, and other members of senior management of the Company or any of its Subsidiaries, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company or any Parent and with an equity investment in excess of €250,000.

        "Significant Subsidiary" means any Restricted Subsidiary that meets any of the following conditions:

  (1)
  the Company's and its Restricted Subsidiaries' investments in and advances to the Restricted Subsidiary exceed 10% of the total assets of the Company and its Restricted Subsidiaries on a consolidated basis as of the end of the most recently completed fiscal year;

  (2)
  the Company's and its Restricted Subsidiaries' proportionate share of the total assets (after intercompany eliminations) of the Restricted Subsidiary exceeds 10% of the total assets of the Company and its Restricted Subsidiaries on a consolidated basis as of the end of the most recently completed fiscal year; or

  (3)
  the Company's and its Restricted Subsidiaries' equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the Restricted Subsidiary exceeds 10% of such income of the Company and its Restricted Subsidiaries on a consolidated basis for the most recently completed fiscal year.

        "Similar Business" means (a) any businesses, services or activities engaged in by the Company or any of its Subsidiaries or any Associates on the Issue Date and (b) any businesses, services and activities engaged in by the Company or any of its Subsidiaries or any Associates that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.

        "SSMC" means Systems on Silicon Manufacturing Company Pte. or any successor entity or business thereto. For purposes of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" and the definition of "Asset Disposition", references to SSMC shall also refer to any Unrestricted Subsidiary (x) any Capital Stock or debt of which is owned directly or indirectly by SSMC or (y) which has received a cash distribution or dividend from SSMC.

        "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

        "Subordinated Indebtedness" means, with respect to any person, any Indebtedness (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinated in right of payment to the Notes pursuant to a written agreement.

        "Subordinated Shareholder Funding" means, collectively, any funds provided to the Company by a Parent in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, in each case issued to and held by Holdings, together with any such security, instrument or agreement and any other security or instrument other than Capital Stock issued in payment of any obligation under any Subordinated Shareholder Funding; provided, however, that such Subordinated Shareholder Funding:

  (1)
  does not mature or require any amortization, redemption or other repayment of principal or any sinking fund payment prior to the first anniversary of the Stated Maturity of the Notes (other than through conversion or exchange of such funding into Capital Stock (other than Disqualified Stock) of the Company or any funding meeting the requirements of this definition);

  (2)
  does not require, prior to the first anniversary of the Stated Maturity of the applicable Notes, payment of cash interest, cash withholding amounts or other cash gross-ups, or any similar cash amounts;

  (3)
  contains no change of control or similar provisions and does not accelerate and has no right to declare a default or event of default or take any enforcement action or otherwise require any cash payment, in each case, prior to the first anniversary of the Stated Maturity of the applicable Notes;

  (4)
  does not provide for or require any security interest or encumbrance over any asset of the Company or any of its Subsidiaries; and

  (5)
  pursuant to its terms is fully subordinated and junior in right of payment to the Notes pursuant to subordination, payment blockage and enforcement limitation terms which are customary in all material respects for similar funding.

        "Subsidiary" means, with respect to any Person:

  (1)
  any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; or

  (2)
  any partnership, joint venture, limited liability company or similar entity of which:

  (a)
  more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and

  (b)
  such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

        "Successor Parent" with respect to any Person means any other Person with more than 50% of the total voting power of the Voting Stock of which is, at the time the first Person becomes a Subsidiary of such other Person, beneficially owned (as defined below) by one or more Persons that beneficially owned more than 50% of the total voting power of the Voting Stock of the first Person immediately prior to the first Person becoming a Subsidiary of such other Person. For purposes hereof, "beneficially owned" has the meaning correlative to the term "beneficial owner," as such term is defined in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Issue Date).

        "Taxes" means all present and future taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature (including interest, penalties and other liabilities with respect thereto) that are imposed by any government or other taxing authority.

        "Tax Sharing Agreement" means any tax sharing or profit and loss pooling or similar agreement with customary or arm's-length terms entered into with any Parent or Unrestricted Subsidiary, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of the applicable indenture.

        "Temporary Cash Investments" means any of the following:

  (1)
  any investment in

  (a)
  direct obligations of, or obligations Guaranteed by, (i) the United States of America or Canada, (ii) any European Union member state, (iii) Switzerland or Norway, (iv) any country in whose currency funds are being held specifically pending application in the making of an investment or capital expenditure by the Company or a Restricted Subsidiary in that country with such funds or (v) any agency or instrumentality of any such country or member state; or

  (b)
  direct obligations of any country recognized by the United States of America rated at least "A" by S&P or "A-1" by Moody's (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);

  (2)
  overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers' acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by:

  (a)
  any lender under the Senior Facilities Agreement;

  (b)
  any institution authorized to operate as a bank in any of the countries or member states referred to in subclause (1)(a) above; or

  (c)
  any bank or trust company organized under the laws of any such country or member state or any political subdivision thereof;

    in each case, having capital and surplus aggregating in excess of €250 million (or the foreign currency equivalent thereof) and whose long-term debt is rated at least "A" by S&P or "A-2" by Moody's (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization) at the time such Investment is made;

  (3)
  repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) or (2) above entered into with a Person meeting the qualifications described in clause (2) above;

  (4)
  Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than the Company or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of "P-2" (or higher) according to Moody's or "A-2" (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);

  (5)
  Investments in securities maturing not more than one year after the date of acquisition issued or fully Guaranteed by any state, commonwealth or territory of the United States of America, Canada, any European Union member state or Switzerland, Norway or by any political subdivision or taxing authority of any such state, commonwealth, territory, country or member state, and rated at least "BBB" by S&P or "Baa3" by Moody's (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);

  (6)
  bills of exchange issued in the United States, Canada, a member state of the European Union, Switzerland, Norway or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

  (7)
  any money market deposit accounts issued or offered by a commercial bank organized under the laws of a country that is a member of the Organization for Economic Co-operation and Development, in each case, having capital and surplus in excess of €250 million (or the foreign currency equivalent thereof) or whose long term debt is rated at least "A" by S&P or "A2" by

    Moody's (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization) at the time such Investment is made;

  (8)
  investment funds investing 95% of their assets in securities of the type described in clauses (1) through (7) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution); and

  (9)
  investments in money market funds complying with the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the U.S. Investment Company Act of 1940, as amended.

        "TIA" means the Trust Indenture Act of 1939, as amended.

        "Total Assets" means the consolidated total assets of the Company and its Restricted Subsidiaries in accordance with GAAP as shown on the most recent balance sheet of such Person; provided that pending the acquisitions of ASMC and Jilin, such balance sheet shall give pro forma effect to such acquisitions.

        "Transaction Documents" means the Senior Finance Documents, the Note Documents and the Investor Documents.

        "Transactions" means the acquisition by Holdings of the Company and its Subsidiaries and the related transactions (including disentanglement) pursuant to the Acquisition Agreement and the financing thereof and the issuance of the Notes.

        "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days (but not more than five Business Days) prior to the redemption date (or, if such statistical release is not so published or available, any publicly available source of similar market data selected by the Issuer in good faith)) most nearly equal to the period from the redemption date to October 15, 2010, in the case of the Dollar Fixed Rate Senior Secured Notes, October 15, 2008, in the case of the Dollar Floating Rate Senior Secured Notes, and October 15, 2011, in the case of the Dollar Fixed Rate Senior Unsecured Notes; provided, however, that if the period from the redemption date to the applicable date set forth above is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to such applicable date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

        "Unrestricted Subsidiary" means SSMC and Jilin and:

  (1)
  any Subsidiary of the Company (other than the Co-Issuer) that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Company in the manner provided below); and

  (2)
  any Subsidiary of an Unrestricted Subsidiary.

        The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation or other business combination transaction, or Investment therein) to be an Unrestricted Subsidiary only if:

  (1)
  such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, the Company or any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; and

  (2)
  such designation and the Investment of the Company in such Subsidiary complies with "—Certain Covenants—Limitation on Restricted Payments."

        Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officer's Certificate certifying that such designation complies with the foregoing conditions.

        The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation (1) no Default or Event of Default would result therefrom and (2)(x) the Company could Incur at least €1.00 of additional Indebtedness under paragraph (a) of the "—Certain Covenants—Limitation on Indebtedness" covenant or (y) the Fixed Charge Coverage Ratio would not be worse than it was immediately prior to giving effect to such designation, in each case, on a pro forma basis taking into account such designation. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation or an Officer's Certificate certifying that such designation complied with the foregoing provisions.

        "Uniform Commercial Code" means the New York Uniform Commercial Code.

        "U.S. Government Obligations" means securities that are (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the Company thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

        "Voting Stock" of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

        "Wholly-Owned Subsidiary" means a Restricted Subsidiary of the Company, all of the Capital Stock of which (other than directors' qualifying shares or shares required by any applicable law or regulation to be held by a Person other than the Company or another Wholly-Owned Subsidiary) is owned by the Company or another Wholly-Owned Subsidiary.

SUMMARY OF MATERIAL DUTCH TAX CONSIDERATIONS
RELATING TO THE EXCHANGE NOTES

        THE FOLLOWING SUMMARY IS BASED ON DUTCH TAX LAW AS APPLIED AND INTERPRETED BY DUTCH TAX COURTS AND AS PUBLISHED AND IN EFFECT ON THE DATE HEREOF, WITHOUT PREJUDICE TO ANY AMENDMENTS INTRODUCED AT A LATER DATE AND IMPLEMENTED WITH OR WITHOUT RETROACTIVE EFFECT. PROSPECTIVE HOLDERS OF AN OUTSTANDING NOTE (HEREINAFTER REFERRED TO AS "OUTSTANDING NOTEHOLDERS") AND PROSPECTIVE HOLDERS OF AN EXCHANGE NOTE (HEREINAFTER REFERRED TO AS "EXCHANGE NOTEHOLDERS" AND THE OUTSTANDING NOTEHOLDERS AND THE EXCHANGE NOTEHOLDERS COLLECTIVELY REFERRED TO AS "NOTEHOLDERS") SHOULD THEREFORE CONSULT THEIR TAX ADVISER REGARDING THE TAX CONSEQUENCES OF ANY EXCHANGE OF OUTSTANDING NOTES FOR EXCHANGE NOTES (HEREINAFTER REFERRED TO AS THE "EXCHANGE") AND ANY PURCHASE, OWNERSHIP OR DISPOSAL OF EXCHANGE NOTES.

        FOR THE PURPOSE OF THIS PARAGRAPH, "DUTCH TAXES" SHALL MEAN TAXES OF WHATSOEVER NATURE IMPOSED, LEVIED, WITHHELD OR ASSESSED BY THE NETHERLANDS OR ANY POLITICAL SUBDIVISION OR TAXING AUTHORITY THEREOF OR THEREIN.

Withholding Tax

        The Exchange will not be subject to withholding or deduction for, or on account of, any Dutch Taxes. Any payments made under the Exchange Notes will not be subject to withholding or deduction for, or on account of, any Dutch Taxes.

Taxes on income and capital gains

        This section does not purport to describe the possible Dutch tax considerations or consequences that may be relevant to a Noteholder who has a (fictitious) substantial interest (aanmerkelijk belang) in NXP B.V.

        Generally, a Noteholder has a substantial interest in NXP B.V. if such Noteholder, alone or together with his partner, has, or if certain relatives of the Noteholder or his partner have, directly or indirectly:

  (i)
  the ownership of, or certain rights over, shares representing five percent or more of the total issued and outstanding capital of NXP B.V., or of the issued and outstanding capital of any class of shares of NXP B.V.; or

  (ii)
  the rights to acquire shares, whether or not already issued, representing five percent or more of the total issued and outstanding capital of NXP B.V., or of the issued and outstanding capital of any class of shares of NXP B.V.; or

  (iii)
  certain profit participating certificates that relate to five percent or more of the annual profit of NXP B.V. or to five percent or more of the liquidation proceeds of NXP B.V.

        Generally, a Noteholder has a fictitious substantial interest (fictief aanmerkelijk belang) if (a) he has disposed of, or is deemed to have disposed of, all or part of a substantial interest or (b) he is an individual and has transferred a business enterprise in exchange for shares, on a non-recognition basis.

        (a) Residents of The Netherlands

        The description of certain Dutch tax consequences in this paragraph is only intended for the following Noteholders:

  (i)
  individuals who are resident or deemed to be resident in The Netherlands;

  (ii)
  individuals who opt to be treated as a resident in The Netherlands for purposes of Dutch taxation ((i) and (ii) jointly "Dutch Individuals"); and

  (iii)
  entities that are subject to the 1969 Dutch Corporate Income Tax Act ("CITA") and are resident or deemed to be resident of The Netherlands for the purposes of the CITA, excluding:

•
pension funds (pensioenfondsen) and other entities, that are exempt from Dutch corporate income tax; and

•
investment institutions (beleggingsinstellingen); ("Dutch Corporate Entities").

  (i)
  Dutch Individuals not engaged or deemed to be engaged in an enterprise or receiving benefits from miscellaneous activities

        Generally, a Dutch Individual who holds Notes that are not attributable to an enterprise from which he derives profits as an entrepreneur (ondernemer) or pursuant to a co-entitlement to the net worth of such enterprise other than as an entrepreneur or a shareholder, or to miscellaneous activities (overige werkzaamheden), will not be subject to Dutch income tax with respect to any benefits derived or deemed to be derived from the Exchange. Instead, such Noteholder will be subject annually to an income tax imposed on a fictitious yield on the Notes. The Notes held by such Dutch Individual will be taxed under the regime for savings and investments (inkomen uit sparen en beleggen). Irrespective of the actual income or capital gains realized, the annual taxable benefit of all the assets and liabilities of a Dutch Individual that are taxed under this regime, including the Notes, is set at a fixed amount. The fixed amount equals 4 percent of the average net fair market value of these assets and liabilities measured, in general, at the beginning and end of every calendar year. The current tax rate under the regime for savings and investments is a flat rate of 30 percent.

    (ii)
    Dutch Individuals engaged or deemed to be engaged in an enterprise or earning benefits from miscellaneous activities

        Any benefits derived or deemed to be derived from the Exchange or the Exchange Notes (including any capital gains realized on the disposal thereof) that are either attributable to an enterprise from which a Dutch Individual derives profits, whether as an entrepreneur or pursuant to a co-entitlement to the net worth of such enterprise (other than as an entrepreneur or a shareholder), or attributable to miscellaneous activities are generally subject to income tax in the Dutch Individual's hands at progressive rates with a maximum of 52 percent. Such Dutch Individual who holds Exchange Notes may, under certain circumstances, be entitled to a roll-over with respect to the benefits derived or deemed derived from the Exchange.

    (iii)
    Dutch Corporate Entities

        Any benefits derived or deemed to be derived from the Exchange or the Exchange Notes (including any capital gains realized on the disposal thereof) that are held by a Dutch Corporate Entity are generally subject to corporate income tax, currently 29.6 percent (and 25.5 percent for the first EUR 22,689 of taxable income). As per January 1, 2007, the corporate income tax rate will be reduced to 25.5 percent (and 20% for the first EUR 25,000 of taxable income and 23.5 percent for the following EUR 35,000 of taxable income). A Dutch Corporate Entity that holds Exchange Notes may, under certain circumstances, be entitled to a roll-over with respect to the benefits derived or deemed derived from the Exchange.

        (b) Non-residents of The Netherlands

        A Noteholder other than a Dutch Individual or Dutch Corporate Entity will not be subject to any Dutch taxes on income or capital gains in respect of the Exchange or the ownership and/or disposal of the Exchange Notes, except if:

  •
  the Noteholder derives profits from an enterprise, whether as entrepreneur or pursuant to a co-entitlement to the net worth of such enterprise other than as an entrepreneur or a shareholder, which enterprise is, in whole or in part, carried on through a permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in The Netherlands, to which the Exchange Notes are attributable; or

  •
  the Noteholder is an individual and derives benefits from miscellaneous activities (resultaat uit overige werkzaamheden) performed in The Netherlands in respect of the Exchange Notes, including, without limitation, activities which are beyond the scope of active portfolio investment activities; or

  •
  the Noteholder is entitled to a share in the profits of an enterprise effectively managed in The Netherlands, other than by way of the holding of securities or through an employment contract, to which enterprise the Exchange Notes are attributable.

        Such Noteholder that holds Exchange Notes may, under certain circumstances, be entitled to a roll-over with respect to the benefits derived or deemed derived from the Exchange.

Gift tax or inheritance tax

        No Dutch Taxes are due in respect of any gift of the Exchange Notes by, or inheritance of the Exchange Notes on the death of, a Noteholder, except if:

  (a)
  the Noteholder is a resident, or is deemed to be a resident, of The Netherlands; or

  (b)
  the Noteholder, at the time of the gift or death, has an enterprise (or an interest in an enterprise) which is, in whole or in part, carried on through a permanent establishment or permanent representative in The Netherlands to which the Exchange Notes are attributable; or

  (c)
  the Noteholder passes away within 180 days after the date of the gift of the Exchange Notes and is not, or not deemed to be, at the time of the gift, but is, or deemed to be, at the time of his death, resident of The Netherlands.

  (d)
  the Noteholder is entitled to a share in the profits of an enterprise effectively managed in The Netherlands, other than by way of the holding of securities or through an employment contract, to which enterprise the Exchange Notes are attributable.

        For purposes of Dutch gift or inheritance tax, an individual who is of Dutch nationality will be deemed to be a resident of The Netherlands if he has been a resident in The Netherlands at any time during the ten years preceding the date of the gift or his death. For purposes of Dutch gift tax, an individual will be deemed to be a resident of The Netherlands if he has been a resident of The Netherlands at any time during the 12 months preceding the date of the gift. Furthermore, under circumstances, a Noteholder will be deemed to be a resident of The Netherlands for purposes of Dutch gift and inheritance tax, if the heirs jointly or the recipient of the gift, as the case may be, so elect.

Other taxes

        No other Dutch Taxes, such as turnover tax, or other similar tax or duty (including stamp duty and court fees), are due by the Issuers or the Noteholder by reason only of the acceptance or exercise of the Exchange or the issue, acquisition or transfer of the Exchange Notes.

Residency

        Subject to the exceptions above, a Noteholder will not become a resident, or a deemed resident, of The Netherlands for tax purposes, or become subject to Dutch Taxes, by reason only of (i) the Noteholder's acceptance or exercise of the Exchange, (iii) the Issuers' performance, or (iii) the Exchange Noteholder's acquisition (by way of issue or transfer to it), holding and/or disposal of the Exchange Notes.

EU Savings Directive

        Under the EU Directive 2003/48/EC, The Netherlands is required to provide to other EU Member States details of payments of interest and similar income paid from The Netherlands to individuals who are resident in other EU Member States.

SUMMARY OF MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

        United States Internal Revenue Service Circular 230 Notice: To ensure compliance with Internal Revenue Service Circular 230, prospective investors are hereby notified that: (a) any discussion of U.S. federal tax issues contained or referred to in this prospectus or any document referred to herein is not intended or written to be used, and cannot be used by prospective investors for the purpose of avoiding penalties that may be imposed on them under the United States Internal Revenue Code; (b) such discussion is written for use in connection with the promotion or marketing of the transactions or matters addressed herein; and (c) prospective investors should seek advice based on their particular circumstances from an independent tax advisor.

United States Taxation

        The following discussion summarizes the material U.S. federal income tax consequences of the exchange offers. It applies to you only if you tender your outstanding notes for exchange notes in this offering and you hold your notes as capital assets for tax purposes. This section does not apply to you if you are a member of a special class of holders subject to special rules, including: a dealer in securities, a trader in securities that elects to use a mark-to-market method of accounting for securities holdings, a tax-exempt organization, an insurance company, a person liable for alternative minimum tax, a person that holds the notes as part of a straddle or a hedging or conversion transaction, or a U.S. holder (as defined below) whose functional currency is not the U.S. dollar. If a partnership holds the notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the United States federal income tax treatment of its investment in the notes.

        This section is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed regulations, and published rulings and court decisions, all as currently in effect and subject to change, possibly with retroactive effect.

        You are a "U.S. holder" if you are a beneficial owner of notes and you are a citizen or resident of the United States, a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any State thereof (including the District of Columbia), an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

        If you are not a U.S. holder, this discussion does not apply to you, and you should consult your own advisor.

        YOU SHOULD CONSULT WITH YOUR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF PARTICIPATING IN THE EXCHANGE OFFERS

Taxation of U.S. Holders

        For United States federal income tax purposes, you should not be treated as having disposed of outstanding notes in an a taxable exchange solely because you exchanged outstanding notes for exchange notes, and you therefore should not recognize gain or loss as a result of this exchange. Accordingly, for United States federal income tax purposes, your tax basis in the exchange notes should equal your basis in your outstanding notes, your holding periods of the exchange notes should include the holding period in your exchanged outstanding notes, and payments of interest, premium and principal on the exchange notes should be treated in the same manner as such payments were treated with respect to the outstanding notes.

LIMITATIONS ON VALIDITY AND ENFORCEABILITY OF GUARANTEES AND SECURITY

        Set out below is a summary of certain limitations on the enforceability of the guarantees and the security documents in each of the jurisdictions in which the guarantors (as of the date hereof) are organized. It is a summary only and bankruptcy, insolvency or a similar event, proceedings could be initiated in any of these jurisdictions and in the jurisdiction of organization of a future guarantor of the notes. The application of these various laws in multiple jurisdictions could trigger disputes over which jurisdictions' law should apply and could adversely affect your ability to enforce your rights and to collect payment in full under the notes, the guarantees and any security.

The United States

        Under U.S. federal bankruptcy laws or comparable provisions of state fraudulent transfer laws, the issuance of the guarantees and the grant of security by NXP Semiconductors USA Inc. (the "U.S. Guarantor") could be voided, or claims in respect of such liens or obligations could be subordinated to all of its other debts and other liabilities, if, among other things, at the time the U.S. Guarantor issued the related guarantee or entered into the security documents, the U.S. Guarantor intended to hinder, delay or defraud any present or future creditor; or received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness and either:

  •
  was insolvent or rendered insolvent by reason of such incurrence or grant;

  •
  was engaged in a business or transaction for which the U.S. Guarantor's remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

        By its terms, the guarantee and security of the U.S. Guarantor will limit the liability of the U.S. Guarantor to the maximum amount it can pay without the guarantee being deemed a fraudulent transfer.

        The right of the collateral agent to repossess and dispose of the collateral of the U.S. Guarantor upon the occurrence of an event of default under the indenture governing the secured notes is likely to be significantly impaired by applicable U.S. bankruptcy law if a bankruptcy case were to be commenced by or against us before the collateral agent repossessed and disposed of such collateral. Upon the commencement of a case under the bankruptcy code, a secured creditor such as the collateral agent is prohibited from repossessing its security from a debtor in a U.S. bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval, which may not be given. Moreover, the bankruptcy code permits the debtor to continue to retain and use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral as of the commencement of the bankruptcy case and may include cash payments or the granting of additional security if and at such times as the bankruptcy court in its discretion determines that the value of the secured creditor's interest in the collateral is declining during the pendency of the bankruptcy case. A U.S. bankruptcy court may determine that a secured creditor may not require compensation for a diminution in the value of its collateral if the value of the collateral exceeds the debit it secures.

        In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary power of a U.S. bankruptcy court, it is impossible to predict:

  •
  how long payments under the secured notes could be delayed following commencement of a bankruptcy case;

  •
  whether or when the collateral agent could repossess or dispose of the collateral;

  •
  the value of the collateral at the time of the bankruptcy petition; or

  •
  whether or to what extent holders of the secured notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of "adequate protection."

        Any future pledge of collateral in favor of the collateral agent for the secured exchange notes, including pursuant to security document delivered after the date of the indenture governing the secured exchange notes, might be avoidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist to occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the secured notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period. In addition, a substantial component of the collateral for the secured exchange notes is the security interest in the accounts receivable to be generated in the future from to time by the company and the guarantors, including the U.S. Guarantor. Under Section 552 of the U.S. federal bankruptcy laws, assets that are acquired by debtor in a U.S. bankruptcy proceeding after the commencement of such bankruptcy proceeding are not subject to a security interest created by such debtor before such commencement unless such assets constitute "proceeds, product, offspring, or profits of such property," in which case such assets would be subject to the security interest except to the extent that the bankruptcy court, after notice and a hearing and based on the equities of the case, orders otherwise. As a result, even if accounts receivable continue to be generated after the commencement of U.S. bankruptcy proceedings involving the U.S. Guarantor it is unlikely that such accounts receivable will be subject to the security interest in favor of the collateral agent on behalf of holders of secured exchange notes.

The Netherlands

General

        Dutch law provides for two types of security rights: (i) security created on registered assets (registergoederen), such as real property and on limited rights (beperkte rechten) vested therein. This type of security right is referred to as mortgage (hypotheek); and (ii) security created on all other assets, whether tangible (such as moveable assets) or intangible (such as receivables (vorderingen) and registered shares). This type of security right is referred to as pledge (pand).

Foreclosure of Security Interests

        Pursuant to the Dutch security documents the collateral agent may enforce the Dutch mortgages and pledges taken over the secured assets of the issuer and NXP Semiconductors B.V. (the "Dutch Security Providers") in case of certain events which include bankruptcy (faillissement) or suspension of payments (surseance van betaling) in respect of the Dutch Security Providers.

        In general, mortgage and pledge rank above other rights of priority, including the general priority right of the Dutch tax authorities on the tax debtor's assets. However, Dutch law provides for exceptions. For example, under certain circumstances, the Dutch tax authorities' priority right ranks above a non-possessory pledge on inventory (not including stock) found on the premises of the tax debtor (bodemzaken).

        Enforcement in a Dutch court is subject to Dutch rules of civil procedure. In addition, foreclosure on Dutch security interests (including allocation of the proceeds) is subject to Dutch law. Under Dutch law, security interests are in principle enforced through a public auction of the relevant assets. This auction has to be effected in accordance with the applicable provisions of the Dutch Civil Code (Burgerlijk Wetboek) and the Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering).

Under Dutch law, shares in a Dutch B.V. (private company with limited liability; besloten vennootschap met beperkte aansprakelijkheid) may only be transferred upon foreclosure in accordance with Dutch law and the relevant pledged company's articles of association at the time of foreclosure.

        The collateral agent may request the competent court to approve a private sale of the secured assets. In case of pledged assets (but not mortgaged assets), the collateral agent and the Dutch Security Provider may agree to an alternative foreclosure procedure once the pledge has become enforceable. The collateral agent may also request the competent court to determine that the pledged assets shall accrue to it for a price determined by the court. In relation to a mortgage, it is not possible to exclude the mortgagor's right to request the competent court to approve a private sale of the property.

        Furthermore, undisclosed pledges on receivables may be enforced by the collateral agent giving notice of the pledge to the debtors of the receivables and then collecting the receivables. Pursuant to the relevant Dutch security documents, disclosed pledges on receivables (in which case the debtors of the relevant receivables have already been notified of the pledge) may be enforced by the collateral agent by giving notice of enforcement of the pledge to the debtors of the receivables and then collecting the receivables. This latter arrangement is not mandatory under Dutch law, but has been agreed among the parties. The collateral agent may satisfy its receivable (provided that it is due and payable) out of the monies collected by it.

Impact of Dutch Insolvency Law

        In case of bankruptcy or suspension of payments in respect of the Dutch Security Providers, the collateral agent will be entitled to exercise the rights afforded by law to a secured party as if there were no bankruptcy or suspension of payment. However, bankruptcy or a suspension of payments involving any of the Dutch Security Providers would affect the position of the collateral agent as a secured party in some respects, the most important of which are: (i) the competent court may as a general rule set a period of not more than four months during which the collateral agent may not without the court's consent (a) claim the secured asset if it is under the control of (in de macht van) the insolvent party or, in the case of a bankruptcy, the trustee in bankruptcy (curator), or (b) seek recourse against the asset, and (ii) a trustee in bankruptcy may (x) give the collateral agent a reasonable period to exercise his rights, and (y) if the collateral agent fails to sell the asset within that period, claim the asset and sell it, without prejudice to the collateral agent's entitlement to the proceeds after deduction of bankruptcy costs and taking into account his rank.

Enforcement of U.S. Judgments in The Netherlands

        We are a Dutch private limited liability company (besloten vennootschap met beperkte aarzsprakelijkheid) incorporated under the laws of The Netherlands and substantially all of our assets are located outside the United States. In addition, some of our managing directors and members of our supervisory board, are non-residents of the United States. Although we have agreed in the indentures governing the notes to accept service of process in the United States by an agent designated for that purpose, it may not be possible for holders of notes to:

  •
  effect service of process upon certain of our directors or officers and those of our subsidiaries; or

  •
  enforce judgments of courts of the United States predicated upon civil liability under the U.S. federal securities laws against such persons in the courts of a foreign jurisdiction.

        We understand that there is doubt as to the enforceability in The Netherlands against any of the persons listed above in an original action or in an action for the enforcement of judgments of U.S. courts of civil liabilities predicated solely upon U.S. federal securities laws.

        As there is no treaty between the United States and The Netherlands providing for the reciprocal recognition and enforcement of judgments (other than arbitration awards in civic and commercial matters), a judgment rendered by a court in the United States will not be recognized and enforced by the Dutch courts. However, if a person has obtained a final and conclusive judgment for the payment of money rendered by a U.S. court which is enforceable in the United States (the "foreign judgment") and files his claim with the competent Dutch court, the Dutch court will generally give binding effect to the foreign judgment insofar as it finds that the jurisdiction of the U.S. court has been based on grounds which are internationally acceptable and that proper legal procedures have been observed and unless the foreign judgment contravenes Dutch public policy.

England and Wales

Insolvency Proceedings

        NXP Semiconductors UK Limited (the "U.K. Guarantor") is a company incorporated under English law. Accordingly, as a general rule, insolvency proceedings with respect to this English company should be based on English insolvency laws. However, where an English company conducts business in more than one member state of the European Union, the jurisdiction of the English courts may be curtailed if the company's "centre of main interests" is in a member state other than the United Kingdom. There are a number of factors that are taken into account to ascertain the "centre of main interests", which should correspond to the place where the company conducts the administration of its interests on a regular basis and is therefore ascertainable by third parties.

        English insolvency laws are favorable to secured creditors as compared to comparable provisions of U.S. law and afford debtors and unsecured creditors only limited protection from enforcement by secured creditors. The U.K. Guarantor has created fixed security over certain of its assets and a floating charge over other assets; substantially all of the assets of the U.K. Guarantor are secured, other than bank accounts and cash. Because no security is granted by the U.K. Guarantor over bank accounts or cash prior to the occurrence of an enforcement event, the floating charge may not constitute a qualifying floating charge for purposes of English insolvency law. A holder of a qualifying floating charge may, in certain circumstances, appoint an administrative receiver, although the general rule under English insolvency law is that such an appointment is prohibited unless certain exceptions apply. The exceptions to the prohibition against appointing an administrative receiver include an exception where the security interest is taken in respect of certain transactions in the capital markets; it is not certain whether this or any other exception would be available in respect of the floating charge. If duly appointed, an administrative receiver, unlike an administrator or a liquidator, would be able to act in the interests of the creditor appointing him, not in the interests of the creditors of the company at large. If no administrative receiver can be appointed, the security can, in general, only be enforced through the appointment of a receiver, other than an administrative receiver, or of an administrator. Any administrator or receiver (including administrative receiver) and any liquidator will be required to ring-fence a certain percentage of floating charge realizations for the benefit of unsecured creditors. This applies to 50% of the first £10,000 of floating charge realizations and 20% of the remainder over £10,000, with a maximum aggregate cap of £600,000.

        The relevant English insolvency statutes empower English courts to make an administration order in respect of an English company in certain circumstances. An administrator can be appointed by the company, its directors or the holder of a "qualifying floating charge" and different procedures apply according to the identity of the appointor. Once appointed, the administrator must perform his functions with the objective of: (a) rescuing the company as a going concern; (b) achieving a better result for the company's creditors as a whole than would be likely if the company were wound up (without first going into administration); or (c) realizing property in order to make a distribution to one or more secured or preferential creditors. The administrator must perform his functions in the interests of the company's creditors as a whole. He may only perform his functions in pursuit of the objective stated in (b) if, in his opinion, it is either not reasonably practicable to rescue the company, or the objectives described in (b) would achieve a better result for the company's creditors as a whole. He may only perform his functions in pursuit of the objective stated in (c) if he believes that it is not reasonably practicable to achieve the objectives stated in (a) or (b) and to do so would not unnecessarily harm the interests of the creditors of the company as a whole. During the administration, in general no proceedings or other legal process may be commenced or continued against the debtor, except with leave of the court or consent of the administrator. If the U.K. Guarantor were to enter into administration proceedings, it is possible that the obligations due under the guarantee and the security granted by the U.K. Guarantor may not be enforced while it was in administration.

        In the event of a liquidation under English law of the U.K. Guarantor, the liabilities of the U.K. Guarantor to its unsecured creditors will be satisfied only after payment of all secured indebtedness (to the extent of the assets securing that indebtedness) and after payment of all claims entitled to priority under English insolvency law. Currently, the debts entitled to priority may include (a) amounts owed in respect of unpaid contributions for occupational pension schemes, and (b) certain amounts owed to employees in respect of unpaid wages and holiday entitlements. Further, all expenses (including the liquidator's remuneration) properly incurred in a winding-up are also payable out of the company's assets in priority to all other claims.

        Any interest accruing under or in respect of amounts due under the guarantee or any of the security documents to which the U.K. Guarantor is a party in respect of any period after the commencement of liquidation proceedings would only be recoverable by holders of the notes from any surplus remaining after payment of all other debts proved in the proceedings and accrued and unpaid interest up to the date of the commencement of the proceedings.

        Under English insolvency law, a liquidator or administrator of the U.K. Guarantor could apply to the court to set aside the issuance of its guarantee or creation of the security if such liquidator or administrator believed that issuance of such guarantee or the creation of such security constituted a transaction at an undervalue. Under English insolvency law, the liquidator or administrator of a company may, among other things, apply to the court to set aside a transaction entered into by a company, if such company was insolvent (as defined in the UK Insolvency Act 1986, as amended) at the time of, or in consequence of, the transaction and enters into liquidation or administration within two years of entering into the transaction. A transaction might be subject to being set aside if it involved a gift by a company, if a company received no consideration or if a company received consideration of significantly less value, in money or money's worth, than the consideration given by such company. Upon such application, the court can make such order as it thinks fit to restore the company to the position it would have been in had it not entered into the transaction. A court generally will not intervene, however, if it is satisfied that the company entered into the transaction in good faith and for the purpose of carrying on its business, and that at the time it did so there were reasonable grounds for believing the transaction would benefit such company.

        An administrator or liquidator may apply to the court for an order avoiding any action taken by the U.K. Guarantor within six months (two years if the person receiving the preference is connected with the company) before the U.K. Guarantor went into administration or liquidation which has the effect of putting a creditor, guarantor or surety of the U.K. Guarantor in a better position (in the event of the company going into insolvent liquidation) than if the action had not been taken. In order to be successful, it must be shown that the U.K. Guarantor was influenced by a desire to produce that result and provided that, at the time or as a result of the preference, the company was unable to pay its debts.

        Where it can be shown that a transaction was at an undervalue and was made for the purposes of putting assets beyond the reach of a person who is making, or may make, a claim against a company, or of otherwise prejudicing the interests of a person in relation to the claim, which that person is making or may make, the transaction may be set aside by the court as a transaction defrauding creditors. This provision may be used by any person who claims to be a "victim" of the transaction and is not therefore limited to liquidators or administrators. There is no statutory time limit in the English insolvency legislation within which the challenge must be made and the relevant company does not need to be insolvent at the time of the transaction.

Service of Process and Enforcement of Judgments

        All of the directors of the U.K. Guarantor are residents of the United Kingdom. In addition, the U.K. Guarantor is incorporated under the laws of England and Wales. All of or a substantial portion of the assets of the U.K. Guarantor are located outside the United States. It may not be possible for holders of the notes to effect service of process within the United States upon the U.K. Guarantor or its directors or to enforce against it judgments of U.S. courts predicated upon civil liability provisions of the U.S. federal or state securities laws.

        With respect to the enforceability of certain U.S. court judgments in England, the company and the guarantors have been advised as follows. The United States and England currently do not have a treaty providing for the reciprocal recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Consequently, a final judgment for payment rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon U.S. federal securities laws, would not automatically be enforceable in England. In order to enforce any such judgment in England, proceedings must be initiated by way of a common law action before a court of competent jurisdiction in England. In a common law action, an English court generally will not (subject to the following sentence) reinvestigate the merits of the original matter decided by a U.S. court and will order summary judgment on the basis that there is no defense to the claim for payment. The entry of an enforcement order by an English court is conditional upon the following:

  •
  the U.S. court having had jurisdiction over the original proceeding according to English conflicts of laws principles;

  •
  the judgment being final and conclusive on the merits in the sense of being final and unalterable in the court which pronounced it and being for a debt or a definite sum of money;

  •
  the judgment not contravening public policy of England;

  •
  the judgment being not for a sum payable in respect of tax, or other charges of a like nature in respect of a penalty or fine;

  •
  the judgment not having been arrived at by doubling, trebling or otherwise multiplying a sum assessed as compensation for the loss or damaged sustained and not being otherwise in breach of Section 5 of the Protection of Trading Interests Act 1980;

  •
  the judgment not having been obtained by fraud or in breach of English principles of natural justice;

  •
  there not having been a prior judgment in another court recognizable in England between the same parties concerning the same issues; and

  •
  enforcement proceedings having been instituted within six years after the date of judgment.

        A judgment by an English court may be given in pounds sterling in some cases. Subject to the foregoing, holders of the notes may be able to enforce judgments in England, in civil and commercial matters obtained from U.S. federal or state courts. However, we cannot assure you that those judgments will be enforceable. In addition, it is doubtful whether an English court would accept jurisdiction and impose civil liability if proceedings were commenced in England in an original action predicated solely upon U.S. federal securities laws.

Germany

Enforcement of Security Interests

        Under German law, certain ("accessory") security interests such as pledges (Pfandrechte) require that the pledgee and the creditor be the same person. Such security interests cannot be held on behalf of third parties who do not hold the secured claim. The holders of interests in notes from time to time will not be party to the security agreements. In order to permit the holders of notes from time to time to have a secured claim the Collateral Agency Agreement provides for the creation of a "parallel debt". Pursuant to the parallel debt, the collateral agent becomes the holder of a claim equal to each amount payable by an obligor under the indenture and the notes. The pledges governed by German law will directly secure the parallel debt. The parallel debt procedure has not been tested under German law, and we cannot assure you that it will eliminate or mitigate the risk of unenforceability posed by German law.

        Moreover, under German law, in the event that a subsidiary entered into insolvency proceedings, the security interest granted by that entity could also be subject to potential challenges by an insolvency administrator (Insolvenzverwalter) under the rules of avoidance of German insolvency law (Insolvenzordnung). Any security interest with respect to assets of an insolvent subsidiary that constitutes part of the insolvency estate attained by way of compulsory enforcement (Zwangsvollstreckung) within the month immediately prior to the petition for commencement of insolvency proceedings or subsequent to such petition will be ineffective as of the commencement of the insolvency proceedings. In addition, creditors of a subsidiary which has granted a security interest may challenge a security interest under the rules of avoidance of the German Act of Avoidance (Anfechtungsgesetz). If any challenge to the validity or enforceability of a security interest granted in favor of the holders of the notes is successful, the holders of the notes may not be able to recover any amounts under the relevant security interest.

        The enforcement of the guarantees or a security interest by any holder of the notes or the collateral agent will be limited by the capital maintenance rules imposed by Sections 30 and 31 et seq. of the German Limited Liability Company Act, which prohibit the direct or indirect repayment of a German limited liability company's stated share capital to its shareholders (including payments pursuant to guarantees or security in favor of the debt of such shareholders). Payments under the guarantees and the security will be limited if, and to the extent, such payments would cause the payor's net worth to fall below the amount of its stated share capital. If such an event occurs, the collateral agent must release the portion of the proceeds of any realization of enforcement of that guarantee or security that is necessary to preserve the payor's stated share capital in accordance with these provisions. As a result and to the extent of any such releases, the claims of the holders of the notes under the guarantees will be effectively junior to the claims of direct creditors of the applicable guarantor, such as trade creditors.

        The payor's net worth must be determined according to accounting standards and is measured at the time of enforcement of the guarantee or security after taking into account, among other things, the direct debt and other obligations of the payor. As a result, in the event that a payor has other debt or liabilities (including liabilities to trade creditors) that reduce its ability to make payments, holders of notes will not be able to enforce the guarantee or security fully or at all. Because the grantors of guarantees or security may be liable for other debt, including under the senior revolving credit facilities and with respect to trade creditors, there can be no assurance that the excess of the net worth of each payor over its stated share capital will be adequate to cover any or all of the amounts outstanding under any guarantee or secured under any security.

        In addition, pursuant to German court rulings the respective direct or indirect shareholders of a German security provider must not jeopardize the existence of the German security grantor, including, in particular, that such holders must not deprive the German security grantor of the assets necessary to meet the German security provider's payment obligations. Payments under the guarantees and the enforcement of collateral of the German security grantor will therefore be limited if, and to the extent, such payments or enforcement of such collateral would jeopardize the existence of the German security grantor by depriving it of the liquidity it requires to meet its own payment obligations.

        German capital maintenance rules and the case law prohibiting the jeopardizing of the existence of the German security grantor are subject to ongoing court decisions. We can not assure you that future court rulings may not further limit the access of holders to assets of its subsidiaries constituted in the form of a limited liability company, which can negatively affect the ability of the grantor to make payment on the notes or of the subsidiaries to make payments on the guarantees or security interests.

Enforceability of U.S. Judgments

        There is doubt as to the enforceability in Germany of civil liabilities based on federal or state securities laws of the United States, either in an original action or in an action to enforce a judgment obtained in U.S. federal or state courts. The United States and the Federal Republic of Germany currently do not have a treaty providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Consequently, a final judgment for payment given by any federal or state court in the United States, whether or not predicated solely upon U.S. federal or state securities laws, would not automatically be enforceable in Germany. A final judgment by a U.S. federal or state court, however, may be recognized and enforced in Germany in an action before a court of competent jurisdiction in accordance with the proceedings set forth by the German Code of Civil Procedure (Zivilprozessordnung). In such an action, a German court generally will not reinvestigate the merits of the original matter decided by a U.S. court, except as noted below. The recognition and enforcement of the U.S. judgment by a German court is conditional upon a number of factors, including the following:

  •
  the judgment being final under U.S. law;

  •
  the U.S. court having had jurisdiction over the original proceeding under German law;

  •
  the defendant having had the chance to defend itself against an unduly or untimely served complaint;

  •
  the judgment of the U.S. court being consistent with the judgment of a German court or a recognized judgment of a foreign court handed down before the judgment of the U.S. court;

  •
  the judgment of the U.S. court being consistent with the procedure of a matter pending before a German court, provided that such matter was pending before a German court before the U.S. court entered its judgment;

  •
  the enforcement of the judgment by the U.S. court being compatible with German public policy, including the fundamental principles of German law and in particular the civil liberties (Grundrechte) guaranteed by virtue of the German Constitution (Grundgesetz); and

  •
  generally, the guarantee of reciprocity.

        Subject to the foregoing, holders of the notes may be able to enforce judgments in civil and commercial matters obtained from U.S. federal or state courts in Germany. However, there can be no assurance that attempts to enforce judgments in Germany will be successful.

        In addition, the recognition and enforcement of punitive damages is usually denied by German courts as incompatible with the substantial foundations of German law. Moreover, a German court may reduce the amount of damages granted by a U.S. court and recognize damages only to the extent that they are necessary to compensate actual losses or damages.

        German civil procedure differs substantially from U.S. civil procedure in a number of respects. In so far as the production of evidence is concerned, U.S. law and the laws of several other jurisdictions based on the common law provide for pre-trial discovery, a process by which parties to the proceedings may prior to trial compel the production of documents by adverse or third parties and the deposition of witnesses. Evidence obtained in this manner may be decisive in the outcome of any proceeding. No such pre-trial discovery process exists under German law.

Insolvency

        To the extent any security grantor is incorporated in Germany, in the event of an insolvency of such security grantor, insolvency proceedings may be initiated in Germany. German law would then govern such proceedings. Under certain circumstances, insolvency proceedings may also be opened in Germany in accordance with German law over the assets of companies that are not established under German law (for example, if the center of the business operations of such company is within Germany).

        Under German law, insolvency proceedings can be initiated either by the debtor or by a creditor in the event of over-indebtedness (Überschuldung) of the debtor (i.e., where the debtor's debts exceed the value of its assets) or in the event that the debtor is unable to pay its debts as and when they fall due (Zahlungsunfähigkeit). In addition, the debtor can file for insolvency proceedings if it is imminently at risk of being unable to pay its debts as and when they fall due (drohende Zahlungsunfähigkeit).

        The insolvency proceedings are court controlled. If the insolvency court (Insolvenzgericht) has reasonable grounds to believe that there is a reason for the opening of insolvency proceedings (i.e., the debtor is either over-indebted, or unable to pay its debts as they fall due or—if the debtor itself applied for the opening of insolvency proceedings—imminently at risk of being unable to pay its debt as they fall due) it will appoint a preliminary insolvency administrator (vorläufiger Insolvenzverwalter). Upon appointment of the preliminary insolvency administrator, the debtor can only dispose over its assets with the consent of the preliminary insolvency administrator unless the court has decided that the power to dispose over the assets shall fully pass to the preliminary insolvency administrator. The insolvency court can also order a stay of all enforcement measures against the debtor.

        If the preliminary insolvency administrator has verified that there is a ground for the opening of insolvency proceedings and that the debtor has sufficient assets to cover the costs of the insolvency proceedings then the insolvency court will open the (definite) insolvency proceedings by appointing an insolvency administrator (Insolvenzverwalter). The insolvency administrator has full power to dispose of the debtor's assets, whereas the debtor is no longer entitled to dispose of its assets. Any individual enforcement action brought against the debtor by any of its creditors is subject to an automatic stay once insolvency proceedings have been opened.

        All creditors, whether secured or unsecured, wishing to assert claims against the debtor need to participate in the insolvency proceedings and have to file their claims against the debtor and the rights they claim in the assets of the debtor with the insolvency administrator. Creditors secured by a right in rem in the debtor's assets or any part thereof (for example, by a pledge over bank accounts or shares, a security assignment of receivables or a security transfers of moveable assets) have certain preferential rights. These security rights entitle the creditor to preferential treatment in the distribution of the proceeds resulting from the realization of the charged asset; they are entitled to separate satisfaction (abgesonderte Befriedigung). A creditor having a right to separate satisfaction may enforce its right if and to the extent the insolvency administrator is not itself authorized to do so (the latter generally being the case in relation to moveable assets in the possession of the insolvency administrator and receivables assigned to a creditor for security purposes). In case of an enforcement by the insolvency administrator, the enforcement proceeds minus certain contributory charges for (i) assessing the secured assets and the rights thereto in the amount of 4% of the proceeds, and (ii) realizing the secured assets in the amount of 5% of the proceeds (or any actual costs of realization that are significantly lower or higher) plus value added tax incurred in the realisation, are paid to the creditor holding a security interest in the relevant asset up to an amount equal to its secured claims. Whether the secured creditor itself or the insolvency administrator realizes the charged asset, to the extent the net realisation proceeds exceed the amount of the secured claim, the proceeds have to be surrendered to the liquidation fund (Insolvenzmasse) and will be distributed among the unsecured creditors which will be satisfied on a pro rata basis only. Creditors who have a right to preferential treatment may participate in the pro rata distribution of the liquidation fund only to the extent that the proceeds from the realisation of the assets charged to them did not cover their claims or if they have waived their right to preferential treatment. A different distribution of enforcement proceeds can be proposed in an insolvency plan (Insolvenzplan) that can be submitted by the debtor or the insolvency administrator and which requires, among others, the consent of the debtor and the consent of each class of creditors in accordance with specific majority rules.

        Under the German Insolvency Code (Insolvenzordnung), an insolvency administrator could possibly avoid payments under any guarantee or security interest or, if payment has already been made under the relevant security interest or guarantee, require that the recipients return the payment to the relevant payor.

        In particular, a transaction (which term includes the provision of security and the payment of debt) may be avoided according to the German Insolvency Code in the following cases:

  •
  a transaction granting a creditor security or satisfaction for a debt (Befriedigung) can be avoided if the transaction was effected in the three months immediately prior to the filing of a petition for the commencement of insolvency proceedings or thereafter, if at the time of the transaction (i) the debtor was insolvent (zahlungsunfähig, i.e., unable to pay its debt when due) and the creditor had knowledge thereof, or (ii) a petition for the commencement of insolvency proceedings had been filed and the creditor had knowledge thereof;

  •
  a transaction granting a creditor security or satisfaction for a debt to which such creditor had no right, no right at the respective time or no right as to the respective manner, can be avoided if the transaction was effected in the month prior to the filing of a petition for the commencement of insolvency proceedings or thereafter, if the transaction was effected in the second and/or third month prior to the filing, it can be avoided if at the time of the transaction (i) the debtor was insolvent, or (ii) the creditor knew that the transaction would be detrimental to other creditors of the debtor. In the case of collateral over future claims, a recent court decision has held that the granting of security can be challenged if the pledged claim arises within the respective time period, even if the actual security agreement was concluded outside these periods;

  •
  a legal transaction (Rechtsgeschäft) effected by the debtor which is directly detrimental to the creditors of the debtor can be avoided, if the transaction was effected in the three months immediately prior to the filing of a petition for the commencement of insolvency proceedings against the debtor or thereafter, if at the time of the legal transaction (i) the debtor was insolvent and the other party to the legal transaction had knowledge thereof or (ii) a petition for the commencement of insolvency proceedings had been filed against the debtor and the other party to the legal transaction had knowledge thereof;

  •
  a transaction whereby a debtor grants security for a third party debt might be regarded as having been granted gratuitously (unentgeltlich); a gratuitous transaction can be avoided if it was effected in the four immediately years prior to the filing of a petition for the commencement of insolvency proceedings against the debtor;

  •
  a transaction entered into by the grantor of the guarantee or security in the ten years immediately prior to the filing of a petition for commencement of insolvency proceedings or thereafter with the intent of harming its creditors can be avoided if the beneficiary of the transaction had knowledge of such intent at the time of the transaction; or

  •
  a transaction with respect to the claim of a shareholder for repayment of an equity replacing loan or an equivalent claim can be avoided if the transaction (i) was secured and was effected in the ten years immediately prior to the filing of a petition for commencement of insolvency proceedings or thereafter or (ii) resulted in satisfaction and was effected in the year immediately prior to the petition for commencement of insolvency proceedings or thereafter.

        Apart from the above-described examples of an insolvency administrator (Insolvenzverwalter) avoiding transactions according to the German Insolvency Code, another creditor who has obtained an enforcement order (Vollstreckungstitel) could possibly also avoid any security interest or payment performed under the relevant security interest according to the German Act of Avoidance (Anfechtungsgesetz) outside formal insolvency proceedings. The conditions vary to a certain extent from the above described rules and the avoidance periods are calculated from the date when such other creditor exercises its rights of avoidance in the courts.

Singapore

Enforcement of Security Interests

        The general impediments to enforcement of security in Singapore include the following:

  •
  bankruptcy, insolvency, liquidation and other laws affecting the rights of the creditors, including the appointment of a judicial manager over the company's assets under Part VIIIA of the Singapore Companies Act (Chapter 50) (the "Singapore Companies Act");

  •
  general principles of equity which may dictate that equitable remedies may not always be given if damages are adequate or which may deny or postpone relief where the circumstances dictate;

  •
  limitation, laws of defenses of set-off and counterclaim; and

  •
  illegality or public policy reasons.

        In particular, upon the presentation of an application by the company or a creditor for the appointment of a judicial manager under Part VIIIA of the Singapore Companies Act, all creditors are prevented from enforcing any security over the company's assets, except with the court's permission. However, once appointed, upon effecting any sale or disposal of the company's property subject to security, the judicial manager would (unless there are grounds to challenge the security itself) be obligated under Section 227H of the Singapore Companies Act to recognize the priority of the secured parties to the proceeds or property derived from the sale or disposal.

Enforcement of U.S. Judgments in Singapore

        The courts of Singapore will not register and enforce a judgment of the courts of the State of New York in respect of any legal suit or proceedings arising out of or relating to the guarantee. However, a final and conclusive judgment properly obtained against NXP Semiconductors (Singapore) Pte Ltd. (the "Singapore Guarantor") in the courts of the State of New York for a fixed sum of money in respect of any legal suit or proceedings arising out of or relating to the guarantee and which can be enforced by execution against the Singapore Guarantor in the jurisdiction of the relevant court and has not been stayed or satisfied in whole may be sued on in Singapore as a debt due from the Singapore Guarantor if:

  •
  that judgment has not been obtained by fraud;

  •
  the enforcement of that judgment would not be contrary to public policy in Singapore; and

  •
  that judgment has not been obtained in contravention of the principles of natural justice.

Taiwan

Enforcement of Security Interests

        All of the noteholders will be deemed to acknowledge and agreed that the security in Taiwan will be held by a sub-collateral agent in the capacity as a "joint and several creditor" against the co-issuers and foreclosure thereon would be done in the name of a sub-collateral agent. Absent agreement of the security provider after default, foreclosure would be done by court sale or through public auction. Auction/sale proceeds would be payable only in New Taiwan Dollars and there is no assurance that foreign exchange control approvals required to convert such proceeds into U.S. Dollars or Euros would be available.

Enforcement of U.S. Judgments in Taiwan

        In the event a judgment of a court of a country other than Taiwan or the People's Republic of China (excluding Hong Kong and Macau) were obtained, and enforcement of such judgment were sought in Taiwan, such judgment would be recognized and enforced by the courts of Taiwan only if the Taiwan courts were satisfied that:

  •
  the court rendering the judgment had subject matter jurisdiction under the laws of Taiwan;

  •
  the proceedings and the judgment were not contrary to public order or good morals of Taiwan;

  •
  the judgment was a final judgment for which the period for appeal had expired or from which no appeal could be taken;

  •
  if NXP Semiconductors (Taiwan) Ltd. (the "Taiwanese Guarantor") did not appear in the proceedings in such court, process was duly and timely served on the Taiwanese Guarantor in the jurisdiction of litigation or with the assistance of the judicial authorities of Taiwan; and

  •
  judgments of the courts of Taiwan would be enforceable in the jurisdiction of the court rendering such judgment on a reciprocal basis.

Philippines

Enforcement of Security Interests

        A conditional assignment has been taken of shares in, and substantially all of the assets of, the subsidiary guarantor organized in The Philippines. This is not a security interest. However, it requires the assets and shares to be assigned upon the occurrence of an enforcement event. Such assignment may constitute a preference and be unenforceable. In addition, in order to be enforceable certain taxes and/or duties would be payable, in each case based on the amount recoverable under such assignment. Consents and waivers may also have to be secured from counterparties to effect the assignment of certain collateral rights. Given the value of The Philippines' assets this could require the payment of substantial duties and taxes.

        The provisions of the Civil Code on concurrence and preference of credits will apply once insolvency proceedings are instituted.

        If a petition for corporate rehabilitation is found to be sufficient in form and substance, an order staying enforcement of all claims, whether for money or otherwise and whether such enforcement is by court action or otherwise, against the debtor, its guarantors and sureties not primarily liable with the debtor shall be issued within five (5) days from the filing of the petition.

Enforcement of U.S. Judgments in The Philippines

        A judgment rendered against a party by a foreign court may be enforced in The Philippines by filing an action for enforcement in a Philippine court, but such judgment may be rejected by evidence that (i) such foreign court did not have jurisdiction in accordance with the jurisdictional rules of such court, (ii) the party against whom the judgment is sought to be enforced had no notice of the proceedings, or (iii) the judgment of such foreign court was obtained through collusion or fraud or was based on clear mistake of law or fact.

        Philippine court judges and administrative staff are generally perceived to be underpaid and overworked. The Philippine court system is also seen to be understaffed and overloaded. These factors may affect the ability of a litigant to secure fair and speedy action on its claims.

Thailand

Enforcement of Security Interests

        The security governed by Thai law may not be enforceable in the event of certain bankruptcy or bankruptcy-related circumstances affecting the security grantor. Furthermore, Thai law does not recognize the concept of trusts, which could adversely affect the collateral agent's ability to enforce the security on behalf of the holders of the notes. The security interests created under Thai law and granted to the collateral agent for and on behalf of the holders of the notes under the principle of agency law may be subject to challenges.

Enforcement of U.S. Judgments in Thailand

        Under Thai law, judgments entered by a non-Thai court are not enforceable in Thailand. In order to pursue a claim against NXP Manufacturing (Thailand) Co. Ltd (the "Thai Guarantor"), a holder of the notes would have to bring a new action or claim in Thailand. While a non-Thai judgment could be introduced as evidence in a court proceeding in Thailand, a Thai court would be free to examine issues arising in the case without regard to the non-Thai judgment. Thus, to the extent holders of the notes succeed in bringing legal actions against the Thai Guarantor, their available remedies and any recoveries against it in any Thai proceeding may be limited.

Hong Kong

Enforcement of Security Interests

        NXP Semiconductors Hong Kong Limited (the "Hong Kong Guarantor") is a company incorporated under Hong Kong law. Accordingly, as a general rule, insolvency proceedings with respect to this Hong Kong company will be based on Hong Kong insolvency laws.

        Hong Kong insolvency laws are favorable to secured creditors and afford debtors and unsecured creditors only limited protection from enforcement by secured creditors. The Hong Kong Guarantor will create fixed charges over certain of its assets and a floating charge over all or substantially all of its assets, other than cash and bank accounts. The holder of a charge may appoint a receiver or receiver and manager under that charge.

        In the event of a liquidation under Hong Kong law of the Hong Kong Guarantor, the liabilities of the Hong Kong Guarantor to its unsecured creditors will be satisfied only after payment of all secured indebtedness (to the extent of the assets securing that indebtedness) and after payment of all claims entitled to priority under Hong Kong insolvency law. Currently, these debts entitled to priority may include (a) certain amounts owed to the Government, and (b) certain amounts owed to employees (which also have priority ahead of a floating charge). Further, all expenses (including the liquidator's remuneration) properly incurred in a winding up are also payable out of the company's assets in priority to all other claims.

        Any interest accruing under or in respect of amounts due under the guarantee or any of the security documents to which the Hong Kong Guarantor is a party in respect of any period after the commencement of liquidation proceedings would only be recoverable by holders of the notes from any surplus remaining after payment of all other debts proved in the proceedings and accrued and unpaid interest up to the date of the commencement of the proceedings.

        Under Hong Kong insolvency law, any payment or other act relating to property made or done by a company within six months (or two years in the case of transactions entered into with an "associate" (as defined in the Bankruptcy Ordinance (Cap. 6)) before the commencement of its winding up is invalid if the insolvent company in making that payment or doing that act did so with a view to giving a creditor an unfair preference. An unfair preference is given by a company to a person if it has the effect of putting a creditor, guarantor or surety of the company in a better position (in the event of the company going into insolvent liquidation) than if the action had not been taken. In order to be successful, it must be shown that the company was influenced by a desire to produce that result and provided that, at the time or as a result of the preference, the company was unable to pay its debts.

        A floating charge on the undertaking or property of a company is invalid if created in the period of twelve months ending with the presentation of a winding up petition of the company, unless it is proved that the company immediately after the creation of the charge was solvent, except to the amount of any cash paid to the company at the time of or subsequently to the creation of, and in consideration for, the charge (together with interest on such amount at the rate specified in the charge or at the rate of twelve per cent. (12%) per annum, whichever is the lesser).

Service of Process and Enforcement of Judgments

        As there is no agreement for the reciprocal enforcement of judgments between Hong Kong and the United States, a judgment of the courts of the United States rendered in an action brought in such courts can only be enforced in Hong Kong by commencing an action in the Hong Kong courts. Provided the judgment of the courts of the United States is final and conclusive (even if it can still be appealed) and is for a definite monetary sum the judgment would form the basis of a claim in respect of which an application for summary judgment could be made on the grounds that there was no defense to the claim. Accordingly, a final and conclusive judgment for a definite sum of money entered by a United States court in any suit, action or proceeding would be enforced by the Hong Kong courts, without re-examination or re-litigation of the matters adjudicated upon, provided that:

  •
  the judgment was not obtained by fraud;

  •
  the enforcement of the judgment would not be contrary to Hong Kong public policy;

  •
  the judgment was not obtained in proceedings contrary to natural justice;

  •
  the judgment is not inconsistent with a Hong Kong judgment in respect of the same matter;

  •
  the judgment is not for multiple or penalty damages;

  •
  enforcement proceedings are instituted within six (6) years after the date of the judgment; and

  •
  the United States court had jurisdiction.

        A judgment of a Hong Kong court will generally be given in the currency in which the claim is made but may be given in Hong Kong dollars in some cases. Subject to the foregoing, holders of the notes may be able to enforce judgments in Hong Kong, in civil and commercial matters obtained from U.S. federal or state courts. However, no assurance can be given that those judgments will be enforceable. In addition, a Hong Kong court may decline to accept jurisdiction and impose civil liability if proceedings were commenced in Hong Kong in an original action predicated solely upon U.S. federal securities laws, typically if the Hong Kong court believed there was an insufficient connection between Hong Kong and the dispute or if it considered that it would be contrary to Hong Kong public policy to enforce such laws in Hong Kong.

PLAN OF DISTRIBUTION

        If you want to participate in the exchange offers you must represent, among other things, that:

  •
  you are acquiring the exchange notes issued in the exchange offers in the ordinary course of your business;

  •
  you are not an "affiliate", as defined in Rule 405 under the Securities Act, of NXP B.V., NXP Funding LLC or any subsidiary guarantor; and

  •
  you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in a distribution of the exchange notes issued in the exchange offers.

        If you are unable to make the above representations you are a "restricted holder". A restricted holder will not be able to participate in the exchange offers and may only sell its notes under a registration statement containing the selling security holder information required by Item 507 of Regulation S-K of the Securities Act, or under an exemption from the registration requirement of the Securities Act.

        If you are a broker-dealer who holds notes that were acquired for your own account as a result of market-marking activities or other trading activities, you may exchange notes in the exchange offers. As a broker-dealer, you may be deemed to be an "underwriter" within the meaning of the Securities Act, and, consequently, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the exchange notes you receive in the exchange offers.

        Each participating broker-dealer is required to acknowledge that it acquired the notes as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with the resale of the exchange notes. We have agreed that, for a period of up to 180 days after the last exchange date, we will use our best efforts to:

  •
  keep the exchange offers registration statement continuously effective, supplemented and amended as required by the registration rights agreement to the extent necessary to ensure that it is available for resale of notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities;

  •
  ensure that the exchange offers registration statement conforms with the requirements of the registration rights agreement, the Securities Act and the policies, rules and regulations of the SEC as announced from time to time; and

  •
  make this prospectus available to participating broker-dealers for use in connection with any resale.

        During this period of time, delivery of this prospectus, as it may be amended or supplemented, will satisfy the prospectus delivery requirements of a participating broker-dealer engaged in market making or other trading activities.

        Based on interpretations by the staff of the SEC, we believe that the exchange notes issued by the exchange offers may be offered for resale, resold and otherwise transferred by their holder, other than a participating broker-dealer, without compliance with the registration and prospectus delivery requirements of the Securities Act.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by participating broker-dealers for their own account under the exchange offers may be sold from time to time in one or more transactions in the over-the-counter market,

  •
  in negotiated transactions;

  •
  through the writing of options on the exchange notes; or

  •
  a combination of methods of resale.

        The exchange notes may be sold from time to time:

  •
  at market prices prevailing at the time of resale;

  •
  at prices related to prevailing market prices; or

  •
  at negotiated prices.

        Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any participating broker-dealer and/or the purchasers of any exchange notes.

        Any participating broker-dealer that resells exchange notes received by it for its own account under the exchange offers and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act. Any profit on any resale of exchange notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. By delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        We have agreed to pay all expenses incidental to the exchange offers other than commissions and concessions of any brokers or dealers and will indemnify holders of the notes, including any broker-dealers, against some liabilities, including liabilities under the Securities Act, as set forth in the registration rights agreement.

LEGAL MATTERS

        The validity of the exchange notes and the guarantees will be passed upon for us by Sullivan & Cromwell LLP, New York, New York. We have also been advised as to certain matters relating to the laws of The Netherlands by De Brauw Blackstone Westbroek N.V.; as to certain matters relating to the laws of England and Wales by Sullivan & Cromwell LLP, London, England; as to certain matters relating to the laws of Germany by Sullivan & Cromwell LLP, Frankfurt, Germany; as to certain matters relating to the laws of The Philippines by Poblador Bautista & Reyes Law Offices; as to certain matters relating to the laws of Taiwan by Lee & Li; as to certain matters relating to the laws of Thailand by Allen & Overy (Thailand) Co., Ltd.; as to certain matters relating to the laws of Singapore by Allen & Overy Shook Lin & Bok Joint Law Venture; and as to certain matters relating to the laws of Hong Kong by Allen & Overy.

EXPERTS

        The combined financial statements of NXP B.V. (formerly known as Philips Semiconductors International B.V.) and the semiconductor businesses of Philips as of December 31, 2005, and for the years ended December 31, 2004 and 2005 and for the period January 1, 2006 through September 28, 2006 (predecessor periods), have been included herein and in the registration statement of which this prospectus is a part in reliance upon the report of KPMG Accountants N.V., independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of NXP B.V. for the period from September 29, 2006 to December 31, 2006 (successor period) have been audited by Deloitte Accountants B.V., an independent registered public accounting firm, as stated in their report, appearing elsewhere in the registration statement of which this prospectus is a part and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

NXP SEMICONDUCTORS GROUP

INDEX TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

Page

Combined Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
Report of Independent Registered Public Accounting Firm	F-3

Combined and Consolidated Statements of Operations for the years ended December 31, 2004 and 2005, and for the periods January 1, 2006 through September 28, 2006 (predecessor periods) and September 29, 2006 through December 31, 2006 (successor period)	F-4
Combined and Consolidated Balance Sheets as of December 31, 2005 and 2006	F-5

Combined and Consolidated Statements of Cash Flows for the years ended December 31, 2004 and 2005, and for the periods January 1, 2006 through September 28, 2006 (predecessor periods) and September 29, 2006 through December 31, 2006 (successor period)	F-6

Combined and Consolidated Statements of Changes in Business' and Shareholder's Equity and Comprehensive Income (loss) for the years ended December 31, 2003, 2004 and 2005, and for the periods January 1, 2006 through September 28, 2006 (predecessor periods) and September 29, 2006 through December 31, 2006 (successor period)	F-8
Notes to the Combined and Consolidated Financial Statements	F-9

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Management of NXP B.V.

        We have audited the accompanying combined balance sheet of NXP B.V. (formerly known as Philips Semiconductors International B.V.) and the semiconductor businesses of Philips (Predecessor) as of December 31, 2005, and the related combined statements of operations, changes in business' equity and comprehensive income (loss), and cash flows for the years ended December 31, 2004 and 2005 and for the period January 1, 2006 through September 28, 2006 (Predecessor periods). These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of NXP B.V. (formerly known as Philips International Semiconductors B.V.) and the semiconductor businesses of Philips (Predecessor) as of December 31, 2005, and the combined results of their operations and their cash flows for the years ended December 31, 2004 and 2005 and for the period January 1, 2006 through September 28, 2006 (Predecessor periods) in conformity with U.S. generally accepted accounting principles.

KPMG ACCOUNTANTS N.V.

Amstelveen, The Netherlands
March 22, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Management and Shareholders of
NXP B.V.
High Tech Campus 60
5656 AG Eindhoven

        We have audited the accompanying consolidated balance sheet of NXP B.V. and subsidiaries (the "Company") as of December 31, 2006 and the related consolidated statement of operations, shareholder's equity, and cash flows for the period from September 29, 2006 to December 31, 2006 (Successor period). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The combined balance sheet as of December 31, 2005, and the related combined statements of operations, changes in business' equity and comprehensive income (loss), and cash flows for the years ended December 31, 2004 and 2005 and for the period January 1, 2006 to September 28, 2006 (Predecessor periods) were audited by other auditors whose report, dated March 22, 2007, expressed an unqualified opinion on those statements.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of NXP B.V. and subsidiaries (Successor) as of December 31, 2006, and the results of their operations and their cash flows for the period from September 29, 2006 to December 31, 2006 (Successor period) in conformity with accounting principles generally accepted in the United States of America.

Deloitte Accountants B.V.

March 22, 2007

A. Sandler

NXP SEMICONDUCTORS GROUP

COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS

For the Periods September 29, 2006 through December 31, 2006 (Successor)
and January 1, 2006 through September 28, 2006 (Predecessor)
and for the Years Ended December 31, 2005 and 2004 (Predecessor)

(in millions of euros unless otherwise stated)

	PREDECESSOR			SUCCESSOR
	For the years ended December 31,		For the period January 1, 2006– September 28, 2006	For the period September 29, 2006– December 31, 2006
	2004	2005
Sales	€4,609	€4,615	€3,702	€1,172
Sales to Philips companies	214	151	68	18

Total sales	4,823	4,766	3,770	1,190
Cost of sales	(2,955)	(2,933)	(2,331)	(917)

Gross margin	1,868	1,833	1,439	273
Selling expenses	(297)	(304)	(275)	(88)
General and administrative expenses	(437)	(435)	(306)	(194)
Research and development expenses	(979)	(1,028)	(737)	(258)
Write-off of acquired in-process research and development(18)	—	—	—	(515)
Other income	79	36	18	3

Income (loss) from operations(7,8)	234	102	139	(779)
Financial income (expense)(9)	(93)	(63)	(22)	(73)

Income (loss) before taxes	141	39	117	(852)
Income tax benefit (expense)(10)	(113)	(101)	(65)	242

Income (loss) after taxes	28	(62)	52	(610)
Results relating to unconsolidated companies(11)	12	(5)	3	(2)
Minority interests(12)	(26)	(34)	(50)	(4)

Net income (loss)	€14	€(101)	€5	€(616)

The accompanying notes are an integral part of these combined and consolidated financial statements.

NXP SEMICONDUCTORS GROUP

COMBINED AND CONSOLIDATED BALANCE SHEETS

As of December 31, 2006 (Successor) and 2005 (Predecessor)

(in millions of euros unless otherwise stated)

	PREDECESSOR		SUCCESSOR
		December 31, 2005		December 31, 2006
Current assets
Cash and cash equivalents		€110		€939
Receivables:(5,13)
—Accounts receivable—net	534		501
—Accounts receivable from Philips companies	34		49
—Other receivables	21		13

		589		563
Inventories(14)		696		646
Other current assets(15)		106		125

Total current assets		1,501		2,273

Non-current assets
Investments in unconsolidated companies(11)		48		44
Other non-current financial assets(16)		7		12
Other non-current assets(16)		122		157
Property, plant and equipment:(17,28)
—At cost	7,688		2,455
—Less accumulated depreciation	(5,632)		(171)

		2,056		2,284
Intangible assets excluding goodwill:(18)
—At cost	527		3,190
—Less accumulated amortization	(469)		(125)

		58		3,065
Goodwill(19)		213		2,032

Total non-current assets		2,504		7,594

Total		€4,005		€9,867

Current liabilities
Accounts payable:(5)
—Trade creditors	€415		€446
—Accounts payable to Philips companies	55		43

		470		489
Accrued liabilities(20)		548		485
Short-term provisions(21,22,23,29)		53		54
Other current liabilities(24)		55		45
Short-term debt(25)		147		23
Loans with Philips companies, current portion(5)		610		—

Total current liabilities		1,883		1,096

Non-current liabilities
Long-term debt(26,28)		224		4,426
Loans with Philips companies, non-current portion(5)		502		—
Long-term provisions(21,22,23,29)		88		368
Other non-current liabilities		9		130

Total non-current liabilities(27)		823		4,924

Commitments and contingent liabilities(28,29)
Minority interests(12)		173		162
Business' equity (Predecessor):
Philips net investment	1,350
Accumulated other comprehensive loss	(224)

Total Business' equity		1,126

Shareholder's equity (Successor):
Common stock (issued and authorized: 1,000 shares, no par value)			—
Capital in excess of par value			4,305
Accumulated deficit			(616)
Accumulated other comprehensive loss			(4)

Total Shareholder's equity				3,685

Total		€4,005		€9,867

The accompanying notes are an integral part of these combined and consolidated financial statements.

NXP SEMICONDUCTORS GROUP

COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Periods September 29, 2006 through December 31, 2006 (Successor)
and January 1, 2006 through September 28, 2006 (Predecessor)
and for the Years Ended December 31, 2005 and 2004 (Predecessor)
(in millions of euros unless otherwise stated)

	PREDECESSOR			SUCCESSOR
			For the period January 1, 2006– September 28, 2006	For the period September 29, 2006– December 31, 2006
	For the years ended December 31,
	2004	2005
Cash flows from operating activities:
Net income (loss)	€14	€(101)	€5	€(616)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	849	818	471	296
Write-off of in-process research and development	—	—	—	515
Net gain on sale of assets	(20)	(17)	(7)	(4)
Results relating to unconsolidated companies	(3)	5	(3)	2
Minority interests	26	34	50	4
Changes in operating assets and liabilities:
(Increase) decrease in receivables and other current assets	(32)	(52)	(131)	266
(Increase) decrease in inventories	(47)	29	(68)	168
Increase (decrease) in accounts payable, accrued and other liabilities	88	95	154	(3)
Decrease (increase) in current accounts Philips	33	15	(25)	—
Decrease (increase) in non-current receivables/other assets	38	(21)	(24)	(82)
Decrease (increase) in provisions	16	(31)	33	(206)
Other items	16	18	13	(48)

Net cash provided by operating activities	€978	€792	€468	€292

Cash flows from investing activities:
Purchase of intangible assets	(21)	(18)	(12)	(5)
Capital expenditures on property, plant and equipment	(641)	(370)	(465)	(111)
Proceeds from disposals of property, plant and equipment	63	50	26	22
Purchase of other non-current financial assets	—	—	(3)	(2)
Purchase of interest in businesses	—	(27)	(3)	(93)
Proceeds from sale of interests in unconsolidated businesses	9	7	—	5

Net cash used for investing activities	€(590)	€(358)	€(457)	€(184)

Cash flows from financing activities:
PREDECESSOR
Net decrease in debt	(102)	(119)	(322)
Net draws (repayments) of loans to Philips companies	(19)	(39)	(497)
Net transactions with Philips	(327)	(250)	867
SUCCESSOR
Increase in short-term debt				17
Proceeds from bridge loan facility, net				4,400
Repayment of loan Philips, net of settlements				(3,704)
Principal payments on long-term debt (incl. bridge loan)				(4,540)
Proceeds from the issuance of notes				4,529

Net cash provided by (used for) financing activities	€(448)	€(408)	€48	€702

Effect of changes in consolidations on cash positions	117	—	—	—
Effect of changes in exchange rates on cash positions	(6)	9	(10)	(30)

Increase in cash and cash equivalents	51	35	49	780
Cash and cash equivalents at beginning of period	24	75	110	159

Cash and cash equivalents at end of period	€75	€110	€159	€939

Supplemental disclosures to combined and consolidated statements of cash flows
Net cash paid during the period for:
Interest	€88	€61	€19	€19
Income taxes	26	33	20	15
Net gain on sale of assets:
Cash proceeds from the sale of assets	72	57	26	27
Book value of these assets	(52)	(40)	(19)	(23)

	€20	€17	€7	€4

Non-cash financing activity:
Intercompany loan from Philips to effect separation	—	—	€3,766	—

        For a number of reasons, principally the effects of translation differences and consolidation changes, certain items in the statements of cash flows do not correspond to the differences between the balance sheet amounts for the respective items.

The accompanying notes are an integral part of these combined and consolidated financial statements.

NXP SEMICONDUCTORS GROUP

COMBINED AND CONSOLIDATED STATEMENTS OF CHANGES
IN BUSINESS' AND SHAREHOLDER'S EQUITY AND COMPREHENSIVE INCOME (LOSS)

For the Periods September 29, 2006 through December 31, 2006 (Successor)
and January 1, 2006 through September 28, 2006 (Predecessor)
and for the Years Ended December 31, 2005 and 2004 (Predecessor)

(in millions of euros unless otherwise stated)

		Accumulated other comprehensive income (loss)
	Philips net investment	Currency translation differences	Changes in fair value of cash flow hedges	Total business' equity
PREDECESSOR
Balance as of December 31, 2003	€1,967	€(221)	€6	€1,752
Net income	14			14
Current period change	—	(16)	11	(5)
Reclassifications into income	—	—	(4)	(4)
Income tax on current period changes	—	—	(2)	(2)

Total comprehensive income (loss), net of tax	14	(16)	5	3
Net transactions with Philips	(297)	—	—	(297)

Balance as of December 31, 2004	1,684	(237)	11	1,458
Net loss	(101)			(101)
Current period change	—	31	(52)	(21)
Reclassifications into income (loss)	—	—	10	10
Income tax on current period changes	—	—	13	13

Total comprehensive income (loss), net of tax	(101)	31	(29)	(99)
Net transactions with Philips	(233)	—	—	(233)

Balance as of December 31, 2005	1,350	(206)	(18)	1,126
Net income	5			5
Current period change	—	(28)	28	—
Income tax on current period changes	—	—	(8)	(8)

Total comprehensive income (loss), net of tax	5	(28)	20	(3)
Net transactions with Philips	854	—	—	854

Balance as of September 28, 2006	€2,209	€(234)	€2	€1,977 *

*
The business' equity amount of EUR 1,977 million, representing the net assets of NXP as of September 28, 2006, does not equal the amount of EUR 2,590 million presented as net assets before purchase price allocation as of September 29, 2006 in note 2, "Purchase price accounting", since NXP did not assume certain liabilities of its predecessor in connection with the Acquisition. The net assets of NXP as of September 29, 2006 reflect the elimination of EUR 541 million of intercompany debt and EUR 72 million of other items, primarily certain environmental and legal provisions and certain tax liabilities prepared on a separate return basis that were not assumed by NXP following the Acquisition.

				Accumulated other comprehensive income (loss)
	Common stock	Capital in excess of par value	Retained earnings	Currency translation differences	Changes in fair value of cash flow hedges	Total shareholder's equity
SUCCESSOR
Balance as of September 29, 2006	—	4,305	—	—	—	4,305
Net loss			(616)	—		(616)
Current period change	—	—	—	(10)	6	(4)
Income tax on current period changes	—	—	—	—	—	—

Total comprehensive income, net of tax	—	—	(616)	(10)	6	(620)

Balance as of December 31, 2006	—	4,305	(616)	(10)	6	3,685

The accompanying notes are an integral part of these combined and consolidated financial statements.

NXP SEMICONDUCTORS GROUP

NOTES TO THE COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(all amounts in millions of euros unless otherwise stated)

1    Background, Basis of Presentation

Background

        On September 29, 2006, Koninklijke Philips Electronics N.V. ("Philips") sold 80.1% of its semiconductors businesses to a consortium of private equity investors ("Private Equity Consortium") in a multi-step transaction. As part of this sale, Philips transferred these semiconductor businesses to NXP B.V. ("NXP" or the "Company", formerly known as Philips Semiconductors International B.V.), a wholly owned subsidiary of Philips, on September 28, 2006. This transaction is referred to as the "Separation". All of NXP's issued and outstanding shares were then acquired by KASLION Acquisition B.V. ("KASLION"), which was formed as an acquisition vehicle by the Private Equity Consortium and Philips. This transaction is referred to as the "Acquisition". In order to fund the acquisition of NXP by KASLION, the Private Equity Consortium and Philips contributed cash to KASLION in exchange for 80.1% and 19.9%, respectively, of the total equity of KASLION.

        As a result of the Separation and Acquisition, the balance sheets, statements of operations, cash flows and business' and shareholder's equity and related notes to the financial statements are presented on a Predecessor and Successor basis: The Predecessor periods reflect the combined financial results of NXP prior to the Acquisition. The Successor period reflects the consolidated financial results after the Acquisition. The Company also refers to the operations of NXP for both the Predecessor and Successor periods as NXP Semiconductors Group.

Basis of Presentation

        The combined and consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP"). The preparation of financial statements in conformity with US GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Predecessor periods

        The combined financial statements of the Company for the Predecessor periods, represent the financial statements of NXP B.V. together with the combined financial statements of the semiconductor businesses of Philips and have been derived from the consolidated financial statements and accounting records of Philips, principally using the historical results of operations, the historical basis of assets and liabilities of the semiconductor businesses. Additionally, the combined financial statements include an allocation of the costs of certain corporate functions (management oversight, corporate services, basic research costs, brand campaign expenses, employee benefits and incentives including pensions) historically provided by Philips but not recorded by its semiconductors businesses. Additionally, the combined financial statements include allocated cash, debt and related interest income and expense, which have not been historically reported by Philips' semiconductors businesses. Furthermore, the combined financial statements present income taxes calculated on a basis as if the Company had filed a separate income tax return. These allocations were made on a specifically identifiable basis or using relative percentages, as compared to Philips' other businesses, of the Company's net sales, payroll, fixed assets, inventory, net assets, excluding debt, headcount or other reasonable methods. Management believes the assumptions underlying the combined financial statements to be a reasonable reflection of the utilization of services provided by Philips. However, the costs the Company would have incurred or will incur as a separate stand-alone company may be higher or lower than the cost allocations reflected in these combined financial statements for the predecessor periods. In determining these estimates, management has retained the historical cost allocated by Philips where no more reliable estimate of the costs are available (for example, pension cost).

        Additionally, during the predecessor periods Philips used a worldwide centralized cash management and finance function, with the activity between Philips and the Company reflected in Philips' net investment. Accordingly, the accompanying combined financial statements may not necessarily reflect the Company's results of operations, financial position and cash flows in the future or what its results of operations, financial position and cash flows would have been if the Company had been a stand-alone company during the Predecessor periods.

        Since a direct ownership relationship did not exist among the various worldwide entities comprising the Company prior to the legal separation from Philips, Philips' net investments in the Company is shown as Business' equity in lieu of Shareholder's equity in the combined financial statements for the Predecessor periods. Transactions between NXP B.V. and Philips and its affiliates have been identified in the combined financial statements as transactions between related parties.

Successor period

        The consolidated financial statements include the accounts of NXP B.V. and subsidiaries during the successor period.

        As a result of the purchase accounting applied to the Acquisition, the assets and liabilities reported in the consolidated balance sheet have changed substantially for the Successor period as discussed in more detail in note 2. Adjustments to the final purchase price paid by KASLION to Philips are still the subject of negotiations between KASLION and Philips, and as a result changes may occur to our reported assets and liabilities. The allocation of the purchase price paid by KASLION to Philips that are reflected in our financial statements has been based on estimated fair values. In accordance with applicable accounting guidance subsequent adjustments may be required. The Company does not expect significant changes to this allocation.

2    Purchase price accounting

        On September 29, 2006, the Company was acquired by KASLION for a purchase price of EUR 8,079 million composed of a payment of EUR 4,305 million to Philips and assumed debt of EUR 3,774 million. In accordance with the provisions of SFAS No. 141 "Business Combinations" (SFAS 141), KASLION has been identified as the acquiring company and applied purchase accounting. The purchase price paid by KASLION together with the acquisition costs of EUR 45 million and estimated settlement payments for differences in agreed levels of net cash and working capital of EUR 84 million result in a total purchase price consideration of EUR 8,208 million, which has been pushed down to NXP B.V. and allocated to the fair value of assets acquired and liabilities assumed.

        After the Acquisition the Company obtained a bridge loan facility of EUR 4,400 million, net of issuance cost of EUR 100 million, which was used to repay the payable to Philips, including certain cash balance settlements, amounting to EUR 3,704 million. Subsequently the bridge loan facility was repayed with the proceeds from the issuance of EUR 4,529 million of euro and USD denominated notes as described in more detail in note 26.

        The Company has substantially finalized the determination of the fair values of the assets acquired and liabilities assumed and the related allocation of purchase price. The Company has allocated the total purchase price, calculated as described above to the assets acquired and liabilities assumed based on estimated fair values. Management is responsible for determining these fair values, which reflects among other things, its consideration of valuation and appraisal reports. Revisions to the allocations of the purchase price within the time frames permitted by applicable accounting standards might affect the fair value assigned to the assets and liabilities, although no material changes to these allocations are currently expected.

        The table as set forth below reflects the purchase price allocation among assets acquired and liabilities assumed:

In millions of euros
Aggregate purchase price	€8,208
Net assets acquired and liabilities assumed at September 29, 2006	2,590

Excess of purchase price over net assets acquired	5,618
Allocations to reflect fair value of net assets acquired:
Existing technology	(1,606)
Core technology	(791)
Customer relationships	(592)
Order backlog	(47)
Trademark	(85)
In-process research and development	(515)
Property, plant and equipment	(422)
Inventories	(130)
Investments in unconsolidated companies	10
Pension liabilities	104
Deferred income tax liability	461

Allocation to goodwill	€2,005

        The Company estimated the fair value of existing technology and core technology by applying an income analysis (which involves calculating the present value of future cash flows resulting from each asset), using an "excess earnings" method for product-related technologies, and a "relief from royalties" method for core fabrication technologies and patents. Discount rates between 11% and 28% were used in discounting cash flows, and royalty rates of between 2% and 6% were applied for purposes of the "relief from royalties" methodology.

        The Company estimated the fair value of customer relationships by applying an income analysis, using an "excess earnings" approach.

        Under this approach, the Company estimated its customer attrition rates and then calculated the discounted present value of the estimated cash flows resulting from selling future products to those customers over the estimated life of the customer relationship. Discount rates between 15% and 20% were applied to this analysis.

        Goodwill is not amortized and will be evaluated for impairment on at least an annual basis. In-process research and development was written off immediately upon the Acquisition and, accordingly, is reflected as a loss in the consolidated statement of operations. The major categories of net assets after the purchase price allocation (PPA) (in millions of euros) were:

Balances after PPA
Cash & cash equivalents	€159
Inventories	825
Property, plant and equipment	2,377
Intangible assets	3,175
In-process research and development	515
Goodwill	2,005
Other assets	1,057
Liabilities and debt	(1,905)

Net assets	€8,208

3    Accounting policies and new accounting standards

Accounting policies

        The combined and consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States (US GAAP). Historical cost is used as the measurement basis unless otherwise indicated. The accounting policies as described in this section are used for both the combined financial statements of the Predecessor as well as the consolidated financial statements of the Successor unless otherwise indicated.

        The Company applies Statement of Financial Accounting Standards (SFAS) No. 154 'Accounting Changes and Error Corrections'. This Statement establishes retrospective application as the required method for reporting a correction of an error or a change in accounting principle in the absence of explicit transition requirements for new accounting pronouncements.

Principles for combined and consolidated financial statements

        The combined financial statements for the predecessor periods include the accounts of NXP B.V. during the predecessor periods a wholly-owned subsidiary of Philips, and the assets and liabilities of the semiconductor businesses of Philips. Furthermore, the combined financial statements include all entities in which the Company holds a direct or indirect controlling interest through voting rights or qualifying variable interests. The consolidated financial statements for the successor periods include the accounts of NXP B.V. and subsidiaries during the successor period a wholly-owned subsidiary of KASLION, and all entities in which the Company holds a direct or indirect controlling interest through voting rights or qualifying variable interests.

        All intercompany balances and transactions have been eliminated in the combined and consolidated financial statements. Net income (loss) is reduced by the portion of the earnings of subsidiaries applicable to minority interest. The minority interests are disclosed separately in the combined and consolidated statements of operations and in the combined and consolidated balance sheets.

        The Company applies Financial Accounting Standards Board (FASB) Interpretation No. 46(R) 'Consolidation of Variable Interest Entities'. In accordance with Interpretation of Accounting Research Bulletin (ARB) No. 51. 'Consolidated Financial Statements', the Company includes in its combined and consolidated financial statements entities in which variable interests are held to an extent that would require the Company to absorb a majority of the entity's expected losses, receive a majority of the entity's expected residual returns, or both.

Investments in unconsolidated companies

        Investments in companies in which the Company does not have the ability to directly or indirectly control the financial and operating decisions, but does possess the ability to exert significant influence, are accounted for using the equity method. Generally, in the absence of demonstrable proof of significant influence, it is presumed to exist if at least 20% of the voting stock is owned. The Company's share of the net income of these companies is included in results relating to unconsolidated companies in the combined and consolidated statements of operations. The Company recognizes an impairment loss when an other-than-temporary decline in the value of an investment occurs.

        When its share of losses exceeds the carrying amount of an investment accounted for by the equity method, the carrying amount of that investment is reduced to zero and recognition of further losses is discontinued unless the Company has guaranteed obligations of the investee or is otherwise committed to provide further financial support for the investee.

Accounting for capital transactions of a subsidiary or an unconsolidated company

        The Company recognizes in income dilution gains or losses arising from the sale or issuance of stock by a subsidiary that is included in the combined and consolidated financial statements or an unconsolidated entity which is accounted for using the equity method of accounting in the combined and consolidated statement of income, unless the Company or the subsidiary either has reacquired or plans to reacquire such shares. In such instances, the result of the transaction will be recorded directly in equity.

        The dilution gains or losses are presented in the combined and consolidated statement of operations under other business income if they relate to subsidiaries that are included in the combined and consolidated financial statements. Dilution gains and losses related to unconsolidated companies are presented under results relating to unconsolidated companies.

Accounting for Alliance

        Since 2002 the Company has been a participant in a jointly-funded alliance (the 'Alliance') with two other semiconductors manufacturers in Crolles, France. The activities of the Alliance are the joint development of advanced process and assembly/packaging technology and the joint operation of a fabrication plant for the manufacturing of 300 millimeter wafers. The Alliance has its own governance structure to decide on all material decisions relating to the Alliance. Each of the three participants is equally represented in the governance structure. Upon its commencement each party contributed assets to the Alliance. The initial term of the Alliance expires December 31, 2007, and will be automatically extended until December 31, 2010 unless any of the parties serves written notice of termination prior to December 31, 2006. On January 16, 2007, the Company announced its intention to withdraw from the Crolles Alliance, effective December 31, 2007. At the termination of the Alliance, the Company retains title to the capital assets that it contributed to the Alliance unless another participant of the Alliance exercises its option to purchase those assets at the higher of net book value or market value. Capital assets contributed by the Company include primarily machinery.

        Under the Alliance arrangement, each participant is responsible for funding specific allocations of operations, research and development expenses, as well as related capital expenditures and output from the facility. Funding requirements are divided among the Company (31%) and the two other participants (31% and 38%), and are accounted for to ensure all expenses and capital expenditures are recorded in relation to the funding percentage.

        The Company's interest in the Alliance has been accounted for in these combined and consolidated financial statements as a contract or cost sharing arrangement.

        Accordingly, the Company's share in the results of operation of the Alliance are recorded in the cost and expense caption in the accompanying combined and consolidated statement of operations, and primarily consists of the Company's share of research and development expenses, pilot line manufacturing expenses and depreciation expense related to the Alliance's capital assets.

        In the accompanying combined and consolidated balance sheets the Company's share in the capital assets of the Alliance, for which it has title, is recorded in property, plant and equipment.

Foreign currencies

        The Company uses the euro as its reporting currency. The financial statements of foreign entities, with a currency other than the euro, are translated into euros. Assets and liabilities are translated using the exchange rates on the respective balance sheet dates. Income and expense items in the statements of operations and cash flows are translated at weighted average exchange rates during the year. The resulting translation adjustments are recorded as a separate component of other comprehensive income (loss) within business' and shareholder's equity. Cumulative translation adjustments are recognized as income or expense upon partial or complete disposal or substantially complete liquidation of a foreign entity.

        The functional currency of foreign entities is generally the local currency, unless the primary economic environment requires the use of another currency. When foreign entities conduct their business in economies considered to be highly inflationary, they record transactions in the Company's reporting currency instead of their local currency. Gains and losses arising from foreign currency-denominated transactions, monetary assets and liabilities into the functional currency are recognized in income in the period in which they arise. However, currency differences on intercompany loans that have the nature of a permanent investment are accounted for as translation differences as a separate component of other comprehensive income (loss) within business' and shareholder's equity.

Derivative financial instruments

        The Company uses derivative financial instruments principally in the management of its foreign currency risks and to a more limited extent for interest rate and commodity price risks. In compliance with SFAS No. 133, 'Accounting for Derivative Instruments and Hedging Activities', SFAS No. 138, 'Accounting for Certain Derivative Instruments and Certain Hedging Activities', and SFAS No. 149 'Amendment of Statement 133 on Derivative Instruments and Hedging Activities', the Company

measures all derivative financial instruments based on fair values derived from market prices of the instruments or from option pricing models, as appropriate.

        Changes in the fair value of a derivative that is highly effective and designated and qualifies as a cash flow hedge are recorded in accumulated other comprehensive income (loss), until earnings are affected by the variability in cash flows of the designated hedged item.

        The Company formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items. When it is established that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, the Company discontinues hedge accounting prospectively. When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur within a period of two months from the originally forecasted transaction date, the Company continues to carry the derivative on the combined and consolidated balance sheets at its fair value, and gains and losses that were accumulated in other comprehensive income are recognized immediately in earnings. In all other situations in which hedge accounting is discontinued, the Company continues to carry the derivative at its fair value on the combined and consolidated balance sheets, and recognizes any changes in its fair value in earnings.

        For interest rate swaps that are unwound, the gain or loss upon unwinding is released to income over the remaining life of the underlying financial instruments, based on the recalculated effective yield.

Cash and cash equivalents

        Cash and cash equivalents include all cash balances and short-term highly liquid investments with a maturity of three months or less at acquisition that are readily convertible into known amounts of cash. It also includes restricted cash balances that cannot be freely repatriated. Cash and cash equivalents are stated at face value.

Receivables

        Receivables are carried at face value, net of allowances for doubtful accounts and uncollectible amounts. As soon as trade accounts receivable can no longer be collected in the normal way and are expected to result in a loss, they are designated as doubtful trade accounts receivable and valued at the expected collectible amounts. They are written off when they are deemed to be uncollectible because of bankruptcy or other forms of receivership of the debtors.

Valuation adjustment for doubtful trade accounts receivable

        The allowance for the risk of non-collection of trade accounts receivable is determined in three stages. First, individual debtors that represent 3% or more of the debtor portfolio are assessed for creditworthiness based on external and internal sources of information; management decides to record an allowance based on that information and the specific circumstances for that debtor which might require a value adjustment. In the second stage, for all other debtors the allowance is calculated based on a percentage of average historical losses. Finally, if, owing to specific circumstances such as serious adverse economic conditions in a specific country or region, it is management's judgment that the valuation of the receivables is inadequately represented by the valuation allowance in stage two, the percentage of valuation allowance for the debtors in the related country or region may be increased to cover the increased risk.

Inventories

        Inventories are stated at the lower of cost or market, less advance payments on work in progress. The cost of inventories comprises all costs of purchase, costs of conversion and other costs incurred in bringing the inventories to their present location and condition. The costs of conversion of inventories include direct labor and fixed and variable production overheads, taking into account the stage of completion. The cost of inventories is determined using the first-in, first-out (FIFO) method. An allowance is made for the estimated losses due to obsolescence. This allowance is determined for groups of products based on purchases in the recent past and/or expected future demand. Individual items of inventory that have been identified as obsolete are typically disposed of within a period of three months either by sale or by scrapping. Effective January 1, 2005, the Company adopted SFAS No. 151, 'Inventory costs (SFAS 151), an amendment of ARB No. 43, Chapter 4'. This Statement clarifies the accounting for abnormal amounts of idle facility expense and waste and prohibits such costs from being capitalized in inventory. In addition, this Statement requires that the allocation of fixed production overheads to the inventory cost is based on the normal capacity of the production facilities. This statement did not have a material impact on the combined and consolidated financial statements.

Other non-current financial assets

        Loans receivable are stated at amortized cost, less the related allowance for impaired loans receivable.

Property, plant and equipment

        Property, plant and equipment are stated at cost, less accumulated depreciation. Assets constructed by the Company include direct costs, overheads and interest charges incurred during the construction period. Government investment grants are deducted from the cost of the related asset. Depreciation is calculated using the straight-line method over the expected economic life of the asset. Depreciation of special tooling is generally also based on the straight-line method. Gains and losses on the sale of property, plant and equipment are included in other business income. Costs related to repair and maintenance activities are expensed in the period in which they are incurred unless leading to an extension of the original lifetime or capacity. Plant and equipment under capital leases are initially recorded at the present value of minimum lease payments. These assets and leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the asset.

Asset retirement obligations

        The Company applies SFAS No. 143 'Accounting for Asset Retirement Obligations' (SFAS 143) and FASB Interpretation No. 47 'Accounting for Conditional Asset Retirement Obligations', Under the provisions of these pronouncements the Company recognizes the fair value of an asset retirement obligation in the period in which it is incurred, while an equal amount is capitalized as part of the carrying amount of the long-lived asset and subsequently depreciated over the life of the asset.

Goodwill

        The Company accounts for goodwill in accordance with the provisions of SFAS 141 and SFAS No. 142 'Goodwill and Other Intangible Assets', (SFAS 142). Accordingly, goodwill is not amortized but tested for impairment annually in the third quarter or whenever impairment indicators require so. During the predecessor period the annual goodwill impairment test was executed in the second quarter.

        An impairment loss is recognized to the extent that the carrying amount exceeds the asset's fair value. This determination is made at the reporting unit level and consists of two steps. First, the Company determines the carrying value of each reporting unit by assigning the assets and liabilities, including the goodwill and intangible assets, to those reporting units. Furthermore, the Company determines the fair value of each reporting unit and compares it to the carrying amount of the reporting unit. If the carrying amount of a reporting unit exceeds the fair value of the reporting unit, the Company performs the second step of the impairment test. In the second step, the Company compares the implied fair value of the reporting unit's goodwill with the carrying amount of the reporting unit's goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit to all of the assets (recognized and unrecognized) and liabilities of the reporting unit in a manner similar to a purchase price allocation upon a business combination in accordance with SFAS 141. The residual fair value after this allocation is the implied fair value of the reporting unit's goodwill. The Company generally determines the fair value of the reporting units based on discounted projected cash flows.

Intangible assets

        Intangible assets (other than goodwill) arising from acquisitions are amortized using the straight-line method over their estimated economic lives. Economic lives are evaluated every year. There are currently no intangible assets with indefinite lives. In-process research and development with no alternative use is written off immediately upon acquisition. Patents and trademarks acquired from third parties are capitalized at cost and amortized over their remaining lives.

        Certain costs relating to the development and purchase of software for internal use are capitalized and subsequently amortized over the estimated useful life of the software in conformity with Statement of Position (SOP) 98-1, 'Accounting for the Costs of Computer Software Developed or Obtained for Internal Use'.

Impairment or disposal of intangible assets other than goodwill and tangible fixed assets

        The Company accounts for intangible and tangible fixed assets in accordance with the provisions of SFAS No. 144, 'Accounting for the Impairment or Disposal of Long-Lived Assets'. This Statement requires that long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset with future undiscounted net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future undiscounted cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. The Company determines the fair value based on discounted projected cash flows. The review for impairment is carried out at the level where discrete cash flows occur that are largely independent of other cash flows. For the IC Manufacturing Operations (IMO) segment, the review of impairment of long-lived assets is carried out on a Company-wide basis as IMO is the shared manufacturing base for the other business units with, for this purpose, no discrete cash flows that are largely independent of other cash flows. Assets held for sale are reported at the lower of the carrying amount or fair value, less cost to sell.

Research and development

        Costs of research and development are expensed in the period in which they are incurred, in conformity with SFAS No. 2, 'Accounting for Research and Development Costs'.

Advertising

        Advertising costs are expensed when incurred.

Provisions and accruals

        The Company recognizes provisions for liabilities and probable losses that have been incurred as of the combined and consolidated balance sheet dates and for which the amount is uncertain but can be reasonably estimated.

        Provisions of a long-term nature are stated at present value when the amount and timing of related cash payments are fixed or reliably determinable unless discounting is prohibited under U.S. GAAP. Short-term provisions are stated at face value.

        The Company applies the provisions of SOP 96-1, 'Environmental liabilities' and SFAS No. 5, 'Accounting for Contingencies' and accrues for losses associated with environmental obligations when such losses are probable and reasonably estimable. Additionally, in accordance with SOP 96-1, the Company accrues for certain costs such as compensation and benefits for employees directly involved in the remediation activities. Measurement of liabilities is based on current legal requirements and existing technology. Liabilities and expected insurance recoveries, if any, are recorded separately. The carrying amount of liabilities is regularly reviewed and adjusted for new facts or changes in law or technology.

Restructuring

        The Company applies SFAS No. 146, 'Accounting for Costs Associated with Exit or Disposal Activities' (SFAS 146).

        The provision for restructuring relates to the estimated costs of initiated reorganizations that have been approved by the Board of Management, and which involve the realignment of certain parts of the industrial and commercial organization. When such reorganizations require discontinuance and/or closure of lines of activities, the anticipated costs of closure or discontinuance are included in restructuring provisions.

        SFAS 146 requires that a liability be recognized for those costs only when the liability is incurred, i.e. when it meets the definition of a liability. SFAS 146 also establishes fair value as the objective for initial measurement of the liability.

        Liabilities related to one-time employee termination benefits are recognized ratably over the future service period when those employees are required to render services to the Company, if that period exceeds 60 days or a longer legal notification period.

        Employee termination benefits covered by a contract or under an ongoing benefit arrangement continue to be accounted for under SFAS No. 112, "Employer's Accounting for Postemployment Benefits,' and are recognized when it is probable that the employees will be entitled to the benefits and the amounts can be reasonably estimated.

Guarantees

        The Company complies with FASB Interpretation No. 45, 'Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others' (FIN 45). In accordance with this Interpretation, the Company recognizes, at the inception of a guarantee that is within the scope of the recognition criteria of the Interpretation, a liability for the fair value of the obligation undertaken in issuing the guarantee.

Debt and other liabilities

        Debt and other liabilities, other than provisions, are stated at amortized cost. However, loans that are hedged under a fair value hedge are remeasured for the changes in the fair value that are attributable to the risk that is being hedged. Debt issue cost is not expensed immediately but are reported as deferred charges and subsequently amortized over the term of the debt using the effective interest rate method.

        Currently, the Company does not have any financial instruments that are affected by SFAS No. 150 'Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity'.

Revenue recognition

        The Company's revenues are primarily derived from made-to-order sales to Original Equipment Manufacturers ("OEM's") and similar customers. Furthermore, the Company's revenues are derived from sales to distributors.

        The Company applies the guidance in SEC Staff Accounting Bulletin Topic 13 "Revenue Recognition" and recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or the service has been provided, the sales price is fixed or determinable, and collection is reasonably assured, based on the terms and conditions of the sales contract. For "made to order" sales, these criteria are generally met at the time the product is shipped and delivered to the customer and title and risk have passed to the customer. Examples of delivery conditions typically meeting these criteria are 'Free on Board point of delivery' and 'Costs, Insurance Paid point of delivery'. Generally, the point of delivery is the customer's warehouse. Acceptance of the product by the customer is generally not contractually required, since, with "made-to-order" customers, design approval commences manufacturing and delivery without further acceptance protocols. Payment terms used are those that are customary in the particular geographic market. When management has established that all aforementioned conditions for revenue recognition have been met and no further post-shipment obligations exist revenue is recognized.

        For sales to distributors, the same recognition principles apply and similar terms and conditions as for sales to other customers are applied. However, for some distributors contractual arrangements are in place, which allow these distributors to return product if certain conditions are met. These conditions generally relate to the time period during which return is allowed and reflect customary conditions in the particular geographic market. Other return conditions relate to circumstances arising at the end of a product cycle, when certain distributors are permitted to return products purchased during a pre-defined period after the Company has announced a product's pending discontinuance. Long notice periods associated with these announcements generally prevent significant amounts of product from being returned, however. Repurchase agreements with OEM's or distributors are not entered into by the Company.

        For sales where return rights exist, the Company applies the guidance given in SFAS 48 "Recognition When Right of Return Exists." Based on historical data, management has determined that only a very small percentage of the sales to this type of distributors is actually returned. Currently the return percentage is less than 1%. In accordance with the requirements of SFAS 48, a pro rata portion of the sales to these distributors is not recognized but deferred until the return period has lapsed or the other return conditions no longer apply.

        Revenues are recorded net of sales taxes, customer discounts, rebates and similar charges. Shipping and handling costs billed to customers are recognized as revenues. Expenses incurred for shipping and handling costs of internal movements of goods are recorded as cost of sales. Shipping and handling costs related to sales to third parties are reported as selling expenses.

        A provision for product warranty is made at the time of revenue recognition and reflects the estimated costs of replacement and free-of-charge services that will be incurred by the Company with respect to the sold products. In cases where the warranty period is extended and the customer has the option to purchase such an extension, which is subsequently billed separately to the customer, revenue recognition occurs on a straight-line basis over the contract period.

        Royalty income, which is generally earned based upon a percentage of sales or a fixed amount per product sold, is recognized on an accrual basis. Government grants, other than those relating to purchases of assets, are recognized as income as qualified expenditures are made.

Income taxes

        Income taxes in the consolidated financial statements are accounted for using the asset and liability method. Income tax is recognized in the statement of operations except to the extent that it relates to an item recognized directly within business' or shareholder's equity, including other comprehensive income (loss), in which case the related tax effect is also recognized there.

        Current-year deferred taxes related to prior-year equity items, which arise from changes in tax rates or tax laws are included in income. Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted at the combined and consolidated balance sheet dates, and any adjustment to tax payable in respect of previous years. Income tax payable includes amounts payable to tax authorities and intercompany payable with Philips. Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts. Measurement of deferred tax assets and liabilities is based upon the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets, including assets arising from loss carryforwards, are recognized if it is more likely than not that the asset will be realized. Deferred tax assets and liabilities are not discounted. Deferred tax liabilities for withholding taxes are recognized for subsidiaries in situations where the income is to be paid out as dividends in the foreseeable future, and for undistributed earnings of minority shareholdings.

        Changes in tax rates are reflected in the period that includes the enactment date.

Predecessor

        The Company's income taxes as presented in the combined financial statements are calculated on a separate tax return basis, although the Company was included in the consolidated tax return of Philips. Philips manages its tax position for the benefit of its entire portfolio of businesses, and its tax strategies are not necessary reflective of the tax strategies that the Company would have followed as a stand-alone Company.

Benefit accounting

        The Company accounts for the cost of pension plans and postretirement benefits other than pensions in accordance with SFAS No. 87, 'Employers' Accounting for Pensions', and SFAS No. 106, "Postretirement Benefits other than Pensions', respectively.

        The Company employees participate in pension and other postretirement benefit plans that Philips has established in many countries. The costs of pension and other postretirement benefits and related assets and liabilities with respect to the Company employees participating in these plans have been allocated to the Company based upon actuarial computations.

        Obligations for contributions to defined-contribution pension plans are recognized as an expense in the statement of operations as incurred.

Predecessor

        The Company has accounted for its participation in Philips sponsored pension plans in which the Company and other Philips businesses participate as multi-employer plans. Related assets and liabilities are therefore not included in the Company's balance sheets. For pension and other postretirement benefit plans in which only the Company employees participate (the Company dedicated plans), the related costs, assets and liabilities have been included in the combined and consolidated balance sheets.

        The costs of pension and other postretirement benefits with respect to the Company employees participating in the Philips plans have been allocated to the Company based upon actuarial computations, except for certain less significant plans, in which case a proportional allocation based upon compensation or headcount has been used.

Share-based compensation

Predecessor

        In 2003, the Company adopted the fair value recognition provisions of SFAS No. 123, 'Accounting for Stock-Based Compensation' (SFAS 123), as amended by SFAS No. 148, 'Accounting for Stock- Based Compensation—Transition and Disclosure', prospectively for all employee awards granted, modified or settled after January 1, 2003. Effective January 1, 2006, the Company adopted SFAS No. 123 (Revised 2004) (SFAS 123(R)), using the modified prospective method for the transition. Since the Company already adopted the fair value recognition provision of SFAS 123, the effects of the adoption of the revised standard on the Company was not material. Under the provisions of SFAS 123(R), the Company recognizes the estimated fair value of equity instruments granted to employees as compensation expense over the vesting period on a straight-line basis. These employee awards were previously granted by Philips to its employees and have been allocated to the Company for the purpose of the predecessor combined financial statements.

        For awards granted to employees prior to 2003, the Company continued to account for share-based compensation using the intrinsic value method in accordance with Accounting Principles Board (APB) Opinion No. 25, 'Accounting for Stock Issued to Employees'. These employee awards were previously granted by Philips to its employees and have been subsequently allocated to the Company.

        The following table illustrates the effect on net income (loss) in the combined statements of operation as if the Company had applied the fair value recognition provisions for all outstanding and unvested awards in each period:

	For the years ended December 31,
	2004 (Predecessor)	2005 (Predecessor)
Net income (loss)	14	(101)
As reported
Add: Share-based compensation expense included in reported net income (loss), net of related tax	15	16
Deduct: Share-based compensation expense determined using the fair value method, net of related tax	(30)	(18)

Pro forma	(1)	(103)

        There was no impact for 2006 in the table above as all awards previously granted under APB Opinion No. 25 were fully vested as of December 31, 2005 (three-year vesting term, and the Company adopted SFAS 123 effective January 1, 2003).

Successor

        Immediately before the date of acquisition of our Company by KASLION, Philips announced all outstanding unvested stock options and restricted share rights related to employees of the semiconductor businesses of Philips would become fully vested and exercisable on October 16, 2006, which was recorded as part of the purchase allocation. For the successor period there is no share-based plan in place for employees and, as such, no new share-based compensation arrangements were granted to employees in the period from September 29, 2006 through December 31, 2006.

Cash flow statements

        Cash flow statements have been prepared using the indirect method in accordance with the requirements of SFAS No. 95, 'Statement of Cash flows', as amended by SFAS No. 104, 'Statement of Cash Flows—Net Reporting of Certain Cash Receipts and Cash Payments and Classification of Cash Flows from Hedging Transactions'. Cash flows in foreign currencies have been translated into euros using the weighted average rates of exchange for the periods involved.

        Cash flows from derivative instruments that are accounted for as fair value hedges or cash flow hedges are classified in the same category as the cash flows from the hedged items. Cash flows from derivative instruments for which hedge accounting has been discontinued are classified consistent with the nature of the instrument as from the date of discontinuance.

Concentration of risk

        The Company's sales are for a large part dependent on a limited number of customers, none of which individually exceeds 10% of total sales. Furthermore, the Company is using outside suppliers of foundries for a portion of its manufacturing capacity. For certain equipment and materials the Company relies on a single source of supply.

New accounting standards

        The FASB issued several pronouncements, of which the following are to various degrees of relevance to the Company.

        FASB Staff Position (FSP) SFAS 123(R)-4 Classification of Options and Similar Instruments Issued as Employee Compensation That Allow for Cash Settlement upon the Occurrence of a Contingent Event.

        This FSP was posted on February 3, 2006 and amends paragraph 32 of SFAS 123 (revised 2004) Share-based Payment. The FSP requires share options and restricted shares that have contingent cash settlement features that are outside the control of the employee, such as a change in control or the death or disability of an employee, to be accounted for as liabilities rather than equity if the contingent event is probable of occurring. The share-based compensation plans of Philips that the Company's employees participated in do not contain contingent cash settlement features. Cash settlement can only occur upon initiative of Philips and with consent of the employee. Therefore it is concluded that this FSP is not applicable for the Company. FSP FIN 46(R)-6 Determining the Variability to Be Considered in Applying FASB Interpretation No. 46(R).

        This FSP addresses how the variability to be considered for variable interest entities should be determined. The FSP becomes effective January 1, 2007. The Company believes that application of this FSP will not have any effect.

        In July 2006 the FASB issued FASB Interpretation No. 48 "Accounting for Uncertainty in Income Taxes', (FIN 48). FIN 48 establishes the threshold for recognizing the benefits of tax-return positions in the combined and consolidated financial statements as "more-likely-than-not' to be sustained by the taxing authority, and prescribes a measurement methodology for those positions meeting the recognition threshold. FIN 48 is effective for the fiscal years beginning after December 15, 2006. The Company is currently evaluating the effect that the adoption of FIN 48 will have on the Company's financial position and result of operations.

        In September 2006, the FASB issued FASB Statement No. 157 "Fair value measurements", which sets out a framework for measuring fair values. It applies only to fair-value measurements that are already required or permitted by other accounting pronouncements. The Statement will become effective prospectively for the Company from 2008 going forward. In the limited situations in which the Statement requires retrospective application this is expected not to be applicable for the Company.

        In September 2006, the FASB issued FASB Statement No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Benefit Plans" ("FASB 158"), which requires that we recognize on our balance sheet the over-funded or under-funded status of our defined benefit and post retirement plans as an asset or liability. For all of our defined pension benefit plans, the measurement date on which we determine the funded status is December 31.

        FASB 158 requires that we recognize as a component of other comprehensive income the gains or losses and prior service costs and credits that arise during the year but are not recognized as a component of net periodic benefit cost. FASB 158 also requires that we disclose additional information regarding certain effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service credits, and transition assets or obligations. Since we have not issued equity securities that trade in a public market, we are not required to adopt the provisions of FASB 158 until our fiscal year ending December 31, 2007. The impact of adopting FASB 158 will be dependent upon the fair value of plan assets and the projected benefit obligations determined as of December 31, 2007.

        December 21, 2006 FASB Staff position No. EITF 00-19-2 "Accounting for Registration Payment Arrangements" was posted. This FSP requires companies that agree to register securities recognizing a liability separate from the related securities if a payment to investors for failing to fulfill the agreement is probable and its amount can be reasonably estimated. Because the Company has agreed to register its outstanding Notes within 450 days from October 12, 2006 or otherwise incur higher interest expense on the Notes, this FSP is applicable from 2007 onwards. However, since the Company expects to register the Notes during 2007, it is not deemed probable that any higher interest expense will be incurred.

4    Information by Segment and Main Countries

        The company is structured in four market-oriented business units: Mobile & Personal, Multimarket Semiconductors, Home and Automotive & Identification.

  •
  Mobile & Personal delivers full systems solutions for cellular phones and personal entertainment devices.

  •
  Home is a leading supplier of systems and components for the TV, PC TV and direct memory access segments of the consumer semiconductors market.

  •
  Automotive & Identification has leading positions in car audio/radio, in-vehicle networking (IVN), car access and immobilization, tire pressure monitoring and magnetic sensors; Identification has leading positions in the radio frequency identification (RFID), near field communication (NFC) and eGovernment applications markets.

  •
  Multimarket Semiconductors provides a broad range of standard products (e.g. Bipolar, Power Discretes, Transistors & Diodes and Logic) and application specific standard products (e.g. Integrated Discretes, Interface Products and Microcontrollers).

        The Company operates a shared manufacturing base, which is grouped in IC Manufacturing Operations, with the exception of manufacturing assets dedicated to Multimarket Semiconductors products, which are reported as part of this segment.

        Corporate and Other includes certain research and development activities, IP licensing, Emerging Products and special items not directly allocated to Business Units and/or IC Manufacturing Operations.

        NXP Software (formerly Philips Software) included in Corporate and Other, specializes in innovative multimedia, security and connectivity solutions for manufacturers of mobile and portable equipment.

Segments

	Sales	Research and Development Expenses	Income (loss) from Operations	Income (loss) from Operations as a % of Sales		Results relating to Unconsolidated Companies
SUCCESSOR
For the period September 29, 2006 through December 31, 2006
Mobile & Personal	€396	€91	€(135)	(34.1)		€—
Home	212	50	(164)	(77.4)		—
Automotive & Identification	210	35	(256)	(121.9)		—
Multimarket Semiconductors	328	25	(79)	(24.1)		—
IC Manufacturing Operations (*)	28	11	(71)	—	1)	—
Corporate and Other	16	46	(74)	—	1)	(2)

	€1,190	€258	€(779)	(65.5)		€(2)

PREDECESSOR
For the period January 1, 2006 through September 28, 2006
Mobile & Personal	1,172	280	23	2.0		—
Home	730	146	(37)	(5.1)		—
Automotive & Identification	662	92	151	22.8		—
Multimarket Semiconductors	1,017	67	203	20.0		—
IC Manufacturing Operations (*)	140	65	7	—	1)	4
Corporate and Other	49	87	(208)	—	1)	(1)

	€3,770	€737	€139	3.7		€3

For the year ended December 31, 2005
Mobile & Personal	1,618	367	72	4.4		—
Home	1,002	293	(85)	(8.5)		—
Automotive & Identification	719	111	168	23.4		—
Multimarket Semiconductors	1,238	101	139	11.2		—
IC Manufacturing Operations (*)	146	67	32	—	1)	(3)
Corporate and Other	43	89	(224)	—	1)	(2)

	€4,766	€1,028	€102	2.1		€(5)

For the year ended December 31, 2004
Mobile & Personal	1,525	327	90	5.9		—
Home	1,060	305	(30)	(2.8)		—
Automotive & Identification	706	94	159	22.5		—
Multimarket Semiconductors	1,268	102	139	11.0		—
IC Manufacturing Operations (*)	178	51	(19)	—	1)	6
Corporate and Other	86	100	(105)	—	1)	6

	€4,823	€979	€234	4.9		€12

(*)
For the period September 29, 2006 through December 31, 2006, IC Manufacturing Operations supplied EUR 449 million (for the period January 1, 2006 through September 28, 2006: EUR 1,599 million, December 31, 2005: EUR 2,138 million, December 31, 2004: EUR 1,950 million) to other segments, which have been eliminated in the above presentation.

1)
Not meaningful.

Segments

	Inventories(1)	Property, Plant and Equipment, Net	Gross Capital Expenditures	Depreciation Property, Plant and Equipment
SUCCESSOR
For the period September 29, 2006 through December 31, 2006
Mobile & Personal	€156	€77	€4	€7
Home	84	49	2	3
Automotive & Identification	73	24	1	1
Multimarket Semiconductors	166	300	14	26
IC Manufacturing Operations	167	1,377	65	106
Corporate and Other	—	457	25	28

	€646	€2,284	€111	€171

PREDECESSOR
For the period January 1, 2006 through September 28, 2006
Mobile & Personal	€175	€47	€19	€12
Home	105	35	6	7
Automotive & Identification	81	15	10	2
Multimarket Semiconductors	162	279	52	67
IC Manufacturing Operations	188	1,448	234	301
Corporate and Other	(1)	145	144	63

	€710	€1,969	€465	€452

For the year ended December 31, 2005
Mobile & Personal	€186	€46	€25	€23
Home	94	47	12	12
Automotive & Identification	71	12	4	4
Multimarket Semiconductors	167	299	34	108
IC Manufacturing Operations	217	1,524	258	573
Corporate and Other	(39)	128	37	29

	€696	€2,056	€370	€749

For the year ended December 31, 2004
Mobile & Personal	€145	€56	€16	€29
Home	127	50	8	13
Automotive & Identification	70	11	4	3
Multimarket Semiconductors	166	348	65	108
IC Manufacturing Operations	149	1,747	489	600
Corporate and Other	(6)	81	59	11

	€651	€2,293	€641	€764

(1)
Inventory "Corporate and Other" includes the central value adjustment, i.e. the central intercompany profit elimination from inventories.

Goodwill assigned to segments

	Carrying Value At September 29, 2006	Acquisitions	Impairment	Translation Differences and Other Changes	Carrying Value At December 31, 2006
SUCCESSOR
For the period September 29, 2006 through December 31, 2006
Mobile & Personal	€356	€—	€—	—	€356
Home	274	—	—	—	274
Automotive & Identification	723	—	—	—	723
Multimarket Semiconductors	442	—	—	—	442
IC Manufacturing Operations	181	27	—	—	208
Corporate and Other	29	—	—	—	29

	€2,005	€27	€—	€—	€2,032

	Carrying Value At January 9, 2006	Acquisitions	Impairment	Translation Differences and Other Changes	Carrying Value At September 31, 2006
PREDECESSOR
For the period January 1, 2006 through September 28, 2006
Mobile & Personal	€30	€—	€—	€(2)	€28
Home	28	—	—	(2)	26
Automotive & Identification	69	—	—	(4)	65
Multimarket Semiconductors	72	—	—	(4)	68
IC Manufacturing Operations	14	—	—	(1)	13
Corporate and Other	—	—	—	—	—

	€213	€—	€—	€(13)	€200

Main countries

Total sales(1)
SUCCESSOR
For the period September 29, 2006 through December 31, 2006
China	€254
Netherlands	181
Taiwan	100
United States	102
Singapore	150
Germany	70
South Korea	11
Other countries	322

€1,190

	Sales to third parties	Sales to Philips companies	Total sales(1)
PREDECESSOR
For the period January 1, 2006 through September 28, 2006
China	€831	€22	€853
Netherlands	591	15	606
Taiwan	270	—	270
United States	367	13	380
Singapore	433	5	438
Germany	196	—	196
South Korea	312	—	312
Other countries	702	13	715

	€3,702	€68	€3,770

For the year ended December 31, 2005
China	€1,187	€89	€1,276
Netherlands	24	17	41
Taiwan	510	3	513
United States	299	17	316
Singapore	222	4	226
Germany	323	2	325
South Korea	585	—	585
Other countries	1,465	19	1,484

	€4,615	€151	€4,766

Main countries

For the year ended December 31, 2004
China	€1,065	€118	€1,183
Netherlands	56	19	75
Taiwan	496	5	501
United States	365	24	389
Singapore	309	19	328
Germany	297	18	315
South Korea	454	—	454
Other countries	1,567	11	1,578

	€4,609	€214	€4,823

(1)
The allocation is based on customer location. From September 29, 2006 onwards, sales to Philips companies amounting to Euro 18 million are included in sales to third parties.

	Property, plant and equipment, net	Gross capital expenditures	Depreciation property, plant and equipment
SUCCESSOR
For the period September 29, 2006 through December 31, 2006
China	€122	€6	€12
Netherlands	690	16	45
Taiwan	110	2	9
United States	67	6	5
Singapore	306	20	32
Germany	236	13	15
South Korea	1	—	—
Other countries	752	48	53

	€2,284	€111	€171

PREDECESSOR
For the period January 1, 2006 through September 28, 2006
China	€133	€38	€30
Netherlands	299	33	70
Taiwan	121	19	30
United States	68	12	28
Singapore	339	43	109
Germany	242	62	50
South Korea	1	—	—
Other countries	766	258	135

	€1,969	€465	€452

For the year ended December 31, 2005
China	€132	€31	€42
Netherlands	336	87	127
Taiwan	144	28	53
United States	97	19	51
Singapore	434	42	183
Germany	234	41	92
South Korea	—	—	—
Other countries	679	122	201

	€2,056	€370	€749

For the year ended December 31, 2004
China	€126	€59	€32
Netherlands	420	140	159
Taiwan	149	62	62
United States	130	13	61
Singapore	509	215	156
Germany	285	55	84
South Korea	—	—	—
Other countries	674	97	210

	€2,293	€641	€764

5    Related-party transactions

        The Company entered into related party transactions with the following companies:

  1.
  Philips, which was the Company's parent during the predecessor periods and continued to hold an indirect 19.9% beneficial interest during the successor period.

  2.
  Taiwan Semiconductor Manufacturing Company (TSMC) is a related party during the predecessor period as a result of Philips' interest in TSMC.

  3.
  Advanced Semiconductor Manufacturing Corporation (ASMC) is an affiliate of the Company (see note 11).

        NXP and Philips will have continuing relationships through shared research and development activities and through license agreements. The existing global service agreements for—amongst others—payroll, network and purchase facilities cover a period of approximately one year. Additionally, through the purchase of component products, namely semiconductor products for the consumer electronic sector, NXP and Philips will have a continuing relationship for the foreseeable future.

        The following table presents the amounts related to revenues and expenses incurred in transactions with these related parties:

	PREDECESSOR			SUCCESSOR
	For the years ended December 31,		For the period January 1, 2006– September 28, 2006	For the period September 29, 2006– December 31, 2006
	2004	2005
Sales	€395	€294	€160	€46
Purchase of goods and services	420	325	170	54
General corporate expenses	82	81	62	—
Basic research	14	13	14	—
Interest expense to Philips companies, net	66	42	6	—

        The following table presents the amounts related to account receivable and payable balances with Philips:

	PREDECESSOR	SUCCESSOR
	December 31, 2005	December 31, 2006
Receivables	€34	€49
Payables	55	43
Loans with Philips companies	1,112	—

Predecessor

Costs of services and corporate functions

        During the predecessor periods the Company participated in a variety of corporate-wide programs administered by Philips in areas such as cash management, insurance, employee benefits, information technology, intellectual property, and customs.

        Furthermore, the Company utilized various Philips shared services organizations for services such as:

  •
  Human Resource services such as payroll processing, benefits administration, recruitment and training

  •
  Accounting services

  •
  Information technology such as the cost of hardware, network and standard software applications

  •
  Purchasing of non-product related items

  •
  Real Estate services

        The costs of these services have been charged or allocated to the Company based on service level agreements and other contracts that include agreements on charges against actual costs. Please refer to notes 22, 23 and 30 for a discussion of the costs of pension benefits, other postretirement benefits and share-based compensation.

Successor

        In December 2006, selected members of our management purchased approximately 9.5 million depository receipts issued by the Stichting Management Co-Investment NXP, each of these receipts representing an economic interest in a common share of KASLION. These depository receipts have been purchased at fair market value and in the aggregate represent a beneficial interest in KASLION of 0.22%.

General corporate expenses and Basic Research

        The financial statements for the predecessor periods also include expense allocations for certain corporate functions, historically provided by Philips but not charged to the semiconductors segment, such as management oversight, accounting, treasury, tax, legal, brand management and human resources, as well as an allocation of the costs of basic research performed by Philips. A proportional cost allocation method based upon sales has been used to estimate the amounts of these allocations.

        The Company considers the allocation of the costs of the aforementioned services and functions to be reasonable. However, these amounts may not be indicative of the costs necessary for the Company to operate as a stand-alone entity.

Interest expense

        The amount of net interest expense charged by Philips included in the combined statements of operations for 2004, 2005, and January 1, 2006 through September 28, 2006 amounted to EUR 66 million, EUR 42 million, and EUR 6 million, respectively.

Loans with Philips companies

        At the end of December 31, 2005, the Company had outstanding loans with Philips companies aggregating EUR 1,112 million, of which EUR 502 million was classified as non-current. As a result of the Separation, the Company repaid all outstanding balances as of September 28, 2006.

Cash management and financing

        During the predecessor periods, the Company participated in Philips' worldwide cash management system under which the Company maintains bank accounts in specific banks as directed by Philips. Such accounts were generally zero balanced, where possible, to the Philips global pool, allowing cash to be managed and centralized by Philips.

        The transfer of funds in and between the countries is accounted for via intercompany accounts. The balance of these intercompany accounts has been presented in the caption Philips' net investment in the Company, which is presented as a part of business' equity. Interest income and expense are generally not recorded on these domestic intercompany balances. Where pooling of cash balances was not possible, longer term cash surpluses were generally placed on deposit with Philips until dividends were distributed to Philips. Philips also maintained an in-house banking arrangement that provided facilities for Philips entities to obtain funds for local short term funding requirements. Longer term and structural financing was provided to Philips legal entities either through specific intercompany loans with Philips or through third party financing. Philips did not allocate interest to specific segments or businesses. The combined statements of operations include intercompany interest income and expense that has been recorded by legal entities that include only the Company's businesses. Interest income and expense of shared legal entities of the Company and other Philips divisions have not been included in the combined statements of operations.

        Cash and cash equivalents, external debt, intercompany loans, and related interest income and expense have been included in the Company's financial statements for the predecessor periods to the extent such amounts were actually held or incurred by the legal entities that are part of the Company.

6    Acquisitions and divestments

Predecessor

        In 2005, additional shares in SSMC were acquired for a cash payment of EUR 22 million. Goodwill of EUR 14 million was recognized as a result of this transaction. The shareholding in SSMC increased from 48% to 50.5%.

        In 2006 and 2005 there were no material divestments. In 2004, the 22% stake in Computer Access Technologies Corp. (USA) was sold for EUR 16 million, of which EUR 9 million was collected in 2004 and EUR 7 million in 2005.

Successor

        In November 2006, the option to purchase additional outstanding stock of the Singapore-based wafer fabrication firm Systems on Silicon Manufacturing Company (SSMC) was fully exercised. An incremental 10.7% SSMC shares were acquired from the Economic Development Board (EDB), increasing the Company's equity interest to 61.2%, at cost of EUR 90 million paid in cash.

        The total purchase price was allocated to property, plant and equipment (EUR 7 million), goodwill (EUR 27 million), other intangibles (EUR 11 million) and, as a consequence, a reduction in minority interests (EUR 45 million). Other intangibles fully consist of core technology.

        There were no major divestments.

7    Income from operations

        For information related to sales and income from operations on a geographical and business basis, see note 4.

Sales composition

	PREDECESSOR			SUCCESSOR
	For the years ended December 31,		For the period January 1, 2006– September 28, 2006	For the period September 29, 2006– December 31, 2006
	2004	2005
Goods	€4,752	€4,737	€3,753	€1,184
Licenses	71	29	17	6

	€4,823	€4,766	€3,770	€1,190

Salaries and wages

	PREDECESSOR			SUCCESSOR
	For the years ended December 31,		For the period January 1, 2006– September 28, 2006	For the period September 29, 2006– December 31, 2006
	2004	2005
Salaries and wages	€1,225	€1,228	€958	€337
Pension and other postemployment costs	83	74	70	26
Other social security and similar charges:
—Required by law	154	149	136	45
—Voluntary	11	8	2	1

	€1,473	€1,459	€1,166	€409

        Included in salaries and wages for the period September 29, 2006 through December 31, 2006 is nil (January 1, 2006 through September 28, 2006: EUR 14 million, 2005: EUR 6 million, 2004: EUR 36 million) relating to restructuring charges. Pension and post employment costs are comprised of the costs of pension benefits, other postretirement benefits, and post employment benefits, including obligatory severance.

        For the period September 29, 2006 through December 31, 2006, remuneration and pension charges relating to the members of the board of management amounted to EUR 700,000. During this period, no additional amount was awarded in the form of other compensation. When pension rights are granted to members of the board of management, necessary payments (if insured) and all necessary provisions are made in accordance with the applicable accounting principles.

        The members of our supervisory board, other than Sir Peter Bonfield, do not receive any cash compensation for their service on our Supervisory Board.

        See note 21, 22 and 23 to the financial statements for further information regarding these benefits.

Depreciation and amortization

        Depreciation of property, plant and equipment and amortization of intangibles are as follows:

	PREDECESSOR			SUCCESSOR
	For the years ended December 31,		For the period January 1, 2006– September 28, 2006	For the period September 29, 2006– December 31, 2006
	2004	2005
Depreciation of property, plant and equipment	€764	€749	€452	€171
Amortization of internal use software	51	35	10	6
Amortization of other intangible assets	34	34	9	119
Write-off of in-process research and development	—	—	—	515

	€849	€818	€471	€811

        Depreciation of property, plant and equipment for the period September 29, 2006 through December 31, 2006 includes an additional write-off in connection with the retirement of property, plant and equipment amounting to EUR 3 million (January 1, 2006 through September 28, 2006: EUR 1 million, 2005: EUR 5 million, 2004: EUR 15 million).

        No impairment charges relating to depreciation of property, plant and equipment were recorded for the period September 29, 2006 through December 31, 2006 (January 1, 2006 through September 28, 2006: nil, 2005: EUR 5 million, 2004: EUR 8 million). Depreciation of property, plant and equipment and amortization of software are primarily included in cost of sales.

Rent

        Rent expenses amounted to EUR 20 million for the period September 29, 2006 through December 31, 2006 (January 1, 2006 through September 28, 2006: EUR 49 million, 2005: EUR 62 million, 2004: EUR 53 million).

Selling expenses

        Selling expenses incurred for the period September 29, 2006 through December 31, 2006 totaled EUR 88 million (January 1, 2006 through September 28, 2006: EUR 275 million, 2005: EUR 304 million, 2004: EUR 297 million), of which nil (January 1, 2006 through September 28, 2006: EUR 2 million, 2005: EUR 8 million, 2004: EUR 4 million) was allocated from Philips.

        The selling expenses mainly relate to the cost of the sales and marketing organization. This mainly consists of account management, marketing, first and second line support, and order desk.

General and administrative expenses

        General and administrative expenses include the costs related to management and staff departments in the corporate center, business units and business lines, amounting to EUR 194 million for the period September 29, 2006 through December 31, 2006 (January 1, 2006 through September 28, 2006: EUR 306 million, 2005: EUR 435 million, 2004: EUR 437 million), of which nil (January 1, 2006 through September 28, 2006: EUR 63 million, 2005: EUR 83 million, 2004: EUR 83 million) was allocated from Philips.

Research and development expenses

        Expenditures for research and development activities amounted to EUR 258 million for the period September 29, 2006 through December 31, 2006 (January 1, 2006 through September 28, 2006: EUR 737 million, 2005: EUR 1,028 million, 2004: EUR 979 million), of which nil (January 1, 2006 through September 28, 2006: EUR 14 million, 2005: EUR 13 million, 2004: EUR 14 million) was allocated from Philips.

        For information related to research and development expenses on a segment basis, see note 4.

Write-off of acquired in-process research and development

        As part of the purchase price allocation EUR 515 million was identified as in-process research and development relating to incomplete projects for which no alternative use could be determined.

        The full amount has been written-off immediately and charged to the statement of operations for the period September 29, 2006 through December 31, 2006 (see note 2 regarding purchase accounting).

Other income

        Other income consists of the following:

	PREDECESSOR			SUCCESSOR
	For the years ended December 31,		For the period January 1, 2006– September 28, 2006	For the period September 29, 2006– December 31, 2006
	2004	2005
Results on disposal of properties	€11	€17	€7	€4
Remaining income	68	19	11	(1)

	€79	€36	€18	€3

        The result on disposal of fixed assets for the period September 29, 2006 through December 31, 2006 represents the gain on the sale of various properties. For the period January 1, 2006 through September 28, 2006 it also related to various gains on sale of properties, of which the most significant was the sale of property in Albuquerque. In 2005 it mainly related to the sale of property in San José, US and Vienna. In 2004, it was mainly related to the sale of property in San José, US.

        For the period September 29, 2006 through December 31, 2006, remaining income consists of various smaller items. For the period January 1, 2006 through September 28, 2006 it also consists of various smaller items. In 2005, remaining income consists of various items, the most significant being the partial recovery of a customer claim from one of our suppliers. In 2004, the most significant item related to insurance recoveries for a fire in one of the Company's factories amounting to EUR 63 million.

8    Restructuring and impairment charges

        The components of restructuring and impairment charges recognized in the predecessor periods 2004, 2005, January 1, 2006 through September 28, 2006, and successor period September 29, 2006 through December 31, 2006 are as follows:

	PREDECESSOR			SUCCESSOR
	For the years ended December 31,		For the period January 1, 2006– September 28, 2006	For the period September 29, 2006– December 31, 2006
	2004	2005
Personnel lay-off costs	€40	€10	€19	€5
Write-down of assets	—	2	3	—
Other restructuring costs	1	—	—	—
Release of excess provisions/accruals	(9)	(4)	(5)	(1)

Net restructuring and impairment	€32	€8	€17	€4

        The restructuring and impairment charges are included in the following line items in the statement of operations:

	PREDECESSOR			SUCCESSOR
	For the years ended December 31,		For the period January 1, 2006– September 28, 2006	For the period September 29, 2006– December 31, 2006
	2004	2005
Cost of sales	€32	€2	€3	€5
Research & development expenses	—	6	5	—
Selling expenses	—	—	9	(1)

Net restructuring and impairment charges	€32	€8	€17	€4

        In the predecessor periods, the Company has executed restructuring programs to reduce excess capacity, increase operational efficiency and implement an asset light flexible manufacturing strategy. In 2004 and 2005, the charges related to a further reduction of excess capacity, overhead, and research and development costs in Europe and included the lay-off of 700 workers and 225 workers respectively. In the period January 1, 2006 through September 28, 2006 the charge is mainly related to the restructuring of the back-office of the sales organization (EUR 9 million), the increase of the operational efficiency in the manufacturing organization (EUR 3 million) and reorganization of development sites in Europe (EUR 5 million). In the successor period September 29, 2006 through December 31, 2006 it related to releases from our sales organizations' restructuring and our activities in Stadskanaal.

        The balance of restructuring liabilities as of December 31, 2006 amounted to EUR 12 million, which is presented in the balance sheet under accrued liabilities (EUR 8 million) and other non-current liabilities (EUR 4 million). At December 31, 2005, EUR 18 million is presented under accrued liabilities and EUR 2 million under other non-current liabilities.

Predecessor

        The following tables present the changes in the position of restructuring liabilities and provisions from December 31, 2003 through September 28, 2006:

	Balance January 1, 2006	Additions	Utilized	Released(1)	Other changes(2)	Balance September 28, 2006
Personnel costs	€20	€19	€(14)	€(5)	€—	€20
Write-down of assets	—	3	(3)	—	—	—
Other costs	—	—	—	—	—	—

	€20	€22	€(17)	€(5)	€—	€20

	Balance January 1, 2005	Additions	Utilized	Released(1)	Other changes(2)	Balance December 31, 2005
Personnel costs	€39	€10	€(25)	€(4)	€—	€20
Write-down of assets	—	2	(2)	—	—	—
Other costs	2	—	(2)	—	—	—

	€41	€12	€(29)	€(4)	€—	€20

	Balance January 1, 2004	Additions	Utilized	Released(1)	Other changes(2)	Balance December 31, 2004
Personnel costs	€41	€40	€(39)	€(4)	€1	€39
Write-down of assets	—	—	—	—	—	—
Other costs	25	1	(19)	(5)	—	2

	€66	€41	€(58)	€(9)	€1	€41

Successor

        The following table presents the changes in the position of restructuring liabilities and provisions from September 29, 2006 through December 31, 2006.

	Balance September 29, 2006	Additions	Utilized	Released(1)	Other changes(2)	Balance December 31, 2006
Personnel costs	€20	€5	€(12)	€(1)	€—	€12
Write-down of assets	—	—	—	—	—	—
Other costs	—	—	—	—	—	—

	€20	€5	€(12)	€(1)	€—	€12

(1)
The releases of surplus in 2006, 2005 and 2004 were primarily attributable to reduction in severance payment due to an internal transfer of employees who were originally expected to be laid off to other positions in the Company. In 2004, the release was partly attributable to the proceeds from the sale of tools and equipment, which was originally not foreseen in the plan.

(2)
Other changes primarily related to translation differences.

9    Financial income and expenses

	PREDECESSOR			SUCCESSOR
	For the years ended December 31,		For the period January 1, 2006– September 28, 2006	For the period September 29, 2006– December 31, 2006
	2004	2005
Interest income	€1	€2	€3	€12
Interest expense	(23)	(21)	(16)	(91)
Interest expense Philips, net	(66)	(42)	(6)	—

Total interest expense, net	(88)	(61)	(19)	(79)
Foreign exchange results	—	2	—	48
Miscellaneous financing costs/income, net	(5)	(4)	(3)	(42)

Total other income and expense	(5)	(2)	(3)	6

Total	€(93)	€(63)	€(22)	€(73)

Predecessor

        Interest expense, net decreased to EUR 19 million (2005: EUR 61 million; 2004 EUR 88 million), mainly due to lower financing by Philips.

Successor

        Interest expense, net of EUR 79 million was mainly related to the interest expense that was recorded in connection with the bridge financing facility (EUR 14 million) and the issuance of notes (EUR 74 million).

        Foreign exchange results of EUR 48 million mainly include losses related to a bridge financing (EUR 28 million) and foreign exchange gains related to the USD denominated notes (EUR 111 million). Furthermore, an exchange loss of EUR 24 million was related to cash and cash equivalents.

        Miscellaneous financing costs include fees related to the bridge financing and the amortization of fees relating to the issuance of notes (EUR 39 million).

10    Income taxes

        The tax benefit on the loss before income tax for the period September 29, 2006 through December 31, 2006 amounted to EUR 242 million (January 1, 2006 through September 28, 2006: an expense of EUR 65 million, 2005: an expense of EUR 101 million, 2004: an expense of EUR 113 million).

        There were no non reclaimable withholding taxes in 2006 during the predecessor or successor periods. In the tax expense of 2005 a non reclaimable withholding tax of EUR 38 million was included (2004: EUR 17 million).

	PREDECESSOR			SUCCESSOR
			For the period January 1, 2006– September 28, 2006	For the period September 29, 2006– December 31, 2006
	For the years ended December 31,
	2004	2005
The components of income tax benefit (expense) are as follows:
Netherlands:
Current taxes	€—	€(45)	€(19)	€—
Deferred taxes	(59)	(14)	—	211

	(59)	(59)	(19)	211
Foreign:
Current taxes	(39)	(104)	(64)	(5)
Deferred taxes	(15)	62	18	36

	(54)	(42)	(46)	31

Income tax (expense) benefit	€(113)	€(101)	€(65)	€242

        The Company's operations are subject to income taxes in various foreign jurisdictions. Excluding certain tax incentives, the statutory income tax rates vary from 17.5% to 41%.

        A reconciliation of the statutory income tax rate in the Netherlands as a percentage of income before taxes and the effective income tax rate is as follows:

	PREDECESSOR
				SUCCESSOR
	For the years ended December 31,
			For the period January 1, 2006– September 28, 2006	For the period September 29, 2006– December 31, 2006
	2004	2005
Statutory income tax in the Netherlands	34.5%	31.5%	29.6%	29.6%
Rate differential local statutory rates versus statutory rates of the Netherlands	(5.6)	28.1	(2.6)	(2.4)
Changes in the valuation allowance:
—utilization of previously reserved loss carryforwards	(23.4)	(50.3)	(5.0)	—
—new loss carryforwards not expected to be realized	19.6	187.1	19.6	(0.7)
—release and other changes	34.4	34.2	(11.4)	(0.2)
Non-taxable income	(4.5)	(9.7)	(2.9)	0.8
Non-tax-deductible expenses	7.7	14.5	0.2	(0.1)
Withholding and other taxes	12.7	120.3	5.6	(0.1)
Tax incentives and other	4.7	(91.1)	23.0	1.5

Effective tax rate	80.1%	264.6%	56.1%	28.4%

Deferred tax assets and liabilities

        Deferred tax assets and liabilities relate to the following balance sheet captions:

	PREDECESSOR		SUCCESSOR
	As of December 31, 2005		As of December 31, 2006
	Assets	Liabilities	Assets	Liabilities
Intangible assets	€4	€(3)	€127	€(405)
Property, plant and equipment	60	(26)	8	(8)
Inventories	21	(1)	13	(6)
Receivables	—	(4)	1	(1)
Other assets	17	(3)	1	(1)
Provisions:
—Pensions	14	—	14	—
—Restructuring	2	—	—	—
—Guarantees	1	—	1	—
—Other postretirement benefits	7	—	7	—
—Other	45	—	9	—
Other liabilities	141	(1)	2	(10)
Tax loss carryforwards (including tax credit carryforwards)	547	—	157	—

Total deferred tax assets (liabilities)	859	€(38)	340	€(431)

Net deferred tax position	821		(91)
Valuation allowances	(694)		(51)

Net deferred tax assets (liabilities)	€127		(142)

        In assessing the Company's ability to realize deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

        Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax strategies in making this assessment. In order to fully realize the deferred tax asset, the Company will need to generate future taxable income in the countries where the net operating losses were incurred. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the existing valuation allowance at December 31, 2006.

        The valuation allowance for deferred tax assets as of December 31, 2006 and 2005 was EUR 51 million and EUR 694 million respectively.

        The net changes in the total valuation allowance for the successor period September 29, 2006 through December 31, 2006 was an increase of EUR 15 million.

        The net changes in the total valuation allowance for the predecessor periods January 1, 2006 through September 28, 2006, the years ended December 31, 2005 and 2004, were an increase of EUR 4 million, an increase of EUR 160 million and a decrease of EUR 23 million, respectively.

        The portion of the valuation allowance as of December 31, 2006, relating to deferred tax assets, for which subsequently recognized tax benefits will be allocated to reduce goodwill or other intangible assets of an acquired entity or directly to contributed capital, amounts to EUR 11 million (2005: EUR 14 million).

        At December 31, 2006, operating loss carryforwards expire as follows:

Total	2007	2008	2009	2010	2011	2012-2016	Later	Unlimited
496	—	—	22	—	19	243	—	212

        The Company also has tax credit carryforwards of EUR 12 million, which are available to offset future tax, if any, and which expire as follows:

Total	2007	2008	2009	2010	2011	2012-2016	Later	Unlimited
12	1	5	4	1	—	—	—	1

        The classification of the deferred tax assets and liabilities in the Company's balance sheet is as follows:

	PREDECESSOR	SUCCESSOR
	2005	2006
Deferred tax assets classified under other current assets	24	23
Deferred tax assets classified under other non-current assets	114	86
Deferred tax liabilities classified under provisions	(11)	(251)

	127	(142)

        Income tax payable, amounting to EUR 11 million as of December 31, 2006 includes amounts directly payable to tax authorities. As of December 31, 2005 income tax payable amounting to EUR 186 million represents intercompany payable to Philips related to income tax calculated on a separate tax return basis.

        The amount of the unrecognized deferred income tax liability for temporary differences as of December 31, 2006, of EUR 11 million (2005: EUR 39 million) relates to unremitted earnings in foreign Group companies, which are considered to be permanently re-invested. Under current Dutch tax law, no additional taxes are payable. However, in certain jurisdictions, withholding taxes would be payable.

11    Investments in unconsolidated companies

Results relating to unconsolidated companies

	PREDECESSOR
				SUCCESSOR
	For the years ended December 31,
			For the period January 1, 2006 – September 28, 2006	For the period September 29, 2006 – December 31, 2006
	2004	2005
Company's participation in income (loss)	3	(5)	(2)	(2)
Result on sale of shares	9	—	—	—
Gains arising from dilution effects	—	—	5	—

	12	(5)	3	(2)

Company's participation in income (loss)

	PREDECESSOR
				SUCCESSOR
	For the years ended December 31,
			For the period January 1, 2006 – September 28, 2006	For the period September 29, 2006 – December 31, 2006
	2004	2005
ASMC	6	(3)	1	—
Others	(3)	(2)	(3)	(2)

	3	(5)	(2)	(2)

Result on sale of shares

        In 2004, the shares in Computer Access Technology Corporation were sold resulting in a gain of EUR 9 million.

Gains arising from dilution effects

        The gain arising from dilution effects in the period January 1, 2006 through September 28, 2006, is related to the initial public offering by ASMC resulting in a dilution of NXP's shareholding from 37% to 27%.

Investments in unconsolidated companies

        The changes in the period January 1, 2006 through September 28, 2006 are as follows:

PREDECESSOR
Balance of equity method investments as of January 1, 2006	€48
Changes:
Acquisitions/additions	3
Share in income (loss) on dilution gain	3
Translation and exchange rate differences	(1)

Balance of equity method investments as of September 28, 2006	€53

        Acquisitions relate to the acquisition of Sunext.

        The changes in the period September 29, 2006 through December 31, 2006 are as follows:

SUCCESSOR
Balance of equity method investments as of September 29, 2006	€49
Changes:
Acquisitions/additions	3
Sales/repayments	(5)
Share in income (loss)	(2)
Translation and exchange rate differences	(1)

Balance of equity method investments as of December 31, 2006	€44

        Acquisitions relate to the shareholding in T3G. Sales/repayments related to the repayment of a loan by T3G.

        The total carrying value of investments in unconsolidated companies is summarized as follows:

	PREDECESSOR		SUCCESSOR
	As of December 31, 2005		As of December 31, 2006
	Shareholding %	Amount	Shareholding %	Amount
ASMC	37	45	27	37
Others		3		7

		48		44

12    Minority interests

        The share of minority interests in the results of the Company resulted in a charge to the combined and consolidated statements of operations of EUR 4 million, for the period September 29, 2006 through December 31, 2006 (January 1, 2006 through September 28, 2006: EUR 50 million; 2005: EUR 34 million; 2004: EUR 26 million).

        In the period September 29, 2006 through December 31, 2006, minority interests in consolidated companies decreased with EUR 45 million due to the incremental 10.7% acquisition of SSMC shares. Refer to note 6.

        As of December 31, 2006, minority interests in consolidated companies totaled EUR 162 million (2005: EUR 173 million).

        In 2006 and 2005, minority interests almost fully relates to the shareholding in SSMC in Singapore.

13    Receivables

        Accounts receivable are summarized as follows:

	PREDECESSOR	SUCCESSOR
	As of December 31, 2005	As of December 31, 2006
Accounts receivable from third parties	536	501
Accounts receivable from unconsolidated companies	1	3
Less: allowance for doubtful accounts	(3)	(3)

	534	501

14    Inventories

        Inventories are summarized as follows:

	PREDECESSOR	SUCCESSOR
	As of December 31, 2005	As of December 31, 2006
Raw materials and supplies	368	317
Work in process	141	128
Finished goods	187	201

	696	646

        A portion of the finished goods stored at customer locations under consignment amounted to EUR 38 million as of December 31, 2006 (2005: EUR 37 million).

        The amounts recorded above are net of an allowance for obsolescence.

15    Other current assets

        Other current assets as of December 31, 2006, consist of a current deferred tax asset of EUR 23 million (2005: EUR 24 million), derivative instrument assets of EUR 8 million (2005: EUR 9 million), the current portion of capitalized unamortized fees related to the issuance of notes of EUR 11 million (2005: nil) and prepaid expenses of EUR 85 million (2005: EUR 73 million).

16    Other non-current assets

        Other non-current assets as of December 31, 2006 are comprised of prepaid pension costs of nil (2005: EUR 8 million), the non-current portion of deferred tax assets of EUR 86 million (2005: EUR 114 million), the non-current portion of capitalized unamortized fees related to the issuance of notes of EUR 71 million (2005: nil), and non-current financial assets of EUR 12 million (2005: EUR 7 million), mainly consisting of long-term receivables from Laguna Ventures Inc. in The Philippines.

        The term of amortization of capitalized fees related to the issuance cost of notes is on average 7 years.

17    Property, plant and equipment

        Property, plant and equipment consisted of:

	PREDECESSOR		SUCCESSOR
	As of December 31, 2005		As of December 31, 2006
	Cost	Accumulated depreciation	Cost	Accumulated depreciation
Land and buildings	1,314	(765)	720	(15)
Machinery and installations	5,875	(4,590)	1,497	(147)
Other equipment	376	(262)	126	(9)
Prepayments and construction in progress	108	—	112	—
No longer productively employed	15	(15)	—	—

	7,688	(5,632)	2,455	(171)
Accumulated depreciation—total	(5,632)		(171)

Book value	2,056		2,284

        Land with a book value of EUR 94 million (2005: EUR 42 million) is not depreciated.

        The expected service lives as of December 31, 2006 are as follows:

Buildings	from 12 to 50 years
Machinery and installations	from 2 to 7 years
Lease assets	from 3 to 10 years
Other equipment	from 3 to 10 years

        The expected service lives as of December 31, 2005 are as follows:

Buildings	from 20 to 25 years
Machinery and installations	from 5 to 7 years
Lease assets	from 3 to 10 years
Other equipment	from 3 to 10 years

        Capital expenditures include capitalized interest related to the construction in progress amounting to nil in 2006 (2005: EUR 2 million).

18    Intangible assets excluding goodwill

Predecessor

        The changes in the period January 1, 2006 through September 28, 2006 were as follows:

	Total	Other Intangible Assets	Software
Balance as of January 1, 2006:
Cost	€527	€287	€240
Accumulated amortization	(469)	(278)	(191)

Book value	58	9	49
Changes in book value:
Acquisitions/additions	16	—	16
Amortization	(19)	(9)	(10)
Translation differences	(1)	—	(1)

Total changes	(4)	(9)	5
Balance as of September 28, 2006:
Cost	504	265	239
Accumulated amortization	(450)	(265)	(185)

Book value	€54	€—	€54

Successor

        The changes in the period September 29, 2006 through December 31, 2006 were as follows:

	Total	Other Intangible Assets	Software
Balance as of September 29, 2006:
Cost	€3,690	€3,636	€54
Accumulated amortization	—	—	—

Book value	3,690	3,636	54
Changes in book value:
Acquisitions/additions	15	10	5
Amortization	(125)	(119)	(6)
Write-off in-process research and development	(515)	(515)	—

Total changes	(625)	(624)	(1)
Balance as of December 31, 2006:
Cost	3,190	3,131	59
Accumulated amortization	(125)	(119)	(6)

Book value	€3,065	€3,012	53

        Acquisitions/additions in other intangible assets relate to the incremental 10.7% purchase of additional shares in SSMC. Refer to note 6.

        Other intangible assets as of December 31 consist of:

	PREDECESSOR		SUCCESSOR
	As of December 31, 2005		As of December 31, 2006
	Gross	Accumulated amortization	Gross	Accumulated amortization
Marketing-related	—	—	85	(4)
Customer-related	—	—	639	(22)
Technology-based	287	(278)	2,407	(93)

	287	(278)	3,131	(119)

        The estimated amortization expense for these other intangible assets as of December 31, 2006 for each of the five succeeding years are:

2007	461
2008	426
2009	398
2010	301
2011	258

        All intangible assets, excluding goodwill, are subject to amortization and have no assumed residual value.

        The estimated amortization expense for software as of December 31, 2006 for each of the five succeeding years are:

2007	18
2008	18
2009	17
2010	—
2011	—

        The expected weighted average remaining life of other intangibles is 5 year as of December 31, 2006. The expected weighted average remaining lifetime of software is 2 years as of December 31, 2006.

19    Goodwill

        The changes in goodwill were as follows:

	PREDECESSOR		SUCCESSOR
	For the year ended December 31, 2005	For the period January 1, 2006 — September 28, 2006	For the period September 29 — December 31, 2006
Book value at begin of	€178	€213	€2,005
Changes in book value:
Acquisitions	14	—	27
Translation differences	21	(13)	—

Book value at end of	€213	€200	€2,032

        Acquisitions in 2006 for the successor period include goodwill related to the incremental 10.7% purchase of additional shares in SSMC. Refer to note 6. In 2005, it included the goodwill paid on the acquisition of a 2.5% interest in SSMC for EUR 14 million. Please refer to note 4 for a specification of goodwill by segment.

20    Accrued liabilities

        Accrued liabilities are summarized as follows:

	PREDECESSOR	SUCCESSOR
	As of December 31, 2005	As of December 31, 2006
Personnel-related costs:
Salaries and wages	€112	€114
Accrued vacation entitlements	46	56
Other personnel-related costs	20	53
Utilities, rent and other	25	30
Income tax payable	186	11
Communication & IT costs	23	20
Distribution costs	10	10
Purchase-related costs	25	21
Interest accruals	9	81
Derivative instruments—liabilities	41	1
Liabilities for restructuring costs (see note 8)	18	8
Other accrued liabilities	33	80

	€548	€485

21    Provisions

        Provisions are summarized as follows:

	PREDECESSOR		SUCCESSOR
	As of December 31, 2005		As of December 31, 2006
	Long-term	Short-term	Long-term	Short-term
Pensions for defined-benefit plans (see note 22)	€53	€2	€97	€15
Other postretirement benefits (see note 23)	—	3	—	1
Postemployment benefits and severance payments	—	6	1	1
Deferred tax liabilities (see note 10)	11	—	251	—
Product warranty	—	5	—	6
Loss contingencies	12	4	1	2
Other provisions	12	33	18	29

Total	€88	€53	€368	€54

        The changes in total provisions excluding deferred tax liabilities are as follows:

	PREDECESSOR			SUCCESSOR
	For the years ended December 31,
			For the period January 1, 2006– September 28, 2006	For the period September 29, 2006– December 31, 2006
	2004	2005
Beginning balance	152	127	130	162
Changes:
Additions	16	31	25	15
Utilizations	(26)	(32)	(24)	(5)
Releases	(4)	(5)	(1)	—
Translation differences	(4)	9	(4)	(1)
Changes in consolidation	(7)	—	—	—

Ending balance	127	130	126	171

Postemployment benefits and obligatory severance payments

        The provision for postemployment benefits covers benefits provided to former or inactive employees after employment but before retirement, including salary continuation, supplemental unemployment benefits and disability-related benefits.

        The provision for severance payments covers the Company's commitment to pay employees a lump sum upon the employee's dismissal or resignation. In the event that a former employee has passed away, in certain circumstances the Company pays a lump sum to the deceased employee's relatives.

Product warranty

        The provision for product warranty reflects the estimated costs of replacement and free-of-charge services that will be incurred by the Company with respect to products sold. The changes in the provision for product warranty are as follows:

	PREDECESSOR			SUCCESSOR
	For the years ended December 31,
			For the period January 1, 2006– September 28, 2006	For the period September 29, 2006– December 31, 2006
	2004	2005
Beginning balance	7	8	5	7
Changes:
Additions	3	—	2	—
Utilizations	(2)	(1)	—	(1)
Releases	—	(3)	—	—
Changes in consolidation	—	1	—	—

Ending balance	8	5	7	6

Loss contingencies (environmental remediation and product liability)

        This provision includes expected losses recorded with respect to environmental remediation and product liability obligations which are deemed probable and reasonably estimatable. The changes in this provision are as follows:

	PREDECESSOR			SUCCESSOR
	For the years ended December 31,
			For the period January 1, 2006– September 28, 2006	For the period September 29, 2006– December 31, 2006
	2004	2005
Beginning balance	16	16	16	2
Changes:
Additions	3	—	—	1
Utilizations	(1)	(2)	(3)	—
Translation differences	(2)	2	(1)	—

Ending balance	16	16	12	3

        Philips has assumed obligations related to the environmental remediation that existed at the date of the Acquisition, primarily at certain closed sites in the United States. The Company has not incurred material environmental remediation obligations since the Acquisition. The remaining balance as of December 31, 2006 relates to minor product liability contingencies.

Other provisions

        Other provisions include provisions for employee jubilee funds totaling EUR 28 million as of December 31, 2006 (2005: EUR 22 million).

22    Pensions

        The Company does not sponsor material postretirement benefits other than pensions. Our employees participate in employee pension plans in accordance with the legal requirements, customs and the local situation in the respective countries.

        The majority of the employees in Europe and the USA are covered by defined-benefit pension plans. The benefits provided by these plans are based on employees' years of service and compensation levels. For other countries, defined-contribution pension plans are more common. The measurement date for all defined-benefit pension plans is December 31. Contributions are made by the Company, as necessary, to provide assets sufficient to meet the benefits payable to defined-benefit pension plan participants.

        These contributions are determined based upon various factors, including funded status, legal and tax considerations as well as local customs. The Company funds certain defined-benefit pension plans as claims are incurred.

        The pension plans have been established by Philips. During the predecessor period the costs of pension benefits with respect to the Company's employees participating in these plans have been allocated to the Company based upon actuarial computations, except for certain less significant plans, in which case a proportional allocation based upon compensation or headcount has been used. The amounts included in the combined statements of operations for 2004, 2005 and January 1, 2006 through September 28, 2006 were EUR 58 million, EUR 64 million and EUR 51 million, respectively. Related assets and liabilities are not included in the Company's predecessor balance sheet. At the Separation the Company disentangled the majority of its pension plans. Full disentanglement of remaining plans is expected to be completed before October 1, 2007.

        For the Netherlands the disentanglement will be finalized one year after the Separation. During this one year period, the employees will participate in the Dutch Philips pension fund. It has been assumed that a transfer will take place and that the amount of plan assets transferred will equal the required reserves to offer equivalent benefits.

        For pension plans in which only the Company's employees participate (the Company's dedicated plans), the related costs, assets and liabilities have been included in the combined and consolidated balance sheets.

        For the period prior to the Separation, the Philips sponsored pension plans in which the Company and other Philips businesses participated have been treated as multi-employer plans (non-Company dedicated plans).

        The table below provides a summary of the changes in the pension benefit obligations and defined benefit pensions plan assets for 2006 and 2005, with respect to the Company's dedicated plans, and a reconciliation of the funded status of these plans to the amounts recognized in the combined and consolidated balance sheets.

	PREDECESSOR	SUCCESSOR
	As of December 31, 2005	As of December 31, 2006
Projected benefit obligation
Projected benefit obligation at beginning of year	€151	€188
Additions		746
Service cost	8	16
Interest cost	8	10
Actuarial (gains) and losses	19	—
Settlements	(2)	—
Benefits paid	(5)	(3)
Exchange rate differences	9	(1)

Projected benefit obligation at end of year	188	956
Plan assets
Fair value of plan assets at beginning of year	87	98
Additions	—	603
Actual return on plan assets	6	9
Employer contributions	6	16
Benefits paid	(2)	(3)
Exchange rate differences	1	(1)

Fair value of plan assets at end of year	98	722
Funded status	(90)	(234)
Unrecognized net transition obligation	1	—
Unrecognized prior service cost	1	—
Unrecognized net loss	39	—

Net balance	(49)	(234)
Classification of the net balances is as follows:
—Prepaid pension costs under other non-current assets	8	—
—Accrued pension costs under other non-current liabilities	(2)	(122)
—Provisions for pensions under provisions	(55)	(112)

Total	€(49)	€(234)

        The weighted average assumptions used to calculate the projected benefit obligations were as follows:

	PREDECESSOR	SUCCESSOR
	As of December 31, 2005	As of December 31, 2006
Discount rate	4.4%	4.4%
Rate of compensation increase	3.5%	3.1%

        The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for both funded and unfunded defined-benefit pension plans with accumulated benefit obligations in excess of plan assets are included in the table below:

	PREDECESSOR	SUCCESSOR
	As of December 31, 2005	As of December 31, 2006
Projected benefit obligation	77	230
Accumulated benefit obligation	54	181
Fair value of plan assets	4	53

        The weighted-average assumptions used to calculate the net periodic pension cost were as follows:

	PREDECESSOR			SUCCESSOR
	For the years ended December 31, 2004	2005	For the period January 1, 2006— September 28, 2006	For the period September 29,— December 31, 2006
Discount rate	4.8%	4.8%	4.4%	4.4%
Expected returns on plan assets	4.2%	4.4%	4.3%	5.3%
Rate of compensation increase	3.1%	3.5%	3.6%	3.1%

        The components of net periodic pension costs were as follows:

	PREDECESSOR			SUCCESSOR
	For the years ended December 31, 2004	2005	For the period January 1, 2006— September 28, 2006	For the period September 29,— December 31, 2006
Service cost	7	8	7	16
Interest cost on the projected benefit	7	8	7	10
Expected return on plan assets	(3)	(4)	(4)	(9)
Net amortization of unrecognized net assets/liabilities	1	—	—	—
Net actuarial loss recognized	—	1	1	—
Other	1	—	—	1

Net periodic cost	13	13	11	18

        The Company also sponsors defined-contribution plans and similar plans. The total cost of these plans amounted to EUR 8 million for the period September 29, 2006 through December 31, 2006 (January 1, 2006 through September 28, 2006: EUR 10 million, 2005: EUR 12 million, 2004: EUR 9 million).

        The Company expects to make cash contributions in relation to defined-benefit plans amounting to EUR 55 million in 2007.

Estimated future pension benefit payments

        The following benefit payments are expected to be made:

2007	9
2008	11
2009	12
2010	14
2011	16
Years 2012-2016	153
	PREDECESSOR	SUCCESSOR
	As of December 31, 2005	As of December 31, 2006
Accumulated benefit obligation for all Company-dedicated benefit pension plans	142	768

Plan assets

        The actual and targeted pension plan asset allocation at December 31, 2005 and 2006 is as follows:

	PREDECESSOR	SUCCESSOR
	As of December 31, 2005	As of December 31, 2006
Asset category:
Equity securities	6%	27%
Debt securities	80%	57%
Other	14%	16%

	100%	100%

        The investment objectives for the pension plan assets are designed to generate returns that, along with the future contributions, will enable the pension plans to meet their future obligations.

23    Postretirement benefits other than pensions

        Prior to the Separation, the Company's employees in certain countries participated in Philips sponsored plans that provide other postretirement benefits, primarily retiree healthcare benefits. The costs of other postretirement benefits, with respect to the Company's employees, have been allocated to the Company based upon headcount and actuarial calculations. After the Separation, these plans have been closed with the exception of a small group of employees in the United Kingdom and a larger group in the USA.

        The amounts included in the combined and consolidated statements of operations for the period September 29, 2006 through December 31, 2006, the period January 1, 2006 through September 28, 2006, for 2005 and 2004 are expense of EUR 1 million, expense of EUR 1 million, income of EUR 19 million, and expense of EUR 8 million, respectively.

        The recognition of income in 2005 is a result of a release of the postretirement obligation. The release was triggered by a change in Dutch law relating to the treatment of medical insurance costs.

24    Other current liabilities

        Other current liabilities are summarized as follows:

	PREDECESSOR	SUCCESSOR
	As of December 31, 2005	As of December 31, 2006
Advances received from customers on orders not covered by work in process	3	5
Other taxes including social security premiums	43	39
Other short-term liabilities	9	1

Total	55	45

25    Short-term debt

	PREDECESSOR	SUCCESSOR
	As of December 31, 2005	As of December 31, 2006
Short-term bank borrowings	32	20
Other short-term loans	—	1
Current portion of long-term debt	115	2

Total	147	23

Predecessor

        As at the end of December 2005 the current portion of long-term debt includes an amount of EUR 43 million related to a 4.25% fixed rate loan of SGD 600 million due in September 2006 and an amount of EUR 70 million related to a USD 200 million term loan with a total amount of USD 170 million outstanding at December 2005. Both loans were recorded by System on Silicon Manufacturing Company in Singapore.

        During 2005 the weighted average interest rate on the bank borrowings was 3.8% (2004: 3.2%).

Successor

        As at the end of December 2006 short-term bank borrowings consisted of bank loans recorded in our Chinese organizations in Guangdong (EUR 14 million) and Jilin (EUR 6 million).

        During 2006 the weighted average interest rate on these loans was 6.0%.

26    Long-term debt

								PREDECESSOR
	SUCCESSOR
								Amount outstanding December 31, 2005
	Range of interest rates	Average rate of interest	Amount outstanding December 31, 2006	Due in 2007	Due after 2007	Due after 2011	Average remaining term (in years)
Euro notes	6.2–8.6	7.0	1,525	—	1,525	1,525	7.6	—
USD notes	7.9–9.5	8.5	2,890	—	2,890	2,890	7.8	—
Bank borrowings	4.1–4.8	4.4	1	—	1	—	1.5	281
Liabilities arising from capital lease transactions	5.9–6.0	5.9	8	2	6	2	5.8	9
Other long-term debt	2.1–2.1	2.1	4	—	4	3	4.6	49

		8.0	4,428	2	4,426	4,420	7.7	339
PREDECESSOR
Corresponding data previous year		5.0	339	115	224	7	3.0

        The following amounts of long-term debt as of December 31, 2006 are due in the next 5 years:

2007	2
2008	3
2009	1
2010	1
2011	1

8
PREDECESSOR
Corresponding amount previous year	332

Predecessor

        At the end of December 2005 long-term debt primarily consisted of bank borrowings. These mainly consisted of a syndicated loan to SSMC in Singapore, which had an outstanding balance at December 31, 2005 of EUR 141 million, and a bank loan to Philips Semiconductors, Inc. in the Philippines with an outstanding balance at the end of 2005 of EUR 140 million. The loan to SSMC has a balance of EUR 70 million payable within 12 months, which has been classified as part of short-term debt. The remaining balance is payable in 2007. The average interest rate applied to this loan in 2005 was 4.3%. The average remaining period was 1.6 years at the end of 2005.

        The loan to Philips Semiconductors, Inc. has various maturity dates from 2007 to 2010. The average interest rate applied to this loan in 2005 was 6.2% and the average remaining period was 3.5 years.

        Both above mentioned loans have been fully repaid before the Separation from Philips.

        At the end of December 31, 2005, the Company had outstanding loans with Philips of EUR 1,112 million. Please refer to note 5.

Successor

        Related to the Acquisition, NXP issued on October 12, 2006 several series of notes with maturities ranging from 7 to 9 years and a mix of floating and fixed rates. Several series are denominated in US dollar and several series are euro denominated. The euro and US dollar notes represent 34% and 66% respectively of the total notes outstanding. The series with tenors of 7 and 8 years are secured as described below; the series with a tenor of 9 years are unsecured.

Euro Notes

        The Euro notes comprise of the following two series:

  •
  a EUR 1,000 million aggregate principal amount of floating rate senior secured notes due 2013 with an interest rate of three-month EURIBOR plus 2.75%, except that the interest rate for the period beginning on the date these notes were offered, October 12, 2006 through January 14, 2007 the interest rate was 6.214%; and

  •
  a EUR 525 million aggregate principal amount of 8.625% senior notes due 2015.

        No redemptions on any of these series have been made; both series are fully outstanding at their original principal euro amount at year-end 2006.

USD Notes

        The USD notes comprise of the following three series:

  •
  a USD 1,535 million aggregate principal amount of floating rate senior secured notes due 2013 with an interest rate of three-month LIBOR plus 2.75%, except that the interest rate for the period beginning on the date these notes were offered, October 12, 2006 through January 14, 2007 the interest rate was 8.118%; and

  •
  a USD 1,026 million aggregate principal amount of 7.875% senior secured notes due 2014; and

  •
  a USD 1,250 million aggregate principal amount of 9.5% senior notes due 2015.

        No redemptions on any of these series have been made; all three series are fully outstanding at their original principal US dollar amount at year-end 2006.

Certain terms and Covenants of the Euro and USD Notes

        The Company is not required to make mandatory redemption payments or sinking fund payments with respect to the notes.

        The indentures governing the notes contain covenants that, among other things, limit the Company's ability and that of restricted subsidiaries to incur additional indebtedness, create liens, pay dividends, redeem capital stock or make certain other restricted payments or investments; enter into agreements that restrict dividends from restricted subsidiaries; sell assets, including capital stock of restricted subsidiaries; engage in transactions with affiliates; and effect a consolidation or merger.

        Certain portions of long-term and short-term debt as of December 31, 2006 in the amount of EUR 2,959 million have been secured by collateral on substantially all of the Company's assets and of certain of its subsidiaries.

        The notes are fully and unconditionally guaranteed jointly and severally, on a senior basis by certain of the Company's current and future material wholly-owned subsidiaries ("Guarantors").

        Pursuant to various security documents related to the above mentioned secured notes and the EUR 500 million committed revolving credit facility, the Company and each Guarantor has granted first priority liens and security interests in, amongst others, the following, subject to the grant of further permitted collateral liens:

  (a)
  all present and future shares of capital stock of (or other ownership or profit interests in) each of its present and future direct subsidiaries, other than SMST Unterstützungskasse GmbH, and material joint venture entities;

  (b)
  all present and future intercompany debt of the Company and each Guarantor;

  (c)
  all of the present and future property and assets, real and personal, of the Company, and each Guarantor, including, but not limited to, machinery and equipment, inventory and other goods, accounts receivable, owned real estate, leaseholds, fixtures, general intangibles, license rights, patents, trademarks, trade names, copyrights, chattel paper, insurance proceeds, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds, but excluding cash and bank accounts; and

  (d)
  all proceeds and products of the property and assets described above.

Notwithstanding the foregoing, certain assets may not be pledged (or the liens not perfected) in accordance with agreed security principles, including:

  •
  if the cost of providing security is not proportionate to the benefit accruing to the holders;

  •
  if providing such security requires consent of a third party and such consent cannot be obtained after the use of commercially reasonable efforts; and

  •
  if providing such security would be prohibited by applicable law, general statutory limitations, financial assistance, corporate benefit, fraudulent preference, "thin capitalization" rules or similar matters or providing security would be outside the applicable pledgor's capacity or conflict with fiduciary duties of directors or cause material risk of personal or criminal liability after using commercially reasonable efforts to overcome such obstacles;

  •
  if providing such security would have a material adverse effect (as reasonably determined in good faith by such subsidiary) on the ability of such subsidiary to conduct its operations and business in the ordinary course as otherwise permitted by the indenture; and

  •
  if providing such security or perfecting liens thereon would require giving notice (i) in the case of receivables security, to customers or (ii) in the case of bank accounts, to the banks with whom the accounts are maintained. Such notice will only be provided after the secured notes are accelerated.

        Subject to agreed security principles, if material property is acquired by the Company or a Guarantor that is not automatically subject to a perfected security interest under the security documents, then the Company or relevant Guarantor will within 60 days provide security over this property and deliver certain certificates and opinions in respect thereof as specified in the indenture governing the notes.

Credit facilities

Predecessor

        As at the end of December 2005 the company had a USD 400 million syndicated credit facility in Singapore, comprising of a USD 200 million term loan, of which USD 167 million (EUR 141 million) was outstanding as at 31 December 2005, and a USD 200 million revolving credit facility which was undrawn as at 31 December 2005. For this facility, EUR 425 million of property, plant and equipment and EUR 154 million of other assets were provided as collateral.

        The above mentioned loans of SSMC have been fully repaid and cancelled before the Separation from Philips.

Successor

        As of September 29, 2006, the Company entered into a senior secured revolving credit facility for an aggregate principal amount of EUR 500 million to finance the working capital requirements and general corporate purposes. This committed revolving credit facility has a tenor of 6 years and expires in 2012. All of the Guarantors of the secured notes described above are also guarantor of our obligations under this committed revolving credit facility and similar security as granted under the secured notes has been granted for the benefit of the lenders under this facility.

27    Other non-current liabilities

        Other non-current liabilities are summarized as follows:

	PREDECESSOR	SUCCESSOR
	As of December 31, 2005	As of December 31, 2006
Accrued pension costs	2	122
Asset retirement obligations	5	4
Liabilities for restructuring costs	2	4

	9	130

28    Leases

Capital leases

        Property, plant and equipment includes EUR 8 million as of December 31, 2006 (2005: EUR 9 million) for capital leases and other beneficial rights of use, such as building rights and hire purchase agreements. The financial obligations arising from these contractual agreements are reflected in long-term debt.

Operating leases

        Long-term operating lease commitments totaled EUR 89 million as of December 31, 2006 (2005: EUR 58 million). The long-term operating leases are mainly related to the rental of buildings. These leases expire at various dates during the next 30 years. The future payments that fall due in connection with these obligations are as follows:

2007	23
2008	14
2009	8
2010	7
2011	7
Later	30

Total	89

29    Other commitments and contingent liabilities

Guarantees

        In the normal course of business, the Company issues certain guarantees. Guarantees issued or modified after December 31, 2002, having characteristics defined in FIN 45, are measured at fair value and recognized on the balance sheet. At the end of 2006 there were no material guarantees recognized by the Company.

        Guarantees issued before December 31, 2002 and not modified afterward, and certain guarantees issued after December 31, 2002, which do not have characteristics as defined in FIN 45, remain off-balance sheet. At the end of 2006 there were no such guarantees recognized.

Other Commitments

        The Company has made certain commitments to SSMC, whereby the Company is obligated to make cash payments to SSMC should it fail to purchase an agreed-upon percentage of the total available capacity at SSMC's fabrication facilities if overall SSMC utilization levels drop below a fixed proportion of the total available capacity. In the periods presented in these financial statements no such payments were made. Furthermore, other commitments exist with respect to long-term obligations for a joint development contract with Catena Holding BV of EUR 21 million and with respect to long-term software license contracts of EUR 53 million, among others with Synopsis and Cadence.

Environmental Remediation

        The Company accrues for losses associated with environmental obligations when such losses are probable and reasonably estimable. Refer to note 21 to the combined and consolidated financial statements for a specification of provisions for environmental remediation.

Litigation

        The Company and certain of its businesses are involved as plaintiffs or defendants in litigation relating to such matters as commercial transactions, intellectual property rights and product liability. Although the ultimate disposition of asserted claims and proceedings cannot be predicted with certainty, it is the opinion of the Company's management that the outcome of any such claims, either individually or on a combined basis, will not have a material adverse effect on the Company's combined or consolidated financial position, but may be material to the consolidated statement of operations of the Company for a particular period.

30    Share-based compensation

        Until the Separation from Philips, on September 28, 2006, the Company participated in Philips' share-based compensation plans. Under these plans, Philips has granted share options on its common shares and rights to receive common shares in the future (restricted share rights) to certain Company employees. The employee awards were previously granted by Philips to its employees and have been subsequently allocated to the Company. Under the Philips plans, options were granted at fair market value on the date of grant.

        Immediately before the date of acquisition of our Company by KASLION, Philips announced all outstanding unvested stock options and restricted share rights related to employees of the semiconductor businesses of Philips would become fully vested and exercisable on October 16, 2006, which was recorded as part of the purchase allocation.

        For the successor period there is no share-based plan in place for non-executive employees and, as such, no new share-based compensation arrangements were granted to non-executive employees in the period from September 29, 2006 through December 31, 2006.

        From 2003 to September 28, 2006, Philips issued restricted share rights to certain Company's employees that vest in equal annual installments over a three-year period. Restricted shares are Philips shares that the grantee will receive in three successive years, provided the grantee is still with Philips on the respective delivery dates. If the grantee still holds the shares after three years from the delivery date, Philips will grant 20% additional (premium) shares, provided the grantee is still with Philips.

        From 2002, Philips granted fixed share options to certain Company's employees that expire upon the earlier of 10 years after the grant, or 5 years after the termination of the grantee's employment with Philips. Generally, the options vest after 3 years; however, a limited number of options granted to certain employees of acquired businesses contain accelerated vesting. In prior years, fixed and variable (performance) options were issued with terms of ten years, vesting one to three years after grant. In contrast to 2001 and certain prior years, when variable (performance) share options were issued, the share-based compensation grants from 2002 consider the performance of Philips versus a peer group of multinationals.

        USD-denominated share options and restricted share rights are granted to employees in the United States only.

        Under the terms of employee share purchase plans established by Philips in various countries, substantially all employees in those countries are eligible to purchase a limited number of shares of Philips share at discounted prices through payroll withholdings, of which the maximum ranges from 8.5% to 10% of total salary. Generally, the discount provided to the employees is between the range of 10% to 20%. In 2004 and certain prior years, the purchase price in the United States equaled the lower of 85% of the closing price at the beginning or end of quarterly purchase periods.

        In The Netherlands, and through September 28, 2006, Philips issued personnel debentures to the Company's employees with a 5-year right of conversion into common shares of Philips. The conversion price is equal to the current share price at the date of issuance. The fair value of the conversion option of EUR 6.41 in 2006 (predecessor periods) (EUR 5.85 in 2005 and EUR 6.05 in 2004) is recorded as compensation expense over the period of vesting.

        Effective January 1, 2006, the Company adopted SFAS 123(R) using the modified prospective method for the transition. Since the Company had previously adopted the fair value provisions of

SFAS 123 prospectively for all employer awards granted, modified or settled after January 1, 2003, the adoption of SFAS 123(R) did not have a material impact on the Company's financial position or results of operation.

        An expense of EUR 15 million was recorded in the period January 1, 2006 through September 28, 2006 for share-based compensation (2005: EUR 19 million, 2004: EUR 18 million).

        Prior to 2003, the Company accounted for share-based compensation using the intrinsic value method, and the recognition and measurement provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees', and related interpretations.

        Since awards issued under Philips plans prior to 2003 generally vested over three years, the cost related to share-based compensation included in the determination of net income (loss) for 2005 and 2004 is less than that which would have been recognized if the fair value method had been applied to all outstanding awards. There was no impact for 2006.

        Pro forma net income (loss), calculated as if the Company had applied the fair value recognition provisions for all outstanding and unvested awards in each period, amounted to a loss of EUR 103 million and EUR 1 million for 2005 and 2004 respectively. Please refer to stock-based compensation under accounting policies for a reconciliation of reported and pro forma income (loss).

        Pro forma net income (loss) may not be representative of that to be expected in future years.

        In accordance with SFAS 123(R), the fair value of share options granted is required to be based upon a statistical option valuation model.

        Since the Philips share options are not traded on any exchange, employees can neither receive any value nor derive any benefit from holding these share options without an increase in the market price of Philips' shares.

        The fair value of the Philips option grants was estimated using a Black-Scholes option valuation model and the following weighted average assumptions:

	PREDECESSOR
	For the years ended December 31,
			For the period January 1, 2006– September 28, 2006
	2004	2005
	(EUR-denominated)
Risk-free interest rate	3.33%	2.89%	3.63%
Expected dividend yield	1.8%	1.8%	1.8%
Expected stock price volatility	48%	44%	39%
Expected option life	5 yrs	5 yrs	6 yrs

	PREDECESSOR
	For the years ended December 31,
			For the period January 1, 2006– September 28, 2006
	2004	2005
	(USD-denominated)
Risk-free interest rate	3.50%	3.84%	4.73%
Expected dividend yield	1.6%	1.8%	1.8%
Expected stock price volatility	47%	43%	38%
Expected option life	5 yrs	5 yrs	6 yrs

        The assumptions were used for these calculations only and do not necessarily represent an indication of Management's expectations of future developments.

        The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected share price volatility.

        The Philips employee share options have characteristics significantly different from those of traded options, and changes in the subjective input assumptions can materially affect the fair value estimate.

        A summary of the status of the Philips share options granted to Company employees as of September 28, 2006 and December 31, 2005 and changes during the periods then ended is presented below:

Fixed option plans

	PREDECESSOR
	As of December 31, 2005		As of September 28, 2006
	Shares	Weighted average exercise	Shares	Weighted average exercise
		(price in EUR)		(price in EUR)
Outstanding at the beginning of the period	4,472,773	29.72	4,640,812	28.17
Granted	496,799	15.25	816,150	26.27
Exercised	32,750	15.71	(111,653)	16.85
Forfeited	(361,510)	28.44	(74,972)	44.05

Outstanding at the end of the period	4,640,812	28.17	5,270,337	27.89
Weighted average fair value of options granted during the period in EUR	6.99		9.74
		(price in USD)
Outstanding at the beginning of the period	6,788,973	28.45	6,237,756	28.19
Granted	608,867	25.13	592,254	32.23
Exercised	(291,101)	24.95	(1,128,954)	25.97
Forfeited	(868,983)	29.20	(975,339)	29.09

Outstanding at the end of the period	6,237,756	28.19	4,725,717	29.04
Weighted average fair value of options granted during the period in USD	9.28		12.29

Variable plans

	As of December 31, 2005		As of September 28, 2006
	Shares	Weighted average exercise	Shares	Weighted average exercise
		(price in EUR)		(price in EUR)
Outstanding at the beginning of the period	892,677	34.62	790,664	34.43
Granted	(53,475)	36.71	—	—
Exercised	—	—	—	—
Forfeited	(48,538)	35.38	(48,993)	38.67

Outstanding at the end of the period	790,664	34.43	741,671	34.15
		(price in USD)
Outstanding at the beginning of the period	1,405,074	32.67	1,121,780	32.79
Granted	(13,400)	31.56	—	—
Exercised	(127,520)	25.54	(202,766)	25.78
Forfeited	(142,374)	38.26	(184,906)	35.87

Outstanding at the end of the period	1,121,780	32.79	734,108	33.95

        Transfers of employees from and to other Philips businesses are reflected in the table above.

        A summary of the status of the Philips restricted share rights granted to Company employees as of the period and changes during the period is presented below:

Restricted share rights*

	As of December 31, 2005		As of September 28, 2006
	EUR-denominated shares	USD-denominated shares	EUR-denominated shares	USD-denominated shares
Outstanding at the beginning of the period	387,116	512,563	448,341	470,566
Granted	225,714	214,437	278,169	197,418
Vested/Issued	(137,738)	(198,648)	(218,900)	(227,669)
Forfeited	(26,751)	(57,786)	8,322	(59,404)

Outstanding at the end of the period	448,341	470,566	515,932	380,911
Weighted average fair value at grant date	EUR 19.08	USD 24.40	EUR 22.84	USD 28.43

*
Excludes incremental shares that may be received if shares awarded under the restricted share rights plan are not sold for a three-year period.

31    Fair value of financial assets and liabilities

        The estimated fair value of financial instruments has been determined by the Company using available market information and appropriate valuation methods. The estimates presented are not necessarily indicative of the amounts that the Company could realize in a current market exchange or the value that will ultimately be realized by the Company upon maturity or disposal. The use of different market assumptions and/or estimation methods may have a material effect on the estimated fair value amounts.

	PREDECESSOR		SUCCESSOR
	As of December 31, 2005		As of December 31, 2006
	Carrying amount	Estimated fair value	Carrying amount	Estimated fair value
Assets:
Cash and cash equivalents	110	110	939	939
Accounts receivable—current	589	589	563	563
Other financial assets	7	7	12	12
Derivative instruments—assets	9	9	8	8
Liabilities:
Accounts payable	(470)	(470)	(489)	(489)
Debt	(371)	(371)	(4,449)	(4,560)
Loans with Philips companies	(1,112)	(1,112)	—	—
Derivative instruments—liabilities	(41)	(41)	(1)	(1)

        The following methods and assumptions were used to estimate the fair value of financial instruments:

Cash and cash equivalents, accounts receivable and payable

        The carrying amounts approximate fair value because of the short maturity of these instruments.

Other financial assets

        For other financial assets, fair value is based upon the quoted market prices.

Debt

        The fair value is estimated on the basis of the quoted market prices for certain issues, or on the basis of discounted cash flow analyses based upon the incremental borrowing rates for similar types of borrowing arrangements with comparable terms and maturities. Accrued interest is included under accounts payable and not within the carrying amount or estimated fair value of debt.

32    Other financial instruments, derivatives and currency risk

        The Company does not purchase or hold financial derivative instruments for trading purposes. Assets and liabilities related to derivative instruments are disclosed in note 15 and note 20. Currency fluctuations may impact the Company's financial results. The Company has a limited structural currency mismatch between costs and revenues, as a proportion of its production, administration and research and development costs is denominated in euros, while a proportion of its revenues is denominated in US dollars.

        The Company's transactions are denominated in a variety of currencies. The Company uses financial instruments to reduce its exposure to the effects of currency fluctuations. The Company generally hedges foreign currency exposures in relation to transaction exposures, such as anticipated sales and purchases and receivables/payables resulting from such transactions. The Company generally uses forwards to hedge these exposures.

        Changes in the fair value of foreign currency accounts receivable/payable as well as changes in the fair value of the hedges of accounts receivable/payable are reported in the statement of operations under cost of sales. The hedges related to anticipated transactions are recorded as cash flow hedges. The results from such hedges are deferred in equity.

        For the predecessor period, hedges entered into by the Company were generally concluded by Philips. During the successor period and thereafter, NXP Management will perform its own assessment on the effectiveness of these hedging instruments.

Derivative instruments relate to

  •
  hedged balance sheet items, with changes in the fair value of the instruments recorded in the statement of operations and

  •
  cash flow hedges, with changes in the fair value recorded in accumulated other comprehensive income.

        The derivative assets amounted to EUR 9 million and EUR 8 million, whereas derivative liabilities amounted to EUR 41 million and EUR 1 million as of December 31, 2005 and 2006, respectively, and are included in other current assets and accrued liabilities on the combined and consolidated balance sheets, respectively.

Currency risk

        A substantial proportion of our cost base is incurred in euros, while most of our revenues are denominated in U.S. dollars. Accordingly, our results of operations may be affected by changes in foreign currency exchange rates, particularly between the euro and the U.S. dollar. A weakening U.S. dollar against the euro during any reporting period will reduce EBIT of NXP.

        It is NXP's policy that material transaction exposures are hedged. Accordingly, the Company's organisations identify and measure their exposures from material transactions denominated in other than their own functional currency.

        We calculate our net exposure on a cash flow basis considering balance sheet items, actual orders received or made and anticipated revenues and expenses. Committed foreign currency exposures are required to be fully hedged using forward contracts. The net exposures related to anticipated transactions are hedged up to 70% for a maximum tenor of 24 months.

        The translation exposures related to foreign currency denominated debt are not hedged.

        The table below outlines the foreign currency transactions outstanding per December 31, 2006.

In millions of euro equivalents	Aggregate Contract amount buy/(sell)(1)	Fair value December 31, 2006(1)	Weighted Average Tenor (in months)
Foreign currency forward contracts(1)
Euro/U.S.dollar	550	6.00	8.3
U.S. dollar/Japanese Yen	(16)	0.01	4
Great Britain pound/U.S. dollar	18	0.22	2
U.S. dollar/Swedish kroner	(7)	(0.26)	1.5
U.S. dollar/Singapore dollar	(9)	0.05	1.5
U.S. dollar/Thailand baht	7	(0.13)	1
U.S. dollar/Malaysian Ringgit	15	(0.05)	1
Euro/Great Britain pound	17	0.10	1
Euro/Polish zloty	29	0.15	1

(1)
euro equivalent

        The derivatives related to transactions are, for hedge accounting purposes, split into hedges of accounts receivable/payable and anticipated sales and purchases. Changes in the value of foreign currency accounts receivable/payable as well as the changes in fair value of the hedges of accounts receivable/payable are reported in the income statement under cost of sales.

        Hedges related to anticipated transactions are accounted for as cash flow hedges. The results of such hedges are deferred in other comprehensive income within equity. Currently, a gain of EUR

6 million is deferred in equity as a result of these hedge transactions. The results from such hedges are released to income from operations when the related transactions affect the income statements.

Interest rate risk

        NXP has significant outstanding debt, which creates an inherent interest rate risk. On October 12, 2006, NXP issued several series of notes with maturities ranging from 7 to 9 years and a mix of floating and fixed rates. The euro and U.S dollar denominated notes represent 34% and 66% respectively of the total notes outstanding.

        The following table summarizes the outstanding notes per December 31, 2006:

	Principal amount*	Fixed/floating	Current coupon rate	Maturity date
Senior Secured Notes	EUR1,000	Floating	6.214	2013
Senior Secured Notes	USD1,535	Floating	8.118	2013
Senior Secured Notes	USD1,026	Fixed	7.875	2014
Senior Notes	EUR525	Fixed	8.625	2015
Senior Notes	USD1,250	Fixed	9.500	2015

*
amount in millions

        A sensitivity analysis shows that if interest rates were to increase instantaneously by 1% from the level of December 31, 2006, all other variables held constant, the annualized net interest expense would increase by EUR 15 million. This impact is based on the outstanding net debt position as per December 31, 2006.

33    Supplemental Guarantor Information

        Certain of the wholly-owned subsidiaries of NXP provide joint and several unconditional guarantees of NXP's obligations under the notes issued in connection with the acquisition of NXP. Pursuant to Rule 3-10 of Regulation S-X of the Securities and Exchange Commission, the following combined and consolidated financial information of the guarantors and non-guarantors is provided in lieu of financial statements of such guarantor entities, and has been determined based on the assets, liabilities and operations of the entities which were included in the guarantor and non-guarantor subsidiaries of NXP at the Separation. For the predecessor periods, the financial information for Philips Semiconductors International B.V. (now NXP B.V.) have been included in the combined financial information of the guarantors as there were no significant assets, liabilities or operations of Philips Semiconductors International B.V. for any of the periods presented. For the successor period, a separate column has been provided for NXP B.V. (as parent).

Supplemental consolidated statement of operations for the period September 29, 2006 through December 31, 2006

	SUCCESSOR
	NXP B.V.	Guarantors	Non-guarantors	Eliminations/ reclassifications	Consolidated
Sales	—	879	311	—	1,190
Intercompany sales	—	339	127	(466)	—

Total sales	—	1,218	438	(466)	1,190
Cost of sales	(157)	(802)	(411)	453	(917)

Gross margin	(157)	416	27	(13)	273
Selling expenses	—	(68)	(21)	1	(88)
General and administrative expenses	(119)	(61)	(15)	1	(194)
Research and development expenses	—	(166)	(103)	11	(258)
Write-off of acquired in-process research and development	(515)	—	—	—	(515)
Other business income (loss)	(29)	(100)	132	—	3

Income (loss) from operations	(820)	21	20	—	(779)
Financial expense	(25)	(45)	(3)	—	(73)

Income (loss) before taxes	(845)	(24)	17	—	(852)
Income tax benefit (expense)	227	18	(3)	—	242

Income (loss) after taxes	(618)	(6)	14	—	(610)
Income subsidiaries	4	—	—	(4)	—
Results relating to unconsolidated companies	(2)	—	—	—	(2)
Minority interests	—	—	(4)	—	(4)

Net income (loss)	(616)	(6)	10	(4)	(616)

Supplemental combined statement of operations for the period January 1, 2006 through
September 28, 2006

	PREDECESSOR
	Guarantors	Non-guarantors	Eliminations	Combined
Sales	2,827	875	—	3,702
Intercompany and sales to Philips companies	704	567	(1,203)	68

Total sales	3,531	1,442	(1,203)	3,770
Cost of sales	(2,206)	(1,299)	1,174	(2,331)

Gross margin	1,325	143	(29)	1,439
Selling expenses	(217)	(62)	4	(275)
General and administrative expenses	(243)	(64)	1	(306)
Research and development expenses	(475)	(286)	24	(737)
Other business income (loss)	(326)	344	—	18

Income (loss) from operations	64	75	—	139
Financial expense	(15)	(7)	—	(22)

Income (loss) before taxes	49	68	—	117
Income tax expense	(59)	(6)	—	(65)

Income (loss) after taxes	(10)	62	—	52
Results relating to unconsolidated companies	(26)	—	29	3
Minority interests	—	(50)	—	(50)

Net income (loss)	(36)	12	29	5

Supplemental combined statement of operations for the year ended December 31, 2005

	PREDECESSOR
	Guarantors	Non-guarantors	Eliminations	Combined
Sales	3,625	990	—	4,615
Intercompany and sales to Philips companies	847	761	(1,457)	151

Total sales	4,472	1,751	(1,457)	4,766
Cost of sales	(2,774)	(1,572)	1,413	(2,933)

Gross margin	1,698	179	(44)	1,833
Selling expenses	(274)	(39)	9	(304)
General and administrative expenses	(350)	(85)	—	(435)
Research and development expenses	(719)	(344)	35	(1,028)
Other business income (loss)	(356)	392	—	36

Income (loss) from operations	(1)	103	—	102
Financial expense	(51)	(12)	—	(63)

Income (loss) before taxes	(52)	91	—	39
Income tax expense	(69)	(32)	—	(101)

Income (loss) after taxes	(121)	59	—	(62)
Results relating to unconsolidated companies	(23)	—	18	(5)
Minority interests	—	(34)	—	(34)

Net income (loss)	(144)	25	18	(101)

Supplemental combined statement of operations for the year ended December 31, 2004

	PREDECESSOR
	Guarantors	Non-guarantors	Eliminations	Combined
Sales	3,634	975	—	4,609
Intercompany and sales to Philips companies	846	681	(1,313)	214

Total sales	4,480	1,656	(1,313)	4,823
Cost of sales	(2,714)	(1,521)	1,280	(2,955)

Gross margin	1,766	135	(33)	1,868
Selling expenses	(287)	(23)	13	(297)
General and administrative expenses	(417)	(20)	—	(437)
Research and development expenses	(705)	(294)	20	(979)
Other business income (loss)	(305)	384	—	79

Income (loss) from operations	52	182	—	234
Financial expense	(75)	(18)	—	(93)

Income (loss) before taxes	(23)	164	—	141
Income tax expense	(58)	(55)	—	(113)

Income (loss) after taxes	(81)	109	—	28
Results relating to unconsolidated companies	26	—	(14)	12
Minority interests	—	(26)	—	(26)

Net income (loss)	(55)	83	(14)	14

Supplemental condensed consolidated balance sheet at December 31, 2006

	SUCCESSOR
	NXP B.V.	Guarantors	Non-guarantors	Eliminations/ reclassifications	Consolidated
Assets
Current assets:
Cash and cash equivalents	613	161	165	—	939
Receivables	—	371	192	—	563
Intercompany accounts receivable	39	472	202	(713)	—
Inventories	—	568	78	—	646
Other current assets	22	49	54	—	125

Total current assets	674	1,621	691	(713)	2,273
Non-current assets:
Investments in unconsolidated companies	43	1	—	—	44
Investments in affiliated companies	2,407	—	—	(2,407)	—
Other non-current financial assets	—	8	4	—	12
Other non-current assets	71	78	8	—	157
Property, plant and equipment:	394	1,135	755	—	2,284
Intangible assets excluding goodwill	3,012	46	7	—	3,065
Goodwill	2,032	—	—	—	2,032

Total non-current assets	7,959	1,268	774	(2,407)	7,594

Total assets	8,633	2,889	1,465	(3,120)	9,867

Liabilities and Shareholder's equity
Current liabilities:
Accounts and notes payable	—	391	98	—	489
Intercompany accounts payable	201	305	207	(713)	—
Accrued liabilities	85	254	146	—	485
Short-term provisions	—	36	18	—	54
Other current liabilities	—	25	20	—	45
Short-term debt	—	—	23	—	23
Intercompany financing	—	2,971	327	(3,298)	—

Total current liabilities	286	3,982	839	(4,011)	1,096
Non-current liabilities:
Long-term debt	4,415	4	7	—	4,426
Long-term provisions	247	114	7	—	368
Other non-current liabilities	—	112	18	—	130

Total non-current liabilities	4,662	230	32	—	4,924
Minority interests	—	—	162	—	162
Shareholder's equity	3,685	(1,323)	432	891	3,685

Total liabilities and Shareholder's equity	8,633	2,889	1,465	(3,120)	9,867

Supplemental condensed combined balance sheet at December 31, 2005

	PREDECESSOR
	Guarantors	Non-guarantors	Eliminations	Combined
Assets
Current assets:
Cash and cash equivalents	—	110	—	110
Receivables	402	153	—	555
Accounts receivable from Philips and intercompany	200	106	(272)	34
Inventories	589	107	—	696
Other current assets	57	49	—	106

Total current assets	1,248	525	(272)	1,501
Non-current assets:
Investments in unconsolidated companies	53	—	(5)	48
Other non-current financial assets	7	—	—	7
Other non-current assets	80	42	—	122
Property, plant and equipment	1,195	861	—	2,056
Intangible assets excluding goodwill	56	2	—	58
Goodwill	182	31	—	213

Total non-current assets	1,573	936	(5)	2,504

Total assets	2,821	1,461	(277)	4,005

Liabilities and Business' equity
Current liabilities:
Accounts and notes payable	326	89	—	415
Accounts payable to Philips companies and intercompany	136	191	(272)	55
Accrued liabilities	416	132	—	548
Short-term provisions	46	7	—	53
Other current liabilities	35	20	—	55
Short-term debt	17	130	—	147
Loans with Philips companies—current portion	610	—	—	610

Total current liabilities	1,586	569	(272)	1,883
Non-current liabilities:
Long-term debt	145	79	—	224
Loans with Philips companies—non-current portion	502	—	—	502
Long-term provisions	62	26	—	88
Other non-current liabilities	9	—	—	9

Total non-current liabilities	718	105	—	823
Minority interests	—	173	—	173
Business' equity	517	614	(5)	1,126

Total liabilities and Business' equity	2,821	1,461	(277)	4,005

Supplemental condensed consolidated statements of cash flows for the period ended September 29, 2006 through December 31, 2006

	SUCCESSOR
	NXP B.V.	Guarantors	Non-guarantors	Eliminations	Consolidated
Cash flows from operating activities:
Net income (loss)	(616)	(6)	10	(4)	(616)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	660	80	71	—	811
Net gain on sale of assets	9	(1)	(12)	—	(4)
Results relating to unconsolidated companies	2	—	—	—	2
Minority interests	—	—	4	—	4
Decrease (increase) in receivables and other current assets	79	197	(10)	—	266
Decrease in inventories	130	23	15	—	168
Increase (decrease) in accounts payable, accrued and other liabilities	68	(82)	11	—	(3)
Decrease (increase) intercompany current accounts	162	(101)	(61)	—	—
Increase in non-current receivables/other assets	(71)	(11)	—	—	(82)
Increase (decrease) in provisions	(214)	11	(3)	—	(206)
Other items	(57)	5	—	4	(48)

Net cash provided by operating activities	152	115	25	—	292
Cash flows from investing activities:
Purchase of intangible assets	—	(3)	(2)	—	(5)
Capital expenditures on property, plant and equipment	—	(60)	(51)	—	(111)
Proceeds from disposals of property, plant and equipment	—	6	16	—	22
Purchase of other non-current financial assets	—	(1)	(1)	—	(2)
Purchase of interest in businesses	(48)	—	(45)	—	(93)
Proceeds from sale of interests in unconsolidated businesses	—	—	5	—	5

Net cash used for investing activities	(48)	(58)	(78)	—	(184)

Cash flows from financing activities:
Net decrease in debt	638	45	19	—	702
Net changes in intercompany financing	55	(35)	(20)	—	—
Net changes in intercompany equity	(166)	44	122	—	—

Net cash provided by financing activities	527	54	121	—	702
Effect of changes in exchange rates on cash positions	(24)	(3)	(3)	—	(30)

Increase in cash and cash equivalents	613	102	65	—	780
Cash and cash equivalents at beginning of period	—	59	100	—	159

Cash and cash equivalents at end of period	613	161	165	—	939

Supplemental condensed combined statement of cash flows for the period January 1, 2006 through September 28, 2006

	PREDECESSOR
	Guarantors	Non-guarantors	Eliminations	Combined
Cash flows from operating activities:
Net income (loss)	(36)	12	29	5
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	297	174	—	471
Net gain on sale of assets	(6)	(1)	—	(7)
Results relating to unconsolidated companies	26	—	(29)	(3)
Minority interests	—	50	—	50
Increase in receivables and other current assets	(113)	(18)	—	(131)
Increase in inventories	(62)	(6)	—	(68)
Increase in accounts payable, accrued and other liabilities	144	10	—	154
Decrease (increase) in current accounts Phillips	(123)	98	—	(25)
Increase (decrease) in non-current receivables/other assets	(64)	40		(24)
Increase (decrease) in provisions	63	(30)	—	33
Other items	13	—	—	13

Net cash provided by operating activities	139	329	—	468

Cash flows from investing activities:
Purchase of intangible assets	(10)	(2)	—	(12)
Capital expenditures on property, plant and equipment	(237)	(228)	—	(465)
Proceeds from disposals of property, plant and equipment	26	—	—	26
Purchase of other non-current financial assets	(1)	(2)	—	(3)
Purchase of interest in businesses	(3)	—	—	(3)
Proceeds from sale of interests in unconsolidated businesses	—	—	—	—

Net cash used for investing activities	(225)	(232)	—	(457)
Cash flows from financing activities:
Net decrease in debt	(149)	(173)	—	(322)
Net repayments of loans to Philips Companies	(497)	—	—	(497)
Net transactions with Philips	794	73	—	867

Net cash (used for) provided by financing activities	148	(100)	—	48
Effect of changes in exchange rates on cash positions	(3)	(7)	—	(10)

Increase (decrease) in cash and cash equivalents	59	(10)	—	49
Cash and cash equivalents at beginning of period	—	110	—	110

Cash and cash equivalents at end of period	59	100	—	159

Supplemental condensed combined statement of cash flows for the year ended December 31, 2005

	PREDECESSOR
	Guarantors	Non-guarantors	Eliminations	Combined
Cash flows from operating activities:
Net income (loss)	(144)	25	18	(101)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	526	292	—	818
Net gain on sale of assets	(15)	(2)	—	(17)
Results relating to unconsolidated companies	23	—	(18)	5
Minority interests	—	34	—	34
Increase in receivables and other current assets	(50)	(2)	—	(52)
(Increase) decrease in inventories	65	(36)	—	29
Increase (decrease) in accounts payable, accrued and other liabilities	115	(20)	—	95
Decrease (increase) in current accounts Phillips	12	3	—	15
Decrease (increase) in non-current receivables/ other assets	(21)	—	—	(21)
Decrease in provisions	(26)	(5)	—	(31)
Other items	16	2	—	18

Net cash provided by operating activities	501	291	—	792
Cash flows from investing activities:
Purchase of intangible assets	(17)	(1)	—	(18)
Capital expenditures on property, plant and equipment	(263)	(107)	—	(370)
Proceeds from disposals of property, plant and equipment	50	—	—	50
Purchase of interest in businesses	(5)	(22)	—	(27)
Proceeds from sale of interests in unconsolidated businesses	6	1	—	7

Net cash used for investing activities	(229)	(129)	—	(358)

Cash flows from financing activities:
Net decrease in debt	(4)	(115)	—	(119)
Net repayments of loans to Philips Companies	(38)	(1)	—	(39)
Net transactions with Philips	(278)	28	—	(250)

Net cash used for financing activities	(320)	(88)	—	(408)
Effect of changes in exchange rates on cash positions	1	8	—	9

Increase (decrease) in cash and cash equivalents	(47)	82	—	35
Cash and cash equivalents at beginning of year	47	28	—	75

Cash and cash equivalents at end of year	—	110	—	110

Supplemental condensed combined statement of cash flows for the year ended December 31, 2004

	PREDECESSOR
	Guarantors	Non-guarantors	Eliminations	Combined
Cash flows from operating activities:
Net income (loss)	(55)	83	(14)	14
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	587	262	—	849
Net gain on sale of assets	(23)	3	—	(20)
Results relating to unconsolidated companies	(17)	—	14	(3)
Minority interests	—	26	—	26
Decrease (increase) in receivables and other current assets	17	(49)	—	(32)
Increase in inventories	(36)	(11)	—	(47)
Increase in accounts payable, accrued and other liabilities	76	12	—	88
Decrease (increase) in current accounts Phillips	(63)	96	—	33
Decrease in non-current receivables/other assets	17	21	—	38
Increase in provisions	4	12	—	16
Other items	15	1	—	16

Net cash provided by operating activities	522	456	—	978

Cash flows from investing activities:
Purchase of intangible assets	(20)	(1)	—	(21)
Capital expenditures on property, plant and equipment	(323)	(318)	—	(641)
Proceeds from disposals of property, plant and equipment	63	—	—	63
Proceeds from sale of interests in unconsolidated businesses	9	—	—	9

Net cash used for investing activities	(271)	(319)	—	(590)
Cash flows from financing activities:
Net (decrease) increase in debt	5	(107)	—	(102)
Net borrowings (repayments) of loans to Philips Companies	14	(33)	—	(19)
Net transactions with Philips	(220)	(107)	—	(327)

Net cash used for financing activities	(201)	(247)	—	(448)
Effect of changes in consolidations on cash positions	—	117	—	117
Effect of changes in exchange rates on cash positions	(5)	(1)	—	(6)

Increase in cash and cash equivalents	45	6	—	51
Cash and cash equivalents at beginning of year	2	22	—	24

Cash and cash equivalents at end of year	47	28	—	75

34    Subsequent events

        On January 16, 2007, the Company announced it will not extend its current cooperation in the Crolles2 alliance beyond the initial term expiring at the end of 2007. NXP will work together with the alliance partners in 2007 to complete the current program and effectively manage the transition.

        On February 8, 2007, the Company announced the agreement to acquire the Cellular Communications Business of Silicon Laboratories Inc. for an amount of USD 285 million in cash. NXP may pay up to an additional USD 65 million contingent upon the achievement of certain milestones in the next three years. This acquisition will be completed on March 23, 2007.

        On March 22, 2007, the Company announced the closure of the Böblingen operation in Germany and the reorganization of our back-end operations in the Philippines.

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TABLE OF CONTENTS
ENFORCEMENT OF CIVIL LIABILITIES
PRESENTATION OF FINANCIAL AND OTHER INFORMATION AND USE OF NON-GAAP FINANCIAL INFORMATION
MARKET AND INDUSTRY DATA
EXCHANGE RATE INFORMATION
NOTICE TO NEW HAMPSHIRE RESIDENTS
NOTICES TO CERTAIN NON-U.S. RESIDENTS
FORWARD-LOOKING STATEMENTS
SUMMARY
NXP B.V.
RECENT SIGNIFICANT TRANSACTIONS
THE EXCHANGE OFFERS
THE EXCHANGE NOTES
SUMMARY HISTORICAL COMBINED AND CONSOLIDATED FINANCIAL DATA
SUMMARY UNAUDITED PRO FORMA CONDENSED FINANCIAL DATA
RISK FACTORS
RECENT SIGNIFICANT TRANSACTIONS
USE OF PROCEEDS
CAPITALIZATION
SELECTED HISTORICAL COMBINED AND CONSOLIDATED FINANCIAL DATA
UNAUDITED PRO FORMA CONDENSED FINANCIAL DATA
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
THE SEMICONDUCTOR INDUSTRY
BUSINESS
MANAGEMENT
PRINCIPAL SHAREHOLDERS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF OTHER INDEBTEDNESS
THE EXCHANGE OFFERS
DESCRIPTION OF THE EXCHANGE NOTES
SUMMARY OF MATERIAL DUTCH TAX CONSIDERATIONS RELATING TO THE EXCHANGE NOTES
SUMMARY OF MATERIAL U.S. FEDERAL TAX CONSIDERATIONS
LIMITATIONS ON VALIDITY AND ENFORCEABILITY OF GUARANTEES AND SECURITY
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
NXP SEMICONDUCTORS GROUP
INDEX TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
NXP SEMICONDUCTORS GROUP COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS For the Periods September 29, 2006 through December 31, 2006 (Successor) and January 1, 2006 through September 28, 2006 (Predecessor) and for the Years Ended December 31, 2005 and 2004 (Predecessor) (in millions of euros unless otherwise stated)
NXP SEMICONDUCTORS GROUP COMBINED AND CONSOLIDATED BALANCE SHEETS As of December 31, 2006 (Successor) and 2005 (Predecessor) (in millions of euros unless otherwise stated)
NXP SEMICONDUCTORS GROUP COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS For the Periods September 29, 2006 through December 31, 2006 (Successor) and January 1, 2006 through September 28, 2006 (Predecessor) and for the Years Ended December 31, 2005 and 2004 (Predecessor) (in millions of euros unless otherwise stated)
NXP SEMICONDUCTORS GROUP COMBINED AND CONSOLIDATED STATEMENTS OF CHANGES IN BUSINESS' AND SHAREHOLDER'S EQUITY AND COMPREHENSIVE INCOME (LOSS) For the Periods September 29, 2006 through December 31, 2006 (Successor) and January 1, 2006 through September 28, 2006 (Predecessor) and for the Years Ended December 31, 2005 and 2004 (Predecessor) (in millions of euros unless otherwise stated)
NXP SEMICONDUCTORS GROUP NOTES TO THE COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (all amounts in millions of euros unless otherwise stated)